As filed with the Securities and Exchange Commission on January 9, 2013

Registration No. 333-184411

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M&T Bank Corporation

(Exact name of registrant as specified in its charter)

New York	6022	16-0968385
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One M&T Plaza

Buffalo, New York 14203

(716) 842-5445

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Drew J. Pfirrman

Senior Vice President and General Counsel

One M&T Plaza

Buffalo, New York 14203

(716) 842-5445

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Edward D. Herlihy, Esq. Lawrence S. Makow, Esq. Wachtell, Lipton, Rosen & Katz 51 W. 52nd Street New York, New York 10019 Phone: (212) 403-1000	H. Rodgin Cohen C. Andrew Gerlach Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Phone: (212) 558-4000	Ronald E. Hermance Denis J. Salamone Hudson City Bancorp, Inc. West 80 Century Road Paramus, New Jersey 07652 Phone: (201) 967-1900

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an ✓ in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.50 par value per share	28,253,648 shares(1)	N/A	$2,723,486,271(2)	$371,484(3)(4)

(1)	Represents the maximum number of shares of M&T Bank Corporation (NYSE: MTB) common stock estimated to be issuable upon the completion of the merger of Hudson City Bancorp, Inc. (Nasdaq: HCBK) with and into Wilmington Trust Corporation, a wholly owned subsidiary of M&T Bank Corporation, based on the product of (x) the exchange ratio in the merger of 0.08403, and (y) an amount equal to (i) 528,134,203 shares of Hudson City Bancorp, Inc. common stock outstanding as of August 24, 2012, less (ii) 204,338,066 shares of Hudson City Bancorp, Inc. common stock that will be entitled to receive only cash consideration under the terms of the merger, plus (iii) 30,147,736 shares of Hudson City Bancorp, Inc. reserved for issuance upon the exercise of outstanding stock options and restricted stock awards outstanding as of August 24, 2012, less (iv) approximately 19.711 million shares of Hudson City Bancorp, Inc. that are to be cancelled prior to the closing of the merger in connection with the repayment and/or forgiveness of loans made to the Hudson City Savings Bank Employee Stock Ownership Plan, plus (v) 2,000,000 shares of Hudson City Bancorp, Inc. to be issued in respect of stock options that may be granted by Hudson City Bancorp, Inc. pursuant to the terms of the merger agreement.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of the shares of HCBK common stock expected to be exchanged for M&T Bank Corporation common stock in connection with the merger, as established by the average of the high and low sales prices of HCBK common stock on the Nasdaq Global Select Market on October 9, 2012 of $8.10.
(3)	Computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act, based on a rate of $136.40 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Amount previously paid in connection with M&T Bank Corporation’s filing of Registration Statement on Form S-4 (No. 333-184411), which was filed with the Securities and Exchange Commission on October 15, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of M&T Bank Corporation common stock to be issued in the merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED JANUARY 9, 2013, SUBJECT TO COMPLETION

Dear Shareholders of M&T Bank Corporation:

On August 27, 2012, M&T Bank Corporation (“M&T”) entered into a merger agreement to acquire Hudson City Bancorp, Inc. (“Hudson City”) in a stock and cash transaction. If the merger agreement is approved and the merger is subsequently completed, Hudson City will merge with and into Wilmington Trust Corporation, a direct, wholly owned subsidiary of M&T.

In the merger, each share of Hudson City common stock owned by a Hudson City stockholder will be converted, at the election of such stockholder, subject to the proration and adjustment procedures set forth in the merger agreement, into the right to receive either 0.08403 shares of M&T common stock or cash having a value equal to 0.08403 multiplied by the average closing price of M&T common stock for the ten trading days immediately preceding the completion of the merger. Elections by Hudson City stockholders will be prorated such that in the aggregate approximately 60% of Hudson City’s outstanding shares of common stock will be converted into the right to receive shares of M&T common stock and the balance into the right to receive the cash consideration. If the merger is completed, it is currently estimated that payment of the stock portion of the merger consideration will require M&T to issue or reserve for issuance approximately 28 million shares of M&T common stock in connection with the merger. Immediately after the merger, former Hudson City stockholders are currently expected to own approximately [    ]% of the then-outstanding shares of M&T common stock (without giving effect to any shares of M&T common stock held by Hudson City stockholders prior to the merger).

Based on the average closing trading price over the ten trading days ending on August 24, 2012, the last trading day before the announcement of the merger, a share of Hudson City common stock entitled to receive cash would receive cash in an amount equal to approximately $7.28 per share of Hudson City common stock. Based on the average closing price of M&T common stock on the NYSE for the ten trading days ending [                    ], 2013, the latest practicable date before the printing of this document, a share of Hudson City common stock entitled to receive cash would receive cash in an amount equal to approximately $[        ] per share of Hudson City common stock. However, the value of the cash consideration that a Hudson City stockholder will receive for each share of Hudson City common stock will depend on the average closing price of M&T common stock for the ten trading days immediately preceding the completion of the merger.

M&T and Hudson City will each hold a special meeting of shareholders to consider the proposed merger and related matters. M&T and Hudson City cannot complete the proposed merger unless M&T’s shareholders approve the issuance of M&T common stock in connection with the merger. This letter is accompanied by the attached document, which our board of directors is providing to solicit your proxy to vote for approval of the issuance of M&T common stock in connection with the merger.

The accompanying document is also being delivered to Hudson City stockholders as M&T’s prospectus for its offering of M&T common stock in connection with the merger, and as a proxy statement for the solicitation of proxies from Hudson City stockholders to vote for the adoption of the merger agreement and approval of the merger.

In addition, at the M&T special meeting, you will also be asked to approve a proposal that is separate from the proposed merger: amendments to the terms of M&T’s outstanding Series A Preferred Shares and Series C Preferred Shares. These amendments are being undertaken in connection with the U.S. Treasury’s previously announced offering of these preferred shares for sale to the public and the completion of M&T’s exit from the U.S. Treasury’s TARP program.

Your vote is very important. To ensure your representation at the M&T special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the M&T special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the M&T special meeting. The M&T board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the issuance of M&T common stock in the merger. In addition, the M&T board of directors recommends that you vote “FOR” the amendments to the terms of the Series A Preferred Shares and the Series C Preferred Shares.

This document provides you with detailed information about the proposed merger. It also contains or references information about M&T and Hudson City and certain related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page [    ] for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Sincerely,

Robert G. Wilmers

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the M&T common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated [                    ], 2013, and is first being mailed to shareholders of M&T and Hudson City on or about [                    ], 2013.

To the Stockholders of Hudson City Bancorp, Inc.:

On August 27, 2012, Hudson City Bancorp, Inc. (“Hudson City”) entered into a merger agreement to be acquired by M&T Bank Corporation (“M&T”) in a stock and cash transaction. If the merger agreement is adopted and the merger is subsequently completed, Hudson City will merge with and into Wilmington Trust Corporation, a direct, wholly owned subsidiary of M&T. Hudson City is sending you this document to ask you to vote on the adoption of the merger agreement.

If the merger is completed, you will receive, at your election (but subject to proration and adjustment procedures set forth in the merger agreement), either 0.08403 of a share of M&T common stock or cash having a value equal to 0.08403 multiplied by the average closing price of M&T common stock for the ten trading days immediately preceding the completion of the merger, for each share of Hudson City common stock you hold immediately prior to the completion date of the merger. Based on the closing price of M&T common stock on the NYSE on August 24, 2012, the last trading day before the announcement of the merger, a share of Hudson City common stock entitled to receive 0.08403 of a share of M&T common stock would receive stock consideration valued at approximately $7.22 per share of Hudson City common stock. Based on the average closing trading price over the ten trading days ending on August 24, 2012, a share of Hudson City common stock entitled to receive cash would receive cash in an amount equal to approximately $7.28 per share of Hudson City common stock. Based on the closing price of M&T common stock on the NYSE on [                    ], 2013, the latest practicable date before the printing of this document, a share of Hudson City common stock entitled to receive 0.08403 of a share of M&T common stock would receive stock consideration valued at approximately $[        ] per share of Hudson City common stock. Based on the average closing price of M&T common stock on the NYSE for the ten trading days ending [                    ], 2013, a share of Hudson City common stock entitled to receive cash would receive cash in an amount equal to approximately $[        ] per share of Hudson City common stock. If you receive cash as merger consideration, the value of the merger consideration that you will receive for each share of Hudson City common stock will depend on the average closing price of M&T common stock for the ten trading days immediately preceding the completion of the merger. If you receive M&T common stock as merger consideration, the value of the merger consideration that you will receive for each share of Hudson City common stock will depend on the price per share of M&T common stock at the time you receive the shares of M&T common stock. Therefore, the value of the merger consideration may be different than the estimated value based on the current price of M&T common stock or the price of M&T common stock at the time of the special meeting.

Elections by Hudson City stockholders will be prorated and adjusted such that in the aggregate approximately 60% of Hudson City’s outstanding shares of common stock will be converted into the right to receive shares of M&T common stock and the balance into the right to receive cash consideration. Immediately after the merger, former Hudson City stockholders are currently expected to own approximately [    ]% of the then-outstanding shares of M&T common stock (without giving effect to any shares of M&T common stock held by Hudson City stockholders prior to the merger).

In addition, at the special meeting, you will also be asked to approve, on a non-binding, advisory basis, the compensation to be paid to Hudson City’s named executive officers that is based on or otherwise relates to the merger.

Your vote is very important. To ensure your representation at the Hudson City special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Hudson City special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Hudson City special meeting. The Hudson City board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the adoption of the merger agreement.

This document provides you with detailed information about the proposed merger. It also contains or references information about M&T and Hudson City and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page [    ] for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

On behalf of the Hudson City board of directors, I thank you for your prompt attention to this important matter.

Ronald E. Hermance, Jr.

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the M&T common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated [                    ], 2013, and is first being mailed to shareholders of M&T and Hudson City on or about [                    ], 2013.

WHERE YOU CAN FIND MORE INFORMATION

Both M&T and Hudson City file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that either M&T or Hudson City files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, M&T and Hudson City file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from M&T at www.mtb.com under the “Investor Relations” link and then under the heading “SEC Filings” or from Hudson City by accessing Hudson City’s website at www.hcsbonline.com under the “Investor Relations” link and then under the heading “Financial Reporting.”

M&T has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that M&T and Hudson City have previously filed with the SEC. They contain important information about the companies and their financial condition. See “Incorporation of Certain Documents by Reference” on page [    ]. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

M&T Bank Corporation One M&T Plaza Buffalo, New York 14203 Attention: Marie King, Corporate Secretary (716) 842-5445	Hudson City Bancorp, Inc. West 80 Century Road Paramus, New Jersey 07652 Attention: Veronica A. Olszewski, Corporate Secretary (201) 967-1900

To obtain timely delivery of these documents, you must request the information no later than [                    ], 2013 in order to receive them before M&T’s special meeting of stockholders and no later than [                    ], 2013 in order to receive them before Hudson City’s special meeting of stockholders.

M&T common stock is traded on the New York Stock Exchange under the symbol “MTB,” and Hudson City common stock is traded on the Nasdaq Global Select Market under the symbol “HCBK.”

M&T BANK CORPORATION

ONE M&T PLAZA

BUFFALO, NEW YORK 14203

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                    ], 2013

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of M&T Bank Corporation will be held at [            ], at [            ], Eastern time, on [                    ], 2013, for the following purposes:

1. To approve the issuance of M&T common stock to Hudson City Bancorp, Inc. stockholders pursuant to the Agreement and Plan of Merger, dated as of August 27, 2012, by and among M&T, Hudson City and Wilmington Trust Corporation (the “Stock Issuance” proposal);

2. To approve certain amendments to the terms of each of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation preference $1,000 per share and the Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share and liquidation preference $1,000 per share of M&T, including amendments to the dividend rate and the redemption provisions of the Preferred Shares (the “Preferred Share Amendment” proposal); and

3. To approve one or more adjournments of the M&T special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Stock Issuance proposal or the Preferred Share Amendment proposal (the “M&T Adjournment” proposal).

The Stock Issuance proposal is not conditioned on the approval of the Preferred Share Amendment proposal, which is unrelated to the merger, and only approval of the Stock Issuance proposal is required to complete the merger. Similarly, the Preferred Share Amendment proposal is not conditioned on the approval of the Stock Issuance proposal. M&T will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The proposed Stock Issuance and proposed Preferred Share Amendment are described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to this document.

The M&T board of directors has set [                    ], 2013 as the record date for the M&T special meeting. Only holders of record of M&T common stock at the close of business on [                    ], 2013 will be entitled to notice of and to vote at the M&T special meeting and any adjournments or postponements thereof. Any shareholder entitled to attend and vote at the M&T special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. Such proxy need not be a holder of M&T common stock.

Your vote is very important. To ensure your representation at the M&T special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the M&T special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the M&T special meeting.

The M&T board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Stock Issuance proposal, “FOR” the Preferred Share Amendment proposal and “FOR” the M&T Adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS

Marie King

Administrative Vice President and Corporate Secretary

Buffalo, New York

[                    ], 2013

PLEASE VOTE YOUR SHARES OF M&T COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL [                    ].

HUDSON CITY BANCORP, INC.

WEST 80 CENTURY ROAD

PARAMUS, NEW JERSEY 07652

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2013

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Hudson City Bancorp, Inc. (“Hudson City”) will be held at [            ] at [            ], Eastern time, on [                    ], 2013, for the following purposes:

1. To adopt the Agreement and Plan of Merger, dated as of August 27, 2012, by and among M&T Bank Corporation, Hudson City and Wilmington Trust Corporation (the “Merger” proposal);

2. To approve, on a non-binding, advisory basis, the compensation to be paid to Hudson City’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger — Interests of Hudson City’s Directors and Executive Officers in the Merger” beginning on page [    ] (the “Merger-Related Named Executive Officer Compensation” proposal); and

3. To approve one or more adjournments of the Hudson City special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger proposal (the “Hudson City Adjournment” proposal).

Hudson City will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The Merger proposal and the Merger-Related Named Executive Officer Compensation proposal are described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to this document.

The Hudson City board of directors has set [                    ], 2013 as the record date for the Hudson City special meeting. Only holders of record of Hudson City common stock at the close of business on [                    ], 2013 will be entitled to notice of and to vote at the Hudson City special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Hudson City special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Hudson City common stock.

Your vote is very important. To ensure your representation at the Hudson City special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Hudson City special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Hudson City special meeting.

The Hudson City board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Merger proposal, “FOR” the Merger-Related Named Executive Officer Compensation proposal and “FOR” the Hudson City Adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS

Veronica A. Olszewski

Senior Vice President, Treasurer and Corporate Secretary

Paramus, New Jersey

[                    ], 2013

PLEASE VOTE YOUR SHARES OF HUDSON CITY COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL [            ] TOLL-FREE AT [            ] (BANKS AND BROKERS CALL COLLECT AT [            ]).

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the special meetings. We urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	WHAT IS THE MERGER?

A.	M&T, Hudson City and Wilmington Trust Corporation, a wholly owned subsidiary of M&T, have entered into a merger agreement, pursuant to which Hudson City will merge with and into Wilmington Trust Corporation, with Wilmington Trust Corporation continuing as the surviving corporation, in a transaction which is referred to as the merger. A copy of the merger agreement is attached as Appendix A to this document. Immediately following the merger, Hudson City Savings Bank, a wholly owned subsidiary of Hudson City, which is referred to as Hudson City Savings Bank, will merge with and into Manufacturers and Traders Trust Company, a wholly owned subsidiary of M&T and Wilmington Trust Corporation, which is referred to as M&T Bank, with M&T Bank being the surviving entity, which transaction is referred to as the bank merger. In order for us to complete the transaction we need not only the approval of our respective shareholders but the approval of both these mergers by the banking regulators of M&T, Wilmington Trust Corporation, Hudson City, M&T Bank and Hudson City Savings Bank.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A.	Each of M&T and Hudson City is sending these materials to its shareholders to help them decide how to vote their shares of M&T or Hudson City common stock, as the case may be, with respect to the merger and other matters to be considered at the special meetings.

The merger cannot be completed unless M&T shareholders approve the issuance of M&T common stock in the merger and Hudson City stockholders adopt the merger agreement. Each of M&T and Hudson City is holding a special meeting of its shareholders to vote on the proposals necessary to complete the merger. Information about these special meetings, the merger and the other business to be considered by shareholders at each of the special meetings is contained in this document.

This document constitutes both a joint proxy statement of M&T and Hudson City and a prospectus of M&T. It is a joint proxy statement because each of the boards of directors of M&T and Hudson City is soliciting proxies using this document from their respective shareholders. It is a prospectus because M&T, in connection with the merger, is offering shares of its common stock in partial exchange for outstanding shares of Hudson City common stock in the merger.

Q:	WHAT WILL HUDSON CITY STOCKHOLDERS RECEIVE IN THE MERGER?

A:	In the merger, each Hudson City stockholder may elect to receive, for each share of Hudson City common stock owned, either 0.08403 of a share of M&T common stock or cash having a value equal to 0.08403 multiplied by the average of the closing prices of M&T common stock on the New York Stock Exchange, which is referred to as the NYSE, for the ten trading days immediately preceding the completion of the merger, subject to the proration and adjustment procedures set forth in the merger agreement.

Q:	WILL HUDSON CITY STOCKHOLDERS RECEIVE THE FORM OF CONSIDERATION THEY ELECT?

A:

Each Hudson City stockholder may not receive the form of consideration that such stockholder elects in the merger. The proration and adjustment procedures in the merger agreement will result, regardless of the elections made, in approximately 60% of outstanding shares of Hudson City common stock being converted into the right to receive the M&T common stock consideration in the merger and the balance being converted into the right to receive the per share cash consideration. Specifically, the merger agreement provides that 204,338,066 shares of Hudson City common stock, plus 40% of the amount of any shares of Hudson City common stock issued upon the exercise of stock options or other stock awards after August 27, 2012, will be entitled to receive cash consideration, which is referred to as the target cash conversion amount. Pursuant to proration and adjustment procedures in the merger agreement, if the number of Hudson City cash election shares exceeds the target cash conversion amount, a pro rata portion of those shares held by each Hudson City stockholder will instead be converted into the right to receive M&T common stock. Similarly, if the number of Hudson City cash election shares is less than the target cash conversion amount, a pro rata portion of the Hudson City stock election shares held by each Hudson City stockholder will instead be converted into the right to receive the cash consideration. In each case, outstanding shares of Hudson City common stock with respect to which no election will be made will be converted to the undersubscribed form of consideration first. The allocation of the mix of consideration payable to Hudson City stockholders in the merger will not be known until M&T tallies the results of the cash/stock elections made by Hudson City stockholders, which will not occur until near or after the closing of the merger. See “The Merger—Terms of the Merger” beginning on page [ ].

Q:	HOW DO HUDSON CITY STOCKHOLDERS MAKE THEIR ELECTION TO RECEIVE CASH, M&T COMMON STOCK OR A COMBINATION OF BOTH?

A:	An election form will be mailed 35 days prior to the anticipated closing date of the merger to each holder of record of Hudson City common stock as of the close of business on the fifth business days prior to the date of mailing. M&T will also make an election form available, if requested, by each person that subsequently becomes a holder of Hudson City common stock. Each Hudson City stockholder should complete and return the election form, along with Hudson City stock certificate(s) (or a properly completed notice of guaranteed delivery), according to the instructions included with the form. The election form will be provided to Hudson City stockholders under separate cover and is not being provided with this document. The election deadline will be 5:00 p.m., New York time, on the date specified in the election form, which is expected to be five days prior to the expected completion date of the merger.

If you own shares of Hudson City common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election. If you do not send in the election form with your stock certificate(s) by the election deadline, you will be treated as though you had not made an election.

If you hold your shares of Hudson City common stock indirectly in the Hudson City Savings Bank Employee Stock Ownership Plan, which is referred to as the Hudson City ESOP, you will receive instructions from the trustee of the Hudson City ESOP, who is referred to as the ESOP trustee, concerning how to make your election with respect to shares of Hudson City common stock allocated to your ESOP account.

If you hold your shares of Hudson City common stock indirectly in the Hudson City Savings Profit Incentive Bonus Plan, which is referred to as the Hudson City PIB, you will receive instructions from the trustee of the Hudson City PIB, who is referred to as the PIB trustee, concerning how to make your election with respect to shares of Hudson City common stock allocated to your PIB account.

Q:	WHAT HAPPENS IF A HUDSON CITY STOCKHOLDER DOES NOT MAKE A VALID ELECTION TO RECEIVE CASH OR M&T COMMON STOCK?

A:

If a Hudson City stockholder does not return a properly completed election form by the election deadline specified in the election form, such stockholder’s shares of Hudson City common stock will be considered “no-election shares” and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the merger agreement. Generally, in the event one form of consideration (cash or shares of M&T common stock) is undersubscribed in the merger, shares of Hudson City common stock for which no election has been validly made will be allocated to that form of consideration before shares of Hudson City common stock electing the oversubscribed form will be switched to it pursuant to the proration and adjustment procedures. Accordingly, while electing one form of consideration will not guarantee you will receive that form for all of your shares of Hudson City common stock, in the event proration is necessary electing shares will have a priority over “no election” shares.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	If the stockholders of Hudson City adopt the merger agreement and the shareholders of M&T approve the issuance of shares of M&T stock in connection with the merger, the parties currently expect that the merger will be completed during the second quarter of 2013. Neither M&T nor Hudson City can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals will be received. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [ ].

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	Hudson City stockholders are being asked to vote on the following proposals:

1	to adopt the merger agreement, a copy of which is attached as Appendix A to this document, which is referred to as the Merger proposal;

2	to approve, on a non-binding, advisory basis, the compensation to be paid to Hudson City’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Hudson City’s Directors and Executive Officers in the Merger” beginning on page [ ], which is referred to as the Merger-Related Named Executive Officer Compensation proposal; and

3	to approve one or more adjournments of the Hudson City special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger proposal, which is referred to as the Hudson City Adjournment proposal.

Stockholder approval of the Merger proposal is required for completion of the merger. Hudson City will transact no other business at the Hudson City special meeting, except for business properly brought before the Hudson City special meeting or any adjournment or postponement thereof.

M&T shareholders are being asked to vote on the following proposals:

1	to approve the issuance of M&T common stock, par value $0.50 per share, pursuant to the merger agreement, which is referred to as the Stock Issuance proposal;

2	to approve certain amendments to the terms of each of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation preference $1,000 per share, of M&T, which are referred to as the Series A Preferred Shares, and the Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share and liquidation preference $1,000 per share, of M&T, which are referred to as the Series C Preferred Shares, and together with the Series A Preferred Shares which are collectively referred to as the Preferred Shares, including amendments to the dividend rate and the redemption provisions of the Preferred Shares, which is referred to as the Preferred Share Amendment proposal; and

3	to approve one or more adjournments of the M&T special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Stock Issuance Proposal or the Preferred Share Amendment proposal, which is referred to as the M&T Adjournment proposal.

The Stock Issuance proposal is not conditioned on the approval of the Preferred Share Amendment proposal, which is unrelated to the merger, and only shareholder approval of the Stock Issuance proposal is required to complete the merger. Similarly, the Preferred Share Amendment proposal is not conditioned on the approval of the Stock Issuance proposal. M&T will transact no other business at the M&T special meeting, except for business properly brought before the M&T special meeting or any adjournment or postponement thereof.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE HUDSON CITY SPECIAL MEETING?

A:	The Merger proposal: The affirmative vote of a majority of the outstanding shares of Hudson City common stock entitled to vote is required to approve the Merger proposal.

The Merger-Related Named Executive Officer Compensation proposal: The affirmative vote of a majority of the shares of Hudson City common stock represented (in person or by proxy) at the Hudson City special meeting and entitled to vote on the proposal is required to approve the Merger-Related Named Executive Officer Compensation proposal, which is an advisory vote, and therefore is not binding on Hudson City or on M&T or the boards of directors or the compensation committees of Hudson City or M&T. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. Hudson City is seeking this non-binding advisory stockholder approval pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, which requires Hudson City to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Hudson City’s named executive officers in connection with the merger. The Merger-Related Named Executive Officer Compensation Proposal gives Hudson City’s stockholders the opportunity to express their views on the merger-related compensation of Hudson City’s named executive officers. Approval of the proposal is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger proposal.

The Hudson City Adjournment proposal: The affirmative vote of a majority of the shares of Hudson City common stock represented (in person or by proxy) at the Hudson City special meeting and entitled to vote on the proposal is required to approve the Hudson City Adjournment proposal.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE M&T SPECIAL MEETING?

A:	The Stock Issuance proposal: The affirmative vote of a majority of the shares of M&T common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the Stock Issuance proposal, provided that the total votes cast on the proposal (including abstentions) must represent a majority of the shares of M&T common stock outstanding.

The Preferred Share Amendment proposal: The affirmative vote of a majority of the outstanding shares of M&T common stock is required to approve the Preferred Share Amendment proposal.

The M&T Adjournment proposal: The affirmative vote of a majority of the shares of M&T common stock represented (in person or by proxy) at the M&T special meeting and entitled to vote on the proposal is required to approve the M&T Adjournment proposal.

Q:	WHAT DO I NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a shareholder of record of M&T as of [ ], 2013, which is referred to as the M&T record date, or a stockholder of Hudson City as of [ ], 2013, which is referred to as the Hudson City record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at your respective company’s special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

If you hold your shares indirectly in the M&T Bank Corporation 2009 Equity Incentive Compensation Plan, the M&T Bank Corporation 2005 Incentive Compensation Plan and the M&T Bank Corporation Retirement Savings Plan, which are referred to as the M&T benefit plans, you have the right to direct the trustee of the M&T benefit plans, who is referred to as the M&T trustee, how to vote your shares as described in the voting materials sent to you by the M&T trustee.

If you hold your shares of Hudson City common stock indirectly in the Hudson City ESOP, you have the right to direct the ESOP trustee how to vote the shares allocated to your ESOP account as described in the voting materials sent to you by the ESOP trustee.

If you hold your shares of Hudson City common stock indirectly in the Hudson City PIB, you have the right to direct the PIB trustee how to vote the shares held in your PIB account as described in the voting materials sent to you by the PIB trustee.

Q:	WHEN AND WHERE ARE THE M&T AND HUDSON CITY SPECIAL MEETINGS OF SHAREHOLDERS?

A:	The special meeting of Hudson City stockholders will be held at [ ] at [ ], Eastern time, on [ ], 2013. Subject to space availability, all Hudson City stockholders as of the Hudson City record date, or their duly appointed proxies, may attend the Hudson City special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [ ], Eastern time.

The special meeting of M&T shareholders will be held at [                    ] at [                    ], Eastern time, on [                    ], 2013. Subject to space availability, all M&T shareholders as of the M&T record date, or their duly appointed proxies, may attend the M&T special meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at [                    ], Eastern time.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:	If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to M&T or Hudson City or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the NYSE and the NASDAQ, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE or the NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the M&T special meeting and the Hudson City special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

If you are a Hudson City stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the Merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•

your broker, bank or other nominee may not vote your shares on the Merger-Related Named Executive Officer Compensation proposal or the Hudson City Adjournment proposal, which broker non-votes will have no effect on the vote count for each such proposal.

If you are an M&T shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•

your broker, bank or other nominee may not vote your shares on the Stock Issuance proposal, which broker non-votes will have no effect on the vote count for such proposal, unless the aggregate number of broker non-votes results in a failure to meet the NYSE requirement that the total votes cast on such proposal (including abstentions) represent a majority of the shares of M&T common stock outstanding as of the record date;

•	your broker, bank or other nominee may not vote your shares on the Preferred Share Amendment proposal, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•	your broker, bank or other nominee may not vote your shares on the M&T Adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

Q:	WHAT IF I DO NOT VOTE OR ABSTAIN?

A:	For purposes of each of the M&T special meeting and the Hudson City special meeting, an abstention occurs when a shareholder attends the applicable special meeting in person and does not vote or returns a proxy with an “abstain” vote.

If you are a Hudson City stockholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the Merger proposal, it will have the same effect as a vote cast “AGAINST” the Merger proposal. If you respond with an “abstain” vote on the Merger proposal, your proxy will have the same effect as a vote cast “AGAINST” the Merger proposal.

If you are an M&T shareholder and you are not present or represented at the M&T special meeting, or fail to instruct your broker, bank or other nominee how to vote on the Stock Issuance proposal, it will have no effect on the vote count for such proposal unless the aggregate number of such number of unvoted shares of M&T common stock results in a failure to meet the NYSE requirement that the total votes cast (including abstentions) on such proposal represent a majority of the shares of M&T common stock outstanding as of the M&T record date.

If you respond with an “abstain” vote, or if you are present in person but do not vote, your proxy will have the same effect as a vote cast “AGAINST” the Stock Issuance proposal.

If you are an M&T shareholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the Preferred Share Amendment proposal, your failure to vote in each case will have the same effect as a vote cast “AGAINST” the proposal. If you respond to the Preferred Share Amendment with an “abstain” vote, your proxy will have the same effect as a vote cast “AGAINST” such proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the M&T common stock represented by your proxy will be voted as recommended by the M&T board of directors with respect to that proposal or the Hudson City common stock represented by your proxy will be voted as recommended by the Hudson City board of directors with respect to that proposal.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. You may change your vote at any time before your proxy is voted at the M&T or Hudson City special meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of M&T or Hudson City, as applicable;

•

by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•

by attending the M&T or Hudson City special meeting, as applicable, and voting in person, as long as, in the case of Hudson City, you have also revoked by one of the above methods any previously delivered proxy.

If you choose any of the first three methods, you must take the described action no later than the beginning of the applicable special meeting.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote. If you hold shares indirectly in the Hudson City ESOP or the Hudson City PIB, you should contact the ESOP trustee or PIB trustee, as applicable, to change your vote of the shares allocated to your ESOP account or PIB account, as applicable.

Q:	ARE HUDSON CITY STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:	Yes, Hudson City stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which is referred to as Delaware law, provided they satisfy the special criteria and conditions set forth in Section 262 of Delaware law. More information regarding these appraisal rights are described in this document, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Appendix E to this document. You should read these provisions carefully and in their entirety. See “Appraisal Rights” beginning on page [ ].

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HUDSON CITY STOCKHOLDERS?

The obligation of M&T and Hudson City to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Provided that the merger qualifies as a reorganization for United States federal income tax purposes, the specific tax consequences of the merger to a Hudson City stockholder will depend upon the form of consideration such Hudson City stockholder receives in the merger.

•

If you receive solely shares of M&T common stock and cash instead of a fractional share of M&T common stock in exchange for your Hudson City common stock, then you generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of M&T common stock.

•

If you receive solely cash, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your Hudson City common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Hudson City common stock.

•

If you receive a combination of M&T common stock and cash, other than cash instead of a fractional share of M&T common stock, in exchange for your Hudson City common stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Hudson City common stock for shares of M&T common stock and cash. If the sum of the fair market value of the M&T common stock and the amount of cash you receive in exchange for your shares of Hudson City common stock exceeds the cost basis of your shares of Hudson City common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Hudson City common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page [    ].

The consequences of the merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the merger is not completed, Hudson City stockholders will not receive any consideration for their shares of Hudson City common stock in connection with the merger. Instead, Hudson City will remain an independent public company and its common stock will continue to be listed and traded on the Nasdaq Global Select Market, which is referred to as the NASDAQ. Under specified circumstances, Hudson City may be required to pay to or receive from M&T a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination” beginning on page [ ].

Q:	SHOULD HUDSON CITY STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:	No. Hudson City stockholders SHOULD NOT send in any stock certificates now. If the merger is approved, an election form and transmittal materials, with instructions for their completion, will be provided to Hudson City stockholders under separate cover and the stock certificates should be sent at that time.

Q:	WHAT IS THE PREFERRED SHARE AMENDMENT PROPOSAL AND WHY ARE M&T SHAREHOLDERS BEING ASKED TO APPROVE IT?

A:	M&T shareholders are being asked to approve certain amendments to the terms of each of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation preference $1,000 per share, referred to as the Series A Preferred Shares, and the Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share and liquidation preference $1,000 per share of M&T, referred to as the Series C Preferred Shares that would serve to reduce the dividend rate on each of the Series A Preferred Shares and the Series C Preferred Shares from 9% per annum to 6.375% per annum, effective November 15, 2013, and extend the earliest date that such Series A Preferred Shares and Series C Preferred Shares can be redeemed to November 15, 2018. These amendments have been previously approved by M&T’s Board of Directors and by the U.S. Treasury and are being undertaken in connection with the U.S. Treasury’s previously announced offering of the Series A Preferred Shares and Series C Preferred Shares for sale to the public and the completion of M&T’s exit from the U.S. Treasury’s TARP program. The U.S. Treasury completed its offering of the Series A Preferred Shares and Series C Preferred Shares on August 21, 2012.

Currently, under M&T’s Certificate of Incorporation, as amended, the Series A Preferred Shares bear an initial dividend rate of 5% per annum through February 14, 2014 and the Series C Preferred Shares bear an initial dividend rate of 5% per annum through November 14, 2013, and these dividend rates will increase to 9% per annum on and after February 15, 2014 for the Series A Preferred Shares and on and after November 15, 2013 for the Series C Preferred Shares. Under the Preferred Share Amendment proposal, the initial dividend rate on each series of preferred shares will be 5% per annum through November 14, 2013, and will increase to 6.375% per annum on and after November 15, 2013. Also, in connection with the previously announced offering of the Series A Preferred Shares and Series C Preferred Shares, M&T contractually agreed for the benefit of holders of the preferred shares not to redeem the preferred shares until on or after November 15, 2018, subject to limited exceptions. These modified redemption terms are also included in the Preferred Share Amendment proposal.

In the event that M&T shareholders do not approve the Preferred Share Amendment proposal, the dividend rate payable on each of the Series A Preferred Shares and Series C Preferred Shares would increase to 9% per annum as of November 15, 2013 instead of to 6.375% per annum, unless M&T shareholders approve the Preferred Share Amendment proposal at a subsequent shareholder meeting.

Approval of the Preferred Share Amendment proposal is not a condition to completion of the merger. Only approval of the Stock Issuance proposal is required to complete the merger. Similarly, the Preferred Share Amendment proposal is not conditioned on the approval of the Stock Issuance proposal.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:	If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares.

If you are an M&T shareholder, you should contact M&T at [                    ]. If you are a Hudson City stockholder, you should contact Georgeson, the proxy solicitation agent for Hudson City, toll-free at [                    ] (banks and brokers call collect at [                    ]).

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the merger-related proposals. In addition, we incorporate by reference important business and financial information about Hudson City and M&T into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page [    ]. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this document, “M&T” refers to M&T Bank Corporation, “Merger Sub” refers to Wilmington Trust Corporation, “Hudson City” refers to Hudson City Bancorp, Inc. and “we,” “us” and “our” refers collectively to M&T and Hudson City. Also, we refer to the proposed merger of Hudson City with and into Merger Sub as the “merger,” the proposed merger of Hudson City Savings Bank with and into Manufacturers and Traders Trust Company as the “bank merger” and the Agreement and Plan of Merger, dated as of August 27, 2012, by and among M&T, Hudson City and Merger Sub as the “merger agreement.”

The Merger and the Merger Agreement (page [    ])

The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

Under the terms of the merger agreement, Hudson City will merge with and into Merger Sub with Merger Sub surviving the merger as a direct, wholly owned subsidiary of M&T.

Merger Consideration (page [    ])

Hudson City stockholders will have the right to receive, in exchange for each share of Hudson City common stock, subject to proration and adjustment procedures as specified in the merger agreement, either 0.08403 of a share of M&T common stock, which is referred to as the exchange ratio, or cash having a value equal to 0.08403 multiplied by the average closing price of M&T common stock for the ten trading days immediately preceding the completion of the merger, which is referred to as the merger consideration. Elections by Hudson City stockholders will be prorated and adjusted such that in the aggregate approximately 60% of Hudson City’s outstanding shares of common stock will be converted into the right to receive shares of M&T common stock and the balance will be converted into the right to receive the cash consideration.

Hudson City stockholders may specify different elections with respect to different shares of Hudson City common stock that they hold (if, for example, you own 100 shares of Hudson City common stock, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Based on the closing price of M&T common stock on the NYSE on August 24, 2012, the last trading day before the announcement of the merger, a share of Hudson City common stock entitled to receive 0.08403 of a share of M&T common stock would receive stock consideration valued at approximately $7.22 per share of Hudson City common stock. Based on the average closing trading price over the ten trading days ending on August 24, 2012, a share of Hudson City common stock entitled to receive cash would receive cash consideration valued at approximately $7.28 per share of Hudson City common stock. Based on the closing price of M&T

common stock on the NYSE on [                    ], 2013, the latest practicable date before the printing of this document, a share of Hudson City common stock entitled to receive 0.08403 of a share of M&T common stock would receive stock consideration valued at approximately $[        ] per share of Hudson City common stock. Based on the average closing price of M&T common stock on the NYSE for the ten trading days ending [                    ], 2013, a share of Hudson City common stock entitled to receive cash consideration valued at approximately $[        ] per share of Hudson City common stock. If you receive cash as merger consideration, the value of the merger consideration that you will receive for each share of Hudson City common stock will depend on the average closing price of M&T common stock for the ten trading days immediately preceding the completion of the merger. If you receive M&T common stock as merger consideration, the value of the merger consideration that you will receive for each share of Hudson City common stock will depend on the price per share of M&T common stock at the time you receive the shares of M&T common stock. Therefore, the value of the merger consideration may be different than its estimated value based on the current price of M&T common stock or the price of M&T common stock at the time of the M&T and Hudson City special meetings.

Recommendation of the Hudson City Board of Directors (page [    ])

After careful consideration of a number of factors, including the terms of the merger agreement and the implied value of the merger consideration at the time, the Hudson City board of directors concluded that the merger and the transactions contemplated by the merger agreement are advisable and in the best interests of Hudson City and its stockholders. The Hudson City board of directors recommends that Hudson City stockholders vote “FOR” the Merger proposal, “FOR” the Merger-Related Named Executive Officer Compensation proposal and “FOR” the Hudson City Adjournment proposal (if necessary or appropriate).

For a more complete description of Hudson City’s reasons for the merger and the recommendations of the Hudson City board of directors, see “Recommendation of the Hudson City Board of Directors and Reasons for the Merger” beginning on page [    ].

Recommendation of the M&T Board of Directors (page [    ])

After careful consideration of a number of factors, including the merger’s anticipated expansion of M&T’s community banking franchise and the merger’s anticipated positive impact on M&T’s financial metrics and regulatory capital levels, the M&T board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of M&T common stock in connection with the merger, are advisable and in the best interests of M&T and its shareholders. The M&T board of directors therefore recommends that M&T shareholders vote “FOR” the Stock Issuance proposal, “FOR” the Preferred Share Amendment proposal and “FOR” the M&T Adjournment proposal (if necessary or appropriate).

For a more complete description of M&T’s reasons for the merger and the recommendations of the M&T board of directors, see “Recommendation of the M&T Board of Directors and Reasons for the Merger” beginning on page [    ].

Opinion of Financial Advisors (pages [    ])

Hudson City Financial Advisor

In connection with the merger, the Hudson City board of directors received an opinion from J.P. Morgan Securities LLC, which is referred to as J.P. Morgan. On August 26, 2012, J.P. Morgan delivered to the Hudson City board of directors its oral opinion, which opinion was confirmed by delivery of a written opinion, dated August 26, 2012, to the effect that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth therein, the merger consideration to be paid to the holders of Hudson City common stock in the proposed transaction with M&T was fair, from a financial point of view, to such holders.

The full text of J.P. Morgan’s written opinion is attached to this document as Appendix B. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion. J.P. Morgan’s written opinion is addressed to the Hudson City board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any Hudson City stockholder as to how such stockholder should vote with respect to the merger or any other matter.

M&T Financial Advisor

In connection with the merger, the M&T board of directors received an opinion from Evercore Group, L.L.C., which is referred to as Evercore, as to the fairness, from a financial point of view, to M&T of the merger consideration to be paid by M&T to the holders of shares of Hudson City common stock. On August 26, 2012, at a meeting of the M&T board of directors, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion on August 27, 2012, that, as of August 27, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to M&T.

The full text of Evercore’s written opinion, dated as of August 27, 2012, is attached to this document as Appendix C. Evercore’s opinion was addressed to, and provided for the information and benefit of, the M&T board of directors (in its capacity as such) in connection with its evaluation of the fairness of the merger consideration from a financial point of view, and did not address any other aspects or implications of the merger. The opinion does not constitute a recommendation to the M&T board of directors or to any other persons in respect of the merger, including as to how any holder of shares of M&T common stock or Hudson City common stock should vote or act in respect of the merger or the issuance of M&T common stock in the merger. Evercore’s opinion does not address the relative merits of the merger as compared to any other business or financial strategies that might be available to M&T, nor does it address the underlying business decision of M&T to engage in the merger.

Hudson City Special Meeting of Stockholders (page [    ])

The Hudson City special meeting will be held at [            ], Eastern time, on [                    ], 2013, at [            ], located at [            ]. At the Hudson City special meeting, Hudson City stockholders will be asked to approve the Merger proposal, the Merger-Related Named Executive Officer Compensation proposal and the Hudson City adjournment proposal.

Hudson City’s board of directors has fixed the close of business on [                    ], 2013 as the record date for determining the holders of Hudson City common stock entitled to receive notice of and to vote at the Hudson City special meeting. Only holders of record of Hudson City common stock at the close of business on the Hudson City record date will be entitled to notice of and to vote at the Hudson City special meeting and any adjournment or postponement thereof. As of the Hudson City record date, there were [            ] shares of Hudson City common stock outstanding and entitled to vote at the Hudson City special meeting held by [            ] holders of record. Each share of Hudson City common stock entitles the holder to one vote on each proposal to be considered at the Hudson City special meeting. As of the record date, directors and executive officers of Hudson City and their affiliates owned and were entitled to vote [            ] shares of Hudson City common stock, representing approximately [    ]% of the shares of Hudson City common stock outstanding on that date. Hudson City currently expects that Hudson City’s directors and executive officers will vote their shares in favor of the Merger proposal, the Merger-Related Named Executive Officer Compensation proposal and the Hudson City adjournment proposal, although none of them has entered into any agreements obligating them to do so. As of the record date, M&T beneficially held [            ] shares of Hudson City’s common stock.

Approval of the Merger proposal requires the affirmative vote of a majority of the outstanding shares of Hudson City common stock entitled to vote on the proposal. Approval of the Merger-Related Named Executive Officer Compensation proposal and the Hudson City Adjournment proposal each require the affirmative vote of a majority of the shares of Hudson City common stock represented (in person or by proxy) at the Hudson City special meeting and entitled to vote on the proposal.

M&T Special Meeting of Shareholders (page [    ])

The M&T special meeting will be held at [            ], Eastern time, on [                    ], 2013, at [            ], located at [            ]. At the M&T special meeting, M&T shareholders will be asked to approve the Stock Issuance proposal, the Preferred Share Amendment proposal and the M&T adjournment proposal.

M&T’s board of directors has fixed the close of business on [                    ], 2013 as the record date for determining the holders of M&T common stock entitled to receive notice of and to vote at the M&T special meeting. As of the M&T record date, there were [            ] shares of M&T common stock outstanding and entitled to vote at the M&T special meeting held by [            ] holders of record. Each share of M&T common stock entitles the holder to one vote on each proposal to be considered at the M&T special meeting. As of the record date, directors and executive officers of M&T and their affiliates owned and were entitled to vote [            ] shares of M&T common stock, representing approximately [    ]% of the shares of M&T common stock outstanding on that date. M&T currently expects that M&T’s directors and executive officers will vote their shares in favor of the Stock Issuance proposal, the Preferred Share Amendment proposal and the M&T adjournment proposal, although none of them has entered into any agreements obligating them to do so. As of the record date, Hudson City beneficially held [            ] shares of M&T’s common stock.

Approval of the Stock Issuance proposal requires the affirmative vote of a majority of the shares of M&T common stock represented (in person or by proxy) and entitled to vote on the proposal, provided that the total votes cast on the proposal (including abstentions) must represent a majority of the shares of M&T common stock outstanding. Approval of the Preferred Share Amendment proposal requires the affirmative vote of a majority of the outstanding shares of M&T common stock. Approval of the M&T Adjournment proposal requires the affirmative vote of a majority of the shares of M&T common stock represented (in person or by proxy) at the M&T special meeting and entitled to vote on the proposal.

Hudson City’s Directors and Executive Officers Have Financial Interests in the Merger (page [    ])

Certain of Hudson City’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Hudson City’s stockholders. The members of the Hudson City board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and recommended that Hudson City stockholders approve the Merger proposal. These interests are described in more detail in the section of this document entitled “The Merger—Interests of Hudson City Directors and Executive Officers in the Merger” beginning on page [    ].

Treatment of Hudson City Stock Options and Other Stock-Based Awards (page [    ])

Upon consummation of the merger, each outstanding Hudson City stock option, time-vested deferred stock unit and other stock-based award (except Hudson City deferred stock unit awards that vest in part based on the achievement of performance conditions) will be converted into a stock option, time-vested deferred stock unit award or other stock-based award with respect to shares of M&T common stock on the same terms and conditions as immediately prior to the closing of the merger (with any performance-based vesting conditions for outstanding stock options deemed satisfied), with the number of shares subject to such award (and the exercise price, in the case of stock options) to be adjusted based on the exchange ratio. Each outstanding Hudson City deferred stock unit award granted prior to August 27, 2012 that vests in part based on the achievement of performance conditions will be treated as follows: (1) all performance conditions will be deemed to have been satisfied or to have been achieved at target level, as applicable, (2) a pro-rated portion of each Hudson City performance-based deferred stock unit award will immediately vest and be converted into a right to receive a payment in cash, subject to the holder’s delivery of an award surrender agreement, in an amount equal to the merger consideration less applicable taxes and withholding (with such proration to be determined based on the number of days of the applicable performance period that elapsed prior to the closing of the merger), and (3) the remaining portion of the Hudson City performance-based deferred stock unit award will be converted into a deferred stock unit award with respect to M&T common stock on the same terms and conditions as immediately prior to the closing of the merger with the number of shares subject to such award to be adjusted based on the exchange ratio. Each Hudson City performance-based deferred stock unit award granted on or after August 27, 2012 will be converted into a deferred stock unit award with respect to M&T common stock as described in clause (3) of the prior sentence.

Regulatory Approvals Required for the Merger (page [    ])

Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Board of Governors of the Federal Reserve System, which is referred to as the Federal Reserve Board, and the New York State Department of Financial Services, which is referred to as the NYSDFS. Notice of the bank merger must also be given to the Office of the Comptroller of the Currency, which is referred to as the OCC. Notifications and/or applications requesting approval for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. We have filed, or are in the process of filing, notices and applications to obtain the necessary regulatory approvals. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on M&T or its subsidiaries after the completion of the merger. The regulatory approvals to which completion on the merger and bank merger are subject are described in more detail in the section of this document entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page [    ].

Appraisal Rights (page [    ])

Section 262 of Delaware law provides holders of Hudson City common stock with the ability to dissent from the merger and seek appraisal of their shares. A holder of Hudson City common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, which are referred to as dissenting stockholders, will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of Hudson City common stock in connection with the merger. Fair value will be determined by a court following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Hudson City common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights” beginning on page [    ].

To seek appraisal, a Hudson City stockholder must deliver a written demand for appraisal to Hudson City before the vote on the merger agreement at the Hudson City special meeting, and the Hudson City stockholder must not vote in favor of the Merger proposal. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. For a further description of the appraisal rights available to Hudson City stockholders and procedures required to exercise appraisal rights, see the section entitled “Appraisal Rights” beginning on page [    ].

Conditions to the Merger (page [    ])

The obligations of M&T and Hudson City to complete the merger are each subject to the satisfaction (or waiver by all parties) of the following conditions:

•	approval of the Stock Issuance proposal by the M&T shareholders and approval of the Merger proposal by the Hudson City stockholders;

•	authorization for listing on the NYSE of the shares of M&T common stock to be issued in the merger;

•

the effectiveness of the registration statement on Form S-4 of which this document is a part and the absence of a stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

•

receipt of required regulatory approvals and the absence of any injunction or other legal prohibition or restraint against the merger, in each case without the imposition of a “burdensome condition”, defined in the merger agreement to mean a condition that would reasonably be likely to have a material and adverse effect on M&T and its subsidiaries, taken as a whole, giving effect to the proposed transaction (measured on a scale relative to Hudson City and its subsidiaries, taken as a whole);

•	accuracy of the other party’s representations and warranties in the merger agreement as of the closing date of the merger, subject to applicable materiality qualifiers;

•	the prior performance by the other party, in all material respects, of its obligations under the merger agreement; and

•	receipt of a legal opinion from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No Solicitation (page [    ])

Under the terms of the merger agreement, Hudson City has agreed not to initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide acquisition proposal which, in the good faith judgment of the Hudson City board of directors, is or is reasonably likely to result in a proposal which is superior to the merger with M&T, and the Hudson City board of directors determines in good faith (and based on the advice of outside counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, Hudson City may furnish information regarding Hudson City and participate in discussions and negotiations with such third party.

Termination; Termination Fee (page [    ])

M&T and Hudson City may mutually agree at any time to terminate the merger agreement without completing the merger, even if the Hudson City stockholders have adopted the merger agreement and the M&T shareholders have approved the issuance of M&T common stock in connection with the merger.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•

by either party, if a required governmental approval is denied by final, non-appealable action (which denial may be as a result of the applicable governmental entity’s willingness to approve the merger only with the imposition of a “burdensome condition”), or if a governmental entity has issued a final, nonappealable injunction or decree permanently enjoining or otherwise prohibiting or making illegal the closing of the merger;

•

by either party, if the merger has not closed by the close of business on August 27, 2013, unless the failure to close by such date is due to the terminating party’s failure to abide by the merger agreement;

•

by either party, if there is a breach by the other party that would result in the failure of the conditions of the terminating party’s obligation to complete the merger, unless the breach is capable of being, and is, cured within the earlier of August 27, 2013 and 60 days following written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

•	by either party, if the M&T shareholders fail to approve the Stock Issuance proposal;

•	by either party, if the Hudson City stockholders fail to approve the Merger proposal;

•

by M&T, if Hudson City or Hudson City’s board of directors (1) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or discloses an intention to do so), or recommends to its stockholders certain business combination proposals other than the merger agreement, (2) materially breaches its obligation to call a stockholder meeting or to prepare and mail the proxy statement/prospectus to its stockholders pursuant to the merger agreement or (3) materially breaches its non-solicitation obligations under the merger agreement; or

•

by M&T, if a tender or exchange offer for 20% or more of the outstanding shares of Hudson City common stock is commenced (other than by M&T or a subsidiary of M&T), and Hudson City’s board of directors recommends that the Hudson City stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender or exchange offer within ten business days.

Hudson City may be required to pay M&T a termination fee of $125 million in certain circumstances. M&T may also be required to pay Hudson City a termination fee of $125 million in circumstances where M&T shareholders have failed to approve the merger and M&T is in breach of certain of its covenants under the merger agreement. See “The Merger Agreement—Termination; Termination Fee” beginning on page [    ].

Litigation Related to the Merger (page [    ])

Following the announcement of the proposed transaction on August 27, 2012, multiple purported stockholders of Hudson City filed putative class action law suits challenging various aspects of the proposed transaction. Eighteen of these suits were filed in the Delaware Court of Chancery and six of these suits were filed in the Superior Court for Bergen County, Chancery Division, of New Jersey. These actions name Hudson City, its current board of directors, and M&T as defendants; certain of the suits also name Hudson City Savings Bank and Wilmington Trust Corporation as defendants. As a general matter, these actions allege that the Hudson City board breached their fiduciary duties to Hudson City public stockholders by approving the proposed transaction at an unfair price and through a flawed sales process, including by agreeing to impermissible deal protection devices. Certain of the actions also allege that certain Hudson City directors will benefit personally and financially from the proposed transaction in a way not shared in by Hudson City’s public stockholders, and that Hudson City and M&T filed a materially deficient Form S-4 with the SEC in connection with the proposed transaction. The actions all further allege that M&T aided and abetted the Hudson City board’s breaches of their fiduciary duties. All 24 lawsuits seek, among other things, to enjoin completion of the merger and an award of costs and attorneys’ fees. Certain of the actions also seek an accounting of damages sustained as a result of the alleged breaches of fiduciary duty and punitive damages. The defendants believe these actions are without merit and intend to defend vigorously against the claims. For additional information, see “Litigation Related to the Merger” beginning on page [    ].

Comparison of Shareholders’ Rights (page [    ])

The rights of Hudson City stockholders who continue as M&T shareholders after the merger will be governed by the certificate of incorporation and bylaws of M&T rather than by the certificate of incorporation and bylaws of Hudson City. In addition, the rights of shareholders under New York law, where M&T is organized, may differ from the rights of shareholders under Delaware law, where Hudson City is organized.

Preferred Share Amendment (page [    ])

At the M&T special meeting, M&T shareholders will be asked to approve the Preferred Share Amendment proposal, which involves a proposal to amend the terms of M&T’s outstanding Series A Preferred Shares and Series C Preferred Shares. These amendments are being undertaken in connection with the U.S. Treasury’s previously announced offering of these preferred shares for sale to the public and the completion of M&T’s exit from the U.S. Treasury’s TARP program which the U.S. Treasury completed on August 21, 2012. Approval of the Preferred Share Amendment proposal is not a condition to completion of the merger. Only approval of the Stock Issuance proposal is required to complete the merger. Similarly, the Preferred Share Amendment proposal is not conditioned on the approval of the Stock Issuance proposal.

The Parties (page [    ])

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(716) 842-5138

M&T is a New York business corporation that is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended and as a bank holding company under Article III-A of the New York Banking Law. M&T was incorporated in November 1969. As of September 30, 2012, M&T had consolidated total assets of $81.1 billion, deposits of $64.0 billion and shareholders’ equity of $9.9 billion. M&T had 13,673 full-time and 1,294 part-time employees as of September 30, 2012.

Merger Sub

c/o M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(716) 842-5138

Merger Sub, whose legal name is Wilmington Trust Corporation, is a Delaware corporation and a direct, wholly owned subsidiary of M&T. Upon the completion of the merger, Merger Sub will continue to exist as a direct wholly owned subsidiary of M&T.

Hudson City Bancorp, Inc.

West 80 Century Road

Paramus, New Jersey 07652

Phone: (201) 967-1900

Hudson City is a Delaware corporation organized in 1999 and serves as the holding company of its only direct subsidiary, Hudson City Savings Bank. As of September 30, 2012, Hudson City had consolidated total assets of approximately $41.9 billion, deposits of approximately $24.0 billion and shareholders’ equity of approximately $4.7 billion. Hudson City had 1,486 full-time and 159 part-time employees as of December 31, 2011. The principal asset of Hudson City is its investment in Hudson City Savings Bank.

Hudson City Savings Bank has served its customers since 1868. Hudson City Savings Bank conducts its operations out of its home office in Paramus in Bergen County, New Jersey and through 134 branches in the New York metropolitan area. In New Jersey, Hudson City Savings Bank operates its home office in Paramus and 96 branches located in 17 counties throughout the state. In New York State, Hudson City Savings bank operates ten branch offices in Westchester County, 12 branch offices in Suffolk County, 1 branch office each in Putnam and Rockland Counties and 5 branch offices in Richmond County (Staten Island). Hudson City Saving Banks also operates 9 branch offices in Fairfield County, Connecticut and opens deposit accounts through an internet banking service.

SELECTED HISTORICAL FINANCIAL DATA FOR M&T

The following table summarizes financial results achieved by M&T for the periods and at the dates indicated and should be read in conjunction with M&T’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that M&T has previously filed with the SEC. Historical financial information for M&T can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and its Annual Report on Form 10-K for the year ended December 31, 2011. See “Where You Can Find More Information” on page [    ] for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2012 and 2011 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of M&T believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2012 and 2011 indicate results for any future period.

	Nine Months Ended September 30		Year Ended December 31
(In Thousands, Except Per Share Data)	2012	2011	2011	2010	2009	2008	2007
SUMMARIZED INCOME STATEMENT DATA:
Net interest income	$1,931,094	$1,771,725	$2,389,756	$2,267,526	$2,055,748	$1,939,796	$1,850,237
Provision for credit losses	155,000	196,000	270,000	368,000	604,000	412,000	192,000
Other income	1,214,106	1,184,458	1,582,912	1,108,100	1,048,106	938,979	932,989
Other expense	1,883,114	1,738,485	2,478,068	1,914,837	1,980,563	1,726,996	1,627,689
Income taxes	373,781	309,959	365,121	356,628	139,400	183,892	309,278

Net income	$733,305	$711,739	$859,479	$736,161	$379,891	$555,887	$654,259

Net income available to common equity	$687,296	$661,846	$793,622	$685,418	$335,680	$555,096	$654,259

PER COMMON SHARE DATA:
Basic net income	$5.39	$5.34	$6.37	$5.72	$2.90	$5.04	$6.05
Diluted net income	5.37	5.32	6.35	5.69	2.89	5.01	5.95
Book value at end of period	71.17	67.70	66.82	63.54	59.31	56.29	58.99
Cash dividends	2.10	2.10	2.80	2.80	2.80	2.80	2.60

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	125,510	122,005	122,663	118,191	114,660	110,211	108,129
Diluted	125,936	122,521	123,079	118,843	114,776	110,904	110,012

AVERAGE BALANCE SHEET DATA:
Total assets	$79,518,313	$72,489,196	$73,977,333	$68,380,119	$67,471,551	$65,132,499	$58,545,310
Total borrowings	6,761,863	7,967,419	7,786,232	11,023,701	14,003,630	17,690,471	13,814,354
Shareholders’ equity	9,567,994	8,865,619	9,003,541	8,103,387	7,281,509	6,437,443	6,247,274

SELECTED HISTORICAL FINANCIAL DATA FOR HUDSON CITY

The following table summarizes financial results achieved by Hudson City for the periods and at the dates indicated and should be read in conjunction with Hudson City’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Hudson City has previously filed with the SEC. Historical financial information for Hudson City can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and its Annual Report on Form 10-K for the year ended December 31, 2011. See “Where You Can Find More Information” on page [    ] for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2012 and 2011 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of Hudson City believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2012 and 2011 indicate results for any future period.

	Nine Months Ended September 30		Year Ended December 31
(In Thousands, Except Per Share Data)	2012	2011	2011	2010	2009	2008	2007
SUMMARIZED INCOME STATEMENT DATA:
Net interest income	$661,659	$773,953	$980,934	$1,190,827	$1,243,478	$941,977	$647,183
Provision for credit losses	70,000	95,000	120,000	195,000	137,500	19,500	4,800
Other income	8,728	111,033	113,917	162,994	33,584	8,485	7,273
Loss on extinguishment of debt	—	1,172,092	1,900,591	—	—	—	—
Other expense	269,046	237,974	329,569	266,388	265,596	198,076	167,913
Income tax expense (benefit)	130,146	(244,627)	(519,320)	355,227	346,722	287,328	185,885

Net income (loss)	$201,195	$(375,453)	$(735,989)	$537,206	$527,244	$445,558	$295,858

Net income (loss) available to common equity	$201,195	$(375,453)	$(735,989)	$537,206	$527,244	$445,558	$295,858

PER COMMON SHARE DATA:
Basic net income (loss)	$0.41	$(0.76)	$(1.49)	$1.09	$1.08	$0.92	$0.59
Diluted net income (loss)	0.41	(0.76)	(1.49)	1.09	1.07	0.90	0.58
Book value at end of period	9.48	10.05	9.20	11.16	10.85	10.10	9.55
Cash dividends	0.24	0.31	0.39	0.60	0.59	0.45	0.33

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	496,436	493,995	494,629	493,033	488,908	484,907	499,608
Diluted	496,446	493,995	494,629	494,314	491,296	495,856	509,927

AVERAGE BALANCE SHEET DATA:
Total assets	$43,661,724	$54,374,601	$53,158,090	$60,833,061	$57,341,318	$48,886,250	$39,845,382
Total borrowings	13,952,024	23,646,545	22,477,142	29,909,110	30,136,019	27,202,597	20,592,085
Shareholders’ equity	4,666,006	5,036,286	5,000,925	5,559,437	5,177,785	4,761,558	4,752,285

SUMMARY UNAUDITED PRO FORMA CONDENSED

COMBINED CONSOLIDATED FINANCIAL DATA

The merger will be accounted for as an acquisition of Hudson City by M&T using the acquisition method of accounting. See “The Merger—Accounting Treatment” on page [    ]. The following tables present, as at the dates and for the periods indicated, selected unaudited pro forma condensed combined consolidated financial information and explanatory note, and include the impact of the merger on M&T’s historical financial positions and results of operations. The unaudited pro forma condensed combined consolidated balance sheet data at September 30, 2012 has been prepared to give effect to the merger as if the merger was completed on September 30, 2012. The unaudited pro forma condensed combined consolidated statements of income for the nine months ended September 30, 2012 and year ended December 31, 2011 has been prepared to give effect to the merger as if the merger had been completed on January 1, 2011.

The unaudited pro forma condensed combined consolidated financial information has been derived from and should be read in conjunction with M&T’s and Hudson City’s audited consolidated financial statements as at and for the year ended December 31, 2011, and their respective unaudited consolidated financial statements as at and for the nine months ended September 30, 2012.

The following selected unaudited pro forma condensed combined consolidated financial information is for illustrative purposes only and does not purport to indicate the financial results of the combined company had the merger taken place on January 1, 2011 for consolidated statements of income purposes, and on September 30, 2012 for consolidated balance sheet purposes, and is not intended to be a projection of future results. It does not represent the impact of possible business model changes or potential changes to asset valuations due to changes in market conditions. The unaudited pro forma condensed combined consolidated financial information also does not consider any potential impacts of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. Future results are anticipated to vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” on page 24. The following selected unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” and related notes included in this document on page [    ].

(Dollars in thousands)	As of and for the Nine Months Ended September 30, 2012		For the Year Ended December 31, 2011
Consolidated Statements of Income
Total interest income	$3,285,540		$4,642,762
Total interest expense	503,683		1,036,085

Net interest income	2,781,857		3,606,677
Provision for credit losses	225,000		390,000
Other income	1,222,834		1,696,829
Other expense	2,151,037		4,706,731

Income before taxes	1,628,654		206,775
Income tax expense (benefit)	579,038		(60,428)

Net income	$1,049,616		$267,203

Net income available to common shareholders	$993,132		$189,467

Consolidated Balance Sheet
Investment securities	$19,740,086	(1)
Loans and leases, net	91,441,117
Total assets	125,232,192	(1)
Total deposits	88,256,329
Total borrowings	22,680,007	(1)
Common shareholders’ equity	11,550,204

(1)	Subsequent to the acquisition of Hudson City, M&T expects to restructure the combined entity’s balance sheet by extinguishing Hudson City’s borrowings with a fair value of $15,435,477,000 using proceeds from the liquidation of Hudson City’s investment securities with a fair value of $13,116,082,000, the realization of related deferred tax assets of $900,448,000 and incremental short-term borrowings of $1,418,947,000. As a result total assets and total liabilities would decrease by an estimated $14,016,530,000.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The following table shows per share data regarding net income (loss), book value and cash dividends for (a) M&T and Hudson City on a historical basis, (b) M&T on a pro forma combined basis and (c) Hudson City on a pro forma equivalent basis. The pro forma earnings per share information was computed as if the merger had been completed on January 1, 2011. The pro forma book value per share information was computed as if the merger had been completed on September 30, 2012.

The following pro forma information has been derived from and should be read in conjunction with M&T’s and Hudson City’s audited consolidated financial statements as at and for the year ended December 31, 2011, and their respective unaudited consolidated financial statements as at and for the nine months ended September 30, 2012. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” on page [    ].

	Historical		M&T Pro Forma Combined	Pro Forma Equivalent HCBK Share

Per common share data:	M & T	HCBK
Basic Earnings/(Loss)
For the nine months ended September 30, 2012	$5.39	$0.41	$6.57	$0.55
For the year ended December 31, 2011	6.37	(1.49)	1.28	0.11

Diluted Earnings/(Loss)
For the nine months ended September 30, 2012	$5.37	$0.41	$6.55	$0.55
For the year ended December 31, 2011	6.35	(1.49)	1.27	0.11

Cash Dividends
For the nine months ended September 30, 2012	$2.10	$0.24	$2.10	$0.18
For the year ended December 31, 2011	2.80	0.39	2.80	0.24

Book Value
At September 30, 2012	$71.17	$9.48	$75.37	$6.33
At December 31, 2011	66.82	9.20	—	—

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, as well as the dividend paid per share, of M&T common stock, which trades on the NYSE under the symbol “MTB,” and Hudson City common stock, which trades on the NASDAQ under the symbol “HCBK.”

	M&T Common Stock			Hudson City Common Stock
	High	Low	Dividend	High	Low	Dividend
2010
First Quarter	$85.00	$66.32	$0.70	$14.71	$12.50	$0.15
Second Quarter	$96.15	$74.11	$0.70	$14.75	$12.22	$0.15
Third Quarter	$95.00	$81.08	$0.70	$12.83	$11.35	$0.15
Fourth Quarter	$87.87	$72.03	$0.70	$12.98	$11.34	$0.15
2011
First Quarter	$91.05	$84.63	$0.70	$13.26	$9.51	$0.15
Second Quarter	$90.76	$83.31	$0.70	$10.05	$7.89	$0.08
Third Quarter	$90.00	$66.41	$0.70	$8.64	$5.33	$0.08
Fourth Quarter	$80.02	$66.40	$0.70	$6.36	$5.09	$0.08
2012
First Quarter	$87.37	$76.82	$0.70	$7.62	$6.34	$0.08
Second Quarter	$88.00	$76.92	$0.70	$7.41	$5.75	$0.08
Third Quarter	$95.98	$82.29	$0.70	$8.00	$5.69	$0.08
Fourth Quarter	$105.20	$95.68	$0.70	$8.79	$7.79	$0.08

On August 24, 2012, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of M&T common stock on the NYSE was $85.87 and the closing sale price per share of Hudson City common stock on the NASDAQ was $6.44. On [                    ], 2013, the latest practicable date before the date of this document, the last sales price per share of M&T common stock on the NYSE was $[        ] and the last sales price per share of Hudson City common stock on the NASDAQ was $[        ].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving M&T’s and Hudson City’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and M&T and Hudson City assume no duty to update forward-looking statements.

In addition to factors previously disclosed in M&T’s and Hudson City’s reports filed with the SEC and those identified elsewhere in this filing (including the “Risk Factors” beginning on page [    ]), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by M&T shareholders and Hudson City stockholders, on the expected terms and schedule;

•	delay in closing the merger;

•	difficulties and delays in integrating the M&T and Hudson City businesses or fully realizing cost savings and other benefits;

•	business disruption following the merger;

•	changes in asset quality and credit risk;

•	inability to sustain revenue and earnings growth;

•	changes in interest rates and capital markets;

•	inflation;

•	customer acceptance of M&T and Hudson City’s products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestiture;

•	economic conditions; and

•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Forward-Looking Statements,” Hudson City stockholders should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement, and M&T shareholders should carefully consider the following risks in deciding whether to vote for approval of the issuance of the shares of M&T common stock in the merger. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” in the forepart of this document and “Incorporation of Certain Documents by Reference” on page [    ].

Risks Related to the Merger

Because the Market Price of M&T Common Stock Will Fluctuate, Hudson City Stockholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of Hudson City common stock will be converted into merger consideration consisting of shares of M&T common stock or cash pursuant to the terms of the merger agreement. If a Hudson City stockholder receives cash as merger consideration, the value of the merger consideration that such Hudson City stockholder will receive for each share of Hudson City common stock will depend on the average closing price of M&T common stock for the ten trading days immediately preceding the completion of the merger and, if a Hudson City stockholder receives M&T common stock as merger consideration, the price per share of M&T common stock at the time the shares are received. Both the closing price of M&T common stock on the date that the merger is completed and the average trading price over the ten trading days immediately preceding the completion of the merger may vary from the closing price of M&T common stock on the date (a) M&T and Hudson City announced the merger, (b) that this document is being mailed to each of the M&T and Hudson City stockholders, (c) of the special meetings of M&T and Hudson City stockholders and (d) on which a Hudson City stockholder submits an election to receive cash or shares of M&T common stock in the merger. Any change in the market price of M&T common stock prior to completion of the merger will affect the value of the merger consideration that Hudson City stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of M&T and Hudson City.

Accordingly, at the time of the Hudson City special meeting and at the time the Hudson City stockholders submit their elections to receive cash or shares of M&T common stock in the merger, Hudson City stockholders will not know or be able to calculate the amount of the cash consideration they would receive or the value of the M&T common stock they would receive upon completion of the merger. The exchange ratio of 0.08403 is fixed and will not be adjusted based on changes in the price of shares of M&T common stock or Hudson City common stock prior to the closing.

In addition, because the value of the cash consideration paid to Hudson City stockholders upon the completion of the merger will depend on the average closing price of M&T common stock for the ten trading days immediately preceding the completion of the merger, fluctuations in the closing price of M&T common stock over this period may result in the value of such cash consideration being different, as of the consummation of the merger, from the value of the shares of M&T common stock that are received by Hudson City stockholders who are entitled to receive stock consideration.

Hudson City Stockholders May Receive a Form of Consideration Different From What They Elect.

Although each Hudson City stockholder may elect to receive all cash or all M&T common stock in the merger, or cash for certain shares of Hudson City common stock and M&T common stock for other shares, the pool of cash and M&T common stock available for all Hudson City stockholders will be a fixed percentage of the aggregate merger consideration at closing. As a result, if either the aggregate cash or stock elections exceed the maximum available, and you choose the consideration election that exceeds the maximum available, some or all of your consideration may be in a form that you did not choose.

Hudson City Stockholders Who Make Elections May Be Unable to Sell Their Shares in the Market Pending the Merger.

Hudson City stockholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover and is not being provided with this document. Elections will require that stockholders making the election turn in their Hudson City stock certificates. This means that during the time between when the election is made and the date the merger is completed, Hudson City stockholders will be unable to sell their Hudson City common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Hudson City stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

Hudson City Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

Hudson City stockholders currently have the right to vote in the election of the board of directors of Hudson City and on other matters affecting Hudson City. Upon the completion of the merger, each Hudson City stockholder who receives shares of M&T common stock will become a shareholder of M&T with a percentage ownership of M&T that is smaller than the stockholder’s percentage ownership of Hudson City. It is currently expected that the former stockholders of Hudson City as a group will receive shares in the merger constituting approximately [    ]% of the outstanding shares of M&T common stock immediately after the merger. Because of this, Hudson City stockholders may have less influence on the management and policies of M&T than they now have on the management and policies of Hudson City.

The Market Price for M&T Common Stock May Be Affected by Factors Different from Those that Historically Have Affected Hudson City.

Upon completion of the merger, certain holders of Hudson City common stock will become holders of M&T common stock. M&T’s businesses differ from those of Hudson City, and accordingly the results of operations of M&T will be affected by some factors that are different from those currently affecting the results of operations of Hudson City. For example, M&T operates in certain areas of the United States, including Pennsylvania, Maryland, Delaware, northern Virginia and Washington D.C., where Hudson City does not. Accordingly, the results of operations of M&T will be affected by business and other developments in those areas of the country to a larger extent than those of Hudson City. In addition, M&T engages in certain lines of business, including an investment advisory business through its registered investment advisor subsidiaries, that Hudson City does not engage in. Accordingly, the results of operations of M&T will be affected by business and other developments in the investment advisory business that are different than those that historically have affected Hudson City. For a discussion of the businesses of M&T and Hudson City and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page [    ].

M&T May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, M&T’s ability to combine the businesses of M&T Bank and Hudson City in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of Hudson City nor result in decreased revenues due to any loss of customers. If M&T is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

M&T and Hudson City have operated and, until the completion of the merger, will continue to operate, independently. Certain employees of Hudson City may not be employed after the merger. In addition, employees of Hudson City that M&T wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of M&T’s or Hudson City’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of M&T or Hudson City to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Recent Storm-Related Events May Have a Negative Impact on the Future Earnings of M&T Following the Completion of the Merger.

During October 28, 2012 to October 31, 2012, Hurricane Sandy severely impacted numerous areas throughout New York, New Jersey and Connecticut in which M&T and Hudson City operate. While it is not possible at this time to assess the impact that this storm may have on the operations of M&T, Hudson City and/or the combined entity with complete accuracy, it is possible that damage from this storm may impact the collateral value of underlying property, delay payment on loans throughout the affected areas and impair certain customers’ ability to repay their loans, which would reduce M&T’s and Hudson City’s net interest income, particularly in the short-term, as customers undertake recovery and clean-up efforts, including the submission of insurance claims. M&T and Hudson City may also need to increase their provisions for losses on loans as a result of loan restructurings and, to the extent that the combination of insurance proceeds and collateral values are insufficient to cover loan balances, loans that may default. These circumstances could have a material impact on M&T’s and Hudson City’s results of operations for a period of time.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated in the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on M&T following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger. In addition, M&T may elect not to consummate the merger if, in connection with any regulatory approval required for the merger, any governmental or regulatory entity imposes any restriction, requirement or condition on M&T that, individually or in the aggregate, would be reasonably likely to have a material and adverse effect on M&T and its subsidiaries, taken as a whole, giving effect to the merger (measured on a scale relative to Hudson City and its subsidiaries, taken as a whole).

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by Hudson City stockholders, approval of the issuance of M&T common stock in connection with the merger by M&T shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this document is a part, approval of the shares of M&T common stock to be issued to Hudson City stockholders for listing on the NYSE, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by August 27, 2013, either M&T or Hudson City may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder approval. In addition, M&T may elect to terminate the merger agreement in certain other circumstances. Please refer to “The Merger Agreement—Termination; Termination Fee” (page [    ]) for a fuller description of these circumstances.

Termination of the Merger Agreement Could Negatively Impact Hudson City.

Hudson City’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger, and the market price of Hudson City common stock might decline to the extent that the current market price reflects a market assumption that the merger will be completed. If the merger agreement is terminated and Hudson City’s board of directors seeks another merger or business combination, Hudson City stockholders cannot be certain that Hudson City will be able to find a party willing to offer equivalent or more attractive consideration than the consideration M&T has agreed to provide in the merger. If the merger agreement is terminated under certain circumstances, Hudson City may be required to pay a termination fee of $125 million to M&T. Please refer to “The Merger Agreement—Termination; Termination Fee” (page [    ]).

Hudson City Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Hudson City and consequently on M&T. These uncertainties may impair Hudson City’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Hudson City to seek to change existing business relationships with Hudson City. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, M&T’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Hudson City from making certain acquisitions and taking other specified actions until the merger occurs without the consent of M&T. These restrictions may prevent Hudson City from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page [    ] for a description of the restrictive covenants applicable to Hudson City.

Hudson City Directors and Officers May Have Interests in the Merger Different From the Interests of Hudson City Stockholders.

The interests of some of the directors and executive officers of Hudson City may be different from those of Hudson City stockholders, and directors and officers of Hudson City may be participants in arrangements that are different from, or are in addition to, those of Hudson City stockholders. For Hudson City directors, these interests include regional advisory board membership, with attendant fees, payments in connection with Hudson City’s Outside Directors Consultation Plan, accelerated vesting of their Hudson City deferred stock units and continued indemnification and insurance with respect to claims arising from services to Hudson City. For Hudson City executive officers, these interests include accelerated vesting and payment of a portion of their Hudson City performance-based deferred stock units, accelerated vesting of their other Hudson City equity-based awards upon a qualifying termination of employment in connection with or following the merger, severance payments under employment agreements upon termination without cause or resignation in a 60-day window following the merger for Mr. Hermance and Mr. Salamone, and under change in control agreements upon a qualifying termination of employment in connection with or following the merger for the other executive officers, accelerated vesting of certain supplemental retirement benefits and payments in respect of the Hudson City ESOP and a supplemental ESOP benefit upon the merger, payment of a pro-rated annual incentive award upon a qualifying termination or resignation of employment in connection with or following the merger and continued indemnification and insurance with respect to claims arising from services to Hudson City. The interests of Hudson City directors and executive officers are described in more detail in the section of this document entitled “The Merger Agreement—Interests of Hudson City Directors and Executive Officers in the Merger” beginning on page [    ].

The total estimated compensation to be paid to Hudson City directors that is based on or otherwise relates to the merger is approximately $5.8 million, including as much as $1.2 million that directors could earn in the aggregate through service on M&T Bank’s regional advisory board. The total estimated compensation to be paid to Hudson City executive officers that is based on or otherwise relates to the merger and is triggered solely by the merger is approximately $18.4 million, and the total estimated compensation to be paid to such executive officers that is based on or otherwise relates to the merger and is triggered by the merger and a qualifying termination or resignation of employment in connection with or following the merger, is approximately $64.4 million. The estimates in the preceding two sentences are determined assuming an effective date of September 30, 2012 for both the merger and, where applicable, termination of the executives’ employment and using a per share price of Hudson City common stock of $7.24. These amounts are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date. As a result, the actual amounts, if any, to be received by the directors and the executive officers may materially differ from these amounts.

Shares of M&T Common Stock to Be Received by Hudson City Stockholders as a Result of the Merger Will Have Rights Different from the Shares of Hudson City Common Stock.

Upon completion of the merger, the rights of former Hudson City stockholders who become M&T shareholders will be governed by the certificate of incorporation and bylaws of M&T. The rights associated with Hudson City common stock are different from the rights associated with M&T common stock. In addition, the rights of shareholders under New York law, where M&T is organized, may differ from the rights of shareholders under Delaware law, where Hudson City is organized. For example, Hudson City’s amended and restated bylaws provide that, for any proposal offered by any stockholder to be considered at an annual meeting, a stockholder’s notice must be delivered to or received by the secretary not later than 90 days in advance of the anniversary of the previous year’s annual meeting if the current year’s meeting is to be held within 30 days of the previous year’s annual meeting. M&T’s amended and restated bylaws, on the other hand, require that such notice be delivered to the secretary no later than 120 days prior to the date on which M&T mailed its proxy materials for the preceding year’s annual meeting if the date of the annual meeting is not changed by more than 30 days from that of the preceding year. In some circumstances, therefore, former Hudson City stockholders who become M&T shareholders may have less time to properly bring a proposal for consideration at an annual meeting. In addition, Hudson City’s amended and restated certificate of incorporation provides that certain specified business combination transactions require a supermajority vote and that, with certain exceptions, no person may acquire 10% or more of the issued and outstanding shares of voting stock of Hudson City. Furthermore, Hudson City is governed by Section 203 of the Delaware General Corporate Law, which is referred to as the DGCL, which prohibits a Delaware corporation from engaging in certain business combination transactions with a person owning 15% or more of the corporation’s voting stock for three years following the time that a person becomes a 15% stockholder. With certain exceptions. M&T, on the other hand, has elected not to be governed by Section 912, of the New York Business Corporation Law, which is substantially similar to Section 203 of the DGCL and M&T’s governing documents do not specify ownership limits or other restrictions on business combinations. Accordingly, former Hudson City stockholders who become M&T shareholders upon completion of the merger will no longer have the benefit of these anti-takeover provisions and other shareholder protections. See “Comparison of Shareholders’ Rights” beginning on page [    ] for a more detailed discussion of the different rights associated with M&T common stock.

The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire Hudson City for Greater Merger Consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Hudson City that might result in greater value to Hudson City’s stockholders than the merger. These provisions include a general prohibition on Hudson City from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, Hudson City may be required to pay M&T a termination fee of $125 million in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the section entitled “The Merger Agreement—Termination; Termination Fee” beginning on page [    ].

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information Included in This Document Is Preliminary and the Actual Financial Condition and Results of Operations After the Merger May Differ Materially.

The unaudited pro forma combined condensed consolidated financial information in this document is presented for illustrative purposes only and is not necessarily indicative of what M&T’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the Hudson City identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Hudson City as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Combined Condensed Consolidated Financial Information Relating to the Merger” beginning on page [    ].

The Opinions of Hudson City’s and M&T’s Financial Advisors Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Completion of the Merger.

Hudson City and M&T have not obtained updated opinions from their respective financial advisors as of the date of this document. Changes in the operations and prospects of Hudson City or M&T, general market and economic conditions and other factors that may be beyond the control of Hudson City or M&T, and on which Hudson City’s and M&T financial advisors’ opinions were based, may significantly alter the value of Hudson City or the prices of the shares of M&T common stock or Hudson City common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because Hudson City and M&T do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. Hudson City’s Board of Directors’ recommendation that Hudson City stockholders vote “FOR” adoption of the merger agreement and M&T’s Board of Directors’ recommendation that M&T shareholders vote “FOR” approval of the stock issuance, however, is made as of the date of this document. For a description of the opinions that M&T and Hudson City received from their respective financial advisors, please refer to “The Merger—Opinion of Hudson City’s Financial Advisor” beginning on page [    ] and “The Merger—Opinion of M&T’s Financial Advisor” beginning on page [     ].

Risks Related to M&T

Risks Relating to Economic and Market Conditions

Weakness in the economy has adversely affected M&T and may continue to adversely affect M&T.

From late-2007 through mid-2009, the U.S. economy was in recession. Although there has been gradual improvement in the U.S. economy since then, economic growth has been slow and uneven. The housing market remains weak and unemployment levels are high. Local governments and some businesses are in financial difficulty due to lower consumer spending and the lack of liquidity in the credit markets. A slowing of improvement or a return to deteriorating business and economic conditions could have one or more of the following adverse effects on M&T’s business:

•	A decrease in the demand for loans and other products and services offered by M&T.

•	A decrease in net interest income derived from M&T’s lending and deposit gathering activities.

•	A decrease in the value of M&T’s investment securities, loans held for sale or other assets secured by residential or commercial real estate.

•	Other-than-temporary impairment of investment securities in M&T’s investment securities portfolio.

•	A decrease in fees from M&T’s brokerage and trust businesses associated with declines or lack of growth in stock market prices.

•	Potential higher FDIC assessments on M&T due to the FDIC Deposit Insurance Fund falling below minimum required levels.

•	An impairment of certain intangible assets, such as goodwill.

•

An increase in the number of customers and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to M&T. An increase in the number of delinquencies, bankruptcies or defaults could result in higher levels of nonperforming assets, net charge-offs, provision for credit losses and valuation adjustments on loans held for sale.

M&T’s business and financial performance is impacted significantly by market interest rates and movements in those rates. The monetary, tax and other policies of governmental agencies, including the Federal Reserve, have a significant impact on interest rates and overall financial market performance over which M&T has no control and which M&T may not be able to anticipate adequately.

As a result of the high percentage of M&T’s assets and liabilities that are in the form of interest-bearing or interest-related instruments, changes in interest rates, in the shape of the yield curve or in spreads between different market interest rates, can have a material effect on M&T’s business and profitability and the value of M&T’s assets and liabilities. For example:

•

Changes in interest rates or interest rate spreads can affect the difference between the interest that M&T earns on assets and the interest that M&T pays on liabilities, which impacts M&T’s overall net interest income and profitability.

•	Such changes can affect the ability of borrowers to meet obligations under variable or adjustable rate loans and other debt instruments, and can, in turn, affect M&T’s loss rates on those assets.

•	Such changes may decrease the demand for interest rate based products and services, including loans and deposits.

•

Such changes can also affect M&T’s ability to hedge various forms of market and interest rate risk and may decrease the profitability or protection or increase the risk or cost associated with such hedges.

•

Movements in interest rates also affect mortgage prepayment speeds and could result in the impairment of capitalized mortgage servicing assets, reduce the value of loans held for sale and increase the volatility of mortgage banking revenues, potentially adversely affecting M&T’s results of operations.

The monetary, tax and other policies of the government and its agencies, including the Federal Reserve, have a significant impact on interest rates and overall financial market performance. These governmental policies can thus affect the activities and results of operations of banking companies such as M&T. An important function of the Federal Reserve is to regulate the national supply of bank credit and certain interest rates. The actions of the Federal Reserve influence the rates of interest that M&T charges on loans and that M&T pays on borrowings and interest-bearing deposits and can also affect the value of M&T’s on-balance sheet and off-balance sheet financial instruments. Also, due to the impact on rates for short-term funding, the Federal Reserve’s policies also influence, to a significant extent, M&T’s cost of such funding. In addition, M&T is routinely subject to examinations from various governmental taxing authorities. Such examinations may result in challenges to the tax return treatment applied by M&T to specific transactions. Management believes that the assumptions and judgment used to record tax-related assets or liabilities have been appropriate. Should tax laws change or the tax authorities determine that management’s assumptions were inappropriate, the result and adjustments required could have a material effect on M&T’s results of operations. M&T cannot predict the nature or timing of future changes in monetary, tax and other policies or the effect that they may have on M&T’s business activities, financial condition and results of operations.

M&T’s business and performance is vulnerable to the impact of volatility in debt and equity markets.

As most of M&T’s assets and liabilities are financial in nature, M&T’s performance tends to be sensitive to the performance of the financial markets. Turmoil and volatility in U.S. and global financial markets, such as that experienced during the recent financial crisis, can be a major contributory factor to overall weak economic conditions, leading to some of the risks discussed herein, including the impaired ability of borrowers and other counterparties to meet obligations to M&T. Financial market volatility also can have some of the following adverse effects on M&T and its business, including adversely affecting M&T’s financial condition and results of operations:

•	It can affect the value or liquidity of M&T’s on-balance sheet and off-balance sheet financial instruments.

•	It can affect the value of capitalized servicing assets.

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It can affect M&T’s ability to access capital markets to raise funds. Inability to access capital markets if needed, at cost effective rates, could adversely affect M&T’s liquidity and results of operations.

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It can affect the value of the assets that M&T manages or otherwise administers or services for others. Although M&T is not directly impacted by changes in the value of such assets, decreases in the value of those assets would affect related fee income and could result in decreased demand for M&T’s services.

•	In general, it can impact the nature, profitability or risk profile of the financial transactions in which M&T engages.

Volatility in the markets for real estate and other assets commonly securing financial products has been and may continue to be a significant contributor to overall volatility in financial markets.

M&T’s regional concentrations expose it to adverse economic conditions in its primary retail banking office footprint.

Although many of M&T’s businesses are national in scope, its core banking business is concentrated within M&T’s retail banking office network footprint, located principally in New York, Pennsylvania, Maryland, Delaware, Virginia, West Virginia and the District of Columbia. Therefore, M&T is, or in the future may be, particularly vulnerable to adverse changes in economic conditions in the Northeast and Mid-Atlantic regions.

Risks Relating to the Regulatory Environment

M&T is subject to extensive government regulation and supervision and this regulatory environment is being significantly impacted by the financial regulatory reform initiatives in the United States, including the Dodd-Frank Act and related regulations.

M&T is subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the financial system as a whole, not security holders. These regulations affect M&T’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on M&T’s business, financial condition and results of operations.

The United States government and others have recently undertaken major reforms of the regulatory oversight structure of the financial services industry. M&T expects to face increased regulation of its industry as a result of current and possible future initiatives. M&T also expects more intense scrutiny in the examination process and more aggressive enforcement of regulations on both the federal and state levels. Compliance with these new regulations and supervisory initiatives will likely increase M&T’s costs. reduce its revenue and may limit its ability to pursue certain desirable business opportunities.

Many parts of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which is referred to as the Dodd-Frank Act, are now in effect, while others depend on rules that are in an implementation stage likely to continue for several years. The law requires that regulators, some of which are new regulatory bodies created by the Dodd-Frank Act, draft, review and approve hundreds of implementing regulations and conduct numerous studies that are likely to lead to more regulations. As such, the ultimate impact of the Dodd-Frank Act on M&T currently cannot be fully predicted.

In addition to the reforms discussed in the immediately following risk factor, a number of reform provisions implemented pursuant to the Dodd-Frank Act and related regulations are likely to impact the ways in which banks and bank holding companies, including M&T, conduct their business:

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The newly created regulatory bodies include the Bureau of Consumer Financial Protection, which is referred to as the CFPB, and the Financial Stability Oversight Council, which is referred to as the FSOC. The CFPB has been given authority to regulate consumer financial products and services sold by banks and non-bank companies and to supervise banks with assets of more than $10 billion and their affiliates for compliance with Federal consumer protection laws. Any new regulatory requirements promulgated by the CFPB could require changes to M&T’s consumer businesses, result in increased compliance costs and affect the streams of revenue of such businesses. The FSOC has been charged with identifying systemic risks, promoting stronger financial regulation and identifying those non-bank companies that are systemically important and thus should be subject to regulation by the Federal Reserve. In addition, in extraordinary cases and together with the Federal Reserve, the FSOC could break up financial firms that are deemed to present a grave threat to the financial stability of the United States.

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The Dodd-Frank Act “Volcker Rule” provisions prohibit banks from engaging in certain types of proprietary trading. The scope of the proprietary trading prohibition, and its impact on M&T, will depend on the definitions in the final rule, particularly those definitions related to statutory exemptions for risk-mitigating hedging activities, market-making and customer-related activities.

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Pursuant to certain provisions of the Dodd-Frank Act, the Federal Reserve promulgated Regulation II, Debit Card Interchange Fees and Routing, which is referred to as Regulation II, which limits debit card interchange fees, eliminates exclusivity arrangements between issuers and networks for debit card transactions, and imposes limits for restrictions on merchant discounting for the use of certain payment forms and minimum or maximum amount thresholds as a condition for acceptance of credit cards. The relevant portions of Regulation II became effective October 1, 2011.

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The FDIC and the Federal Reserve have adopted a final rule that requires bank holding companies that have $50 billion or more in assets, like M&T, to periodically submit to the Federal Reserve, the FDIC and the FSOC a plan discussing how the company could be resolved in a rapid and orderly fashion if the company were to fail or experience material financial distress. In a related rulemaking, the FDIC adopted a final rule that requires insured depository institutions with $50 billion or more in assets, like M&T Bank, to prepare and submit a resolution plan to the FDIC. The initial plans for M&T and M&T Bank are due December 31, 2013. M&T and M&T Bank will be required to submit updated plans annually thereafter. The Federal Reserve and the FDIC may jointly impose formal and/or informal restrictions on M&T or M&T Bank, including additional capital requirements or limitations on growth, if the agencies determine that the institution’s plan is not credible or would not facilitate a rapid and orderly resolution of M&T under the U.S. Bankruptcy Code, or M&T Bank under the Federal Deposit Insurance Act, and additionally could require M&T to divest assets or take other actions if M&T did not submit an acceptable resolution within the applicable time limits.

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Pursuant to Section 165 of the Dodd-Frank Act, in November 2011, the Federal Reserve adopted a final rule implementing an annual capital plan review process for bank holding companies that have $50 billion or more in assets, like M&T. Under this rule, M&T’s capital plan is required to include a proposal for any capital distributions, including plans to pay or increase common stock dividends or to reinstate or increase common stock repurchase programs. The Federal Reserve’s annual evaluation of a subject bank holding company’s capital plan is based on its risk profile and the strength of its internal capital assessment process under both currently applicable regulatory capital standards and the institution’s plans to address proposed revisions to the regulatory capital framework under Basel III and relevant provisions of the Dodd-Frank Act. In conducting this analysis, the Federal Reserve will consider the projected capital adequacy and performance of each subject bank holding company under base case and adverse economic scenarios developed by both it and the Federal Reserve. After completing a quantitative and qualitative review of a capital plan, the Federal Reserve could object to its proposed dividend and other capital distribution plans. In addition, any proposed capital distributions above the amounts set forth in a capital plan will require the bank holding company to receive prior approval from the Federal Reserve before undertaking such capital distribution.

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The Dodd-Frank Act imposes a new regulatory regime on the U.S. derivatives markets. While some of the provisions related to derivatives markets went into effect on July 16, 2011, most of the new requirements await final regulations from the relevant regulatory agencies for derivatives, the Commodities Futures Trading Commission, which is referred to as the CFTC, and the SEC. One aspect of this new regulatory regime for derivatives is that substantial oversight responsibility has been provided to the CFTC, which, as a result, will for the first time have a meaningful supervisory role with respect to some of M&T’s businesses. Although the ultimate impact will depend on the final regulations, once these rules are finalized, they could affect the way M&T or its subsidiaries operate, and changes to the markets and participants could impact business models and profitability of M&T or its subsidiaries.

Reforms, both under the Dodd-Frank Act and otherwise, will have a significant effect on the entire financial services industry. Although it is difficult to predict the magnitude and extent of these effects, M&T believes compliance with the Dodd-Frank Act and its implementing regulations and other initiatives will likely negatively impact revenue and increase the cost of doing business, both in terms of transition expenses and on an ongoing basis, and may also limit M&T’s ability to pursue certain desirable business opportunities. Any new regulatory requirements or changes to existing requirements could require changes to M&T’s businesses, result in increased compliance costs and affect the profitability of such businesses. Additionally, reform could affect the behaviors of third parties that M&T deals with in the course of its business, such as rating agencies, insurance companies and investors. Heightened regulatory practices, requirements or expectations resulting from the Dodd- Frank Act and the rules promulgated thereunder could affect M&T in substantial and unpredictable ways, and, in turn, could have a material adverse effect on M&T’s business, financial condition and results of operations.

Capital requirements imposed by the Dodd-Frank Act, together with new capital and liquidity standards developed through the Basel Committee on Banking Supervision (the Basel Committee) and adopted by the U.S. banking regulators, will result in banks and bank holding companies needing to maintain more and higher quality capital and greater liquidity than has historically been the case.

New and evolving capital standards, both as a result of the Dodd-Frank Act and implementation in the U.S. of new capital standards adopted by the Basel Committee, including the so-called “Basel III” capital accord, will have a significant effect on banks and bank holding companies, including M&T. Basel III, when implemented by the U.S. bank regulatory agencies as proposed in a joint notice of proposed rulemaking in June 2012 and fully phased-in, will require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. The Basel III final capital framework, among other things:

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introduces as a new capital measure “Common Equity Tier 1,” which is referred to as CET1, specifies that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting specified requirements, defines CET1 narrowly by requiring that most deductions or adjustments to regulatory capital measures be made to CET1, and expands the scope of the deductions or adjustments as compared to existing regulations;

•	when fully phased in on January 1, 2019, requires bank holding companies banks to maintain:

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as a newly adopted international standard, a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7%);

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a minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation);

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a minimum ratio of Total (that is, Tier 1 plus Tier 2) capital to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum Total capital ratio of 10.5% upon full implementation); and

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as a newly adopted international standard, a minimum leverage ratio of 3%, calculated as the ratio of Tier 1 capital to balance sheet exposures plus certain off-balance sheet exposures (as the average for each quarter of the month-end ratios for the quarter).

Basel III also requires banks and bank holding companies to measure their liquidity against specific liquidity tests that, although similar in some respects to liquidity measures historically applied by banks and regulators for management and supervisory purposes, going forward will be required by regulation. One test, referred to as the liquidity coverage ratio, or LCR, is designed to ensure that the banking entity maintains an adequate level of unencumbered high-quality liquid assets equal to the entity’s expected net cash outflow for a 30-day time horizon (or, if greater, 25% of its expected total cash outflow) under an acute liquidity stress scenario. The other, referred to as the net stable funding ratio, which is referred to as NSFR, is designed to promote more medium- and long-term funding of the assets and activities of banking entities over a one-year time horizon. The Basel III liquidity framework originally contemplated that the LCR would be subject to an observation period continuing through mid-2013 and, subject to any revisions resulting from the analyses conducted and data collected during the observation period, implemented as a minimum standard on January 1, 2015. However, on January 6, 2013, the governing body of the Basel Committee endorsed revisions to the LCR which include introducing the LCR as planned on January 1, 2015, but the minimum requirement will begin at 60%, raising in equal annual steps of ten percentage points each to reach 100% on January 1, 2019. The Basel III liquidity framework contemplates that the NSFR will be subject to an observation period through mid-2016 and, subject to any revisions resulting from the analyses conducted and data collected during the observation period, implemented as a minimum standard by January 1, 2018. These new standards are subject to further refinement by the Basel Committee, and their terms may well change before implementation. The U.S. bank regulatory agencies have not yet proposed rules to implement Basel III’s liquidity requirements.

U.S. banking regulators require certain large banking organizations, including M&T and M&T Bank, to conduct an annual stress test to evaluate whether such organizations have sufficient capital, on a total consolidated basis, to absorb losses as a result of adverse economic conditions. In October 2012, various U.S. banking regulators adopted their respective final stress testing rules for such banking organizations, which become effective for M&T in October 2013. The rules, among other things, describe the types of supervisory scenarios that may be provided in connection with the annual stress testing process, and require that M&T conduct a separate mid-year stress test and file the results of such test with the Federal Reserve in early July of each year.

In June 2012, the U.S. banking regulators requested comment on three sets of proposed rules that would implement Basel in the U.S. These proposed rules, among other things, would revise the capital levels at which a banking institution would be subject to the prompt corrective action framework (including the establishment of a new Tier 1 common capital requirement), eliminate or reduce the ability of certain types of capital instruments to count as regulatory capital, eliminate the Tier 1 treatment of trust preferred securities (as required by the Dodd-Frank Act) following a phase-in period beginning in 2013, and require new deductions from capital for investments in unconsolidated financial institutions, mortgage servicing assets and deferred tax assets that exceed specified thresholds. The proposed rules also would establish a new capital conservation buffer and, for large or internationally active banks not currently including M&T, a supplemental leverage capital requirement that would take into account certain off-balance sheet exposures and a countercyclical capital buffer that would initially be set at zero. The proposed Basel III rules would become effective under a phase-in period currently expected to begin during 2013 and would be in full effect on January 1, 2019.

The second set of proposed rules issued by the U.S. banking regulators in June 2012 would revise the manner in which a banking institution determines its risk-weighted assets for risk-based capital purposes under the Basel II framework applicable to large or internationally active banks (referred to as the advanced approach, which is not currently applicable to M&T) and under the Basel I framework applicable to all banking institutions, including M&T (referred to as the standardized approach). These rules would replace references to credit ratings with alternative methodologies for assessing creditworthiness. In addition, among other things, the standardized approach would significantly modify the risk-weighting framework for residential mortgage assets and thereby increase the risk-weighting for certain categories thereof. The standardized approach changes to the Basel I risk-weighting rules are proposed to become effective no later than January 1, 2015.

Because implementation of the new Basel III capital and liquidity standards in the U.S., as well as any additional heightened capital or liquidity standards that may be established by the Federal Reserve under the Dodd-Frank Act, remain subject to rule making in the U.S. and, in many cases, to extended observation and phase-in periods, the full effect of these standards on M&T’s regulatory capital is uncertain at this time.

The need to maintain more and higher quality capital, as well as greater liquidity, going forward than historically has been required, and generally increased regulatory scrutiny with respect to capital levels, could limit M&T’s business activities, including lending, and its ability to expand, either organically or through acquisitions. It could also result in M&T being required to take steps to increase its regulatory capital that may be dilutive to shareholders or limit its ability to pay dividends or otherwise return capital to shareholders, or sell or refrain from acquiring assets, the capital requirements for which are not justified by the assets’ underlying risks. In addition, the new liquidity standards could require M&T to increase its holdings of unencumbered highly liquid short-term investments, thereby reducing M&T’s ability to invest in longer-term assets even if deemed more desirable from a balance sheet management perspective. Moreover, although these new requirements are being phased in over time, U.S. federal banking agencies have been taking into account expectations regarding the ability of banks to meet these new requirements, including under stressed conditions, in approving actions that represent uses of capital, such as dividend increases, share repurchases and acquisitions.

Risks Relating to M&T’s Business

Deteriorating credit quality could adversely impact M&T.

As a lender, M&T is exposed to the risk that customers will be unable to repay their loans in accordance with the terms of the agreements, and that any collateral securing the loans may be insufficient to assure full repayment. Credit losses are inherent in the business of making loans.

Factors that influence M&T’s credit loss experience include overall economic conditions affecting businesses and consumers, generally, but also residential and commercial real estate valuations, in particular, given the size of M&T’s real estate loan portfolios. Factors that can influence M&T’s credit loss experience include: (i) the impact of residential real estate values on M&T’s portfolio of loans to residential real estate builders and developers and other loans secured by residential real estate; (ii) the concentrations of commercial real estate loans in M&T’s loan portfolio; (iii) the amount of commercial and industrial loans to businesses in areas of New York State outside of the New York City metropolitan area and in central Pennsylvania that have historically experienced less economic growth and vitality than many other regions of the country; (iv) the repayment performance associated with M&T’s first and second lien loans secured by residential real estate; and (v) the size of M&T’s portfolio of loans to individual consumers, which historically have experienced higher net charge-offs as a percentage of loans outstanding than loans to other types of borrowers. In recent years, M&T has experienced historically high levels of nonaccrual loans and net charge-offs of residential real estate-related loans, including first and junior lien mortgage loans and loans to builders and developers of residential real estate. M&T has also experienced higher than historical levels of nonaccrual commercial real estate loans since 2009. Commercial real estate valuations can be highly subjective, as they are based upon many assumptions. Such valuations can be significantly affected over relatively short periods of time by changes in business climate, economic conditions, interest rates and, in many cases, the results of operations of businesses and other occupants of the real property. Similarly, residential real estate valuations can be impacted by housing trends, the availability of financing at reasonable interest rates, governmental policy regarding housing and housing finance and general economic conditions affecting consumers.

M&T maintains an allowance for credit losses which represents, in management’s judgment, the amount of losses inherent in the loan and lease portfolio. The allowance is determined by management’s evaluation of the loan and lease portfolio based on such factors as the differing economic risks associated with each loan category, the current financial condition of specific borrowers, the economic environment in which borrowers operate, the level of delinquent loans, the value of any collateral and, where applicable, the existence of any guarantees or indemnifications. The effects of probable decreases in expected principal cash flows on acquired loans are also considered in the establishment of the allowance for credit losses.

M&T believes that the allowance for credit losses appropriately reflects credit losses inherent in the loan and lease portfolio. However, there is no assurance that the allowance will be sufficient to cover such credit losses, particularly if housing and employment conditions worsen or the economy experiences a downturn. In those cases, M&T may be required to increase the allowance through an increase in the provision for credit losses, which would reduce net income.

M&T must maintain adequate sources of funding and liquidity.

M&T must maintain adequate funding sources in the normal course of business to support its operations and fund outstanding liabilities, as well as meet regulatory expectations. M&T primarily relies on deposits to be a low cost and stable source of funding for the loans M&T makes and the operations of M&T’s business. Core customer deposits, which include noninterest-bearing deposits, interest-bearing transaction account deposits and other domestic time deposits up to $250,000, have historically provided M&T with a sizeable source of relatively stable and low-cost funds. In addition to customer deposits, sources of liquidity include borrowings from third party banks, securities dealers, various Federal Home Loan Banks and the Federal Reserve Bank of New York.

M&T’s liquidity and ability to fund and run the business could be materially adversely affected by a variety of conditions and factors, including financial and credit market disruptions and volatility or a lack of market or customer confidence in financial markets in general, which may result in a loss of customer deposits or outflows of cash or collateral and/or ability to access capital markets on favorable terms.

Other conditions and factors that could materially adversely affect M&T’s liquidity and funding include a lack of market or customer confidence in, or negative news about, M&T or the financial services industry generally which also may result in a loss of deposits and/or negatively affect the ability to access the capital markets; the loss of customer deposits to alternative investments; inability to sell or securitize loans or other assets, and downgrades in one or more of M&T’s credit ratings. A downgrade in M&T’s credit rating, which could result from general industry-wide or regulatory factors not solely related to M&T, could adversely affect M&T’s ability to borrow funds and raise the cost of borrowings substantially and could cause creditors and business counterparties to raise collateral requirements or take other actions that could adversely affect M&T’s ability to raise capital. Many of the above conditions and factors may be caused by events over which M&T has little or no control. There can be no assurance that significant disruption and volatility in the financial markets will not occur in the future.

If M&T is unable to continue to fund assets through customer bank deposits or access funding sources on favorable terms or if M&T suffers an increase in borrowing costs or otherwise fails to manage liquidity effectively, M&T’s liquidity, operating margins, financial condition and results of operations may be materially adversely affected.

The financial services industry is highly competitive and creates competitive pressures that could adversely affect M&T’s revenue and profitability.

The financial services industry in which M&T operates is highly competitive. M&T competes not only with commercial and other banks and thrifts, but also with insurance companies, mutual funds, hedge funds, securities brokerage firms and other companies offering financial services in the U.S., globally and over the Internet. M&T competes on the basis of several factors, including capital, access to capital, revenue generation, products, services, transaction execution, innovation, reputation and price. Over time, certain sectors of the financial services industry have become more concentrated, as institutions involved in a broad range of financial services have been acquired by or merged into other firms. These developments could result in M&T’s competitors gaining greater capital and other resources, such as a broader range of products and services and geographic diversity. M&T may experience pricing pressures as a result of these factors and as some of its competitors seek to increase market share by reducing prices or paying higher rates of interest on deposits. Finally, technological change is influencing how individuals and firms conduct their financial affairs and changing the delivery channels for financial services, with the result that M&T may have to contend with a broader range of competitors including many that are not located within the geographic footprint of its banking office network.

M&T may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. M&T has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose M&T to credit risk in the event of a default by a counterparty or client. In addition, M&T’s credit risk may be exacerbated when the collateral held by M&T cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to M&T. Any such losses could have a material adverse effect on M&T’s financial condition and results of operations.

M&T (the parent holding company) relies on dividends from its subsidiaries for its liquidity.

M&T is a separate and distinct legal entity from its subsidiaries. M&T typically receives substantially all of its revenue from subsidiary dividends. These dividends are the principal source of funds to pay dividends on M&T stock and interest and principal on its debt. Various federal and/or state laws and regulations, as well as regulatory expectations, limit the amount of dividends that M&T’s banking subsidiaries and certain nonbank subsidiaries may pay. Regulatory scrutiny of capital levels at bank holding companies and insured depository institution subsidiaries has increased since the financial crisis and has resulted in increased regulatory focus on all aspects of capital planning, including dividends and other distributions to shareholders of banks such as parent bank holding companies. See “Item 1. Business—Dividends” in M&T’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of regulatory and other restrictions on dividend declarations. Also, M&T’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors. Limitations on M&T’s ability to receive dividends from its subsidiaries could have a material adverse effect on its liquidity and ability to pay dividends on its stock or interest and principal on its debt.

M&T is subject to operational risk.

Like all businesses, M&T is subject to operational risk, which represents the risk of loss resulting from human error, inadequate or failed internal processes and systems, and external events. Operational risk also encompasses reputational risk and compliance and legal risk, which is the risk of loss from violations of, or noncompliance with, laws, rules, regulations, prescribed practices or ethical standards, as well as the risk of noncompliance with contractual and other obligations. M&T is also exposed to operational risk through outsourcing arrangements, and the effect that changes in circumstances or capabilities of its outsourcing vendors can have on M&T’s ability to continue to perform operational functions necessary to its business. In addition, along with other participants in the financial services industry, M&T continually and frequently attempts to introduce new technology-driven products and services that are aimed at allowing M&T to better serve customers and to reduce costs. M&T may not be able to effectively implement new technology-driven products and services that allows M&T to remain competitive or be successful in marketing these products and services to its customers. Although M&T seeks to mitigate operational risk through a system of internal controls which are reviewed and updated, no system of controls, however well designed and maintained, is infallible. Control weaknesses or failures or other operational risks could result in charges, increased operational costs, harm to M&T’s reputation or foregone business opportunities.

Changes in accounting standards could impact M&T’s financial condition and results of operations.

The accounting standard setters, including the FASB, the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of M&T’s consolidated financial statements. These changes can be hard to predict and can materially impact how M&T records and reports its financial condition and results of operations. In some cases, M&T could be required to apply a new or revised standard retroactively, which would result in the restating of M&T’s prior period financial statements.

M&T’s accounting policies and processes are critical to the reporting of M&T’s financial condition and results of operations. They require management to make estimates about matters that are uncertain.

Accounting policies and processes are fundamental to M&T’s reported financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the reported amounts of our assets or liabilities and financial results. Several of M&T’s accounting policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. Pursuant to GAAP, M&T is required to make certain assumptions and estimates in preparing its financial statements. If assumptions or estimates underlying M&T’s financial statements are incorrect, M&T may experience material losses.

Management has identified certain accounting policies as being critical because they require management’s judgment to ascertain the valuations of assets, liabilities, commitments, and contingencies. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, valuing an asset or liability, or recognizing or reducing a liability. M&T has established detailed policies and control procedures that are intended to ensure these critical accounting estimates and judgments are well controlled and applied consistently. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. Because of the uncertainty surrounding judgments and the estimates pertaining to these matters, M&T could be required to adjust accounting policies or restate prior period financial statements if those judgments and estimates prove to be incorrect. For additional information, see Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Critical Accounting Estimates” and Note 1, “Significant Accounting Policies,” to the Consolidated Financial Statements in M&T’s Annual Report on Form 10-K for the year ended December 31, 2011.

Difficulties in combining the operations of acquired entities with M&T’s own operations may prevent M&T from achieving the expected benefits from its acquisitions.

M&T has regularly considered opportunities to expand and improve its business through acquisition of other financial institutions, such as the proposed merger with Hudson City Bancorp, Inc., where there is deemed to be an attractive strategic fit. Inherent uncertainties exist when integrating the operations of an acquired entity. M&T may not be able to fully achieve its strategic objectives and planned operating efficiencies in an acquisition. In addition, the markets and industries in which M&T and its potential acquisition targets operate are highly competitive. M&T may lose customers or fail to retain the customers of acquired entities as a result of an acquisition. Future acquisition and integration activities may require M&T to devote substantial time and resources, and as a result M&T may not be able to pursue other business opportunities.

After completing an acquisition, M&T may not realize the expected benefits of the acquisition due to lower financial results pertaining to the acquired entity. For example, M&T could experience higher credit losses than originally anticipated related to an acquired loan portfolio.

M&T could suffer if it fails to attract and retain skilled personnel.

M&T’s success depends, in large part, on its ability to attract and retain key individuals. Competition for qualified candidates in the activities and markets that M&T serves is significant and M&T may not be able to hire these candidates and retain them. Growth in M&T’s business, including through acquisitions, may increase its need for additional qualified personnel. If M&T is not able to hire or retain these key individuals, M&T may be unable to execute its business strategies and may suffer adverse consequences to its business, financial condition and results of operations.

In June 2010, the federal banking agencies issued joint guidance on executive compensation designed to help ensure that a banking organization’s incentive compensation policies do not encourage imprudent risk taking and are consistent with the safety and soundness of the organization. In addition, the Dodd-Frank Act requires those agencies, along with the SEC, to adopt rules to require reporting of incentive compensation and to prohibit certain compensation arrangements. The federal banking agencies and SEC proposed such rules in April 2011. If as a result of complying with any such rules M&T is unable to attract and retain qualified employees, or do so at rates necessary to maintain its competitive position, or if the compensation costs required to attract and retain employees become more significant, M&T’s performance, including its competitive position, could be materially adversely affected.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact M&T’s business.

Severe weather, natural disasters (including, for example, Hurricane Sandy), acts of war or terrorism and other adverse external events could have a significant impact on M&T’s ability to conduct business. Such events could affect the stability of M&T’s deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause M&T to incur additional expenses. Although M&T has established disaster recovery plans and procedures, and monitors for significant environmental effects on its properties or its investments, the occurrence of any such event could have a material adverse effect on M&T.

M&T’s information systems may experience interruptions or breaches in security.

M&T relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in disruptions to its accounting, deposit, loan and other systems, and adversely affect M&T’s customer relationships. While M&T has policies and procedures designed to prevent or limit the effect of these possible events, there can be no assurance that any such failure, interruption or security breach will not occur or, if any does occur, that it can be sufficiently remediated.

There have been increasing efforts on the part of third parties to breach data security at financial institutions or with respect to financial transactions. In addition, because the techniques used to cause such security breaches change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, M&T may be unable to proactively address these techniques or to implement adequate preventative measures. The ability of M&T’s customers to bank remotely, including online and through mobile devices, requires secure transmission of confidential information and increases the risk of data security breaches.

The occurrence of any failure, interruption or security breach of M&T’s systems, particularly if widespread or resulting in financial losses to M&T customers, could damage M&T’s reputation, result in a loss of customer business, subject it to additional regulatory scrutiny, or expose it to civil litigation and financial liability.

M&T is or may become involved from time to time in suits, legal proceedings, information-gathering requests, investigations and proceedings by governmental and self-regulatory agencies that may lead to adverse consequences.

Many aspects of M&T’s business involve substantial risk of legal liability. M&T or its subsidiaries have been named or threatened to be named as defendants in various lawsuits arising from its or its subsidiaries’ business activities (and in some cases from the activities of companies M&T has acquired). In addition, from time to time, M&T is, or may become, the subject of governmental and self-regulatory agency information-gathering requests, reviews, investigations and proceedings and other forms of regulatory inquiry, including by the SEC and law enforcement authorities. M&T is also at risk when it has agreed to indemnify others for losses related to legal proceedings, including litigation and governmental investigations and inquiries, they face, such as in connection with the purchase or sale of a business or assets. The results of such proceedings could lead to significant monetary damages or penalties, adverse judgments, settlements, fines, injunctions, restrictions on the way in which M&T conducts its business, or reputational harm.

Although M&T establishes accruals for legal proceedings when information related to the loss contingencies represented by those matters indicates both that a loss is probable and that the amount of loss can be reasonably estimated, M&T does not have accruals for all legal proceedings where it faces a risk of loss. In addition, due to the inherent subjectivity of the assessments and unpredictability of the outcome of legal proceedings, amounts accrued may not represent the ultimate loss to M&T from the legal proceedings in question. Thus, M&T’s ultimate losses may be higher, and possibly significantly so, than the amounts accrued for legal loss contingencies, which could adversely affect M&T’s financial condition and results of operations.

M&T relies on other companies to provide key components of M&T’s business infrastructure.

Third parties provide key components of M&T’s business infrastructure such as banking services, processing, and Internet connections and network access. Any disruption in such services provided by these third parties or any failure of these third parties to handle current or higher volumes of use could adversely affect M&T’s ability to deliver products and services to clients and otherwise to conduct business. Technological or financial difficulties of a third party service provider could adversely affect M&T’s business to the extent those difficulties result in the interruption or discontinuation of services provided by that party. M&T may not be insured against all types of losses as a result of third party failures and insurance coverage may be inadequate to cover all losses resulting from system failures or other disruptions. Failures in M&T’s business infrastructure could interrupt the operations or increase the costs of doing business.

HUDSON CITY SPECIAL MEETING OF STOCKHOLDERS

Date, Time and Place

The special meeting of Hudson City stockholders will be held at [        ] at [        ], Eastern time, on [                    ], 2013. On or about [                    ], 2013, Hudson City commenced mailing this document and the enclosed form of proxy to its stockholders entitled to vote at the Hudson City special meeting.

Purpose of Hudson City Special Meeting

At the Hudson City special meeting, Hudson City stockholders will be asked to:

•	adopt the merger agreement, a copy of which is attached as Appendix A to this document, which is referred to as the Merger proposal;

•

to approve, on a non-binding, advisory basis, the compensation to be paid to Hudson City’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Hudson City’s Directors and Executive Officers in the Merger” beginning on page [    ], which is referred to as the Merger-Related Named Executive Officer Compensation proposal; and

•

to approve one or more adjournments of the Hudson City special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Merger proposal, which is referred to as the Hudson City Adjournment proposal.

Recommendation of the Hudson City Board of Directors

The Hudson City board of directors recommends that you vote “FOR” the Merger proposal, “FOR” the Merger-Related Named Executive Officer Compensation proposal and “FOR” the Hudson City Adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the Hudson City Board of Directors and Reasons for the Merger” on page [    ].

Hudson City Record Date and Quorum

The Hudson City board of directors has fixed the close of business on [                    ], 2013 as the record date for determining the holders of Hudson City common stock entitled to receive notice of and to vote at the Hudson City special meeting.

As of the Hudson City record date, there were [            ] shares of Hudson City common stock outstanding and entitled to vote at the Hudson City special meeting held by [            ] holders of record. Each share of Hudson City common stock entitles the holder to one vote at the Hudson City special meeting on each proposal to be considered at the Hudson City special meeting.

The representation (in person or by proxy) of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the Hudson City special meeting constitutes a quorum for transacting business at the Hudson City special meeting. All shares of Hudson City common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Hudson City special meeting.

As of the record date, directors and executive officers of Hudson City and their affiliates owned and were entitled to vote [            ] shares of Hudson City common stock, representing approximately [    ]% of the shares of Hudson City common stock outstanding on that date. Hudson City currently expects that Hudson City’s directors and executive officers will vote their shares in favor of the Merger proposal, the Merger-Related Named Executive Officer Compensation proposal and the Hudson City Adjournment proposal, although none of them has entered into any agreements obligating them to do so. As of the record date, M&T beneficially held [            ] shares of Hudson City common stock.

Required Vote

Required Vote to Approve the Merger Proposal

The affirmative vote of a majority of the outstanding shares of Hudson City common stock entitled to vote is required to approve the Merger proposal.

Required Vote to Approve the Merger-Related Named Executive Officer Compensation Proposal

The affirmative vote of a majority of the shares of Hudson City common stock represented (in person or by proxy) at the Hudson City special meeting and entitled to vote on the proposal is required to approve the Merger-Related Named Executive Officer Compensation proposal.

Required Vote to Approve the Hudson City Adjournment Proposal

The affirmative vote of a majority of the shares of Hudson City common stock represented (in person or by proxy) at the Hudson City special meeting and entitled to vote on the proposal is required to approve the Hudson City Adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the Hudson City special meeting, an abstention occurs when a Hudson City stockholder attends the Hudson City special meeting, either in person or by proxy, but abstains from voting.

•	For the Merger proposal, an abstention or a failure to vote will have the same effect as a vote cast “AGAINST” this proposal.

•

For the Merger-Related Named Executive Officer Compensation proposal, if a Hudson City stockholder present in person at the Hudson City special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a Hudson City stockholder is not present in person at the Hudson City special meeting and does not respond by proxy, it will have no effect on the vote count for the Merger-Related Named Executive Officer Compensation proposal.

•

For the Hudson City Adjournment proposal, if a Hudson City stockholder present in person at the Hudson City special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If a Hudson City stockholder is not present in person at the Hudson City special meeting and does not respond by proxy, it will have no effect on the vote count for the Hudson City Adjournment proposal.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that a Hudson City stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Hudson City special meeting in the manner it directs. A Hudson City stockholder may vote by proxy or in person at the Hudson City special meeting. If you hold your shares of Hudson City common stock in your name as a stockholder of record, to submit a proxy, you, as a Hudson City stockholder, may use one of the following methods:

•

By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given. The telephone voting system is available until 11:59 p.m., Eastern time, on the day preceding the meeting.

•

Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot. The Internet voting system is available until 11:59 p.m., Eastern time, on the day preceding the meeting.

•	By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Hudson City requests that Hudson City stockholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to Hudson City as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Hudson City stock represented by it will be voted at the Hudson City special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of Hudson City common stock represented by the proxy will be voted as recommended by the Hudson City board of directors.

If a Hudson City stockholder’s shares are held in “street name” by a broker, bank or other nominee, the stockholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every Hudson City stockholder’s vote is important. Accordingly, each Hudson City stockholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the Hudson City stockholder plans to attend the Hudson City special meeting in person.

Shares Held in Street Name

If you are a Hudson City stockholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Hudson City or by voting in person at the Hudson City special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Hudson City common stock on behalf of their customers may not give a proxy to Hudson City to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Hudson City stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the Merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal;

•

your broker, bank or other nominee may not vote your shares on the Merger-Related Named Executive Officer Compensation proposal, which broker non-votes will have no effect on the vote count for this proposal; and

•	your broker, bank or other nominee may not vote your shares on the Hudson City Adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

Voting of Shares Held in Hudson City ESOP

If you hold your shares indirectly in the Hudson City ESOP, you have the right to direct the ESOP trustee how to vote the shares allocated to your ESOP Account as described in the voting materials sent to you by the ESOP trustee.

Voting of Shares Held in Hudson City PIB

If you hold your shares indirectly in the Hudson City PIB, you have the right to direct the PIB trustee how to vote the shares held in your PIB account as described in the voting materials sent to you by the PIB trustee.

Revocability of Proxies and Changes to a Hudson City Stockholder’s Vote

A Hudson City stockholder has the power to change its vote at any time before its shares of Hudson City common stock are voted at the Hudson City special meeting by:

•	filing a notice of revocation to Hudson City’s corporate secretary at West 80 Century Road, Paramus, New Jersey 07652, stating that you would like to revoke your proxy;

•

logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card. The Internet and telephone voting systems are available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern time on the day preceding the special meeting;

•	sending a completed proxy card bearing a later date than your original proxy card; or

•	attending the Hudson City special meeting and voting in person, as long as, in the case of Hudson City, you have also revoked by one of the above methods any previously delivered proxy.

If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Hudson City special meeting. If you have instructed a bank, broker or other nominee to vote your shares of Hudson City common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by Hudson City. Hudson City will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. Hudson City has retained Georgeson to assist in the solicitation of proxies for a fee of $[            ] plus reasonable out-of-pocket expenses. In addition to solicitations by mail, Hudson City’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Attending the Hudson City Special Meeting

Subject to space availability, all Hudson City stockholders as of the record date, or their duly appointed proxies, may attend the Hudson City special meeting. Since seating is limited, admission to the Hudson City special meeting will be on a first-come, first-served basis. Registration and seating will begin at [        ], Eastern time.

If you hold your shares of Hudson City common stock in your name as a stockholder of record and you wish to attend the Hudson City special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Hudson City special meeting. You should also bring valid picture identification.

If your shares of Hudson City common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the Hudson City special meeting, you need to bring a copy of a bank or brokerage statement to the Hudson City special meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

HUDSON CITY PROPOSALS

Merger Proposal

As discussed throughout this document, Hudson City is asking its stockholders to approve the Merger proposal. Holders of Hudson City common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of Hudson City common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this document.

Vote Required and Hudson City Board Recommendation

The affirmative vote of a majority of the outstanding shares of Hudson City common stock entitled to vote is required to approve the Merger proposal.

The Hudson City board of directors recommends a vote “FOR” the Merger proposal.

Non-Binding Advisory Vote Approving Merger-Related Named Executive Officer Compensation Proposal

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Hudson City is seeking non-binding, advisory stockholder approval of the compensation of Hudson City’s named executive officers that is based on or otherwise relates to the merger as disclosed in “The Merger—Interests of Hudson City Directors and Executive Officers in the Merger—Merger-Related Compensation for Hudson City’s Named Executive Officers” beginning on page [    ]. The proposal gives Hudson City’s stockholders the opportunity to express their views on the merger-related compensation of Hudson City’s named executive officers. Accordingly, Hudson City is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Hudson City’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Hudson City Directors and Executive Officers in the Merger— Merger-Related Compensation for Hudson City’s Named Executive Officers,” are hereby APPROVED.”

Vote Required and Hudson City Board Recommendation

The vote on this proposal is a vote separate and apart from the vote to approve the Merger proposal. Accordingly, you may vote not to approve this proposal on merger-related compensation and benefits to be paid or provided to named executive officers of Hudson City and vote to approve the Merger proposal and vice versa. The vote is advisory in nature and, therefore, is not binding on Hudson City or on M&T or the boards of directors or the compensation committees of Hudson City or M&T, regardless of whether the Merger proposal is approved. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by Hudson City’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to approve the Merger proposal. The merger-related named executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers and accordingly the outcome of this advisory vote will not affect the obligation to make these payments.

The affirmative vote of a majority of the shares of Hudson City common stock represented (in person or by proxy) at the Hudson City special meeting and entitled to vote on the proposal is required to approve the Merger-Related Named Executive Officer Compensation proposal.

The Hudson City board of directors recommends a vote “FOR” the Merger-Related Named Executive Officer Compensation proposal.

Hudson City Adjournment Proposal

The Hudson City special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Hudson City special meeting to approve the Merger proposal.

If, at the Hudson City special meeting, the number of shares of Hudson City common stock present or represented and voting in favor of the Merger proposal is insufficient to approve the Merger proposal, Hudson City intends to move to adjourn the Hudson City special meeting in order to enable the Hudson City board of directors to solicit additional proxies for approval of the merger. In that event, Hudson City will ask its stockholders to vote only upon the Hudson City Adjournment proposal, and not the Merger proposal or the Merger-Related Named Executive Officer Compensation proposal.

In this proposal, Hudson City is asking its stockholders to authorize the holder of any proxy solicited by the Hudson City board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Hudson City special meeting to another time and place for the purpose of soliciting additional proxies. If the Hudson City stockholders approve the Hudson City Adjournment proposal, Hudson City could adjourn the Hudson City special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Hudson City stockholders who have previously voted.

The Hudson City board of directors recommends a vote “FOR” the Hudson City Adjournment proposal.

Other Matters to Come Before the Hudson City Special Meeting

No other matters are intended to be brought before the Hudson City special meeting by Hudson City, and Hudson City does not know of any matters to be brought before the Hudson City special meeting by others. If, however, any other matters properly come before the Hudson City special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

M&T SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place

The special meeting of M&T shareholders will be held at [        ] at [        ], Eastern time, on [                    ], 2013. On or about [            ], 2013, M&T commenced mailing this document and the enclosed form of proxy to its shareholders entitled to vote at the M&T special meeting.

Purpose of M&T Special Meeting

At the M&T special meeting, M&T shareholders will be asked to:

•	approve the issuance of M&T common stock, par value $0.50 per share, pursuant to the merger agreement, which is referred to as the Stock Issuance proposal;

•

approve certain amendments to the terms of each of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation preference $1,000 per share, of M&T, which are referred to as the Series A Preferred Shares, and the Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share and liquidation preference $1,000 per share, of M&T, which are referred to as the Series C Preferred Shares, which are collectively referred to as the Preferred Shares, amendments to the dividend rate and the redemption provisions of the Preferred Shares, which is referred to as the Preferred Share Amendment proposal; and

•

approve one or more adjournments of the M&T special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Stock Issuance proposal or the Preferred Share Amendment proposal, which is referred to as the M&T Adjournment proposal.

The Stock Issuance proposal is not conditioned on the approval of the Preferred Share Amendment proposal, and only approval of the Stock Issuance proposal is required to complete the merger. Similarly, the Preferred Share Amendment proposal is not conditioned on the approval of the Stock Issuance proposal. M&T will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

Recommendation of the M&T Board of Directors

The M&T board of directors recommends that you vote “FOR” the Stock Issuance proposal, “FOR” the Preferred Share Amendment proposal and “FOR” the M&T Adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the M&T Board of Directors and Reasons for the Merger” on page [    ].

M&T Record Date and Quorum

The M&T board of directors has fixed the close of business on [                    ], 2013 as the record date for determining the holders of M&T common stock entitled to receive notice of and to vote at the M&T special meeting.

As of the M&T record date, there were [            ] shares of M&T common stock outstanding and entitled to vote at the M&T special meeting held by [            ] holders of record. Each share of M&T common stock entitles the holder to one vote at the M&T special meeting on each proposal to be considered at the M&T special meeting.

The representation of holders of at least a majority of the votes entitled to be cast on the matters to be voted on at the M&T special meeting constitutes a quorum for transacting business at the M&T special meeting. All shares of M&T common stock, whether present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the M&T special meeting.

As of the record date, directors and executive officers of M&T and their affiliates owned and were entitled to vote [            ] shares of M&T common stock, representing approximately [    ]% of the shares of M&T

common stock outstanding on that date. M&T currently expects that M&T’s directors and executive officers will vote their shares in favor of the Stock Issuance proposal, the Preferred Share Amendment proposal and the M&T Adjournment proposal, although none of them has entered into any agreements obligating them to do so. As of the record date, Hudson City beneficially held [            ] shares of M&T common stock.

Required Vote

Required Vote to Approve the Stock Issuance Proposal

The affirmative vote of a majority of the shares of M&T common stock represented (in person or by proxy) and entitled to vote on the proposal is required to approve the Stock Issuance proposal, provided that the total votes cast on the proposal (including abstentions) must represent a majority of the shares of M&T common stock outstanding.

Required Vote to Approve the Preferred Share Amendment Proposal

The affirmative vote of a majority of the outstanding shares of M&T common stock is required to approve the Preferred Share Amendment proposal.

Required Vote to Approve the M&T Adjournment Proposal

The affirmative vote of a majority of the shares of M&T common stock represented (in person or by proxy) at the M&T special meeting and entitled to vote on the proposal is required to approve the M&T Adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the M&T special meeting, an abstention occurs when an M&T shareholder attends the M&T special meeting, either in person or by proxy, but abstains from voting.

•

For the Stock Issuance proposal, if an M&T shareholder present in person at the M&T special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If an M&T shareholder is not present in person at the M&T special meeting and does not respond by proxy, it will have no effect on the vote count for the Stock Issuance proposal unless the aggregate number of such unvoted shares of M&T common stock results in a failure to meet the NYSE requirement that the total votes cast on such proposal (including abstentions) represent a majority of the shares of M&T common stock outstanding as of the M&T record date.

•	For the Preferred Share Amendment proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” this proposal.

•

For the M&T Adjournment proposal, if an M&T shareholder present in person at the M&T special meeting abstains from voting, or responds by proxy with an “abstain” vote, it will have the same effect as a vote cast “AGAINST” this proposal. If an M&T shareholder is not present in person at the M&T special meeting and does not respond by proxy, it will have no effect on the vote count for the M&T Adjournment proposal.

Voting on Proxies; Incomplete Proxies

Giving a proxy means that an M&T shareholder authorizes the persons named in the enclosed proxy card to vote its shares at the M&T special meeting in the manner it directs. An M&T shareholder may vote by proxy or in person at the M&T special meeting. If you hold your shares of M&T common stock in your name as a shareholder of record, to submit a proxy, you, as an M&T shareholder, may use one of the following methods:

•

By telephone: Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you call. You will be prompted to enter your control number(s), which is located on your proxy card, and then follow the directions given.

•

Through the Internet: Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card handy when you access the website. You will be prompted to enter your control number(s), which is located on your proxy card, to create and submit an electronic ballot.

•	By mail: Complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

M&T requests that M&T shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy and returning it to M&T as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of M&T stock represented by it will be voted at the M&T special meeting in accordance with the instructions contained on the proxy card. If any proxy is returned without indication as to how to vote, the shares of M&T common stock represented by the proxy will be voted as recommended by the M&T board of directors.

If an M&T shareholder’s shares are held in “street name” by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine whether it may vote by telephone or the Internet.

Every M&T shareholder’s vote is important. Accordingly, each M&T shareholder should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not the M&T shareholder plans to attend the M&T special meeting in person.

Shares Held in Street Name

If you are an M&T shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to M&T or by voting in person at the M&T special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of M&T common stock on behalf of their customers may not give a proxy to M&T to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are an M&T shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•

your broker, bank or other nominee may not vote your shares on the Stock Issuance proposal, which broker non-votes will have no effect on the vote count for such proposal unless the aggregate number of broker non-votes results in a failure to meet the NYSE requirement that the total votes cast on such proposal (including abstentions) represent a majority of the shares of M&T common stock outstanding as of the M&T record date;

•	your broker, bank or other nominee may not vote your shares on the Preferred Share Amendment proposal, which will have the same effect as a vote cast “AGAINST” this proposal; and

•	your broker, bank or other nominee may not vote your shares on the M&T Adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

Voting of Shares Held in M&T Benefit Plans

If you hold your shares indirectly in the M&T benefit plans, you have the right to direct the M&T trustee how to vote your shares as described in the voting materials sent to you by the M&T trustee.

Revocability of Proxies and Changes to an M&T Shareholder’s Vote

An M&T shareholder has the power to change its vote at any time before its shares of M&T common stock are voted at the M&T special meeting by:

•	sending a notice of revocation to M&T’s corporate secretary at One M&T Plaza, Buffalo, New York 14203 stating that you would like to revoke your proxy;

•

logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	sending a completed proxy card bearing a later date than your original proxy card; or

•	attending the M&T special meeting and voting in person.

If you choose either of the first two methods, you must take the described action no later than the beginning of the M&T special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the M&T special meeting. If you have instructed a bank, broker or other nominee to vote your shares of M&T common stock, you must follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by M&T. M&T will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, M&T’s directors, officers and regular employees may solicit proxies personally or by telephone without additional compensation.

Discontinuing Multiple Mailings

If you are a shareholder of record and have more than one account in your name or at the same address as other shareholders of record, you may authorize M&T to discontinue mailings of multiple annual reports and proxy statements, including this joint proxy statement/prospectus. To discontinue multiple mailings, or to reinstate multiple mailings, please either mail your request to M&T Bank Corporation, Attention: Shareholder Relations, One M&T Plaza, Buffalo, New York 14203, or send your request to Shareholder Relations via electronic mail at ir@mtb.com.

Attending the M&T Special Meeting

Subject to space availability, all M&T shareholders as of the record date, or their duly appointed proxies, may attend the M&T special meeting. Since seating is limited, admission to the M&T special meeting will be on a first-come, first-served basis. Registration and seating will begin at [        ], Eastern time.

If you hold your shares of M&T common stock in your name as a shareholder of record and you wish to attend the M&T special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the M&T special meeting. You should also bring valid picture identification.

If your shares of M&T common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the M&T special meeting, you need to bring a copy of a bank or brokerage statement to the M&T special meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification.

M&T PROPOSALS

Stock Issuance Proposal

It is a condition to completion of the merger that M&T issue shares of M&T common stock in the merger. In the merger, each Hudson City stockholder may elect to receive, for each share of Hudson City common stock owned, 0.08403 of a share of M&T common stock or cash having a value equal to 0.08403 multiplied by the average of the closing prices of M&T common stock on the NYSE for the ten trading days immediately preceding the completion of the merger.

M&T is asking its shareholders to approve the Stock Issuance proposal. The issuance of these securities to Hudson City stockholders is necessary to effect the merger and the approval of the Stock Issuance proposal is required for completion of the merger.

The M&T board of directors recommends a vote “FOR” the Share Issuance proposal.

Preferred Share Amendment Proposal

M&T is asking its shareholders to approve certain amendments to the terms of each of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and liquidation preference $1,000 per share, referred to as the Series A Preferred Shares, and the Fixed Rate Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share and liquidation preference $1,000 per share of M&T, referred to as the Series C Preferred Shares that would serve to reduce the dividend rate on each of the Series A Preferred Shares and the Series C Preferred Shares from 9% per annum to 6.375% per annum, effective November 15, 2013, and extend the earliest date that such Series A Preferred Shares and Series C Preferred Shares can be redeemed to November 15, 2018. These amendments have been previously approved by M&T’s Board of Directors and by the U.S. Treasury and are being undertaken in connection with the U.S. Treasury’s previously announced offering of the Series A Preferred Shares and Series C Preferred Shares for sale to the public and the completion of M&T’s exit from the U.S. Treasury’s TARP program. The U.S. Treasury completed its offering of the Series A Preferred Shares and the Series C Preferred Shares on August 21, 2012.

Currently, under M&T’s Certificate of Incorporation, as amended, the Series A Preferred Shares bear an initial dividend rate of 5% per annum through February 14, 2014 and the Series C Preferred Shares bear an initial dividend rate of 5% per annum through November 14, 2013, and these dividend rates will increase to 9% per annum on and after February 15, 2014 for the Series A Preferred Shares and on and after November 15, 2013 for the Series C Preferred Shares. Under the Preferred Share Amendment proposal, the initial dividend rate on each series of preferred shares will be 5% per annum through November 14, 2013, and will increase to 6.375% per annum on and after November 15, 2013. Also, in connection with the previously announced offering of the Series A Preferred Shares and Series C Preferred Shares, M&T contractually agreed for the benefit of holders of the preferred shares not to redeem the preferred shares except (i) on or after November 15, 2018, subject to prior approval by the appropriate federal banking agency, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to the sum of 100% of the liquidation preference per preferred share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. Prior to such agreement, M&T had been able to redeem each of the Series A Preferred Shares at any time on or after February 15, 2011 and the Series C Preferred Shares at any time on or after November 15, 2011, subject, in each case, to prior approval by the appropriate federal banking agency. The term “regulatory capital treatment event” means the good faith determination by M&T that, as a result of (a) any amendment to, or change in, the laws or regulations of the U.S. (or any political subdivision thereof) that is enacted or becomes effective after August 17, 2012; (b) any proposed change (including any such change with a prospective effect) in those laws or regulations that is announced after August 17, 2012; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after August 17,

2012, there is more than an insubstantial risk that M&T will not be entitled to treat the full liquidation value of the Series A Preferred Shares or Series C Preferred Shares, as applicable, then outstanding as “Tier 1 Capital” for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System, Regulation Y, 12 C.F.R. Part 225, or any successor regulation of the Board of Governors of the Federal Reserve System, as then in effect and applicable, for as long as any share of Series A Preferred Shares or Series C Preferred Shares, as applicable, is outstanding. These modified redemption terms are also included in the Preferred Share Amendment proposal.

Upon approval of the Preferred Share Amendment by M&T shareholders, which has been approved by M&T’s Board of Directors and by the U.S. Treasury, in its capacity as sole holder of the Series A Preferred Shares and Series C Preferred Shares, M&T would be authorized to file with the New York Department of State the certificate of amendment to our Certificate of Incorporation, as amended, as set forth in Appendix D to this document, and the Preferred Share Amendment will thereafter become effective upon filing of the certificate of amendment. Except for the Preferred Share Amendment, the provisions of M&T’s Certificate of Incorporation, as amended, would remain unchanged.

Approval of the Preferred Share Amendment proposal is not a condition to completion of the merger. Only approval of the Stock Issuance proposal is required to complete the merger. Similarly, the Preferred Share Amendment proposal is not conditioned on the approval of the Stock Issuance proposal.

The M&T board of directors recommends a vote “FOR” the Preferred Share Amendment proposal.

M&T Adjournment Proposal

The M&T special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Stock Issuance or Preferred Share Amendment proposals.

If, at the M&T special meeting, the number of shares of M&T common stock present or represented and voting in favor of the Stock Issuance proposal is insufficient to approve the Stock Issuance proposal, M&T intends to move to adjourn the M&T special meeting in order to enable the M&T board of directors to solicit additional proxies for approval of the Stock Issuance proposal. If, at the M&T special meeting, the Stock Issuance proposal is approved by the M&T shareholders, but the number of shares of M&T common stock present or represented and voting in favor of the Preferred Share Amendment Proposal is insufficient to approve the Preferred Share Amendment Proposal, M&T may elect to move to adjourn the M&T special meeting solely in order to enable the M&T board of directors to solicit additional proxies for approval of the Preferred Share Amendment proposal.

In the M&T Adjournment proposal, M&T is asking its shareholders to authorize the holder of any proxy solicited by the M&T board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the M&T special meeting to another time and place for the purpose of soliciting additional proxies. If the M&T shareholders approve the M&T Adjournment proposal, M&T could adjourn the M&T special meeting and any adjourned session of the M&T special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from M&T shareholders who have previously voted.

The M&T board of directors recommends a vote “FOR” the M&T Adjournment proposal.

Other Matters to Come Before the M&T Special Meeting

No other matters are intended to be brought before the M&T special meeting by M&T, and M&T does not know of any matters to be brought before the M&T special meeting by others. If, however, any other matters properly come before the M&T special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

INFORMATION ABOUT THE COMPANIES

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Phone: (716) 842-5138

M&T is a New York business corporation that is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended and as a bank holding company under Article III-A of the New York Banking Law. M&T was incorporated in November 1969. As of September 30, 2012, M&T had consolidated total assets of $81.1 billion, deposits of $64.0 billion and shareholders’ equity of $9.9 billion. M&T had 13,673 full-time and 1,294 part-time employees as of September 30, 2012.

M&T has two wholly owned indirect bank subsidiaries: Manufacturers and Traders Trust Company, which is referred to as M&T Bank, and Wilmington Trust, National Association. The bank subsidiaries collectively offer a wide range of retail and commercial banking, trust, wealth management and investment services to their customers. At September 30, 2012, M&T Bank represented 99% of consolidated assets of M&T. M&T Bank is a banking corporation that is incorporated under the laws of the State of New York. As a commercial bank, M&T Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets. Lending is largely focused on consumers residing in New York State, Pennsylvania, Maryland, Delaware, northern Virginia and Washington, D.C., and on small- and medium-size businesses based in those areas, although loans are originated through lending offices in other states. In addition, M&T conducts lending activities in various states through other subsidiaries. M&T Bank and certain of its subsidiaries also offer commercial mortgage loans secured by income producing properties or properties used by borrowers in a trade or business. Additional financial services are provided through other operating subsidiaries of M&T and M&T Bank.

M&T from time to time considers acquiring banks, thrift institutions, branch offices of banks or thrift institutions, or other businesses within markets currently served by M&T or in other locations that would complement M&T’s business or its geographic reach. M&T has pursued acquisition opportunities in the past, continues to review different opportunities, including the possibility of major acquisitions, and intends to continue this practice.

Merger Sub

c/o M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Phone: (716) 842-5138

Merger Sub, whose legal name is Wilmington Trust Corporation, is a Delaware corporation and a direct, wholly owned subsidiary of M&T. Upon the completion of the merger, Merger Sub will continue to exist as a direct wholly owned subsidiary of M&T. Merger Sub has two wholly owned direct bank subsidiaries: M&T Bank and Wilmington Trust, National Association, both of which will continue to be direct bank subsidiaries of Merger Sub after the merger and the bank merger.

Hudson City Bancorp, Inc.

West 80 Century Road

Paramus, New Jersey 07652

Phone: (201) 967-1900

Hudson City is a Delaware corporation organized in 1999 and serves as the holding company of its only direct subsidiary, Hudson City Savings Bank.

Hudson City Savings Bank is a federally chartered stock savings bank subject to supervision and examination by the OCC. Hudson City Savings Bank has served its customers since 1868. Hudson City Savings Bank is a community- and consumer-oriented retail savings bank offering traditional deposit products, residential real estate mortgage loans and consumer loans. In addition, Hudson City Savings Bank purchases mortgages and mortgage-backed securities and other securities issued by U.S. government-sponsored enterprises as well as other investments permitted by applicable laws and regulations. Hudson City Savings Bank retains substantially all of the loans it originates in its portfolio.

Hudson City Savings Bank’s business model and product offerings allow it to serve a broad range of customers with varying demographic characteristics. Hudson City Savings Bank’s traditional consumer products such as conforming one- to four-family residential mortgages, time deposits, checking and savings accounts appeal to a broad customer base and Hudson City Savings Bank’s jumbo mortgage lending proficiency and time deposit and money market products have allowed Hudson City Savings Bank to target higher-income customers successfully.

Hudson City Savings Bank’s revenues are derived principally from interest on mortgage loans and mortgage-backed securities and interest and dividends on investment securities. Hudson City Savings Bank’s primary sources of funds are customer deposits, borrowings, scheduled amortization and prepayments of mortgage loans and mortgage-backed securities, maturities and calls of investment securities and funds provided by operations.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between M&T and Hudson City. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about M&T or Hudson City. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings M&T and Hudson City make with the SEC, as described in the section entitled “Where You Can Find More Information”.

Terms of the Merger

Transaction Structure

M&T’s and Hudson City’s boards of directors have approved the merger agreement. The merger agreement provides for the acquisition of Hudson City by M&T through the merger of Hudson City with and into Merger Sub, with Merger Sub continuing as the surviving corporation. Immediately following the merger, Hudson City Savings Bank, a wholly owned subsidiary of Hudson City, will merge with and into M&T Bank, a bank chartered under the laws of the State of New York and a wholly owned subsidiary of M&T, with M&T Bank being the surviving bank.

Merger Consideration

In the merger, Hudson City stockholders will have the right, with respect to each of their shares of Hudson City common stock, to elect to receive, subject to proration and adjustment as described below, 0.08403 of a share of M&T common stock or cash having a value equal to 0.08403 multiplied by the average of the closing prices of M&T common stock on the NYSE for the ten trading days immediately preceding the completion of the merger.

If you are a Hudson City stockholder, whether you receive cash or M&T common stock as merger consideration, the value of the merger consideration that you will receive will fluctuate with the market price of M&T common stock. If you receive cash as merger consideration, the value of the merger consideration that you will receive will depend on the average closing prices of M&T common stock for the ten trading days immediately preceding the completion of the merger. If you receive M&T common stock as merger consideration, the value of the merger consideration that you will receive will depend on the market price of M&T common stock when you receive the shares of M&T common stock.

When making an election, Hudson City stockholders may specify different elections with respect to different shares of Hudson City common stock held by them (for example, a Hudson City stockholder with 100 shares of Hudson City common stock could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Cash Election

The merger agreement provides that each Hudson City stockholder who makes a valid cash election will have the right to receive, in exchange for each share of Hudson City common stock, subject to proration and adjustment as described below, an amount in cash equal to 0.08403 multiplied by the average of the closing prices of M&T common stock on the NYSE for the ten trading days immediately preceding the completion of the merger, which is referred to as the cash consideration. For example, based on the average of the closing prices of M&T common stock for the ten trading days ending [                    ], 2013, the cash consideration per share of Hudson City common stock was approximately $[        ]. Subject to limited exceptions, the aggregate number of shares of Hudson City common stock that will be entitled to receive the cash consideration is fixed at 204,338,066, which is referred to as the target cash conversion amount, and, as a result, even if a Hudson City stockholder makes a cash election, such Hudson City stockholder may nevertheless receive a mix of cash and stock consideration. If the number of shares of Hudson City common stock outstanding increases prior to the date of the completion of the merger due to the exercise of outstanding options to purchase or receive shares of Hudson City common stock, the target cash conversion amount will be increased accordingly.

Stock Election

The merger agreement provides that each Hudson City stockholder who makes a valid stock election will have the right to receive, in exchange for each share of Hudson City common stock, subject to proration and adjustment as described below, 0.08403 shares of M&T common stock, which is referred to as the stock consideration. Based on the target cash conversion amount and the number of shares of Hudson City common stock outstanding on [                    ], 2013, the stock consideration would be approximately [            ] shares of M&T common stock in the aggregate. As described in more detail below, depending on the number of shares of Hudson City common stock for which Hudson City stockholders have made a valid cash election, even if a Hudson City stockholder makes a stock election, such Hudson City stockholder may nevertheless receive some cash consideration.

Non-Election

Hudson City stockholders who make no election to receive cash or shares of M&T common stock in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed and/or are not signed, will be deemed not to have made an election. Hudson City stockholders not making an election may be paid in cash, M&T common stock or a mix of cash and M&T common stock depending on, and after giving effect to, the proration and adjustment procedures described below, the number of valid cash elections and stock elections that have been made by other Hudson City stockholders, and the number of shares held by Hudson City stockholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of Delaware law.

Adjustment on a Prorated Basis

The cash and stock elections are subject to proration and adjustment to ensure that the number of shares of Hudson City common stock that are converted into the right to receive the cash consideration is equal to the target cash conversion amount. As a result, even if a Hudson City stockholder makes a cash election or stock election, such Hudson City stockholder may nevertheless receive some stock consideration or some cash consideration, respectively. The number of shares of Hudson City common stock that will be converted into the right to receive cash consideration and the number of shares of Hudson City common stock that will be converted into the right to receive stock consideration in the merger are also subject to proration and adjustment to the extent necessary to enable M&T’s and Hudson City’s respective tax counsel to render their opinions that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Proration Adjustment If Cash Consideration Is Oversubscribed

Shares of M&T common stock may be issued to Hudson City stockholders who make cash elections if the target cash conversion amount is oversubscribed, which will occur if the number of such cash election shares exceeds the target cash conversion amount. If the target cash conversion amount is oversubscribed, then:

•

a Hudson City stockholder making a stock election, no election or an invalid election will receive the stock consideration for each share of Hudson City common stock as to which he or she made a stock election, no election or an invalid election;

•	a Hudson City stockholder making a cash election will receive:

•

the cash consideration for a number of shares of Hudson City common stock equal to the product obtained by multiplying (1) the number of shares of Hudson City common stock for which such stockholder has made a cash election by (2) a fraction, the numerator of which is the target cash conversion amount and the denominator of which is the number of cash election shares; and

•	the stock consideration for the remaining shares of Hudson City common stock for which the Hudson City stockholder made a cash election.

Proration Adjustment if Cash Consideration is Undersubscribed

Cash may be issued to Hudson City stockholders who make stock elections if the target cash conversion amount is undersubscribed, which will occur if the number of cash election shares is less than the target cash conversion amount. The amount by which the number of cash election shares is less than the target cash conversion amount is referred to herein as the shortfall number.

If the target cash conversion amount is undersubscribed, then all Hudson City stockholders making a cash election will receive the cash consideration for all shares of Hudson City common stock as to which they made a cash election. Hudson City stockholders making a stock election, Hudson City stockholders who make no election and Hudson City stockholders who failed to make a valid election will receive cash and/or Hudson City common stock based in part on whether the shortfall number is less or greater than the number of the shares of Hudson City common stock for which no elections are made or Hudson City stockholders failed to make a valid election, which are referred to as the non-election shares, as described below.

Scenario 1: Shortfall Number Is Less than or Equal to Number of Non-Election Shares. If the shortfall number is less than or equal to the number of non-election shares, then:

•	a Hudson City stockholder making a cash election will receive the cash consideration for each share of Hudson City common stock as to which he or she made a cash election;

•	a Hudson City stockholder making a stock election will receive the stock consideration for each share of Hudson City common stock as to which he or she made a stock election; and

•

a Hudson City stockholder who made no election or who did not make a valid election with respect to any of his or her shares of Hudson City common stock may receive, as determined by a random selection process, either cash or stock consideration with respect to the non-election shares held by such Hudson City stockholder, so that the number of shares of Hudson City common stock to be converted into the right to receive cash in the merger equals the target cash conversion amount.

Scenario 2: Shortfall Number Exceeds Number of Non-Election Shares. If the shortfall number exceeds the number of non-election shares, then:

•	a Hudson City stockholder making a cash election will receive the cash consideration for each share of Hudson City common stock as to which he or she made a cash election;

•

a Hudson City stockholder who made no election or who has not made a valid election will receive the cash consideration for each share of Hudson City common stock for which he or she made no election or did not make a valid election; and

•	a Hudson City stockholder making a stock election will receive:

•

the cash consideration with respect to the number of shares of Hudson City common stock equal to the product obtained by multiplying (1) the number of shares of Hudson City common stock with respect to which the Hudson City stockholder made a stock election by (2) a fraction, (x) the numerator of which is equal to the amount by which the shortfall number exceeds the number of non-election shares and (y) the denominator of which is equal to the total number of stock election shares; and

•	stock consideration with respect to the remaining shares of Hudson City common stock held by such Hudson City stockholder as to which he or she made a stock election.

No Adjustment if Cash Consideration Is Sufficiently Subscribed

If the number of cash election shares is equal to the target cash conversion amount, the cash election is sufficient. If the cash election is sufficient, then:

•	a Hudson City stockholder making a cash election will receive the cash consideration for each share of Hudson City common stock as to which he or she made a cash election;

•	a Hudson City stockholder making a stock election will receive the stock consideration for each share of Hudson City common stock as to which he or she made a stock election; and

•

a Hudson City stockholder who made no election or who did not make a valid election with respect to any of his or her shares of Hudson City common stock will receive the stock consideration for each share of Hudson City common stock for which he or she made no election or did not make a valid election.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of Hudson City common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will exchange certificates representing shares of Hudson City common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Form of Election

The merger agreement provides that Hudson City stockholders will be provided with a form of election and other appropriate and customary transmittal materials. Each Hudson City stockholder will be sent an election form and transmittal materials after the Hudson City special meeting. The mailing is expected to occur approximately 35 days prior to the anticipated closing date of the merger. Each form of election will allow the holder to make cash or stock elections or no elections. M&T and the exchange agent will also make available forms of election to each person who subsequently becomes a holder of Hudson City common stock.

Holders of Hudson City common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. Hudson City stockholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. Shares of Hudson City common stock as to which the holder has not made a valid election prior to the election deadline set forth in the election form (currently expected to be the day that is 30 days after the mailing date described above), will be treated as though they had not made an election.

To make an election, a holder of Hudson City common stock must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election. A form of election will be properly completed only if accompanied by certificates representing all shares of Hudson City common stock covered by the form of election (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election), together with duly executed transmittal materials included in the form of election.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked and unless a subsequent properly executed form of election is actually received by the exchange agent at or prior to the election deadline, the holder having revoked the election will be deemed to have made no election with respect to his or her shares of Hudson City common stock, and the exchange agent will return those certificates to the stockholder who submitted those certificates via first-class mail upon the holder’s request. If the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will return those certificates to the stockholder who submitted those certificates via first-class mail.

Hudson City stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, Hudson City stockholders who have made elections will be unable to revoke their elections or sell their shares of Hudson City common stock during the interval between the election deadline and the date of completion of the merger.

Shares of Hudson City common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letters of Transmittal

Soon after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were Hudson City stockholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of Hudson City common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Hudson City common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement. If a certificate for Hudson City common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

Until Hudson City common stock certificates are surrendered for exchange, any dividends or other distributions with a record date after the effective time with respect to M&T common stock into which shares of Hudson City common stock may have been converted will accrue but will not be paid. M&T will pay to former Hudson City stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Hudson City stock certificates. After the effective time of the merger, there will be no transfers on the stock transfer books of Hudson City of any shares of Hudson City common stock. If certificates representing shares of Hudson City common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Hudson City common stock represented by that certificate have been converted.

Dissenting Shares

Shares held by Hudson City stockholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of Delaware law will not be converted into the right to receive either the cash consideration or stock consideration, and such Hudson City stockholders will be entitled only to the rights granted by Delaware law. If any such Hudson City stockholder withdraws or loses his or her right to dissent under Delaware law at or prior to the effective time of the merger, the shares of Hudson City common stock held by such Hudson City stockholder will be treated as non-election shares and converted into the right to receive the cash consideration, the stock consideration or a mix of cash and stock consideration. Solely for the purpose of calculating any adjustments for oversubscription or undersubscription of cash elections described above, any dissenting shares will be treated as cash election shares. Such dissenting shares, however, will not be converted into the right to receive either the cash consideration or stock consideration.

Hudson City ESOP

The Hudson City ESOP is a tax-qualified plan that covers substantially all salaried Hudson City employees who have at least one year of service and have attained age 21. The Hudson City ESOP has received two loans from Hudson City, the proceeds of which were used to acquire shares of Hudson City common stock for the benefit of plan participants. The Hudson City ESOP has pledged the shares of Hudson City common stock acquired with each loan as collateral for that loan and holds them in a suspense account for each loan, releasing them to participant accounts from time to time as their respective loans are repaid, using contributions received from Hudson City. Upon the consummation of the merger, the shares of Hudson City common stock held in each suspense account will be used to repay the loan used to acquire the shares of Hudson City common stock in that account, any shares of Hudson City common stock remaining in either suspense account after repayment will be distributed to plan participants, and the Hudson City ESOP will be terminated.

Background of the Merger

Hudson City has long maintained a traditional residential mortgage lending business model, retaining substantially all the residential mortgage loans it originates in its portfolio. Beginning in 2008 and continuing through 2009, the economy fell into a deep recession, and there was turmoil in the financial marketplace. The recession and the weak economic conditions that prevailed following the recession had an adverse impact on Hudson City. However, as a result of Hudson City’s conservative mortgage underwriting process and traditional mortgage lending business model, these economic conditions did not affect Hudson City to the same extent and in the same manner as many other financial institutions, and Hudson City fared relatively well compared to other financial institutions.

However, the U.S. government’s response to the recessionary economic environment presented new challenges for Hudson City. In particular, the policy of keeping interest rates at extraordinarily low levels to spur economic growth, and the purchase by U.S. government-sponsored enterprises of an increasing number of mortgage loans to support the housing market, each had an adverse effect on Hudson City. Hudson City believes the low interest rate environment caused Hudson City customers to refinance their loans, which resulted in reduced yields on Hudson City’s mortgage loan portfolio and elevated levels of prepayments. In addition, mortgage-related securities held on Hudson City’s balance sheet experienced elevated prepayment levels. Yields earned by Hudson City on interest-earning assets have therefore declined substantially, and, coupled with Hudson City’s higher-rate and slower-to-re-price interest-bearing liabilities, led to a substantial reduction of Hudson City’s net interest margin. These market conditions have made it very difficult for Hudson City, with its traditional mortgage lending model, to grow its business and generate returns on equity and assets at levels consistent with its historical experience.

In the first quarter of 2011, Hudson City began to take steps to strengthen its balance sheet and improve its net interest margin for the future by restructuring its balance sheet, which included the sale of approximately $8.5 billion of mortgage-backed securities and the extinguishment of approximately $12.5 billion of high-rate structured borrowings. In addition, in the fourth quarter of 2011, Hudson City used excess liquidity provided by the prepayments of mortgage-related assets and calls of investment securities to extinguish $4.3 billion of structured borrowings.

In early 2011, in light of the difficult and continuing market conditions, Hudson City retained J.P. Morgan and Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, to assist the Hudson City board of directors and management in their evaluation of various strategic alternatives.

On June 24, 2011, Hudson City Savings Bank entered into a memorandum of understanding with the Office of Thrift Supervision, which is referred to as the OTS, its former regulator. The OTS memorandum of understanding required Hudson City Savings Bank to, among other things, implement enhanced operating policies and procedures with respect to reducing its level of interest rate risk, reducing its funding concentration, diversifying its funding sources, enhancing its liquidity position, monitoring and managing loan modifications and maintaining its capital position. In addition, Hudson City Savings Bank agreed to develop a written strategic plan to establish various objectives, including, among other things, objectives for its overall risk profile, earnings performance, growth and balance sheet mix and to enhance its enterprise risk management program. The same day, Hudson City entered into a separate memorandum of understanding with the OTS, which required Hudson City, among other things, to support Hudson City Savings Bank’s compliance with its memorandum of understanding. The Hudson City memorandum of understanding also required Hudson City to obtain approval from the OTS prior to receiving a capital distribution from Hudson City Savings Bank or declaring a dividend to its stockholders, obtain approval from the OTS prior to repurchasing or redeeming any of its stock or incurring any debt with a maturity of greater than one year and to submit a comprehensive capital and earnings plan to the OTS.

Beginning in the spring of 2011 and on a few occasions throughout the year, Hudson City was contacted on an unsolicited basis by a few third parties expressing an interest in exploring a possible acquisition of Hudson City. Hudson City’s senior management, with the concurrence of its board of directors, held preliminary, exploratory discussions with these parties. Two such parties entered into confidentiality agreements with Hudson City and conducted preliminary due diligence on Hudson City. Those exploratory discussions did not result in the pursuit of a transaction at the time.

In the first half of 2011, as part of its response to the challenging market conditions, Hudson City’s board of directors examined various strategic initiatives to position its balance sheet to allow for more profitable growth in the future as market conditions change, including strategies to diversify its revenue sources and funding mix. Through the latter half of 2011 and into 2012, Hudson City’s board of directors and management continued to review Hudson City’s long-term, overall strategy and traditional mortgage lending business.

Under the Dodd-Frank Act, on July 21, 2011, the Federal Reserve succeeded the OTS as the principal regulator of Hudson City, and the OCC succeeded the OTS as the principal regulator of Hudson City Savings Bank. In March of 2012, Hudson City Savings Bank entered into a new memorandum of understanding with the OCC, which supersedes and is substantially similar to its memorandum of understanding entered into with the OTS. In April of 2012, Hudson City also entered into a new memorandum of understanding with the Federal Reserve, which contains substantially the same terms as, and supersedes, its memorandum of understanding with the OTS.

In the first quarter of 2012, Hudson City retained a leading international consulting firm, which we refer to as the Consultant, to perform a strategic review of its existing business and to assess the feasibility of a diversification of its business and the resources that would be required to implement the new strategic initiatives.

In May of 2012, the Hudson City board of directors directed management to reach out to one of the third parties, referred to as Party A, with which the Hudson City management team had held exploratory discussions in 2011. After entering into a confidentiality agreement, Party A and Hudson City began to conduct mutual due diligence and hold preliminary, exploratory discussions concerning a potential strategic combination.

Also in May of 2012, Mr. Ronald E. Hermance and a personal acquaintance of Mr. Hermance who happened to be an officer of M&T but not a member of its management team had a personal phone conversation concerning, primarily, Mr. Hermance’s health. At the time, Mr. Hermance was on medical leave from his positions as Chairman and Chief Executive Officer of Hudson City, although he had continued as a member of the board of directors. During the phone call, Mr. Hermance and the M&T officer briefly discussed whether there might be an interest in exploring a potential transaction between Hudson City and M&T. The call did not involve any proposal or discussion of any terms of a potential transaction. Mr. Hermance informed the Hudson City board of directors about the phone conversation at the next regular meeting of the board in May of 2012.

At the June 2012 meeting of the Hudson City board of directors, the Consultant presented a strategic plan based on its strategic review of the company. The strategic plan presented a variety of options ranging from short-term tactical opportunities to long-term changes to Hudson City’s business model. The short-term tactical opportunities included, among other things, changing Hudson City’s product pricing strategy, moving from an originate-to-hold mortgage lending model to an originate-to-distribute model and investing in commercial real estate. The long-term strategic options included, among other things, extending the existing business model of Hudson City, introducing a focused diversification of certain products or services offered and becoming a full-service commercial bank. The Hudson City board of directors also discussed the status of discussions with Party A and its due diligence process.

In mid-June, Mr. Hermance and Mr. Denis J. Salamone, Acting Chairman and Chief Executive Officer during Mr. Hermance’s medical leave, met at Mr. Hermance’s home with Mr. Michael P. Pinto, Vice Chairman and a director of M&T, and Mr. Mark J. Czarnecki, President and a director of M&T. The meeting was introductory in nature and focused on Hudson City and M&T’s respective business models and the economic and regulatory environment in the United States generally. No transaction terms were discussed at the meeting.

Hudson City and M&T entered into a confidentiality agreement on June 22, 2012 and subsequently initiated exploratory discussions to determine whether a combination might be feasible and how that combination might be structured. M&T also commenced due diligence on Hudson City.

During June and July of 2012, Hudson City continued exploratory discussions with Party A, as well as one of the other third parties, referred to as Party B, with which management had held exploratory discussions in 2011 and that had again contacted Hudson City in late June of 2012 after the initial discussions in 2011 did not result in meaningful progress. Ultimately, the discussions with Party A did not result in the potential for a strategic combination that Hudson City believed was acceptable. Party B commenced preliminary due diligence after entering into a new confidentiality agreement with Hudson City, but ultimately did not present any proposal for a potential transaction for consideration by Hudson City.

On June 26, 2012, the Hudson City board approved a strategic plan along the lines previously presented by the Consultant. The strategic plan provided for the development of products and services that complemented Hudson City’s current business model while diversifying its balance sheet and revenue sources. The strategic plan set forth initiatives to expand Hudson City’s product offerings to include commercial mortgage loans and a program to sell residential mortgage loans in the secondary market. The strategic plan also included longer-term initiatives, which Hudson City has not yet begun to implement, to broaden its retail deposit offerings to increase its share of products per household, as well as to develop a suite of products and services for small businesses. At this meeting, Hudson City management updated the board of directors on discussions with M&T and Party A. At that time, M&T had just begun its due diligence process on Hudson City, the parties had not begun discussing transaction terms, and discussions with Party A had not resulted in meaningful progress.

On July 24, 2012, the Hudson City board of directors met with Messrs. Hermance and Salamone and other members of its management team, its financial advisor, J.P. Morgan, and its legal advisor, Sullivan & Cromwell, and received an update on the status of discussions with Party A, Party B and M&T. The Hudson City board of directors also discussed with Hudson City’s advisors various financial and regulatory matters to be considered regarding the merits of a potential transaction with each of the parties, including the fact that Hudson City did not have actionable proposals from Party A and Party B, the recent financial results and relative financial strength of the potential parties, the recent imposition by bank regulators of more stringent requirements for regulatory approvals of acquisitions, overall execution risk for transactions with each of the potential parties, and the likely timeframes for completion of transactions with each of the parties.

During July and early August of 2012, preliminary, exploratory discussions between Hudson City and M&T continued. At a meeting in early August, the Hudson City board of directors and management met and discussed, with J.P. Morgan and Sullivan & Cromwell, potential high-level terms for a strategic combination with M&T. In mid-August 2012, Hudson City sent M&T a draft merger agreement prepared by Sullivan & Cromwell reflecting the basic non-price terms discussed with the Hudson City board of directors.

During the week beginning August 20, 2012, the parties conducted negotiations of the terms of the potential transaction, including the amount and form of consideration, the structure of the potential transaction and post-closing governance matters, among others. During that week, M&T continued its due diligence efforts on Hudson City, and Hudson City conducted reverse due diligence on M&T.

On August 21, 2012, the M&T board of directors met with Mr. Robert G. Wilmers, Chairman of the Board and Chief Executive Officer of M&T, Mr. Michael P. Pinto, Vice-Chairman and a director of M&T, René F.

Jones, Executive Vice President and Chief Financial Officer of M&T, Mr. Pinto and other members of M&T’s management team, and reviewed the status of the discussions with Hudson City, including the current terms of the proposed transaction based on recent negotiations with Hudson City and the results of its due diligence on Hudson City to date. After discussion of the proposed transaction, the M&T board of directors authorized M&T management to continue negotiations to reach a definitive agreement with Hudson City.

On the same day, the Hudson City board met with Messrs. Hermance and Salamone and other members of Hudson City’s management team and J.P. Morgan and Sullivan & Cromwell to discuss the current terms of M&T’s proposal. On August 22, 2012, Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell Lipton, circulated a revised draft of the merger agreement to Hudson City and Sullivan & Cromwell. Early on August 24, 2012, following discussions with Hudson City’s management team, Sullivan & Cromwell circulated a further revised draft of the merger agreement to M&T and Wachtell Lipton.

Later on August 24, 2012, the Hudson City board of directors met with Messrs. Hermance and Salamone and other members of Hudson City’s management team and J.P. Morgan and Sullivan & Cromwell to review and consider a proposed transaction, including the terms as revised based on recent negotiations with M&T. The key terms considered included, among others, the proposed exchange ratio of 0.08403, the proposed mix of stock and cash consideration, and representations and warranties, covenants and closing conditions (which were still being negotiated). Representatives of J.P. Morgan reviewed with the board of directors various financial aspects of the proposed transaction, which included the proposed exchange ratio and the implied value of the transaction to Hudson City stockholders, an analysis of the respective values of Hudson City and M&T common stock, implied exchange ratio analyses and an analysis of the implied value of Hudson City common stock to the pro forma combined company value, among others. Representatives of Sullivan & Cromwell reviewed with the board of directors its fiduciary duties in connection with a potential strategic transaction and the regulatory requirements for the transaction, and described the significant terms of the proposed transaction documents. After extensive discussion of a proposed transaction, Hudson City’s other strategic alternatives, the status of discussions with Party A and Party B and the risks inherent in a transaction, the Hudson City board of directors determined to continue negotiations with M&T in an effort to announce a transaction by the morning of August 27, 2012. In making its determination, the Hudson City board of directors considered the fact that various banking regulators have recently imposed more stringent requirements for regulatory approvals of acquisitions, as well as M&T’s record of acquisition approvals, its current status under the Dodd-Frank Act, and its long-term strong financial results. In addition, the Hudson City board of directors believed that there would be a likelihood of approval on a timely basis for a transaction with M&T. The Hudson City board of directors also considered the fact that Hudson City did not have actionable proposals from Party A and Party B, the strong performance of M&T’s stock, and other factors described under “Recommendation of the Hudson City Board of Directors and Reasons for the Merger,” in making its determination. The Hudson City board of directors also considered the fact that its long-term, standalone strategic plan would require substantial management, financial and employee resources and would take an extended period of time to implement, and the risks and challenges inherent in a successful execution of that plan.

Over the course of the weekend of August 25-26, M&T and its legal advisor and Hudson City and its legal and financial advisors engaged in negotiations of the terms of the proposed transaction, including the form of consideration, representation and warranties, covenants and closing conditions, among others, and M&T completed its due diligence investigation of Hudson City. On the morning of August 26, 2012, Mr. Hermance and Mr. Pinto agreed upon the final key terms for a proposed transaction, including the mix of consideration to be paid to Hudson City stockholders in the proposed transaction. Thereafter, the Hudson City board of directors met with Messrs. Hermance and Salamone and other members of Hudson City’s management team and its financial and legal advisors to further review and consider the proposed transaction. Mr. Hermance and representatives of Sullivan & Cromwell updated the board of directors on the progression of negotiations with M&T and the changes to key terms of the merger agreement since the last board meeting as well as regulatory considerations. Representatives of J.P. Morgan updated its presentation on the financial aspects of the proposed transaction, and delivered its oral opinion to the board of directors, subsequently confirmed in writing, that as of such date and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the merger consideration to be paid to the holders of Hudson City common stock in the proposed transaction with M&T was fair, from a financial point of view, to such holders. Following these discussions, and extensive review and discussion among Hudson City’s directors, including consideration of the factors described under “—Recommendation of the Hudson City Board of Directors and Reasons for the Merger,” beginning on page [    ], and consideration of the above referenced presentations, Hudson City’s board of directors unanimously adopted and approved the merger agreement and the transactions contemplated thereby, and declared the merger and other transactions contemplated by the merger agreement to be advisable. The Hudson City board of directors then directed Messrs. Hermance and Salamone and Hudson City’s advisors to finalize and execute a definitive merger agreement on the terms reviewed at the board meeting.

On the afternoon of August 26, 2012, the M&T board of directors met with Messrs. Wilmers, Pinto and Jones and other members of M&T’s management team and Evercore and Wachtell Lipton to further review and consider the proposed transaction. At the meeting, M&T’s management updated the M&T board of directors on the terms of the proposed transaction, and reviewed the strategic rationale and the anticipated benefits of the proposed transaction to the M&T shareholders. Representatives of Wachtell Lipton reviewed with the M&T board of directors the principal terms of the proposed merger agreement. Representatives of Evercore reviewed their financial analyses of the merger consideration, which is summarized in “Opinion of M&T’s Financial Advisor,” beginning on page [    ], and delivered Evercore’s oral opinion to the M&T board of directors, subsequently confirmed by delivery of a written opinion on August 27, 2012, that, as of that date, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration pursuant to the proposed merger agreement was fair, from a financial point of view, to M&T. See “Opinion of M&T’s Financial Advisor,” beginning on page [    ], for more information. Following these discussions, and extensive review and discussion among M&T’s directors, including consideration of the factors described under “—Recommendation of the M&T Board of Directors and Reasons for the Merger,” beginning on page [    ], and consideration of the presentations of M&T’s advisors and the opinion of Evercore, the M&T board of directors determined the merger agreement and the transactions contemplated by the proposed merger agreement, including the issuance of M&T common stock in connection with the proposed transaction, to be advisable and in the best interests of M&T and its shareholders, and unanimously adopted and approved the proposed merger agreement and the transactions contemplated by it. The M&T board of directors then directed its management team and M&T’s legal advisor to finalize and execute a definitive merger agreement on the terms reviewed at the board meeting.

Following the board meetings of Hudson City and M&T, and after finalizing the merger agreement, Hudson City and M&T executed the merger agreement early in the morning of August 27, 2012. The transaction was announced the morning of August 27, 2012 before the opening of the financial markets in New York.

Recommendation of the Hudson City Board of Directors and Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the Merger proposal, the Hudson City board of directors consulted with Hudson City management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	the extensive review undertaken by the board of directors and management, with the assistance of financial and legal advisors, with respect to the strategic alternatives available to Hudson City;

•

each of Hudson City’s and M&T’s business, operations, financial condition, asset quality, earnings and prospects, including the significant challenges to Hudson City’s growth and business model presented by the low interest rate environment and the U.S. government’s activities in the housing market, and the potential that those conditions could continue for the foreseeable future;

•

the anticipated pro forma impact of the merger on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels;

•

its understanding of the current and prospective environment in which Hudson City and M&T operate, including national and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on Hudson City both with and without the merger;

•

the substantial management, financial and employee resources required to execute Hudson City’s new stand-alone strategic plan, the fact that full execution of the strategic plan would take an extended period of time, and the risks of and challenges inherent in, a successful execution of the strategic plan;

•	its belief that the merger would accelerate the accomplishment of a variety of key elements of Hudson City’s new strategic plan;

•

the fact that the implied value of the merger consideration as of August 24, 2012 of about $7.22 for each share of Hudson City common stock represented a 12% premium over the closing price of common stock on August 24, 2012 (the last trading day before public announcement of the merger);

•

the fact that 60% of the merger consideration would be in stock and the fixed exchange ratio, which would allow Hudson City stockholders to participate in the future performance of the combined company;

•	the terms of the merger agreement, including the cash and stock election mechanism, tax treatment and mutual deal protection and termination fee provisions;

•

the complementary nature of the capital and balance sheet structures, business strategies, customers and geographic markets of the two companies, which management believes should provide the opportunity to mitigate integration risks and increase potential returns; including, in particular, that:

•	the geographic scope of the two companies contains relatively little overlap, enabling them both to expand their businesses and for Hudson City to preserve retail jobs; and

•

the nature of the capital structures, business strategies, customers and markets of the two companies would enable Hudson City to achieve goals it would have independently attempted to pursue in connection with its strategic plan;

•	M&T’s record of performance over a lengthy period of time and economic cycles, including its earnings record and stock market valuation;

•

the written opinion of J.P. Morgan, Hudson City’s financial advisor, dated as of August 26, 2012, delivered to the Hudson City board of directors to the effect that, as of such date, and based upon and subject to and the various factors, assumptions and limitations set forth in its opinion, the merger consideration to be paid to the holders of Hudson City common stock in the proposed transaction with M&T was fair, from a financial point of view, to such holders;

•	M&T’s record of service to its communities as exemplified by its “Outstanding” Community Reinvestment Act examination rating for many years;

•	the nature of the proposals and the absence of any actionable proposals by parties that previously had expressed interest in a transaction with Hudson City;

•	the fact that, in a consolidating industry, institutions with an interest in merging with another institution typically make that interest known;

•	the fact that, in the current regulatory environment, many institutions would not be able to obtain regulatory approval for a strategic transaction with Hudson City;

•	M&T’s record of achieving regulatory approvals for acquisitions, including relatively recent approvals and approvals for acquisitions that were large in relation to M&T;

•	its review and discussions with Hudson City’s management and financial and legal advisors concerning the due diligence examination of M&T;

•

the potential risks associated with successfully integrating Hudson City’s business, operations and workforce with those of M&T, including the costs and risks of successfully integrating the differing business models of the two companies;

•	M&T’s past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions;

•

the nature and amount of payments and other benefits to be received by Hudson City management in connection with the merger pursuant to existing Hudson City plans and compensation arrangements and the merger agreement;

•	the potential risk of diverting management attention and resources from the operation of M&T’s business and towards the completion of the merger and the integration of the two companies; and

•

the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluations of those factors, and the expected likelihood that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the Hudson City board of directors is not intended to be exhaustive, but includes the material factors considered by the Hudson City board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Hudson City board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Hudson City board of directors considered all these factors as a whole, including discussions with, and questioning of, Hudson City’s management and Hudson City’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Hudson City board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Hudson City and its stockholders, and unanimously adopted and approved the merger agreement and the transactions contemplated by it. The Hudson City board of directors unanimously recommends that the Hudson City stockholders vote “FOR” the Merger proposal, “FOR” the merger-related named executive officer compensation proposal and “FOR” the Hudson City adjournment proposal, if necessary or appropriate, to solicit additional proxies.

Certain Hudson City Financial Forecasts

Hudson City does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other things, the unpredictability of the underlying assumptions and estimates. However, Hudson City provided J.P. Morgan and M&T with certain nonpublic unaudited prospective financial information prepared by its management that was considered by J.P. Morgan for the purpose of preparing its fairness opinion, as described in this joint proxy statement/prospectus under the heading “The Merger—Hudson City’s Financial Advisor” beginning on page [    ]. This nonpublic unaudited prospective financial information was prepared as part of Hudson City’s overall process of analyzing various strategic initiatives, and was not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of certain elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely because such information was made available to J.P. Morgan and M&T in connection with their evaluation of the merger.

The financial forecasts set forth below were prepared in August 2012. Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions made at the time they were prepared based on the then-current operating environment of Hudson City, and assume execution of various strategic initiatives that Hudson City is no longer pursuing in light of the proposed merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Hudson City operates, the interest rate environment, and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of Hudson City and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially from those reflected in the financial forecasts, whether or not the merger is completed. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Hudson City, M&T, their respective boards of directors, or J.P. Morgan considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on this information. In addition, this information represents Hudson City’s evaluation at the time it was prepared of Hudson City’s future financial performance on a stand-alone basis, assuming execution of various strategic initiatives, and without reference to the proposed merger or transaction-related costs or benefits. No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that if they had been prepared as of the date of this document, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which M&T would operate the Hudson City business after the merger.

The financial forecasts summarized in this section were prepared by the management of Hudson City. KPMG LLP (Hudson City’s independent registered public accounting firm) has not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, KPMG LLP has not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The KPMG LLP reports either incorporated by reference or included in this joint proxy statement/prospectus relate to the historical financial information of Hudson City. Such reports do not extend to the financial forecasts and should not be read to do so.

By including in this joint proxy statement/prospectus a summary of certain financial forecasts, neither Hudson City nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Hudson City or M&T compared to the information contained in the financial forecasts. Neither Hudson City, M&T, nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The following table presents select unaudited prospective financial data for the fiscal years ending December 31, 2012 through December 31, 2016 prepared by Hudson City’s management.

Balance Sheet Data*

(Dollars in millions)
	At or For the Year Ended
	December 31, 2012	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016
Investment securities	$1,108	$1,358	$1,358	$1,358	$1,358
Mortgage-backed Securities	12,189	11,439	10,539	10,439	10,739
Loans (net of allowance for loan losses and net deferred fees)	28,222	30,322	33,022	34,522	35,422
Total assets	43,389	44,989	46,789	48,189	49,389
Deposits	25,014	26,065	27,110	28,155	29,201
Borrowings	13,425	13,825	14,425	14,625	14,625
Total liabilities	38,664	40,115	41,759	43,005	44,051
Total shareholders equity	4,725	4,874	5,029	5,184	5,338

Income Statement Data*

(Dollars in millions)
	At or For the Year Ended
	December 31, 2012	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016
Net interest income	$905	$891	$891	$898	$914
Provision for loan losses	90	80	85	85	85
Non-interest income	7	35	66	66	66
Non-interest expense	356	376	390	399	415

Income before income taxes	467	470	481	480	480
Income tax expense	187	188	193	192	192

Net Income	$280	$282	$289	$288	$288

*	Amounts are rounded

Opinion of Hudson City’s Financial Advisor

Pursuant to an engagement letter effective as of May 22, 2012, Hudson City retained J.P. Morgan as its financial advisor in connection with the merger. At the meeting of the board of directors on August 26, 2012, J.P. Morgan rendered its oral opinion to the board of directors (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion dated the same date) that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be paid to the holders of Hudson City common stock in the proposed merger was fair, from a financial point of view, to such holders. The J.P. Morgan written opinion, dated August 26, 2012, is sometimes referred to herein as the J.P. Morgan opinion.

The full text of the written opinion of J.P. Morgan, dated August 26, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of J.P. Morgan’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Hudson City stockholders should read this opinion carefully and in its entirety. J.P. Morgan’s written opinion is addressed to the Hudson City board of directors, is directed only to the merger consideration and does not constitute a recommendation to any Hudson City stockholder as to how such stockholder should vote with respect to the merger or any other matter. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its opinion to the Hudson City board of directors in connection with and for the purposes of its evaluation of the merger.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft, dated August 25, 2012, of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Hudson City and M&T and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies in the same industry and the consideration paid for such companies;

•

compared the financial and operating performance of Hudson City and M&T with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Hudson City’s common stock and M&T’s common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Hudson City, in the case of analyses and forecasts relating to the business of Hudson City, and by the management of M&T and at the direction of the management of Hudson City, in the case of analyses and forecasts relating to the business of M&T; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of each of Hudson City and M&T with respect to certain aspects of the merger, and the past and current business operations of Hudson City and M&T, the financial condition and future prospects and operations of Hudson City and M&T, the effects of the merger on the financial condition and future prospects of Hudson City and M&T, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Hudson City and M&T or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Hudson City or M&T under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan is not an expert in the evaluation of loan and lease portfolios for assessing the adequacy of the allowances for losses with respect thereto and, accordingly, J.P. Morgan did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of Hudson City or M&T and J.P. Morgan assumed, with Hudson City’s consent, that the respective allowances for loan and lease losses for both Hudson City and M&T, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then available estimates and judgments by management as to the expected future results of operations and financial condition of Hudson City and M&T to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to it. J.P. Morgan also assumed that the representations and warranties made by Hudson City and M&T in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Hudson City with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Hudson City or M&T or on the contemplated benefits of the merger.

The J.P. Morgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. It should be understood that subsequent developments may affect the J.P. Morgan opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Hudson City common stock in the proposed merger and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of Hudson City or as to the underlying decision by Hudson City to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid to the holders of Hudson City common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan has expressed no opinion as to the price at which the Hudson City common stock or the M&T common stock will trade at any future time.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Hudson City or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion. The following summary, however, does not purport to be a complete description of the financial analysis performed by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

The projections furnished to J.P. Morgan for Hudson City and M&T were prepared by or at the direction of the management of Hudson City, in the case of projections relating to the business of Hudson City, and by the management of M&T and at the direction of the management of Hudson City, in the case of projections relating to the business of M&T, in connection with the merger. Hudson City and M&T do not publicly disclose internal management forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and such forecasts were prepared in connection with the merger and were not prepared with a view toward public disclosure. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such forecasts.

All values in the following “Hudson City Public Trading Multiples Analysis”, “Hudson City Dividend Discount Analysis”, “M&T Public Trading Multiples Analysis”, “M&T Dividend Discount Analysis” and “Historical Exchange Ratio Analysis” sections are presented on an equity value per share basis. In arriving at equity value per share for Hudson City and M&T, share count in all cases is based on Hudson City’s and M&T’s fully diluted shares outstanding as of June 30, 2012 of approximately 515.4 million and 126.7 million, respectively, with diluted share count calculated using the treasury stock method of net share settlement for outstanding options. In determining Hudson City’s share count, J.P. Morgan assumed the cancellation of certain Hudson City common shares owned by the Hudson Savings Bank Employee Stock Ownership Plan in accordance with the terms of the merger agreement.

Hudson City Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial and market data of Hudson City with similar data for the following companies:

•	New York Community Bancorp, Inc.;

•	People’s United Financial, Inc.;

•	Washington Federal, Inc.; and

•	Astoria Financial Corporation.

In all instances, multiples were based on closing stock prices on August 24, 2012. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ filings with the SEC and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

With respect to the selected companies, the information J.P. Morgan presented included:

•	multiple of price to estimated earnings per share for 2013, or Price / 2013 EPS; and

•	multiple of price to tangible book value per share, or Price / TBV.

Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies Median	Hudson City
Price / 2013 EPS	13.5x	11.9x
Price / TBV	1.2x	0.8x

Based on the above analysis, J.P. Morgan then applied a multiple reference range of 12.0x to 15.0x for Price / 2013 EPS and 0.9x to 1.0x for Price / TBV. The analysis indicated the following equity values per share of Hudson City common stock, as compared to the total consideration of $7.21 per share of Hudson City common stock (the “Assumed Consideration”), which was calculated assuming an equivalent exchange ratio of 0.084 and a closing stock price of M&T common stock of $85.87 on August 24, 2012:

Price / 2013 EPS	$6.75 - $8.44
Price / TBV	$7.68 - $8.54

Hudson City Dividend Discount Analysis

J.P. Morgan calculated a range of implied values for Hudson City common stock by discounting to present values estimates of Hudson City’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

•	March 31, 2013 valuation date, which was discounted to August 24, 2012;

•	a terminal value on December 31, 2022 based on a net income multiple range of 10.0x to 12.0x;

•	earnings assumptions based on Hudson City management estimates for 2013-2016;

•	5% per annum long-term (starting 2017) earnings growth based on Hudson City management approved extrapolations;

•	asset growth assumptions for 2012-2016 based on Hudson City management estimates and 3% long-term asset growth thereafter based on Hudson City management approved extrapolations;

•	cost of excess capital of 2.0% (pre-tax);

•	40% marginal tax rate;

•	dividends per share of $0.32 annually;

•	discount rates from 11.0% - 13.0%; and

•	target Tier 1 leverage ratio of 8.5%.

These calculations resulted in a range of implied values of $5.44 to $6.57 per share of Hudson City common stock, as compared to the Assumed Consideration per share of Hudson City common stock, as illustrated by the following table:

	Terminal Multiple
Discount Rate	10.0x	11.0x	12.0x
11.0%	$6.05	$6.31	$6.57
12.0%	$5.73	$5.97	$6.20
13.0%	$5.44	$5.65	$5.86

M&T Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial and market data of M&T with similar data for the following companies:

•	BB&T Corporation;

•	Fifth Third Bancorp;

•	KeyCorp;

•	Comerica Incorporated;

•	BOK Financial Corporation;

•	Zions Bancorporation;

•	Commerce Bancshares, Inc.;

•	Cullen/Frost Bankers, Inc.; and

•	City National Bancshares Corporation.

In all instances, multiples were based on closing stock prices on August 24, 2012. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ filings with the SEC and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.

With respect to the selected companies, the information J.P. Morgan presented included:

•	Price / 2013 EPS; and

•	Price / TBV.

Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies Median	M&T
Price / 2013 EPS	11.3x	11.4x
Price / TBV	1.5x	2.1x

Based on the above analysis, J.P. Morgan then applied a multiple reference range of 10.5x to 15.0x for Price / 2013 EPS and 1.5x to 2.0x for Price / TBV. The analysis indicated the following equity values per share of M&T common stock, as compared to the closing price of M&T common stock of $85.87 on August 24, 2012:

Price / 2013 EPS	$78.75 - $112.50
Price / TBV	$60.30 - $80.41

M&T Dividend Discount Analysis

J.P. Morgan calculated a range of implied values for M&T common stock by discounting to present values estimates of M&T’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized the following assumptions, among others:

•	March 31, 2013 valuation date, which was discounted to August 24, 2012;

•	a terminal value on December 31, 2022 based on a net income multiple range of 10.0x to 12.0x;

•	net income of $861 million for 2012 based on M&T management estimates;

•	earnings growth assumptions, based on Hudson City management approved extrapolations, of 8% per year for 2013 and 2014, 7% per year for 2015-2019 and 5% per year thereafter;

•	asset growth assumptions, based on Hudson City management approved extrapolations, of 0% for the remainder of 2012, 6% per year for 2013 and 2014, 5% per year for 2015-2019 and 3% per year thereafter;

•	cost of excess capital of 2.0% (pre-tax);

•	35% marginal tax rate;

•	dividends per share of $2.80 annually;

•	discount rates from 9.0% - 11.0%; and

•	target tier 1 common ratio of 8.5%.

These calculations resulted in a range of implied values of $79.23 to $103.10 per share of M&T common stock, as compared to the closing price of M&T common stock of $85.87 on August 24, 2012, as illustrated by the following table:

	Terminal Multiple
Discount Rate	10.0x	11.0x	12.0x
9.0%	$92.51	$97.80	$103.10
10.0%	$85.56	$90.38	$95.19
11.0%	$79.23	$83.62	$88.00

Relative Value Analysis

Based upon the implied valuations for each of Hudson City and M&T derived above under “Hudson City Public Trading Multiples Analysis”, “Hudson City Dividend Discount Analysis”, “M&T Public Trading Multiples Analysis” and “M&T Dividend Discount Analysis”, J.P. Morgan calculated a range of implied exchange ratios of a share of Hudson City common stock to a share of M&T common stock, and then compared that range of implied exchange ratios to the equivalent exchange ratio in the merger of 0.084 shares of M&T common stock per share of Hudson City common stock.

For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each implied equity value of Hudson City by the high end of each implied equity value of M&T. J.P. Morgan also calculated the ratio implied by dividing the high end of each implied equity value of Hudson City by the low end of each implied equity value of M&T. J.P. Morgan assumed, in each case, that 100% of the merger consideration would be stock consideration.

This analysis indicated the following implied exchange ratios, compared in each case to the equivalent exchange ratio in the merger of 0.084 shares of M&T common stock per share of Hudson City common stock:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiples Analysis
Price / 2013 EPS	0.060 – 0.107
Price / TBV	0.096 – 0.142
Dividend Discount Analysis	0.053 – 0.083

Value Creation Analysis

J.P. Morgan prepared a value creation analysis that compared the equity value of Hudson City (based on the dividend discount analysis) to the pro forma combined company equity value. J.P. Morgan determined the pro forma combined company equity value by calculating (x) the sum of (i) the equity value of Hudson City using the midpoint value determined in J.P. Morgan’s dividend discount analysis described above in “Hudson City Dividend Discount Analysis”, (ii) the equity value of M&T using the midpoint value determined in J.P. Morgan’s dividend discount analysis described above in “M&T Dividend Discount Analysis” and (iii) the estimated present value of expense synergies, net of restructuring charges, as estimated by Hudson City management, less (y) the cash consideration to be received by the holders of Hudson City common stock in the merger.

Based on the aggregate value of (1) the cash consideration to be received by the holders of Hudson City common stock in the merger and (2) the equity value of the pro forma combined company to be owned in the aggregate by the holders of Hudson City common stock upon the closing of the merger, the analysis indicated that the merger would create value for the holders of Hudson City common stock as compared to the equity value of Hudson City.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed is identical to Hudson City or M&T. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Hudson City or M&T, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Hudson City or M&T, as applicable.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Hudson City with respect to the merger on the basis of such experience and its familiarity with Hudson City.

For financial advisory services rendered in connection with the merger, Hudson City has agreed to pay J.P. Morgan a fee of 0.5% of the total consideration in the merger, which includes the cash consideration and stock consideration to be paid to holders of Hudson City common stock at the consummation of the merger. Based on the average closing stock price of M&T stock for the ten trading days ending on August 24, 2012, the J.P. Morgan fee will be approximately $19 million, of which $4 million was payable at the time J.P. Morgan delivered its opinion to the Hudson City board of directors and $15 million of which will become payable only if the merger is consummated. In addition, Hudson City has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan for certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion letter, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Hudson City. During the two years preceding the date of its opinion letter, J.P. Morgan and its affiliates have had commercial or investment banking relationships with M&T, for which J.P. Morgan and its affiliates received customary compensation. Such services during such period have included acting as sole bookrunner for an offering of depositary shares and preferred stock of M&T in May 2011. In addition, J.P. Morgan’s commercial banking affiliate provides treasury and cash management services to M&T, for which it receives customary compensation or other financial benefits. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Hudson City or M&T for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Recommendation of the M&T Board of Directors and Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the Share Issuance proposal, the M&T board of directors consulted with M&T management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of M&T’s and Hudson City’s business, operations, financial condition, asset quality, earnings and prospects;

•

the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels;

•	M&T’s ability to restructure Hudson City’s balance sheet in connection with the transaction and the anticipated impact of the restructuring;

•

its understanding of the current and prospective environment in which M&T and Hudson City operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on M&T both with and without the proposed transaction;

•	its review and discussions with M&T’s management concerning the due diligence examination of Hudson City;

•

the complementary nature of the capital structures, business strategies, customers and markets of the two companies, which management believes should provide the opportunity to mitigate integration risks and increase potential returns;

•	management’s expectation that M&T will retain or enhance its strong capital position upon completion of the transaction;

•

the written opinion of Evercore, M&T’s financial advisor, dated as of August 27, 2012, delivered to the M&T board of directors to the effect that, as of that date, and subject to and based on the various factors, procedures, assumptions, qualifications and limitations set forth in the opinion, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to M&T;

•

the financial and other terms of the merger agreement, including merger consideration, the cash and stock election provisions, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•

the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Hudson City’s business, operations and workforce with those of M&T, including the costs and risks of successfully integrating the differing business models of the two companies;

•	M&T’s past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions;

•

the nature and amount of payments and other benefits to be received by Hudson City management in connection with the merger pursuant to existing Hudson City plans and compensation arrangements and the merger agreement;

•	the potential risk of diverting management attention and resources from the operation of M&T’s business and towards the completion of the merger and the integration of the two companies; and

•

the regulatory and other approvals required in connection with the merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the M&T board of directors is not intended to be exhaustive, but includes the material factors considered by the M&T board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the M&T board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The M&T board of directors considered all these factors as a whole, including discussions with, and questioning of, M&T’s management and M&T’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the M&T board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the issuance of M&T common stock in connection with the merger, are advisable and in the best interests of M&T and its shareholders, and adopted and approved the merger agreement and the transactions contemplated by it. The M&T board of directors recommends that the M&T shareholders vote “FOR” the approval of the issuance of M&T common stock to Hudson City stockholders pursuant to the merger agreement, “FOR” the proposal to approve the Preferred Share Amendment proposal and “FOR” the M&T adjournment proposal (if necessary or appropriate).

Certain Financial Forecasts Provided to M&T’s Financial Advisor

M&T does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, M&T provided Evercore with certain nonpublic unaudited prospective financial information prepared by its management that was reviewed by Evercore for the purpose of preparing its fairness opinion, as described in this proxy statement/prospectus under the heading “The Merger—M&T’s Financial Advisor” beginning on page [ ]. A summary of certain elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely because such information was made available to Evercore in connection with the preparation of its fairness opinion. Although this information had not previously been publicly disclosed at the time it was provided to Evercore, this information, or derivations thereof, was subsequently disclosed in M&T’s investor presentation dated August 27, 2012 that was attached as an exhibit to M&T’s Current Report on Form 8-K filed on August 27, 2012.

M&T provided the following nonpublic unaudited prospective financial information to Evercore.

•	Estimated net income to common shareholders for M&T’s 2013 and 2014 fiscal years that was within the range of estimates provided by equity research analysts at that time.

•

As part of Hudson City’s balance sheet restructuring, M&T would retire Hudson City’s long-term debt by liquidating Hudson City’s investment securities portfolio. Including estimated fair value adjustments of $2.5 billion, M&T would retire approximately $15.4 billion in debt, which would result in the retention of approximately $28 billion in assets at closing.

•	Based on the financial data available at the time, the combined company would have approximately $109 billion in assets.

•	Based on the financial data available at the time, the combined company would have approximately $89 billion in loans and $87 billion in deposits.

•	Fully implemented annual cost savings of 24% on Hudson City’s operating expense. This level of cost savings is consistent with savings realized in prior M&T transactions.

•	Tier 1 Common Ratio estimates of 7.90% for M&T and 8.45% for the combined company, in each case as of an assumed closing in the early second quarter of 2013.

The financial forecasts set forth above were prepared in August 2012. Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions made at the time they were prepared based on the then-current operating environment of M&T. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which M&T operates, the interest rate environment, and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of M&T and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results likely would differ materially, from those reflected in the financial forecasts, whether or not the merger is completed. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information above should not be regarded as an indication that Hudson City, M&T, their respective boards of directors, or Evercore considered, or now consider, these projections and forecasts to be a reliable predictor of future results. The financial forecasts are not fact, do not constitute a representation as to future results and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on this information. No assurances can be given that these financial forecasts and the underlying assumptions are reasonable or that if they had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. PricewaterhouseCoopers LLP (M&T’s independent registered public accounting firm) has not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts.

Neither M&T, Hudson City, nor, after completion of the merger, the combined company undertakes any obligation, to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

Opinion of M&T’s Financial Advisor

In connection with the merger, M&T retained Evercore to provide an opinion to the M&T board of directors as to the fairness, from a financial point of view, to M&T of the merger consideration to be paid by M&T to the holders of shares of Hudson City common stock. On August 26, 2012, at a meeting of the M&T board of directors, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion on August 27, 2012, that, as of August 27, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to M&T.

The full text of the written opinion of Evercore, dated as of August 27, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Appendix C to this document and is incorporated by reference in its entirety into this document. You are urged to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the M&T board of directors (in its capacity as such) in connection with its evaluation of the fairness of the merger consideration from a financial point of view, and did not address any other aspects or implications of the merger. The opinion does not constitute a recommendation to the M&T board of directors or to any other persons in respect of the merger, including as to how any holder of shares of M&T common stock or Hudson City common stock should vote or act in respect of the merger or the issuance of M&T common stock in the merger. Evercore’s opinion does not address the relative merits of the merger as compared to any other business or financial strategies that might be available to M&T, nor does it address the underlying business decision of M&T to engage in the merger.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to M&T and Hudson City that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain non-public projected financial data relating to Hudson City and M&T prepared by management of M&T and furnished to Evercore via management of M&T;

•	reviewed certain non-public projected operating data relating to Hudson City and M&T prepared by management of M&T and furnished to Evercore via management of M&T;

•

discussed the past and current operations, financial projections and current financial condition of Hudson City and M&T with management of M&T (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of M&T common stock and Hudson City common stock;

•	compared the financial performance of Hudson City and M&T and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of Hudson City and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed the amount and timing of the cost savings estimated by the management of M&T to result from the merger, which are referred to in this section as the synergies;

•

reviewed a draft of the merger agreement dated August 25, 2012, which Evercore assumed was in substantially final form and from which Evercore assumed the final form would not vary in any material respect to its analysis; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial and operating data relating to M&T and Hudson City and the synergies prepared by the management of M&T, Evercore assumed, based on the advice of the management of M&T, that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of M&T as to the future financial and operating performance of M&T, Hudson City and such synergies. Evercore expressed no view as to such projected financial and operating data relating to M&T, Hudson City, the synergies or the assumptions on which they were based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the executed merger agreement was substantially the same as the draft dated August 25, 2012 and reviewed by Evercore, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger will be satisfied without any material modification or waiver thereof. Further, Evercore assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on M&T or the consummation of the merger or materially reduce the benefits to M&T of the merger.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of M&T and Hudson City. Evercore did not evaluate the solvency or fair value of M&T or Hudson City under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to opine upon, and expressed no opinion with respect to, any matter other than the fairness to M&T, from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion did not address, (i) the fairness of the merger to, or the merger consideration received in connection therewith by, the holders of any securities, creditors or other constituencies of M&T or Hudson City or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the directors, officers or employees of M&T or Hudson City, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore has assumed that any modification to the structure of the merger will not vary in any respect to its analysis. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to M&T, nor did it address the underlying business decision of M&T to engage in the merger. Evercore’s opinion did not constitute a recommendation to the M&T board of directors or to any other persons in respect of the merger, including as to how any holder of M&T common stock or Hudson City common stock should act or vote in respect of the Merger or the issuance of M&T common stock. Evercore expressed no opinion with respect to the election, proration and allocation procedures and adjustments provided for in the merger agreement. Further, Evercore expressed no opinion as to the price at which shares of M&T common stock or Hudson City common stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and has assumed, with M&T’s consent, the accuracy and completeness of assessments by M&T’s and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses performed and reviewed by Evercore with the M&T board of directors on August 26, 2012 in connection with rendering its oral opinion and the preparation of its written opinion letter dated August 27, 2012. Each analysis was provided to the M&T board of directors. The following summary, however, does not purport to be a complete description of the analyses performed and reviewed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before August 24, 2012 (the last trading day prior to the public announcement of the merger), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to fully understand the financial analyses performed by Evercore. The tables alone do not constitute a complete description of the financial analyses performed by Evercore. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

For purposes of the financial analyses summarized below, Evercore assumed that the implied per share merger consideration payable to holders of shares of Hudson City common stock was $7.22 per share, which was based on an exchange rate of 0.08403 multiplied by the closing price of M&T common stock on August 24, 2012 which was $85.87.

Hudson City Valuation Analysis

Evercore performed a series of analyses to derive an indicative implied valuation range for the merger consideration which was based on a review of information included in publicly available filings and databases, estimates of projected financial and operating data prepared by M&T management, estimates of earnings per share and other financial data published by I/B/E/S, a service widely used by the investment community to gather earnings estimates from various research analysts, and Wall Street research provided by FactSet Research Systems, Inc.

(1) Historical Share Price Performance

Evercore reviewed the range of trading prices for shares of Hudson City common stock for the 52-week period ended on August 24, 2012. During this period, the closing stock price of Hudson City common stock ranged from a low of $5.09 to a high of $7.62 per share. As of August 24, 2012, the share price for Hudson City common stock was $6.44 per share.

(2) Research Analyst Target Stock Prices

Evercore reviewed publicly available equity research published on Hudson City relating to the potential future value for Hudson City’s common stock (commonly referred to as price targets). Evercore noted that the recent equity research estimates for Hudson City common stock ranged from $5.00 to $7.50 per share, with a median share price target of $6.50 per share.

(3) Selected Peer Group Trading Analysis

Using publicly available information, Evercore compared selected financial and market data of certain companies which Evercore deemed comparable to Hudson City. Evercore considered two peer groups in its analysis: (i) publicly traded U.S. thrifts with greater than $10.0 billion in assets (excluding thrifts with ratios of nonperforming assets to gross loans plus other real estate owned of 10% or greater) and (ii) publicly traded U.S. banks with total assets ranging between $30.0 billion and $75.0 billion. The companies in each of the peer groups are identified below.

Peer Group—Thrifts:

•	New York Community Bancorp Inc.

•	People’s United Financial Inc.

•	Washington Federal Inc.

•	EverBank Financial Corp.

•	Astoria Financial Corp.

Peer Group—Banks:

•	Comerica Inc.

•	Huntington Bancshares Inc.

•	Zions Bancorp

•	First Niagara Financial Group Inc.

In evaluating the peer group, Evercore relied on publicly available filings and equity research analyst estimates, which estimates are based in part on judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hudson City. These can include the impact of competition on the business of Hudson City, as well as on industry characteristics generally and the absence of any adverse material change in the financial condition and prospects of Hudson City or the industry or in the markets generally.

Evercore examined the market trading multiples of the selected relevant companies based on the closing price of each respective company’s common stock on August 24, 2012 and information publicly available as of such date, including the (i) multiple of the market price per share to the median earnings estimate per share according to GAAP for the calendar year 2013 as reported by I/B/E/S consensus; (ii) multiple of the market price per share to book value per share as reported by the relevant company as of the second quarter of 2012; (iii) multiple of the market price per share to tangible book value per share (excluding all intangible assets) as reported by the relevant company as of the second quarter of 2012; and (iv) an implied premium relative to total deposits as reported by the relevant company as of the second quarter of 2012.

Evercore applied the relevant range of selected multiples for the peer group companies to the corresponding financial data of Hudson City. The results of Evercore’s analysis are set forth in the table below.

Peer Group—Thrifts:

	Thrift peer group multiple range	Indicated value range per Hudson City share	Implied multiple based on merger consideration
Price / 2013E EPS	9.6x - 15.2x	$5.69 - $9.02	12.2x
Price / Book Value	0.73x - 1.18x	$6.89 - $11.11	0.79x
Price / Tangible Book Value	0.86x - 1.84x	$7.78 - $16.74	0.82x
Implied premium to deposits	(1.5%) - 10.6%	$8.35 - $14.32	(3.3%)

Peer Group—Banks:

	Bank peer group multiple range	Indicated value range per Hudson City share	Implied multiple based on merger consideration
Price / 2013E EPS	10.0x -11.3x	$5.94 -$6.68	12.2x
Price / Book Value	0.62x -1.07x	$5.84 - $10.03	0.79x
Price / Tangible Book Value	0.94x - 1.15x	$8.52 - $13.69	0.82x
Implied premium to deposits	(0.8%) - 3.4%	$8.69 - $10.75	(3.3%)

Although the peer groups were compared to Hudson City for purposes of this analysis, none of the selected companies identified in the peer group are identical to Hudson City because of the inherent differences between the businesses, operations, performance, financial conditions, and prospects of the selected companies as compared to Hudson City. These companies were chosen because they have certain characteristics that are similar to those of Hudson City.

(4) Selected Precedent Transactions Analysis

Evercore reviewed publicly available information for the following selected transactions announced since January 1, 2010 which involved either U.S. banks or thrifts and had a transaction value ranging between $1.0 billion and $10.0 billion (in each case, the first named company was the acquirer and the second named company was the acquired company, and the transaction announcement date is noted parenthetically).

•	UnionBanCal Corp. / Pacific Capital Bancorp (March 12, 2012)

•	PNC Financial Services Group, Inc. / RBC Bank (USA) (June 19, 2011)

•	Capital One Financial Corp. / ING Direct USA (June 16, 2011)

•	Comerica Inc. / Sterling Bancshares Inc. (January 16, 2011)

•	Hancock Holding Co. / Whitney Holding Corp. (December 21, 2010)

•	BMO Financial Group / Marshall & Ilsley Corp. (December 17, 2010)

•	First Niagara Bank Inc. / NewAlliance Bancshares Inc. (August 18, 2010)

For each of the selected transactions, Evercore calculated and compared selected relevant transaction valuation information based on information publicly available at the time of the relevant transaction announcement, including the (i) multiple of the transaction price for the common equity to the common equity book value of the acquired company using the relevant acquired company’s most recent financial reports at the time of the announcement of the transaction; (ii) multiple of the transaction price to the tangible book value (excluding all intangible assets) of the acquired company using the relevant acquired company’s most recent financial reports at the time of the announcement of the transaction; and (iii) an implied premium to total deposits, determined as total price paid minus tangible common equity divided by total deposits using the relevant acquired company’s most recent financial reports at the time of the announcement of the transaction.

Set forth in the table below is a summary of the results of the selected precedent transactions analysis as compared to the indicated value range per share of Hudson City common stock and implied multiple based on the merger consideration.

	Precedent transactions multiple range	Indicated value range per Hudson City share	Implied multiple based on merger consideration
Price / Book Value	0.83x - 1.99x	$7.79 - $18.69	0.79x
Price / Tangible Book Value	0.97x - 2.34x	$8.79 - $21.27	0.82x
Implied premium to deposits	(0.6%) - 18.3%	$8.79 - $18.15	(3.3%)

Because the reasons for and the circumstances surrounding each of the transactions reviewed were different, and because of the inherent differences in the businesses, operations, performance, financial conditions and prospects of the companies involved, no selected company or selected transaction utilized in the selected precedent transaction analysis is directly comparable to Hudson City or the merger. The selected transactions involved target companies that Evercore deemed to have certain characteristics that are similar to Hudson City.

(5) Dividend Discount Model Analysis

Evercore performed a dividend discount analysis to determine a range of potential per share values for Hudson City on a standalone basis and on a pro forma basis. Evercore calculated a range of implied prices per share of Hudson City common stock based on the sum of the discounted after-tax net present values of (i) annual free cash flows that Hudson City is estimated to generate to equity holders as a dividend for the fiscal years ending December 31, 2013 through December 31, 2018, assuming a target tangible common equity ratio of 6.50% and (ii) a projected terminal value of Hudson City common stock as of December 31, 2018.

For the implied value range of Hudson City on a standalone basis, Evercore reviewed publicly available filings and I/B/E/S estimates on Hudson City to determine growth in total assets and annual net income that Hudson City is expected to generate during fiscal years 2013 through 2018, assuming consensus I/B/E/S estimates for fiscal years ending December 31, 2013 and December 31, 2014 and assumed I/B/E/S long-term growth projections for fiscal years ending December 31, 2015 through December 31, 2018. Evercore then estimated the maximum amount of possible dividends that can be paid out in each year based on the target tangible common equity ratio. To determine implied value per share, Evercore considered a range of discount rates from 9.0% to 13.0% and a range of terminal values based on a multiple of estimated net income in 2018 of 9.0x to 13.0x. Utilizing the range of discount rates and terminal value multiples, Evercore derived an implied valuation range of present value indications per share of Hudson City common stock ranging from $7.06 to $9.28.

For the implied value range of Hudson City on a pro forma basis, Evercore used projections prepared by M&T management for Hudson City’s net income (included estimated merger synergies) and asset growth, including the impact and timing of cost savings, restructuring charges and certain balance sheet restructuring that was assumed by management of M&T. Evercore then calculated the maximum amount of possible dividends that can be paid out in each year based on the target tangible common equity ratio. To determine implied value per share, Evercore considered a range of discount rates from 9.0% to 13.0% and a range of terminal values based on a multiple of estimated net income in 2018 of 9.0x to 13.0x. Utilizing the range of discount rates and terminal value multiples, Evercore derived an implied valuation range of present value indications per share of Hudson City common stock ranging from $7.50 to $9.20. Evercore concluded that such analysis was supportive of its opinion as to the fairness, from a financial point of view, of the merger consideration to be paid by M&T to the holders of Hudson City common stock.

As indicated above, the dividend discount analysis is not necessarily indicative of actual values or future results. A dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions being made, including earnings growth rates, asset growth rates, target tangible common equity ratios, dividend payout amounts, terminal values and discount rates.

M&T Standalone Valuation Analysis

Evercore performed a series of analyses to derive an indicative implied valuation range for M&T common stock on a standalone basis, which was based on a review of information included in publicly available filings and databases, estimates of projected financial and operating data provided by M&T management, estimates of earnings per share and other financial data published by I/B/E/S and Wall Street research provided by FactSet Research Systems, Inc.

(1) Historical Share Price Performance

Evercore reviewed the range of trading prices for shares of M&T common stock for the 52-week period ended on August 24, 2012. During this period, the closing stock price of M&T common stock ranged from a low of $66.40 to a high $88.02 per share. As of August 24, 2012, the share price for M&T common stock was $85.87 per share.

(2) Research Analyst Target Prices

Evercore reviewed publicly available equity research published on M&T relating to the potential future value for M&T’s common stock (commonly referred to as price targets). Evercore noted that the recent equity research estimates for M&T common stock ranged from $84.00 to $96.00 per share, with a median share price target of $90.00 per share.

(3) Selected Peer Group Trading Analysis

Using publicly available information, Evercore compared selected financial and market data of certain publicly traded U.S. banks with total assets between $50.0 billion and $200.0 billion which Evercore deemed comparable to M&T. The companies in the peer group are identified below.

•	SunTrust Banks Inc.

•	BB&T Corp.

•	Fifth Third Bancorp

•	Regions Financial Corp.

•	KeyCorp

•	Comerica Inc.

•	Huntington Bancshares Inc.

•	Zions Bancorp

In evaluating the peer group, Evercore relied on publicly available filings and equity research analyst estimates, which estimates are based in part on judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of M&T. These can include the impact of competition on the business of M&T, as well as on industry characteristics generally and the absence of any adverse material change in the financial condition and prospects of M&T or the industry or in the markets generally.

For the selected companies, Evercore examined the market trading multiples based on closing stock prices for each respective company’s common stock on August 24, 2012 and financial information publicly available as of such date, including the (i) multiple of the market price per share to the median earnings estimates per share according to GAAP for the calendar year 2013 reported by I/B/E/S; (ii) multiple of the market price per share to book value per share as reported by the relevant company as of the second quarter of 2012; (iii) multiple of the market price per share to tangible book value per share (excluding all intangible assets) as reported by the relevant company as of the second quarter of 2012; and (iv) an implied premium to total deposits as of the second quarter of 2012.

Evercore applied the relevant range of selected multiples for the peer group companies to the corresponding financial data of M&T. The results of its analysis are set forth in the table below.

	Peer group multiple range	Indicated value range per M&T share	Current M&T multiple
Price / 2013E EPS	9.0x -11.3x	$70.23 - $88.13	11.4x
Price / Book Value	0.67x - 1.19x	$46.05 - $82.14	1.24x
Price / Tangible Book Value	0.88x - 1.84x	$35.80 - $74.50	2.12x
Implied premium to deposits	(1.7%) - 7.4%	$31.93 - $78.76	9.1%

Although the peer groups were compared to M&T for purposes of this analysis, none of the selected companies identified in the peer group analysis are identical to M&T because of the inherent differences between the businesses, operations, financial conditions, and prospects of the selected companies compared to M&T. These companies were chosen because they have certain characteristics that are similar to those of M&T.

(4) Dividend Discount Model

Evercore performed a dividend discount analysis to determine a range of potential per share values for M&T common stock on a standalone basis. Evercore calculated a range of implied prices per share of M&T common stock based on the sum of the discounted after-tax net present values of (i) annual free cash flows that M&T is estimated to generate to equity holders as a dividend for the fiscal years ending December 31, 2013 through

December 31, 2018, assuming a target tangible common equity ratio of 6.50% and (ii) a projected terminal value of M&T common stock as of December 31, 2018.

Evercore reviewed publicly available filings, estimates prepared by M&T management and I/B/E/S estimates on M&T to determine the total assets and adjusted net income that M&T is expected to generate during fiscal years 2013 through 2018. Evercore then estimated the maximum amount of possible dividends that can be paid out in each year based on the target tangible common equity ratio. To determine implied value per share, Evercore considered a range of discount rates from 9.0% to 13.0%, and a range of terminal values based on a multiple of estimated net income from 2018 of 10.0x to 14.0x. Utilizing the range of discount rates and terminal value multiples, Evercore derived an implied valuation range of present value indications per share of M&T common stock ranging from $78.34 to $118.87.

Pro Forma Impact Analysis

Evercore analyzed the pro forma earnings impact of the merger on the future performance of M&T as reflected in the pro forma earnings per share of M&T. In conducting its analysis, Evercore relied upon certain assumptions and financial projections (included estimated merger synergies) provided by M&T management, including the impact and timing of cost savings, restructuring charges and certain balance sheet restructuring. The analysis indicated that the pro forma impact of the merger would be accretive to both M&T’s 2013 estimated earnings per share and M&T’s 2013 tangible book value per share. The financial forecasts on which this analysis is based are subject to substantial uncertainty and, therefore, actual results may be substantially different.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the merger by the M&T board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the common stock of M&T or Hudson City. No company used in the above analyses as a comparison is directly comparable to M&T or Hudson City, and no transaction used is directly comparable to the merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of M&T or Hudson City and their respective advisors. Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the totality of the factors and results of all the analyses.

Evercore prepared these analyses solely for the purpose of providing an opinion to the M&T board of directors as to the fairness, from a financial point of view, of the merger consideration to M&T pursuant to the merger agreement. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

The issuance of the fairness opinion was approved by an opinion committee of Evercore.

The merger consideration pursuant to the merger agreement was determined through arm’s-length negotiations between M&T and Hudson City and was approved by the M&T board of directors. Evercore did not recommend any specific merger consideration to M&T or the M&T board of directors or that any specific merger consideration constituted the only appropriate consideration for the merger. Evercore’s opinion to the M&T board of directors was one of many factors taken into consideration by the M&T board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the M&T board of directors with respect to the merger consideration or of whether the M&T board of directors would have been willing to agree to different consideration.

Under the terms of Evercore’s engagement letter with M&T, Evercore provided a financial opinion in connection with the merger to the M&T board of directors. Pursuant to the terms of its engagement letter, a customary fee was payable to Evercore upon delivery of Evercore’s financial opinion to the M&T board of directors. In addition, M&T has agreed to reimburse Evercore for its reasonable expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore against certain liabilities and expenses arising out of or in connection with its engagement.

During the two year period prior to the date of Evercore’s opinion, no material relationship existed between Evercore and its affiliates, on the one hand, and Hudson City or M&T, on the other hand, pursuant to which compensation was received or was intended to be received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Hudson City, M&T or any of their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of M&T, Hudson City or any of their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The management of M&T recommended, and the M&T board of directors determined, to engage Evercore to render a fairness opinion to the M&T board of directors based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Management and Board of Directors of M&T After the Merger

Upon completion of the merger, Ronald E. Hermance, Jr., who is currently Chairman of the Board and Chief Executive Officer of Hudson City, will become a member of the M&T board of directors.

The remaining current directors and senior officers of M&T are expected to continue in their current positions, other than has been publicly announced by M&T in the normal course. Information about the current M&T directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page [    ].

Interests of Hudson City Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors of Hudson City, Hudson City stockholders should be aware that certain directors and executive officers of Hudson City have interests in the merger that may differ from, or may be in addition to, the interests of Hudson City stockholders generally. These interests are described in more detail and quantified below. The board of directors of Hudson City was aware of these interests and considered them, among other matters, when it approved the entering into of the merger agreement and in making its recommendations that the Hudson City stockholders approve the Merger proposal. For purposes of all Hudson City agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change of control, change in control or term of similar meaning.

Board Membership. Under the merger agreement, M&T will appoint Ronald E. Hermance, Jr., currently Hudson City’s Chairman and Chief Executive Officer as a director of M&T with a term expiring at the first annual meeting of M&T shareholders following the merger. Also under the merger agreement, M&T will invite all other members of Hudson City’s board of directors to serve for three years as paid members of a regional advisory board to advise M&T with respect to deposit and lending activities in Hudson City’s former market area, and to maintain and develop customer relationships. Members of the regional advisory board will be paid annual fees of $50,000.

Indemnification and Insurance. Under the merger agreement, M&T will indemnify each present and former director, officer and employee of Hudson City and its subsidiaries, and the fiduciaries under their benefit plans, to the fullest extent permitted under law, against claims arising prior to the effective time of the merger; and advance expenses incurred by any such person subject to the person’s undertaking to repay if it is later determined that he or she is not entitled to indemnification. Also under the merger agreement, M&T will provide or purchase, or direct Hudson City to purchase, director and officer liability insurance for a period of six years following the effective time of the merger, to reimburse each present and former director and officer of Hudson City or its subsidiaries with respect to claims arising from facts or events occurring before that effective time.

Outside Directors Consultation Plan. Vesting and payment of benefits under Hudson City’s Outside Directors Consultation Plan will accelerate due to the merger. This plan applies to individuals who became outside directors of Hudson City before January 1, 2005, and who agree to serve Hudson City as consultants with continued compensation after retiring from the board at or above age 65 and ten years of service. The monthly consulting fee is equal to the sum of: (a) 5/12 of 1% of the annual retainer fee for Hudson City’s outside directors; and (b) 5% of the fee for attendance at a board meeting (each as in effect at the date of retirement), multiplied by the number of full years of service as an outside director, to a maximum of 20 years of service. A director’s consulting arrangement would generally continue for 120 months or until an earlier date when the director withdraws from the performance of consulting services. On completion of the merger, this plan will terminate and all obligations under the plan will be paid in a lump sum to all participants (presuming each to have attained age 65 and completed 20 years of service and served as a consultant for a full 120 months). Based on an assumed effective time of the merger on September 30, 2012, the aggregate lump sum payment that would be payable upon the completion of the merger to the six outside directors (as a group) who participate in this plan is $4,029,847.

Outstanding Stock Options. Hudson City has awarded stock options to acquire Hudson City common stock to its non-employee directors and executive officers. If the merger occurs during the performance period for any stock option that is subject to performance-based vesting conditions, the performance-based vesting conditions applicable to the option will be deemed satisfied at the effective time of the merger. Any remaining service conditions applicable to an outstanding Hudson City stock option held by an executive officer will be deemed satisfied upon the termination of the officer’s employment without “cause,” or the officer’s resignation with “good reason” (each as defined in the applicable Hudson City stock incentive plan), on or following the completion of the merger. Any remaining service conditions on any Hudson City stock option held by a non-employee director will be deemed satisfied upon the completion of the merger. To the extent provided in the applicable Hudson City equity plan or award agreement, the exercise period for a Hudson City stock option outstanding on the completion of the merger will continue for three years after the merger, but not beyond the tenth anniversary of the grant date of the stock option award, regardless of the holder’s separation from service.

Based upon equity compensation holdings as of September 30, 2012, the number of unvested Hudson City stock options held by the executive officers and the non-employee directors are as follows: Mr. Hermance, 1,687,500, with a weighted-average exercise price of $12.18; Mr. Salamone, 570,100, with a weighted-average exercise price of $11.88; Mr. Kranz, 201,500, with a weighted-average exercise price of $12.19; Mr. Laird, 195,900, with a weighted-average exercise price of $12.27; Mr. Butkovich, 108,500, with a weighted-average exercise price of $12.00; and the 13 other executive officers (as a group), 965,413, with a weighted-average exercise price of $12.22.

Deferred Stock Units. Hudson City has awarded deferred stock units that become vested solely based on the continued service of the holder of the deferred stock unit to its non-employee directors. Any remaining service conditions on such deferred stock units held by non-employee directors will be deemed satisfied upon the completion of the merger. The service-based deferred stock units that are outstanding as of the completion of the merger will be settled at that time.

Based upon equity compensation holdings as of September 30, 2012, the number of unvested Hudson City deferred stock units held by the seven non-employee directors (as a group) is 82,214.

Performance-Based Deferred Stock Units. Hudson City has awarded deferred stock units that vest in part based on the achievement of performance conditions to its executive officers. If the merger occurs during the performance period for any performance-based deferred stock unit award granted prior to August 27, 2012, the performance conditions for that period will be deemed to have been satisfied or to have been achieved at target level, as applicable, upon the effective time of the merger. A prorated portion of such outstanding performance-based deferred stock unit awards (determined based on the ratio of the service period completed prior to the merger to the full scheduled service period for the award) will immediately vest (at the performance level determined based on the prior sentence) and will be converted into a right to receive cash equal to the number of vested units multiplied by the merger consideration (less applicable taxes and withholding). The remaining performance-based deferred stock units (and all performance-based deferred stock units granted on or after August 27, 2012) will be converted into deferred stock units with respect to M&T common stock based on the exchange ratio and will continue to vest based on existing service conditions, with such service conditions deemed satisfied upon the termination of the executive officer’s employment without “cause”, or the officer’s resignation with “good reason,” (each as defined in the applicable Hudson City stock incentive plan) on or following the completion of the merger.

Based upon equity compensation holdings as of September 30, 2012, the number of unvested Hudson City performance-based deferred stock unit awards held by the executive officers are as follows: Mr. Hermance, 694,410; Mr. Salamone, 458,619; Mr. Kranz, 112,489; Mr. Laird, 100,281; Mr. Butkovich, 60,993; and the 13 other executive officers (as a group), 544,751.

Employment Agreements. Hudson City and Hudson City Savings Bank are party to employment agreements with each of Mr. Hermance and Denis Salamone providing for severance benefits that may be triggered on termination of employment in connection with the merger. The employment agreements with Hudson City provide for a 3-year employment period that renews automatically on a daily basis. The employment agreements with Hudson City Savings Bank provide for a three-year term that the board has renewed each year in connection with its annual review. In the event that Hudson City discharges either executive without “cause” or either executive resigns for “good reason” (each as defined in the employment agreements), Hudson City and Hudson City Savings Bank will provide the executive with the following severance benefits:

•	continued group life, health, dental, accident and long-term disability insurance benefits for the remaining employment period;

•

a lump sum payment equal to the estimated present value of the executive’s base salary for the remaining employment term at the highest annual salary rate paid plus bonuses for the remaining employment period assuming future bonuses would be granted at the average percentage of salary granted during the three-year period prior to the date of termination and assuming, pursuant to the merger agreement, that, for purposes of calculating the bonus component of the payment, the bonus component will be no less than the bonus component that would have resulted in respect of a termination of employment on August 27, 2012 ($5,355,261 for Mr. Hermance and $2,812,332 for Mr. Salamone);

•

a lump sum makeup payment under Hudson City’s qualified and nonqualified defined benefit and defined contribution pension plans computed as if the executive had continued employment for the remaining employment term; and

•

Hudson City will provide a lump sum payment to indemnify executive against any after-tax effects of the 20% federal excise tax on “excess parachute payments” within the meaning of section 280G of the Internal Revenue Code.

The same severance benefits are payable if the executive resigns for any reason or no reason within 60 days after the completion of the merger, or if the executive’s employment terminates within one year after the signing of the merger agreement but before the completion of the merger due to his death or disability (if the merger takes effect within two years of such termination). In the event of any qualifying termination of employment in connection with a change in control, severance benefits would be calculated based on a remaining employment term of three years.

The employment agreements allow Hudson City or Hudson City Savings Bank to condition payment of severance benefits on the executive’s resignation from all positions as an officer, director or committee member of Hudson City, Hudson City Savings Bank or any of its or their subsidiaries or affiliates. The employment agreements also contain a non-solicitation provision, pursuant to which the executives have agreed to refrain from soliciting the employees and customers of Hudson City and Hudson City Savings Bank for a period of one year following their termination of employment.

For an estimate of the amounts payable to Messrs. Hermance and Salamone under their employment agreements described above in connection with a termination of employment following the merger, see “The Merger—Interests of Hudson City Directors and Executive Officers in the Merger—Merger-Related Compensation for Hudson City’s Named Executive Officers” below.

Change in Control Agreements. Hudson City and Hudson City Savings Bank have jointly entered into two-year change in control agreements with James Kranz, Thomas Laird and Ronald Butkovich (as well as each of their other 13 executive officers). Pursuant to the change in control agreements, in the event that Hudson City Savings Bank terminates an executive officer’s employment without “cause” (as defined in the change in control agreements) at any time after either Hudson City or Hudson City Savings Bank has entered into a definitive merger or other business combination agreement, such as the merger agreement, or the officer resigns for “good reason” (as defined in the change in control agreements) at any time after a change in control, the executive officer will be entitled to the severance benefits described below. These agreements continue in effect until the second anniversary of the latest entry into or consummation of a definitive agreement. The severance payments and benefits under these agreements generally include:

•	continued group life, health, dental, accident and long-term disability insurance benefits for two years;

•

a lump sum payment equal to the estimated present value of the executive’s salary for two years at the highest annual salary rate paid plus two years of bonuses at the average percentage of salary granted for the three-year period immediately prior to the date of termination assuming, pursuant to the merger agreement, that, for purposes of calculating the bonus component of the payment for Messrs. Kranz and Laird, the bonus component will be no less than the bonus component that would have resulted in respect of a termination of employment on August 27, 2012 ($783,110 for Mr. Kranz and $701,862 for Mr. Laird); and

•

a lump sum makeup payment under Hudson City’s qualified and non-qualified defined benefit and defined contribution pension plans computed as if the executive had continued employment for an additional two years.

These severance benefits cannot exceed three times the executive’s average annual total compensation for the last five calendar years to end prior to the executive’s termination of employment (or for the executive’s entire period of employment if less than five calendar years).

The change in control agreements allow Hudson City Savings Bank to condition payment of severance benefits on the executive’s resignation from all positions as an officer, director or committee member of Hudson City Savings Bank or any of its subsidiaries or affiliates. The agreements also allow Hudson City Savings Bank to condition payments on a release of claims against Hudson City Savings Bank and its officers, directors, shareholders, subsidiaries and affiliates from liability for compensation or damages in connection with the executive’s employment and termination of employment except liability for severance benefits. Hudson City guarantees all amounts payable under the change in control agreements.

For an estimate of the amounts payable in connection with a qualifying termination of employment following the merger to Hudson City’s named executive officers who are party to the change in control agreements described above, see “The Merger—Interests of Hudson City Directors and Executive Officers in the Merger—Merger-Related Compensation for Hudson City’s Named Executive Officers” below.

Based on compensation levels as of September 30, 2012 (and for each of Hudson City’s Executive Vice Presidents assuming that the bonus component will be no less than the bonus component that would have resulted in respect of a termination of employment on August 27, 2012) and assuming a qualifying termination of employment on September 30, 2012, the amount of cash severance that would be payable to the 13 other executive officers with change in control agreements, as a group, is $12,773,788 and the aggregate estimated value of the continued group life, health, dental, accident and long-term disability insurance benefits that would be provided to such group is $576,389.

Pension Benefits. The Hudson City Savings Bank Benefit Maintenance Plan includes a “Supplemental Retirement Benefit” that provides selected executive officers, including each of Hudson City’s named executive officers, with defined benefits that would be payable under the Employees’ Retirement Plan of Hudson City Savings Bank but for certain limitations imposed by the Internal Revenue Code. This Supplemental Retirement Benefit vests on any of the following events: (i) retirement at or after age 65; (ii) attainment of ten years of service; (iii) termination of employment for death or disability (as defined in the Employees’ Retirement Plan); or (iv) in the event of a change in control. Also in the event of a change in control, if the executive is eligible for early retirement benefits, that benefit will be provided without reduction for accelerated payment.

For an estimate of the amounts payable under the Supplemental Retirement Benefit in connection with the merger to Hudson City’s named executive officers, see “The Merger—Interests of Hudson City Directors and Executive Officers in the Merger—Merger-Related Compensation for Hudson City’s Named Executive Officers” below.

Based on compensation levels as of, and an assumed effective date of the merger on, September 30, 2012, because the two executive officers who are not named executive officers, but who are eligible to participate in the Supplemental Retirement Benefit, have already vested in that benefit, none of the 13 other executive officers would vest in the Supplemental Retirement Benefit upon the effective time of the merger. Based on compensation levels as of, and an assumed effective date of the merger on, September 30, 2012, the present value of the early retirement benefits that the 13 other executive officers (as a group) would become entitled to upon the effective time of the merger due to removal of actuarial reduction for accelerated payment is $36,649.

For the mortality, discount rate and other assumptions used for the above present values, please refer to note 11(a) to the audited financial statements included in Hudson City’s 2011 Annual Report to Shareholders filed as Exhibit 13.1 to its Annual Report on Form 10-K for the year ended December 31, 2011.

As described above under the Employment Agreements and Change in Control Agreements, severance benefits may include makeup payments for defined benefits that would have accrued under the Employees’

Retirement Plan (and Supplemental Retirement Benefit, where applicable) during the remainder of the employment term or the two year assurance period covered by each agreement.

Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan of Hudson City permits each director who participates in the plan to elect to receive a lump sum cash payment of his or her deferred compensation under the plan upon the occurrence of a change in control for purposes of section 409A of the Internal Revenue Code. Directors are fully vested at all times in the amounts of compensation that they have deferred under the plan.

Employee Stock Ownership Plan. The Employee Stock Ownership Plan of Hudson City Savings Bank, or ESOP, is a tax-qualified plan that covers substantially all salaried employees of Hudson City who have at least one year of service and have attained age 21. The ESOP has received two loans from Hudson City, the proceeds of which were used to acquire shares of Hudson City common stock for the benefit of plan participants. The plan has pledged the shares acquired with each loan as collateral for that loan and holds them in a suspense account for each loan, releasing them to participant accounts from time to time as the respective loans are repaid, using contributions received from Hudson City. On a change in control, the ESOP provides that the shares held in each suspense account will be used to repay the applicable loan, any shares remaining in either suspense account after repayment will be allocated to the accounts of plan participants, and the plan will be terminated. Each of Hudson City’s executive officers would receive a benefit in connection with the ESOP’s termination to the extent that the stock price multiplied by the number of shares held in either of the suspense accounts exceeds the outstanding loan used to acquire those shares.

For an estimate of the value of the additional benefit that Hudson City’s named executive officers would receive under the ESOP upon the effective time of the merger, see “The Merger—Interests of Hudson City Directors and Executive Officers in the Merger—Merger-Related Compensation for Hudson City’s Named Executive Officers” below. Based on account levels as of September 30, 2012, and a stock price of $7.24, the estimated value of the additional benefit that the 13 other executive officers (as a group) would receive under the ESOP upon the effective time of the merger is $4,389,287.

The Benefit Maintenance Plan includes a “Supplemental ESOP Benefit” that provides selected executive officers, including each of Hudson City’s named executive officers, with benefits that would be payable under the Hudson City ESOP but for certain limitations imposed by the Internal Revenue Code. On repayment of an ESOP loan in connection with a change in control, as described above, each executive officer’s Supplemental ESOP Benefit account would be credited with the value (on a per-share basis) of any resulting allocation of excess shares from the suspense account as if such account had existed within the tax-qualified ESOP.

For an estimate of the amounts payable under the Supplemental ESOP Benefit in connection with the merger to Hudson City’s named executive officers, see “The Merger—Interests of Hudson City Directors and Executive Officers in the Merger—Merger-Related Compensation for Hudson City’s Named Executive Officers” below. Assuming the effective time of the merger occurs on September 30, 2012, the estimated value of the additional benefit that the 13 other executive officers (as a group) would receive under the Benefit Maintenance Plan in respect of their Supplemental ESOP Benefit is $9,583.

Executive Officer Annual Incentive Plan. The Executive Officer Annual Incentive Plan of Hudson City provides for annual incentives to Hudson City’s executive officers including each of its named executive officers. In the event that a participating executive terminates employment with Hudson City and Hudson City Savings Bank on or after the effective date of a change in control, other than as a result of a “discharge for cause” (as defined in the plan), the executive will receive a pro-rated incentive award for the year during which the change in control is consummated, based on Hudson City’s performance for the period preceding the change in control, annualized to project full-year performance.

For an estimate of the pro-rated annual incentive awards payable under the Executive Officer Annual Incentive Plan in connection with the merger to Hudson City’s named executive officers, see “The Merger—Interests of

Hudson City Directors and Executive Officers in the Merger—Merger-Related Compensation for Hudson City’s Named Executive Officers” below. Based on compensation levels as of, and an assumed effective date of the merger, and termination of each officer’s employment, on September 30, 2012, the amount of the pro-rated annual incentive award that would be payable to the 13 other executive officers (as a group) is $2,090,648.

Merger-Related Compensation for Hudson City’s Named Executive Officers

The following table and the related footnotes provide information about the compensation to be paid to Hudson City’s named executive officers that is based on or otherwise relates to the merger. The compensation shown in this table and described in these footnotes is the subject of a non-binding, advisory vote, of the Hudson City stockholders at the Hudson City special meeting, as described in “Hudson City Proposals—Non-Binding Advisory Vote Approving Merger-Related Named Executive Officer Compensation Proposal” on page [    ]. The figures in the table are estimated based on compensation levels as of the date of this document and an assumed effective date of September 30, 2012 for both the merger and, where applicable, termination of the executive’s employment. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document, and do not reflect certain compensation actions that will likely occur before the completion of the merger (such as the payment of 2012 bonuses and the grant of annual awards of equity compensation in 2013). As required by applicable SEC rules, all amounts below determined using the per share value of Hudson City common stock have been calculated based on a per share price of Hudson common stock of $7.24 (the average closing market price of Hudson City common stock over the first five business days following the public announcement of the merger on August 27, 2012). As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

GOLDEN PARACHUTE COMPENSATION

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($) (3)	Perquisites/ Benefits ($) (4)	Tax Reimbursement ($) (5)	Other ($) (6)	Total ($)
Ronald E. Hermance, Jr.	$12,902,467	$5,030,306	$4,319,778	$7,993	—	$768,149	$23,028,693
Denis J. Salamone	7,378,070	3,322,236	4,580,210	65,831	$6,570,122	537,292	22,453,761
James C. Kranz	2,281,269	814,870	891,774	5,383	—	768,149	4,761,446
Thomas E. Laird	2,038,974	726,440	884,159	13,043	—	740,833	4,403,448
Ronald J. Butkovich	1,386,958	441,835	2,350,839	44,338	—	392,305	4,616,275

(1)	Upon qualifying terminations of employment (as described above), which include terminations for cause or resignations for good reason regardless of the occurrence of a change in control, the employment agreements with Messrs. Hermance and Salamone provide for a lump sum cash payment equal to the present value of the salary payments (Mr. Hermance, $5,023,955; Mr. Salamone, $3,199,781) and estimated cash incentives (based on the prior three years’ cash incentives, as a percentage of salary) (Mr. Hermance, $5,358,512; Mr. Salamone, $2,814,039) that would be earned during the remaining contract term, which, on a termination or resignation on or following a change in control, would be three years long. This severance payment is a modified single trigger benefit due to Mr. Hermance and Mr. Salamone’s right to payment on resignation for any reason or no reason within 60 days after a change in control. The merger agreement provides that the cash incentive component of the foregoing severance payments will be no less than the cash incentive component that would have applied upon a termination of employment on August 27, 2012. The employment agreements contain a non-solicitation provision, pursuant to which the executives have agreed to refrain from soliciting the employees and customers of Hudson City and Hudson City Savings Bank for a period of one year following their termination of employment.

Upon a qualifying termination of employment (as described above), the change in control agreements in effect for each of Messrs. Kranz, Laird and Butkovich provide for a lump sum cash payment equal to the present value of the salary payments (Mr. Kranz, $1,006,245; Mr. Laird, $898,076; and Mr. Butkovich, $770,430) and

estimated cash incentive payments (based on the prior three years’ cash incentives, as a percentage of salary) (Mr. Kranz, $783,430; Mr. Laird, $702,147; and Mr. Butkovich, $355,951) that would be earned during the two-year period following termination of employment. The severance benefits pursuant to the change in control agreements are double trigger benefits. The merger agreement provides that the cash incentive component of the foregoing severance payment for Messrs. Kranz and Laird will be no less than the cash incentives component that would have resulted in respect of a termination of employment on August 27, 2012.

Present values for these agreements are calculated using 0.21% the applicable short-term federal rate for monthly compounding for September 2012 as published by the Internal Revenue Service.

As described above, upon any termination other than for cause on or after the completion of the merger, the Executive Officer Annual Incentive Plan of Hudson City provides that the participant will be eligible to receive a prorated award based on Hudson City’s attainment of established performance goals for the measurement period through the date of the change in control, projected to the end of that period. Based on an annualized projection of Hudson City’s performance from January 1, 2012 through September 30, 2012, these incentive awards are estimated to be no greater than the following amounts: Mr. Hermance, $2,520,000; Mr. Salamone, $1,364,250; Mr. Kranz, $491,595; Mr. Laird, $438,750; and Mr. Butkovich, $260,577. Payments under the Executive Officer Annual Incentive Plan are modified single trigger benefits as participants are eligible for pro-rata payments if they resign for any reason following the merger.

(2)	On a recipient’s discharge without cause or resignation for good reason following a change in control, stock options granted under Hudson City’s 2006 Stock Incentive Plan or the Amended and Restated 2011 Stock Incentive Plan become fully vested and exercisable. The merger agreement provides that the performance conditions on all stock options shall be deemed satisfied upon the completion of the merger. This accelerated vesting is a single-trigger benefit with respect to satisfaction of performance conditions, and a double-trigger benefit with respect to service conditions. On a change in control, stock options granted under the 2006 Stock Incentive Plan or the Amended and Restated 2011 Stock Incentive Plan will remain exercisable through the third anniversary of the change in control (but not beyond their tenth anniversary). This extended exercise period is a single-trigger benefit. No amount has been included in this table for the options held by Hudson City’s named executive officers, as none of those options has an exercise price below $7.24.

Performance-based deferred stock units granted under the 2006 Stock Incentive Plan or the Amended and Restated 2011 Stock Incentive Plan of Hudson City vest only when both performance conditions and service conditions specified for the award are satisfied. On a change in control, performance conditions for these performance-based deferred stock units will be deemed satisfied, and, pursuant to the merger agreement, service conditions will be deemed satisfied with respect to a pro rata number of units under each award granted prior to August 27, 2012, based on the ratio of the service period completed prior to the merger to the full scheduled service period for the award, and such pro rata number of units will be converted into a right to receive a payment in cash in an amount equal to the merger consideration less applicable taxes and withholding. This portion of the awards vests on a single trigger with respect to both performance and service conditions, and is estimated to have the following values for the named executive officers: Mr. Hermance $1,204,705; Mr. Salamone, $1,177,868; Mr. Kranz, $293,500; Mr. Laird, $261,519; and Mr. Butkovich, $166,100. On a recipient’s discharge without cause or resignation with good reason following a change in control, any remaining service conditions for the performance-based deferred stock units that are not converted into a cash payment will be deemed satisfied and in certain instances these performance-based deferred stock units will be distributed upon such separation from service, rather than their original deferral date. This portion of the awards vests on a single trigger with respect to performance conditions, but on a double trigger with respect to service conditions and is estimated to have the following values for the named executive officers: Mr. Hermance $3,825,601; Mr. Salamone, $2,144,368; Mr. Kranz, $521,370; Mr. Laird, $464,920; and Mr. Butkovich, $275,735. The figures shown are calculated based on a per share value of $7.24.

(3)

On a change in control, any unvested Supplemental Retirement Benefits under the Benefit Maintenance Plan will become vested (resulting in a benefit for Mr. Butkovich with a present value of $1,699,151), and any executives who are eligible for early retirement benefits under the Employees’ Retirement Plan and

Supplemental Retirement Benefit will become eligible for early retirement benefits that are not reduced for early commencement of payments (resulting in benefits with the following present values: Mr. Kranz, $47,958; Mr. Laird, $389,153; Mr. Butkovich, $103,160). In addition, upon the occurrence of a change in control for purposes of section 409A of the Internal Revenue Code, the Benefit Maintenance Plan will be terminated, and the payment of benefits will commence as if the executive had terminated employment on the date of the change in control. Each of these benefits is a single-trigger benefit. All of Hudson City’s named executive officers other than Mr. Butkovich have already vested in the Supplemental Retirement Benefit. Mr. Salamone is not currently eligible for early retirement benefits under the Employees’ Retirement Plan and Supplemental Retirement Benefit, but would become eligible on continued service through his 60th birthday on March 27, 2013. Mr. Hermance has reached normal retirement age, and would receive no additional value from an unreduced early retirement benefit.

For the mortality, discount rate and other assumptions used for the above present values, please refer to note 11(a) to the audited financial statements included in Hudson City’s 2011 Annual Report to Shareholders filed as Exhibit 13.1 to its Annual Report on Form 10-K for the year ended December 31, 2011.

Upon qualifying terminations of employment (as described above), which include terminations for cause or resignations for good reason regardless of the occurrence of a change in control, the employment agreements in effect for Messrs. Hermance and Salamone provide for lump sum cash payments of additional qualified and non-qualified pension plan benefits that would be earned during the remaining contract term using a discount rate of 4.52% (resulting in the following present values: Mr. Hermance, $1,823,858; Mr. Salamone, $3,477,759). This additional pension benefit is a modified single trigger benefit due to Mr. Hermance and Mr. Salamone’s right to payment on resignation for any reason or no reason within 60 days after a change in control.

Upon qualifying terminations of employment (as described above), the change in control agreements in effect for Messrs. Kranz, Laird and Butkovich provide for cash payments of additional qualified and non-qualified pension plan benefits that would be earned during continued service for the two years following termination using a discount rate of 2.77% (resulting in the following present values: Mr. Kranz, $610,743; Mr. Laird, $359,925; and Mr. Butkovich, $448,750). This additional pension benefit is a double-trigger benefit.

As described above, each named executive officer is entitled to certain payments pursuant to the Supplemental ESOP Benefit under the Benefit Maintenance Plan upon the closing of the merger. Assuming a per share value for Hudson City common stock of $7.24, and account balances as of September 30, 2012, the named executive officers would be entitled to the following amounts as a result of the repayment of the ESOP loans and the resulting allocation of share equivalents under the Supplemental ESOP Benefit: Mr. Hermance, $2,495,920; Mr. Salamone, $1,102,450; Mr. Kranz, $233,072; Mr. Laird, $135,081; and Mr. Butkovich, $99,778. This additional benefit with respect to the ESOP is a single-trigger benefit.

(4)	Upon a qualifying termination of employment (as described above), which includes termination for cause or resignation for good reason regardless of the occurrence of a change in control, the employment agreements with Messrs. Hermance and Salamone provide for continued group life, health, dental, accident and long-term disability insurance benefits for the remaining contract term, which, on a termination on or following a change in control, would be three years long. This continuation of benefits is a modified single trigger benefit due to Mr. Hermance and Mr. Salamone’s right to continuation on resignation for any reason or no reason within 60 days after a change in control.

Upon a qualifying termination of employment under the change in control agreement (as described above), Messrs. Kranz, Laird and Butkovich will each be provided with group life, health, dental, accident and long-term disability insurance benefits for two years after termination. Each of these agreements provides for an offset to these benefits for any benefits provided by a subsequent employer. This continuation of benefits is a double trigger benefit.

The figures shown represent the present values of these rights to each executive in excess of any benefits for which he already may be eligible under Hudson City’s retiree life and health benefit policy. Messrs. Hermance, Kranz and Laird are eligible for benefits under this policy upon their termination regardless of the occurrence of a change in control. Present values are calculated using the applicable monthly federal rate for August 2012, as published by the Internal Revenue Service—0.84% for Messrs. Hermance and Salamone, and 0.21% for Messrs. Kranz, Laird and Butkovich.

(5)	Upon a qualifying termination of employment (as described above), the employment agreements with Messrs. Hermance and Salamone provide that Hudson City will indemnify them, on a net after-tax basis, against the effects of a 20% federal excise tax on “excess parachute payments.” Excess parachute payments are payments that are contingent on a change in control, where the aggregate value of such payments equals or exceeds three times the individual’s average W-2 earnings for the period of five consecutive calendar years ending prior to the date of the change in control. The figure shown reflects an estimate of the indemnification payment that would be due to each named individual, assuming a per share value for Hudson City common stock of $7.24 and a termination of employment on September 30, 2012. This indemnification is a modified single trigger benefit due to Mr. Hermance and Mr. Salamone’s right to indemnification on resignation for any reason or no reason within 60 days after a change in control.

The change in control agreements for Messrs. Kranz, Laird and Butkovich do not provide any indemnity with respect to taxes on excess parachute payments. These agreements impose a cap on cash benefits under the agreements themselves (other than certain elective cash-outs of equity awards), limiting them to three times the individual’s average W-2 earnings for the period of five consecutive calendar years ending prior to the date of the change in control. Each of Messrs. Kranz, Laird and Butkovich would be subject to taxes on, and Hudson City would not be able to deduct its expenses with regard to excess parachute payments resulting from the merger, assuming the effective date of the merger and the termination of employment occurred on September 30, 2012 and a per share value for Hudson City common stock of $7.24.

(6)	As described above, each named executive officer is entitled to certain payments pursuant to the Hudson City ESOP upon the closing of the merger. Assuming a per share value for Hudson City common stock of $7.24, and account balances as of September 30, 2012 the named executive officers would be entitled to the following amounts (using the present value for the purposes of this disclosure) as a result of the termination of the ESOP and the resulting allocation of shares in the ESOP suspense account: Mr. Hermance, $768,149; Mr. Salamone, $537,292; Mr. Kranz, $768,149; Mr. Laird, $740,833; and Mr. Butkovich, $392,305. This additional benefit under the ESOP is a single-trigger benefit.

Regulatory Approvals Required for the Merger

Completion of the merger and the bank merger are subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement (i) from the Federal Reserve Board and the NYSDFS, (ii) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (iii) any other regulatory approval the failure of which to obtain would reasonably be expected to have a material adverse effect on M&T or Hudson City, and the expiration of any applicable statutory waiting periods, without the imposition of a “burdensome condition” (as defined under “The Merger Agreement–Covenants and Agreements–Regulatory Matters) on M&T. In addition, a notice must be filed with the OCC advising the agency that Hudson City Savings Bank intends to merge with and into M&T Bank. Notifications and/or applications requesting approval may also be submitted to various other federal and state regulatory authorities and self-regulatory organizations. M&T and Hudson City have agreed to use their reasonable best efforts to obtain all required regulatory approvals. M&T, Hudson City and/or their respective subsidiaries have filed, or are in the process of filing, applications and notifications to obtain these regulatory approvals.

Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to M&T after the completion of the merger or will contain a burdensome condition.

Federal Reserve Board. Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 4 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

In considering the approval of an application under Section 4 of the BHC Act, the Federal Reserve Board reviews whether the proposed acquisition can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, unsound banking practices, or risk to the stability of the United States banking or financial system. As part of its evaluation of these factors, the Federal Reserve Board reviews: (1) the financial and managerial resources of the companies involved, including pro forma capital ratios of the combined company (both in terms of absolute capital ratios and capital ratios relative to peer groups determined by the regulators) (2) the effect of the proposal on competition in the relevant markets, (3) the risk to the stability of the United States banking or financial system, (4) the public benefits of the proposal and (5) the effectiveness of the companies in combatting money laundering.

The Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act of 1977 (“CRA”) and considers the concentration of deposits on a nationwide basis. In their most recent respective CRA examinations, M&T Bank received an overall “outstanding” regulatory rating and Hudson City Savings Bank received an overall “satisfactory” regulatory rating.

In addition, completion of the bank merger is subject to receipt of the approval of the Federal Reserve Board under Section 18(c) of the Federal Deposit Insurance Act (the “Bank Merger Act”). The Federal Reserve Board is prohibited from approving any merger transaction under the Bank Merger Act that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served. In evaluating an application filed under the Bank Merger Act, the Federal Reserve Board considers: (1) the competitive impact of the transaction, (2) financial and managerial resources and future prospects of the existing and insured depository institutions which are parties to the bank merger, (3) the convenience and needs of the community to be served and the records of the insured depository institutions under the Community Reinvestment Act, (4) the insured depository institutions’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. M&T Bank’s establishment and operation of branches at Hudson City Savings Bank’s existing branch locations is also subject to approval under Section 9 of the Federal Reserve Act.

Furthermore, the Bank Merger Act, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the merging parties’ service to their communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board. The applications that M&T submitted under the Bank Merger Act, the BHC Act and the Federal Reserve Act are under review by the Federal Reserve Board.

Transactions approved by the Federal Reserve Board generally may not be completed until 30 days after the approval of the Federal Reserve Board is received, during which time the Department of Justice (“DOJ”) may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

NYSDFS. The bank merger must be approved by the NYSDFS under Section 601 of the New York Banking Law. In considering an application under Section 601, the NYSDFS may consider a variety of factors including: (1) whether the proposed acquisition or merger will meet specific needs for banking services in the designated service areas which are not currently being met, (2) the competitive consequences of the proposed merger or acquisition within the designated service areas, and (3) the manner in which the proposed merger or acquisition will otherwise serve the public interest. The NYSDFS will also take into account views of third party commenters, particularly on the subject of the merging parties’ service to their communities. The application that M&T Bank has submitted under the New York Banking Law is under review by the NYSDFS.

OCC. Hudson City Savings Bank is regulated by the OCC. As required by OCC regulation, a notice has been filed with the OCC advising the agency that Hudson City Savings Bank intends to merge with and into M&T Bank.

Additional Regulatory Approvals and Notices. M&T has submitted to the DOJ and the Federal Trade Commission a copy of the applications that it submitted to the Federal Reserve Board in order to meet the criteria for an exemption from any approval requirement under the HSR Act. There are no approvals of other federal or state regulatory authorities required for the proposed transactions.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of M&T and Hudson City to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In recent similar transactions, the Federal Reserve Board has taken a longer time to render a decision on applications than the typical time period for approval set forth in the Federal Reserve Board’s regulations. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that the recorded assets and liabilities of M&T will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of Hudson City will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of M&T common stock to be issued to former Hudson City stockholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Hudson City at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Hudson City being included in the operating results of M&T beginning from the date of completion of the merger.

Public Trading Markets

M&T common stock is listed on the NYSE under the symbol “MTB.” Hudson City common stock is listed on the NASDAQ under the symbol “HCBK.” Upon completion of the merger, Hudson City common stock will be delisted from the NASDAQ and thereafter will be deregistered under the Exchange Act. The M&T common stock issuable in the merger will be listed on the NYSE.

Resale of M&T Common Stock

All shares of M&T common stock received by Hudson City stockholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended, which is referred to as the Securities Act, and the Exchange Act, except for shares of M&T common stock received by any Hudson City stockholder who becomes an “affiliate” of M&T after completion of the merger. This document does not cover resales of shares of M&T common stock received by any person upon completion of the merger, and no person is authorized to make any use of this document in connection with any resale.

Portfolio Restructuring and Other Post-Closing Actions

Following the closing of the merger, M&T plans to build on Hudson City’s customer base to create a comprehensive community banking franchise that provides a full range of checking and savings accounts, debit and credit cards, home equity loans and other lending options, plus small business and commercial banking services and M&T’s premier wealth management and corporate trust solutions through Wilmington Trust.

In connection with the integration of the two businesses and as further described in the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page [    ], M&T and Hudson City have agreed, subject to applicable law and any agreements with regulators, to cooperate on taking certain steps or actions to restructure or prepare to restructure Hudson City’s investment securities portfolio, mortgage portfolio and debt capital structure prior to the closing of the merger. After the merger is completed, M&T currently expects to restructure the combined entity’s balance sheet by extinguishing Hudson City’s borrowings with a fair value of approximately $15.4 billion using proceeds from the liquidation of Hudson City’s investment securities with a fair value of approximately $13.1 billion, the realization of related deferred tax assets of approximately $0.9 billion and incremental short-term borrowings of approximately $1.4 billion.

THE MERGER AGREEMENT

Effects of the Merger

As a result of the merger, Hudson City will merge with and into Merger Sub, with Merger Sub surviving the merger as a direct, wholly owned subsidiary of M&T. The certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the merger will be the certificate of incorporation and bylaws of the surviving company.

As a result of the merger, there will no longer be any publicly held shares of Hudson City common stock. Hudson City stockholders will no longer have any direct interest in the surviving company. Those Hudson City stockholders who receive all of the merger consideration in the form of cash will not participate in M&T’s future earnings and potential growth as shareholders of M&T and will no longer bear the risk of any losses incurred in the operation of the surviving company’s business as a subsidiary of M&T or of any decreases in the value of that business. Those Hudson City stockholders receiving shares of M&T common stock as merger consideration will only participate in the surviving company’s future earnings and potential growth through their ownership of M&T common stock. All of the other incidents of direct stock ownership in Hudson City, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Hudson City, will be extinguished upon completion of the merger.

Effective Time of the Merger

The merger will occur no later than three business days after the satisfaction of all the closing conditions, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods. The merger will be completed legally at the time the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the certificate of merger. As of the date of this document, the parties expect that the merger will be effective during the second calendar quarter of 2013. However, there can be no assurance as to when or if the merger will occur.

If the merger is not completed by the close of business on August 27, 2013, the merger agreement may be terminated by either Hudson City or M&T, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

Treatment of Hudson City Stock Options and Other Equity Awards

Hudson City Stock Options. At the effective time of the merger, each outstanding and unexercised option to purchase shares of Hudson City common stock, whether vested or unvested, will be converted into an option to purchase shares of M&T common stock. The following will apply with respect to each Hudson City stock option after the effective time of the merger:

(i) the number of shares of M&T common stock purchasable upon exercise of the option will equal the product of (x) the number of shares of Hudson City common stock that were purchasable under the option immediately before the effective time of the merger and (y) 0.08403, rounded down, if necessary, to the nearest whole share; and

(ii) the exercise price per share of M&T common stock for each option will equal (x) the per share exercise price of the option in effect immediately before the effective time of the merger divided by (y) 0.08403, rounded up, if necessary, to the nearest cent.

Following the effective time of the merger, each Hudson City stock option will continue to be governed by the same terms and conditions (including vesting) as were applicable to the option immediately prior to the effective time, except that with respect to each Hudson City stock option that is subject to performance-based vesting conditions, the performance-based vesting conditions applicable to the option will be deemed satisfied at the effective time of the merger.

Hudson City Deferred Stock Units. At the effective time of the merger, each deferred stock unit of Hudson City that becomes vested solely based on the continued service of the holder of the deferred stock unit that is outstanding immediately prior to the effective time, will cease to represent an award with respect to shares of Hudson City common stock and will be converted into an award with respect to M&T common stock. At the effective time of the merger, the number of shares of M&T common stock subject to each Hudson City deferred stock unit will be equal to the product of (i) the number of shares of Hudson City common stock subject to the Hudson City deferred stock unit immediately before the effective time and (ii) 0.08403. Following the effective time of the merger, each Hudson City deferred stock unit will continue to be governed by the same terms and conditions (including vesting) as were applicable to the Hudson City deferred stock unit immediately prior to the effective time.

Hudson City Performance-Based Deferred Stock Units. Each deferred stock unit of Hudson City that vests in part based on the achievement of performance conditions that is outstanding immediately prior to the effective time of the merger will cease to represent an award with respect to shares of Hudson City common stock and will be treated as described below in this section.

At the effective time of the merger, the performance-based vesting conditions applicable to each Hudson City performance-based deferred stock unit will be deemed to have been satisfied or, with respect to each Hudson City performance-based deferred stock unit that is subject to multiple levels of pay-out depending on the level of performance achieved, achieved at the target level (with the number of shares earned with respect to such Hudson City performance-based deferred stock unit fixed at the target level as of the effective time).

As of the effective time of the merger, a pro-rated portion of each then outstanding Hudson City performance-based deferred stock unit award granted prior to August 27, 2012, will vest, with such pro-rated portion to be determined based on the number of days that have elapsed during the applicable performance measurement period through the effective time. Each such performance-based deferred stock unit will, subject to M&T’s receipt of an award surrender agreement from the holder of the performance-based deferred stock unit, be converted into the right to receive a payment in cash equal to approximately $7.24, less applicable taxes and withholding.

As of the effective time of the merger, each Hudson City performance-based deferred stock unit that does not vest as described in the previous paragraph (including those performance-based deferred stock units granted on or after August 27, 2012) will be converted into the right to receive 0.08403 of a share of M&T common stock and will continue to be governed by the same terms and conditions (including vesting) as were applicable to the Hudson City performance-based deferred stock unit immediately prior to the effective time.

Hudson City Other Stock Awards. At the effective time of the merger, each right of any kind, contingent or accrued, to receive shares of Hudson City common stock or cash payments measured by the value of a number of shares of Hudson City common stock including, a deferred share of Hudson City common stock, which is outstanding immediately prior to the effective time (other than Hudson City stock options, Hudson City deferred stock units and Hudson City performance-based deferred stock units), will be deemed to be converted into the right to acquire or receive benefits measured by the value of the number of shares of M&T common stock equal to the product of (i) the number of shares of Hudson City common stock subject to such Hudson City stock award immediately before the effective time and (ii) 0.08403. Following the effective time of the merger, each Hudson City stock award described in the first sentence will continue to be governed by the same terms and conditions (including vesting) as were applicable to such Hudson City stock award immediately prior to the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. Hudson City has agreed that, prior to the effective time of the merger, it will conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, its rights, authorizations, franchises and other authorizations issued by governmental entities and advantageous business relationships. Hudson City and M&T have agreed to take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals required for the completion of the merger or to perform the covenants and agreements in the merger agreement or to consummate the merger.

In addition to the general covenants above, Hudson City has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the prior written consent of M&T (which shall not be unreasonably withheld, conditioned or delayed):

•

issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock (or securities convertible or exchangeable into, or exchangeable for, shares of its capital stock) or permit any additional shares of its capital stock (or securities convertible or exchangeable into, or exchangeable for, shares of its capital stock) to become subject to new grants, except for issuances under dividend reinvestment plans in effect on the date of the merger agreement or as permitted pursuant to the terms of the merger agreement;

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make, declare, pay or set aside for payment any dividend or declare or make any distribution on any shares of its capital stock (other than (A) dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries, (B) regular quarterly dividends on Hudson City common stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date of the merger agreement (except that if M&T increases the rate of its regular quarterly dividends during any fiscal quarter, Hudson City is permitted to increase the rate of its quarterly dividends during the next fiscal quarter by the same proportion), (C) required dividends on any Hudson City preferred stock or on the preferred stock of its subsidiaries, or (D) required dividends on the common stock of any subsidiary);

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directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common stock in the ordinary course of business consistent with past practice to satisfy obligations under dividend reinvestment plans or the employee benefit plans, in each case as in effect on the date of the merger agreement);

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amend the material terms of, waive any material rights under, terminate, knowingly violate the terms of or enter into (i) any material contract, (ii) any material restriction on the ability of Hudson City to conduct its business as it is presently being conducted or (iii) any contract or other binding obligation relating to Hudson City’s common stock or any other outstanding capital stock or any outstanding instrument of indebtedness;

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sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties (by merger, consolidation, or otherwise), except for those in the ordinary course of business and in transactions that are not material;

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acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in transactions that are not material and that do not present a material risk that the completion of the merger will be materially delayed or that the required regulatory approvals will be more difficult to obtain;

•	amend the Hudson City Articles of Incorporation or the Hudson City Bylaws, or similar governing documents of any of its significant subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law or regulatory accounting requirements;

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take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the merger from qualifying as a tax-free reorganization, except as may be required by applicable law or a governmental entity, or take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger, or take, or omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied;

•	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business;

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enter into any new line of business or materially change its lending, investment, and underwriting management and other banking and operating policies, except as required by law or such policies or as otherwise requested by a regulatory agency;

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make any material change to its investment securities portfolio, derivatives portfolio or its interest rate exposure, or the manner in which the portfolio is classified or reported, except as required by GAAP;

•	other than in the ordinary course of business, alter materially its interest rate or fee pricing policies with respect to depository accounts or waive any material fees with respect thereto;

•	make or incur any capital expenditure not previously disclosed to M&T and in excess of $1,000,000 individually or $7,000,000 in the aggregate;

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settle any legal proceeding in an amount in excess of $5,000,000 or that would impose any non-monetary restriction on Hudson City’s business or create a negative precedent for claims that are reasonably likely to be material;

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other than in the ordinary course of business consistent with past practice, make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

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except as contemplated in the merger agreement or required under applicable law or under the terms of any employee benefit plan existing as of the date of the merger agreement (i) increase the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Hudson City or its subsidiaries, other than certain specified increases in base salary to employees and annual grants of equity compensation in the ordinary course consistent with past practice and in accordance with certain specified parameters, (ii) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement, except as otherwise permitted by the merger agreement, (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any employee benefit plan, (iv) fund any rabbi trust or similar arrangement to secure the payment of compensation or benefits under any employee benefit plan, (v) change any actuarial assumptions used to calculate funding obligations with respect to any employee benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made, except as may be required by GAAP or applicable law, or (vi) hire or terminate any employee who has or would have target compensation of $200,000 or more, except for terminations for cause;

•	fail to comply in any material respect with any provision of any existing regulatory agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

M&T has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, M&T has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement, it will not, without the prior written consent of Hudson City (which shall not be unreasonably withheld, conditions or delayed):

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sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties (by merger, consolidation, or otherwise), except for those in the ordinary course of business or in a transaction that is not reasonably likely to materially delay the closing of the merger or prevent or materially delay the receipt of certain regulatory approvals;

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acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business or in a transaction that, together with other such transactions, is not reasonably likely to cause the closing of the merger to be materially delayed or the receipt of the required regulatory approvals to be prevented or materially delayed;

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amend the M&T bylaws or similar governing documents of any of its significant subsidiaries in a manner that would materially and adversely affect the Hudson City stockholders or adversely affect Hudson City stockholders relative to other M&T shareholders;

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take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the merger from qualifying as a tax-free reorganization, except as may be required by applicable law or by a governmental entity, or take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger, or take, or omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied;

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other than in the ordinary course of business consistent with past practice, make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return;

•	adopt or enter into a plan of liquidation or dissolution with respect to it or its significant subsidiaries; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Regulatory Matters. M&T and Hudson City have agreed to promptly (and in any event within 45 days of the date of the merger agreement) prepare and file with the SEC a registration statement on Form S-4, of which this document is a part. M&T and Hudson City have agreed to use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to mail or deliver the proxy statement/prospectus to Hudson City’s stockholders. M&T has also agreed to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to consummate the merger, and Hudson City has agreed to furnish all information concerning Hudson City and the holders of Hudson City common stock as may be reasonably requested in connection with any such action. In addition, M&T has agreed to file an application seeking approval of the merger and/or the bank merger with the Federal Reserve Board and with the NYSDFS no later than 20 business days following the date of the merger agreement.

M&T and Hudson City have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger.

Additionally, each of M&T and Hudson City have agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of M&T, Hudson City or any of their respective subsidiaries to any governmental entity in connection with the merger.

M&T and Hudson City have agreed to each use its reasonable best efforts to (i) avoid the entry of, or to have vacated, any decreed, judgment, injunction or other order that would restrain, prevent or delay the closing of the merger and (ii) avoid or eliminate all impediments under applicable law so as to enable to closing of the merger to occur as soon as possible, provided that M&T shall not be required to take any actions that would reasonably be likely to have a material and adverse effect on M&T and its subsidiaries, taken as a whole, giving effect to the merger (measured on a scale relative to Hudson City and its subsidiaries), with such an effect referred to as a “burdensome condition.”

M&T will, at or prior to the effective time of the merger, cause Merger Sub to enter into one or more supplemental indentures, guarantees and other instruments required for the due assumption of Hudson City’s outstanding debt, guarantees, securities and other agreements to the extent required.

Shareholder Approval. Hudson City’s board of directors has resolved to recommend to the Hudson City stockholders that they approve the merger agreement (subject to certain exceptions if, following the receipt of a Superior Proposal (as defined below), such recommendation would more likely than not result in a violation of the board’s fiduciary duties under Delaware law) and to submit to the Hudson City stockholders the merger agreement and any other matters required to be approved by the Hudson City stockholders in order to carry out the intentions of the merger agreement.

M&T’s board of directors has resolved to recommend to the M&T stockholders that they approve the issuance of M&T common stock to be delivered to stockholders of Hudson City in connection with the merger and to submit to the M&T shareholders a proposal to issue such additional shares of M&T common stock and any other matters required to be approved by the M&T shareholders in order to carry out the intentions of the merger agreement.

NYSE Listing. M&T will cause the shares of M&T common stock to be issued in the merger to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters. The merger agreement provides that for the period beginning on the closing date and ending on the 18-month anniversary of the closing date, M&T will provide employee benefits and compensation opportunities to Hudson City employees who become employees of M&T or any of its subsidiaries that are no less favorable in the aggregate than the employee benefits and compensation opportunities that are provided to such employees immediately prior to the effective time (excluding the value of the Hudson City employee stock ownership plan, provided that M&T will make available to Hudson City employees eligibility to participate in a tax-qualified savings plan with an employer matching contribution pursuant to the terms of the applicable M&T plan as in effect from time to time).

From the closing date through the first anniversary of the closing date, M&T will maintain the Hudson City Savings Bank severance plan as in effect at the time of the execution of the merger agreement for the benefit of each Hudson City employee whose employment is terminated by M&T under circumstances that entitle them to severance under the Hudson City Savings Bank severance plan as in effect at the time of the execution of the merger agreement.

The merger agreement provides certain eligible Hudson City employees and retirees with the ability to continue to participate in the Hudson City retiree medical and life insurance programs through the fifth anniversary of the closing date, after which they will be eligible to participate in the M&T retiree medical and life insurance programs, as in effect from time to time. The merger agreement also provides that certain other eligible employees of Hudson City will be deemed eligible as of the closing date (based on prior service with Hudson City) to participate in the M&T retiree medical and life insurance programs, as in effect from time to time.

M&T will honor all obligations to current and former employees of Hudson City and its subsidiaries under existing benefit plans and employment, change of control and severance arrangements, subject to the parties agreement with respect to certain severance levels for senior executives of Hudson City and the elimination of Hudson City’s right to elect to make a cash payment to an employee in exchange for the cancellation of the employee’s outstanding equity awards pursuant to certain employment and change of control arrangements.

The Hudson City ESOP will be terminated in connection with the completion of the merger and distributions will occur following receipt of a favorable determination letter from the Internal Revenue Service in accordance with the terms of the plan.

Hudson City may grant annual equity awards to employees in 2013 in the ordinary course of business, and in amounts and subject to terms and conditions consistent with past practice with respect to annual equity grants. The terms of such equity grants will provide that the awards will not vest or become payable solely as a result of the consummation of the merger, nor will any awards provide for settlement in cash or conversion into a cash award as a result of the merger. Hudson City may also pay bonuses for 2012 to its officers and employees in the ordinary course of business consistent with past practice and the terms of the applicable bonus plan (taking into account actual performance for 2012) with any annual bonuses paid to officers in excess of target to be disregarded for the purposes of severance calculations under any employment agreement or change of control agreement.

Indemnification and Directors’ and Officers’ Insurance. From and after the effective time of the merger, M&T will indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director, officer and employee of Hudson City and its subsidiaries or fiduciaries of Hudson City or any of its subsidiaries under any Hudson City employee benefit plan from liabilities arising out of or pertaining to matters existing or occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement and the stock option agreement. M&T has agreed to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Hudson City or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the effective time of the merger for a period of six years following the effective time of the merger. The insurance will contain terms and conditions that are not less advantageous than the current coverage provided by Hudson City, except that M&T is not required to incur annual premium expense greater than 300% of Hudson City’s current annual directors’ and officers’ liability insurance premium. At the option of M&T, prior to the completion of the merger and in lieu of the foregoing, Hudson City shall purchase and pay for a tail policy for director’s and officer’s liability insurance on the terms described in this paragraph.

No Solicitation. The merger agreement precludes Hudson City and its subsidiaries and their respective officers, directors, agents, advisors and affiliates from initiating, soliciting, knowingly encouraging or knowingly facilitating inquiries or proposals with respect to, or engaging or participating in any negotiations concerning, or providing any confidential or nonpublic information or data to, or having any discussions with, any person relating to, or entering into any agreement, arrangement or understanding with respect to, any Acquisition Proposal (defined below). However, if Hudson City receives an unsolicited bona fide Acquisition Proposal and Hudson City’s board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (defined below), Hudson City may furnish nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of Hudson City concludes in good faith (and based on the advice of outside counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law. Hudson City has agreed to immediately terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than M&T with respect to any Acquisition Proposal. Hudson City has also agreed to advise M&T within 24 hours following receipt of any inquiries, proposals or offers with respect to an Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and will keep M&T promptly apprised of any developments. Hudson City also agreed to simultaneously provide to M&T any confidential or nonpublic information concerning it or its subsidiaries that may be provided to any other person in connection with any Acquisition Proposal.

•

As used in the merger agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Hudson City or any of its significant subsidiaries or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Hudson City or any of its significant subsidiaries, other than the transactions contemplated by the merger agreement, any sale of whole loans and securitizations in the ordinary course and any bona fide internal reorganization.

•

As used in the merger agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (with such percentages set forth in the definition of that term changed from 20% to 50%) that the Board of Directors of Hudson City concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger and the other transactions contemplated by the merger agreement, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law and (iv) after taking into account any revisions to the terms of the merger agreement by M&T in response to such written Acquisition Proposal.

Portfolio Restructuring. During the period commencing on the later of (i) the receipt of all required regulatory approvals and (ii) the date on which the relevant Hudson City and M&T shareholder approvals have been obtained and until the closing of the merger, Hudson City and M&T will cooperate in good faith, subject to applicable law and any agreements with regulators, to restructure Hudson City’s investment securities portfolio, mortgage portfolio and debt capital structure, effective immediately prior to the closing of the merger.

Representations and Warranties

The merger agreement contains representations and warranties made by Hudson City to M&T relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing, corporate power, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	existing or contemplated agreements, orders, memoranda of understanding or similar communications with regulators or other government entities;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•	conformity with U.S. GAAP and SEC requirements of Hudson City’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the merger;

•	absence of a material adverse effect since December 31, 2011;

•	compliance with applicable law;

•	non-applicability of state takeover laws;

•	employee compensation and benefits matters;

•	opinion from financial advisor;

•	accuracy of Hudson City information provided in this document;

•	legal proceedings;

•	material contracts;

•	environmental matters;

•	tax matters;

•	absence of action or any fact or circumstance that would prevent or impede the merger from qualifying as a reorganization;

•	intellectual property;

•	properties;

•	insurance;

•	accounting and internal controls;

•	derivatives;

•	labor matters;

•	loan matters; and

•	related party transactions.

The merger agreement also contains representations and warranties made by M&T to Hudson City relating to a number of matters, including the following:

•	corporate organization, qualification to do business, standing and power, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	existing or contemplated agreements, orders, memoranda of understanding or similar communications with regulators or other government entities;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•	the conformity with GAAP and SEC requirements of M&T’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the merger;

•	the absence of a material adverse effect since December 31, 2011;

•	compliance with applicable law;

•	opinion from financial advisor;

•	accuracy of M&T information provided in this proxy statement/prospectus; and

•	legal proceedings;

•	tax matters;

•	absence of action or circumstances that would impede the merger from qualifying as a reorganization;

•	accounting and internal controls;

•	derivatives; and

•	availability of financing.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to M&T or Hudson City, as the case may be, means (i) a material adverse effect on the financial condition, results of operations, assets, liabilities or business of that party and its subsidiaries taken as a whole or (ii) a material adverse effect on the ability of that party to consummate the merger on a timely basis, other than, with respect to (i) above, effects to the extent resulting from: (A) changes in applicable U.S. GAAP or regulatory accounting requirements, (B) changes in laws, rules or regulations of general applicability to companies in the industries in which the party and its subsidiaries operate, (C) changes in general global, national or regional political conditions or general economic or market conditions (including such changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which the party and its subsidiaries operate, (D) changes in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (F) the downgrade in rating of any debt or debt securities of the party or its respective subsidiaries (but not including any underlying causes thereof), or any change in the value of deposits, borrowings or loan servicing rights resulting from a change in interest rates generally, (G) the public disclosure of the merger agreement or the transactions contemplated by the merger agreement, (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (I) actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement except, with respect to clauses (A), (B), (C), (D) and (H), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of the party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “—Termination,” if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party knowingly breached the merger agreement.

This summary and the copy of the merger agreement attached to this document as Appendix A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by M&T and Hudson City, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of M&T, Hudson City or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in M&T’s and Hudson City’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that M&T and Hudson City publicly file with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” beginning on page [    ].

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of M&T and Hudson City to complete the merger are subject to the satisfaction of the following conditions:

•

receipt of the requisite approval of the Hudson City stockholders on the merger agreement and of the M&T shareholders on the issuance of M&T common stock to Hudson City stockholders in connection with the merger;

•	approval for the listing on the NYSE of the M&T common stock to be issued in the merger;

•	the effectiveness of the registration statement on Form S-4, of which this document is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•

the absence of any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that would prohibit or make illegal the completion of the merger; and

•

the receipt of all regulatory approvals of governmental entities necessary to complete the transactions contemplated by the merger agreement, and the expiration of all applicable statutory waiting periods, in each case without the imposition of a burdensome condition.

Conditions to Obligations of M&T. The obligation of M&T to complete the merger is also subject to the satisfaction, or waiver by M&T, of the following conditions:

•

the accuracy of the representations and warranties of Hudson City as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on Hudson City;

•	performance in all material respects by Hudson City of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	receipt by M&T of an opinion of Wachtell Lipton as to certain tax matters.

Conditions to Obligations of Hudson City. The obligation of Hudson City to complete the merger is also subject to the satisfaction or waiver by Hudson City of the following conditions:

•

the accuracy of the representations and warranties of M&T as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on M&T;

•	performance in all material respects by M&T of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	receipt by Hudson City of an opinion of Sullivan & Cromwell as to certain tax matters.

Termination; Termination Fee

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by Hudson City stockholders and the stock issuance by M&T shareholders:

•	by mutual written consent of M&T and Hudson City;

•

by either M&T or Hudson City, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable injunction or decree permanently enjoining or otherwise prohibiting or making illegal the closing of the merger;

•

by either M&T or Hudson City, if the merger has not closed by the close of business on August 27, 2013, unless the failure to close by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the agreement;

•

by either M&T or Hudson City, if there is a breach by the other party that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition, unless the breach is cured within the earlier of August 27, 2013 and 60 days following written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

•

by either M&T or Hudson City, if (1) the Hudson City stockholders have not approved and adopted the merger agreement and the transactions contemplated thereby at the Hudson City special meeting or any adjournment or postponement thereof, or (2) the M&T shareholders have not approved the issuance of M&T common stock to the stockholders of Hudson City in connection with the merger at the M&T special meeting or any adjournment or postponement thereof;

•

by M&T, if, prior to the approval by Hudson City stockholders of the merger agreement, the Hudson City board of directors (1) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or discloses an intention to do so), or recommends to its stockholders an Acquisition Proposal other than the merger agreement, or (2) materially breaches its obligation to call a stockholder meeting, to prepare and mail to its stockholders this document or to refrain from soliciting alternative acquisition proposals; or

•

by M&T, if a tender or exchange offer for more than 20% of the outstanding shares of Hudson City is commenced, and the Hudson City board of directors recommends that Hudson City stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that Hudson City stockholders reject such tender or exchange offer within a ten business day period.

Hudson City must pay M&T a termination fee of $125 million in the following circumstances:

•

(1) prior to the effective time of the merger and after the date of the merger agreement, any person has made an Acquisition Proposal that has been publicly disclosed and not withdrawn, or has been made known to senior management of Hudson City, or any person has publicly announced or made known to senior management of Hudson City an intention (whether or not conditional) to make an Acquisition

Proposal; (2) thereafter the merger agreement is terminated (a) by either party because the merger was not consummated on or before August 27, 2013 and Hudson City stockholders did not approve the merger agreement, (b) by either party because Hudson City stockholders did not approve the merger agreement, or (c) by M&T because Hudson City has breached the merger agreement in such a way as would prevent certain closing conditions from being obtained and would give M&T the right to terminate the merger agreement; and (3) within 18 months after the termination of the merger agreement, an Acquisition Proposal is consummated or any definitive agreement with respect to an Acquisition Proposal is entered into (provided that for purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term elsewhere in this document, except that the references to “20%” in the definition of an “Acquisition Proposal” elsewhere in this document shall be deemed to be references to “50%”); or

•

M&T terminates the merger agreement because the Hudson City board of directors (1) has submitted the merger agreement to its stockholders without a recommendation for approval, or otherwise withdrew or materially and adversely modified (or disclosed such intention) its recommendation for approval, or recommended to its stockholders an Acquisition Proposal other than the merger agreement, or (2) materially breached its obligation to call a stockholder meeting, to prepare and mail its stockholders this document or to refrain from soliciting alternative proposals or (3) following the commencement of a tender or exchange offer for 20% or more of the outstanding shares of Hudson City common stock, recommends that Hudson City stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that Hudson City stockholders reject such tender or exchange offer.

M&T must pay Hudson City a termination fee of $125 million within three business days following the termination of the merger agreement by either M&T or Hudson City in the event that (1) M&T shareholders failed to approve the issuance of M&T common stock to the stockholders of Hudson City in connection with the merger and (2) M&T breached its obligations to recommend the stock issuance and to call a shareholder meeting for the purpose of obtaining shareholder approval of the stock issuance.

Effect of Termination

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party fraudulently or knowingly breaches the merger agreement. However, the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fee, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger agreement proposal by the Hudson City stockholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Hudson City stockholders, there may not be, without further approval of such stockholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

Stock Market Listing

Application will be made by M&T to have the shares of M&T common stock to be issued in the merger approved for listing on the NYSE, which is the principal trading market for existing shares of M&T common stock. It is a condition to both parties’ obligation to complete the merger that such approval is obtained, subject to official notice of issuance. As promptly as reasonably practicable following completion of the merger, Hudson City common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Fees and Expenses

Except with respect to (i) costs and expenses of printing and mailing this document and all filing and other fees paid to the SEC in connection with the merger, which will be borne equally by M&T and Hudson City, (ii) all filing and other fees in connection with any filing under the HSR Act, which shall be borne by M&T and (iii) the termination fee, as described elsewhere in this document, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

LITIGATION RELATED TO THE MERGER

Eighteen putative class action complaints have been filed in the Court of Chancery, Delaware against Hudson City, its directors, and M&T challenging the merger: Howard Lasker v. Hudson City Bancorp, Inc., et al., Case No. 7818 (filed Aug. 30, 2012); William Connolly v. Hudson City Bancorp, Inc., et al., Case No. 7823 (filed Aug. 31, 2012); Alvin Krueger & Heraldine Krueger v. Hudson City Bancorp, Inc., et al., Case No. 7832 (filed Sept. 4, 2012); Bayron Rios v. Hudson City Bancorp, Inc., et al., Case No. 7836 (filed Sept. 5, 2012); Robert Gilbert v. Hudson City Bancorp, Inc., et al., Case No. 7847 (filed Sept. 6, 2012); Gerard Lombardo v. Hudson City Bancorp, Inc., et al., Case No. 7843 (filed Sept. 6, 2012); Eliyahu Rubin & Asher Koenig v. Hudson City Bancorp, Inc., et al., Case No. 7839 (filed Sept. 6, 2012); Richard Wieland v. Hudson City Bancorp, Inc., et al., Case No. 7842 (filed Sept. 6, 2012); Jace Kaplan v. Hudson City Bancorp, Inc., et al., Case No. 7850 (filed Sept. 7, 2012); Ronald Mizrahi v. Hudson City Bancorp, Inc., et al., Case No. 7852 (filed Sept. 7, 2012); Alexander Willard v. Hudson City Bancorp, Inc., et al., Case No. 7851 (filed Sept. 7, 2012); Samuel Gray v. Hudson City Bancorp, Inc., et al., Case No. 7861 (filed Sept. 13, 2012); Bryan Richards v. Hudson City Bancorp, Inc., et al., Case No. 7864 (filed Sept. 13, 2012); Michael Halpern v. Hudson City Bancorp, Inc., et al., Case No. 7869 (filed Sept. 14, 2012); Ben Dickerson v. Hudson City Bancorp, Inc., et al., Case No. 7874 (filed Sept. 18, 2012); Jaclyn Crescente v. Hudson City Bancorp, Inc., et al., Case No. 7876 (filed Sept. 18, 2012); Charles Ferruggia v. Hudson City Bancorp, Inc., et al., Case No. 7886 (filed Sept. 21, 2012); and Henry Jakubovic v. Hudson City Bancorp, Inc., et al., Case No. 7911 (filed Sept. 28, 2012). On November 20, 2012, the Delaware Court of Chancery ordered that all eighteen pending actions be consolidated for all purposes under the caption “In re Hudson City Bancorp Shareholder Litigation,” designated Case No. 7850 as the operative docket number, and designated the corrected amended verified class action complaint in that case as the operative complaint (the “Delaware Operative Complaint”). The Court also designated the pending motion to expedite discovery in that action as operative, deemed any pending discovery requests in Case No. 7832 as operative, and deemed a Subpoena to Evercore Group, L.L.C. in Case No. 7823 as operative.

The Delaware Operative Complaint names Hudson City, all of the current members of Hudson City’s board of directors, M&T, and Wilmington Trust Corporation as defendants. Certain of the Delaware complaints also named Hudson City Savings Bank as a defendant. The Delaware Operative Complaint alleges that the Hudson City directors breached their fiduciary duties to Hudson City’s public stockholders by approving the merger at an unfair price. It also alleges that the merger was the product of a flawed sales process because the Hudson City board did not actively shop Hudson City before entering into a merger agreement with M&T and that it was tainted by a number of material conflicts of interest, including that one M&T director previously worked for a law firm that rendered substantial services to Hudson City over a number of years, the board’s financial advisor stands to collect the majority of its $19 million advisory fee upon the consummation of the proposed transaction and is a wholly-owned subsidiary of one of the largest institutional shareholders of M&T, and Hudson City directors will receive certain benefits from the merger not shared in by other Hudson City stockholders, including certain paid positions with M&T following the consummation of the proposed transaction. The Delaware Operative Complaint further alleges that the Hudson City directors approved provisions in the merger agreement that constitute impermissible deal protection devices, including a “no solicitation” provision that allegedly prevents the Hudson City board from actively soliciting potential other merger partners and apprise M&T of its receipt of any unsolicited inquiries from potential other merger partners, a provision that allegedly prevents the board from terminating the proposed transaction in the event it receives a superior proposal from another bidder, a “matching rights” provision that allegedly requires the Hudson City board to afford M&T three business days to match any superior proposal from another bidder, an “information rights” provision that allegedly requires the Hudson City board to provide full information about any competing proposals to M&T, and a “termination fee” provision that allegedly requires Hudson City to pay M&T $125 million if the Hudson City board determines to pursue a superior proposal or withdraw its recommendation in favor of the proposed transaction. The Delaware Operative Complaint further alleges that M&T and Wilmington Trust Corporation aided and abetted the alleged breaches of fiduciary duties. The Delaware Operative Complaint also alleges that Hudson City and M&T have filed a misleading and incomplete Form S-4 with the SEC in connection with the proposed transaction.

Six putative class actions challenging the merger have also been filed in the Superior Court for Bergen County, Chancery Division, of New Jersey (the “New Jersey Court”): Elaine Weiss v. Hudson City Bancorp, Inc., et al., Case No. BER-C-259-12 (filed Aug. 29, 2012); Lonnie Matlick u/t/w Gloria Matlick v. Hudson City Bancorp, Inc., et al., Case No. BER-C-266-12 (filed Sept. 4, 2012); Lenore Wassner Desmond v. Hudson City Bancorp, Inc., et al., Case No. BER-C-267-12 (filed Sept. 5, 2012); Daniel Himmel & David Markovic v. Hudson City Bancorp, Inc., et al., Case No. BER-C-271-12 (filed Sept. 10, 2012); Edward Krawiec v. Hudson City Bancorp Inc., et al., Case No. BER-C-294-12 (filed Sept. 20, 2012); and Jane C. Purnell v. Ronald E. Hermance et al., Case No. BER-C-303-12 (filed October 4, 2012). On October 12, 2012, the New Jersey Court ordered that the Weiss, Matlick, Desmond, Himmel and all subsequently-filed actions be consolidated for all purposes (the “New Jersey Consolidated Actions”) under the caption “In re Hudson City Bancorp, Inc. Shareholder Litigation,” designated Case No. 259-12 as the operative docket number, and designated the class action complaint filed in Case No. C-266-12 as the operative complaint. On November 9, 2012, the plaintiffs in the New Jersey Consolidated Actions filed a consolidated and amended class action complaint (the “New Jersey Consolidated Complaint”).

These complaints, including the New Jersey Consolidated Complaint, allege that the Hudson City directors breached their fiduciary duties to Hudson City’s public stockholders by approving the merger at an unfair price. They also variously allege that the Hudson City board approved the merger through a flawed sales process, including because the Hudson City board approved the merger in the absence of a competitive sales process and that the process was tainted by certain alleged conflicts of interest on the part of the Hudson City directors regarding certain personal and financial benefits they will receive upon consummation of the proposed transaction that public stockholders of Hudson City will not receive. The New Jersey complaints, including the New Jersey Consolidated Complaint, also allege that the Hudson City board breached their fiduciary duties because they agreed to a merger agreement with allegedly impermissible deal protection devices, including a “no solicitation” provision that allegedly prevents Hudson City from shopping itself to other potential bidders, an “information rights” provision that allegedly requires the Hudson City board to provide full information about any competing proposals to M&T, and a “termination fee” provision that allegedly requires Hudson City to pay M&T $125 million in the event Hudson City pursues a superior bid. The New Jersey Consolidated Complaint further alleges that Hudson City and M&T filed a materially false and misleading Form S-4 in connection with the proposed transaction. The complaints, including the New Jersey Consolidated Complaint, further allege that M&T aided and abetted the alleged breaches of fiduciary duties. Certain of the complaints also allege that Hudson City and Wilmington Trust Corporation aided and abetted the alleged breaches of fiduciary duties.

All 24 lawsuits seek, among other things, to enjoin completion of the merger and an award of costs and attorneys’ fees. Certain of the actions also seek an accounting of damages sustained as a result of the alleged breaches of fiduciary duty and punitive damages.

The defendants believe these actions are without merit and intend to defend vigorously against the claims.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the anticipated material United States federal income tax consequences of the merger to U.S. holders of Hudson City common stock who exchange shares of Hudson City common stock for shares of M&T common stock, cash, or a combination of shares of M&T common stock and cash pursuant to the merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of Hudson City common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds Hudson City common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Hudson City common stock, you should consult your tax advisor.

This discussion addresses only those Hudson City stockholders that hold their Hudson City common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the United States federal income tax consequences that may be relevant to particular Hudson City stockholders in light of their individual circumstances or to Hudson City stockholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold Hudson City common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	stockholders who acquired their shares of Hudson City common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

M&T and Hudson City have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligation of M&T to complete the merger is conditioned upon the receipt of an opinion from Wachtell Lipton, counsel to M&T, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by M&T and Hudson City. The obligation of Hudson City to complete the merger is conditioned upon the receipt of an opinion from Sullivan & Cromwell, counsel to Hudson City, to the effect that the merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by M&T and Hudson City. Neither of these opinions is binding on the Internal Revenue Service or the courts. M&T and Hudson City have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each Hudson City stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because a Hudson City stockholder may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of Hudson City common stock to determine the specific tax consequences of the merger to them at the time of making the election.

Tax Consequences of the Merger Generally to Holders of Hudson City Common Stock. If the merger is treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences are as follows:

•

gain or loss will be recognized by those holders receiving solely cash for Hudson City common stock pursuant to the merger equal to the difference between the amount of cash received by a holder of Hudson City common stock and such holder’s cost basis in such holder’s shares of Hudson City common stock;

•

no gain or loss will be recognized by those holders receiving solely shares of M&T common stock in exchange for shares of Hudson City common stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in M&T common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of M&T Common Stock” below);

•

gain (but not loss) will be recognized by those holders who receive shares of M&T common stock and cash in exchange for shares of Hudson City common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the M&T common stock and cash received by a holder of Hudson City common stock exceeds such holder’s cost basis in its Hudson City common stock, and (2) the amount of cash received by such holder of Hudson City common stock (except with respect to any cash received instead of fractional share interests in M&T common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of M&T Common Stock” below);

•

the aggregate basis of the M&T common stock received in the merger will be the same as the aggregate basis of the Hudson City common stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received instead of fractional share interests in M&T common stock), decreased by any basis attributable to fractional share interests in M&T common stock for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional share interests in M&T common stock for which cash is received); and

•	the holding period of M&T common stock received in exchange for shares of Hudson City common stock will include the holding period of the Hudson City common stock for which it is exchanged.

If holders of Hudson City common stock acquired different blocks of Hudson City common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Hudson City common stock and such holders’ basis and holding period in their shares of M&T common stock may be determined with reference to each block of Hudson City common stock. Any such holders should consult their tax advisors regarding the manner in which cash and M&T common stock received in the exchange should be allocated among different blocks of Hudson City common stock and with respect to identifying the bases or holding periods of the particular shares of M&T common stock received in the merger.

Gain that holders of Hudson City common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Hudson City common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Hudson City common stock is generally taxed at preferential rates. In some cases, if a holder actually or constructively owns M&T stock other than M&T stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of Hudson City common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of M&T Common Stock. A holder of Hudson City common stock who receives cash instead of a fractional share of M&T common stock will generally be treated as having received the fractional share pursuant to the merger and then as having sold that fractional share of M&T common stock for cash. As a result, a holder of Hudson City common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a holder of Hudson City common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to M&T and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

UNAUDITED PRO FORMA

COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed consolidated financial statements are based on the separate historical financial statements of M&T and Hudson City after giving effect to the merger and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements. The unaudited pro forma combined condensed consolidated balance sheet as of September 30, 2012 is presented as if the merger had occurred on September 30, 2012. The unaudited pro forma combined condensed consolidated statements of income for the year ended December 31, 2011 and the nine months ended September 30, 2012 are presented as if the merger had occurred on January 1, 2011. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations. The pro forma information is not necessarily indicative of what would have occurred had the acquisition taken place on the indicated dates. In particular, no adjustments have been made to the amounts of Hudson City’s provisions for credit losses, gain on bank investment securities, or loss on extinguishment of debt that may not have been necessary had the acquired loans and investment securities and assumed borrowings been recorded at fair value as of January 1, 2011.

The unaudited pro forma combined condensed consolidated financial statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States. M&T is the acquirer for accounting purposes. The unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma combined condensed consolidated financial information. Certain reclassifications have been made to the historical financial statements of Hudson City to conform to the presentation in M&T’s financial statements.

A final determination of the acquisition consideration and fair values of Hudson City’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of Hudson City that exist as of the date of completion of the transaction. Consequently, amounts preliminarily allocated to acquired assets and assumed liabilities could change significantly from those allocations used in the unaudited pro forma combined condensed consolidated financial statements presented below.

In connection with the plan to integrate the operations of M&T and Hudson City following the completion of the merger, M&T anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities, could be incurred. M&T is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges could affect the results of operations of M&T and Hudson City, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma combined condensed consolidated financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are nonrecurring in nature and not factually supportable at the time that the unaudited pro forma combined condensed consolidated financial statements were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements as a result of:

•	changes in the trading price for M&T’s common stock;

•	net cash used or generated in Hudson City’s operations between the signing of the merger agreement and completion of the merger;

•	other changes in Hudson City’s net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and

•	changes in the financial results of the combined company, which could change the future discounted cash flow projections.

The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial statements should be read together with:

•	the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements;

•

M&T’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2011, included in M&T’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

Hudson City’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2011, included in Hudson City’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

M&T’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and nine months ended September 30, 2012 included in M&T’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012; and

•

Hudson City’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and nine months ended September 30, 2012, included in Hudson City’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

M&T BANK CORPORATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(Unaudited)

The following unaudited pro forma combined condensed consolidated balance sheet gives effect to the acquisition by M&T of Hudson City using the acquisition method of accounting assuming the acquisition was consummated on September 30, 2012.

	September 30, 2012
	M&T	Hudson City	Pro Forma Adjustments(1)		Pro Forma
Assets
Cash and due from banks	$1,622,928	$112,157	$—		$1,735,085
Interest-bearing deposits and federal funds sold	411,994	313,704	—		725,698
Investment securities	6,624,004	12,886,087	229,995	(2)	19,740,086	(12)
Loans and leases	64,111,955	27,825,191	425,194	(3)	92,362,340
Allowance for credit losses	(921,223)	(291,573)	291,573	(3)	(921,223)

Loans and leases, net	63,190,732	27,533,618	716,767		91,441,117
Goodwill	3,524,625	152,109	655,850	(4), (11)	4,332,584
Core deposits and other intangibles assets	129,628	1,986	(1,986	)(5)	129,628
Other assets	5,581,322	898,932	647,740	(6)	7,127,994	(12)

Total assets	$81,085,233	$41,898,593	$2,248,366		$125,232,192

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$41,038,857	$23,403,258	$226,890	(7)	$64,669,005
Total borrowings	5,561,690	12,925,000	4,193,317	(8), (11)	22,680,007	(12)

Total interest-bearing liabilities	46,600,547	36,328,258	4,420,207		87,349,012
Non interest-bearing deposits	22,968,401	618,923	—		23,587,324
Other liabilities	1,570,758	239,327	65,151	(9)	1,875,236

Total liabilities	71,139,706	37,186,508	4,485,358		112,811,572

Preferred equity	870,416	—	—		870,416
Common equity	9,075,111	4,712,085	(2,236,992	)(10), (11)	11,550,204

Total shareholders’ equity	9,945,527	4,712,085	(2,236,992)		12,420,620

Total liabilities and shareholders’ equity	$81,085,233	$41,898,593	$2,248,366		$125,232,192

See accompanying notes to pro forma combined condensed consolidated financial statements.

M&T BANK CORPORATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share data)

(Unaudited)

The following unaudited pro forma combined condensed consolidated statement of income for the nine months ended September 30, 2012 gives effect to M&T’s acquisition of Hudson City using the acquisition method of accounting assuming the acquisition was consummated on January 1, 2011.

	For the nine months ended September 30, 2012
	M&T	Hudson City	Pro Forma Adjustments(1)		Pro Forma
Interest income
Loans and leases, including fees	$2,010,529	$1,009,555	$(105,979)		$2,914,105
Investment securities	183,818	274,126	(89,694	)(14)	368,250
Other interest income	1,985	1,200	—		3,185

Total interest income	2,196,332	1,284,881	(195,673)		3,285,540

Interest expense
Deposits	90,154	186,445	(48,634	)(15)	227,965
Borrowings	175,084	436,777	(336,143	)(16)	275,718

Total interest expense	265,238	623,222	(384,777)		503,683

Net interest income	1,931,094	661,659	189,104		2,781,857
Provision for credit losses	155,000	70,000	—		225,000

Net interest income after provision for credit losses	1,776,094	591,659	189,104		2,556,857

Other income
Mortgage banking revenues	232,518	—	—		232,518
Service charges on deposit accounts	334,334	8,728	—		343,062
Trust income	354,937	—	—		354,937
Gain on investment securities	9	—	—		9
Net other than temporary impairment losses recognized in earnings	(33,331)	—	—		(33,331)
Other revenues from operations	325,639	—	—		325,639

Total other income	1,214,106	8,728	—		1,222,834

Other expense
Salaries and employee benefits	991,530	96,426	—		1,087,956
Equipment and net occupancy	194,667	25,786	—		220,453
Amortization of core deposit and other intangible assets	46,766	1,123	(1,123	)(17)	46,766
FDIC assessments	77,712	93,945	—		171,657
Other costs of operations	572,439	51,766	—		624,205

Total other expense	1,883,114	269,046	(1,123)		2,151,037

Income before taxes	1,107,086	331,341	190,227		1,628,654
Income taxes	373,781	130,146	75,111	(18)	579,038

Net income	733,305	201,195	115,116		1,049,616
Dividends and amortization on preferred stock and income attributable to unvested stock-based compensation awards	(56,484)	—	—		(56,484)

Net income available to common shareholders	$676,821	$201,195	$115,116		$993,132

Net income per common share
Basic	$5.39	$0.41	$—		$6.57
Diluted	$5.37	$0.41	$—		$6.55
Average common shares outstanding
Basic	125,510	496,436	25,742		151,252
Diluted	125,936	496,446	25,742		151,678

See accompanying notes to pro forma combined condensed consolidated financial statements.

M&T BANK CORPORATION

PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share data)

(Unaudited)

The following unaudited pro forma combined condensed consolidated statement of income for the year ended December 31, 2011 gives effect to M&T’s acquisition of Hudson City using the acquisition method of accounting assuming the acquisition was consummated on January 1, 2011.

	For the year ended December 31, 2011
	M&T	Hudson City	Pro Forma Adjustments(1)		Pro Forma
Interest income
Loans and leases, including fees	$2,522,567	$1,508,729	$(174,946	)(13)	$3,856,350
Investment securities	265,199	654,516	(142,016	)(14)	777,699
Other interest income	4,321	4,392	—		8,713

Total interest income	2,792,087	2,167,637	(316,962)		4,642,762

Interest expense
Deposits	157,435	328,514	(104,440	)(15)	381,509
Borrowings	244,896	858,189	(448,509	)(16)	654,576

Total interest expense	402,331	1,186,703	(552,949)		1,036,085

Net interest income	2,389,756	980,934	235,987		3,606,677
Provision for credit losses	270,000	120,000	—		390,000

Net interest income after provision for credit losses	2,119,756	860,934	235,987		3,216,677

Other income
Mortgage banking revenues	166,021	—	—		166,021
Service charges on deposit accounts	455,095	11,449	—		466,544
Trust income	332,385	—	—		332,385
Gain on investment securities	150,187	102,468	—		252,655
Net other than temporary impairment losses recognized in earnings	(77,035)	—	—		(77,035)
Other revenues from operations	556,259	—	—		556,259

Total other income	1,582,912	113,917	—		1,696,829

Other expense
Salaries and employee benefits	1,203,993	113,129	—		1,317,122
Equipment and net occupancy	249,514	33,830	—		283,344
Amortization of core deposit and other intangible assets	61,617	1,497	(1,497	)(17)	61,617
FDIC assessments	100,230	120,981	—		221,211
Loss on extinguishment of debt	—	1,900,591	—		1,900,591
Other costs of operations	862,714	60,132	—		922,846

Total other expense	2,478,068	2,230,160	(1,497)		4,706,731

Income (loss) before taxes	1,224,600	(1,255,309)	237,484		206,775
Income tax expense (benefit)	365,121	(519,320)	93,771	(18)	(60,428)

Net income (loss)	859,479	(735,989)	143,713		267,203
Dividends and amortization on preferred stock and income attributable to unvested stock-based compensation awards	(77,736)	—	—		(77,736)

Net income (loss) available to common shareholders	$781,743	$(735,989)	$143,713		$189,467

Net income (loss) per common share
Basic	$6.37	$(1.49)	$—		$1.28
Diluted	$6.35	$(1.49)	$—		$1.27
Average common shares outstanding
Basic	122,663	494,629	25,742		148,405
Diluted	123,079	494,629	25,742		148,821

See accompanying notes to pro forma combined condensed consolidated financial statements.

Notes to Pro Forma Combined Condensed Consolidated Financial Statements (Unaudited)

(1)	Pro forma adjustments reflect increases (decreases) resulting from the use of the acquisition method of accounting.
(2)	Adjustment to reflect preliminary estimate of fair value of acquired investment securities.
(3)	Adjustment to reflect acquired loans at their preliminary estimate of fair value.
(4)	Adjustment to reflect $807,959,000 of preliminary estimated goodwill from this business combination.
(5)	Adjustment to eliminate Hudson City’s intangible assets. A significant portion of Hudson City’s core deposit base consists of fixed maturity time deposits and interest rate sensitive money market accounts. This fact, combined with Hudson City’s above average market pricing as compared to M&T’s alternative funding cost, has led M&T to conclude that there is no significant core deposit intangible resulting from this transaction.
(6)	Reflects preliminary estimate to increase deferred tax assets by $684,282,000 for the effects of acquisition accounting adjustments and to reflect other miscellaneous adjustments of ($36,542,000).
(7)	Adjustments to reflect the preliminary estimate of fair value on interest-bearing deposits.
(8)	Reflects the preliminary estimate of the adjustment of $2,510,477,000 to record borrowings at fair value. Also reflects the increased borrowings of $1,682,840,000 to fund the estimated cash consideration for the acquisition.
(9)	Reflects the preliminary estimate of adjustments to record the estimated liability for change-in-control agreements with Hudson City employees of $54,803,000 and other miscellaneous adjustments of $10,348,000.
(10)	Reflects the issuance of 25,742,000 shares of M&T common stock using the December 4, 2012 closing price of $96.15 and the elimination of Hudson City’s September 30, 2012 equity.
(11)	The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in M&T’s common stock price.

(in thousands)	Equity Consideration	Cash Consideration	Total Purchase Price	Estimated Goodwill
As presented in pro forma	$2,475,093	$1,682,840	$4,157,933	$807,959
Up 10%	2,722,603	1,851,124	4,573,727	1,223,753
Down 10%	2,227,584	1,514,556	3,742,140	392,166
(12)	Subsequent to the acquisition of Hudson City, M&T expects to restructure the combined entity’s balance sheet by extinguishing Hudson City’s borrowings with a fair value of $15,435,477,000 using proceeds from the liquidation of Hudson City’s investment securities with a fair value of $13,116,082,000, the realization of related deferred tax assets of $900,448,000 and incremental short-term borrowings of $1,418,947,000. As a result total assets and total liabilities would decrease by an estimated $14,016,530,000.

Notes to Pro Forma Combined Condensed Consolidated Financial Statements (Unaudited), Continued

		Nine Months Ended September 30, 2012	Year Ended December 31, 2011
		(in thousands)
(13)	Reflects the estimated net amortization of premiums and discounts on acquired loans using a level-yield method over the estimated remaining terms to maturity of the loans and leases.	$(105,979)	$(174,946)
(14)	Reflects the estimated net amortization of premiums and discounts on acquired investment securities.	(89,694)	(142,016)
(15)	Reflects the estimated amortization of the related fair value adjustments to interest-bearing deposits using the effective interest method over the remaining terms to maturity.	(48,634)	(104,440)
(16)	Reflects the following:
	Estimated net amortization of premiums on acquired borrowings	(348,764)	(465,337)
	Incremental interest expense on borrowings used to fund the cash consideration related to the acquisition (the effects of a .125% change in interest rates assumed on pro forma interest expense was $1,578,000 for the nine months ended September 30, 2012 and $2,104,000 for the year ended December 31, 2011)	12,621	16,828

		(336,143)	(448,509)

(17)	Reflects the reversal of Hudson City’s amortization of intangible assets.	(1,123)	(1,497)
(18)	Income tax expense on pro forma adjustments using a 39.49% tax rate.	75,111	93,771

(19)	The estimated decreases resulting from the net amortization of acquisition accounting adjustments for each of the five twelve-month periods subsequent to the acquisition date are as follows:

	Year 1	Year 2	Year 3	Year 4	Year 5
	(in thousands)
Interest income
Loans	$(174,946)	$(141,354)	$(138,851)	$(126,338)	$(94,753)
Investment securities	(142,016)	(116,389)	(90,762)	(65,135)	(39,508)
Interest expense
Deposits	(104,440)	(61,867)	(42,555)	(14,778)	(3,250)
Borrowings	(465,337)	(465,019)	(465,019)	(421,295)	(270,522)

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

Hudson City is incorporated under the laws of the State of Delaware and the rights of Hudson City stockholders are governed by the laws of the State of Delaware, Hudson City’s certificate of incorporation and Hudson City’s bylaws. As a result of the merger, Hudson City stockholders who receive shares of M&T common stock will become M&T shareholders. M&T is incorporated under the laws of the State of New York and the rights of M&T shareholders are governed by the laws of the State of New York, M&T’s certificate of incorporation and M&T’s bylaws. Thus, following the merger, the rights of Hudson City stockholders who become M&T shareholders in the merger will no longer be governed by the laws of the State of Delaware, Hudson City’s certificate of incorporation and Hudson City’s bylaws and instead will be governed by the laws of the State of New York, as well as by the M&T certificate of incorporation and the M&T bylaws.

Comparison of Shareholders’ Rights

Set forth below is a summary comparison of material differences between the rights of M&T shareholders under the M&T certificate of incorporation and the M&T bylaws (right column), and the rights of Hudson City stockholders under the Hudson City certificate of incorporation and Hudson City bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the M&T certificate of incorporation and M&T bylaws, and the Hudson City certificate of incorporation and Hudson City bylaws.

Hudson City	M&T

Authorized Capital Stock
Hudson City’s amended and restated certificate of incorporation authorizes Hudson City to issue up to 3,200,000,000 shares of common stock, par value $0.01 per share, and 800,000,000 shares of preferred stock, par value $0.01 per share. As of the Hudson City record date, there were [ ] shares of Hudson City common stock outstanding and [ ] shares of Hudson City preferred stock outstanding.	M&T’s restated certificate of incorporation authorizes it to issue up to 250,000,000 shares of common stock, par value $0.50 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the M&T record date, there were [ ] shares of M&T common stock outstanding and [ ] shares of M&T preferred stock outstanding.

Number of Directors
Hudson City’s amended and restated certificate of incorporation provides that its Board of Directors will consist of not less than five and not more than 21 directors (other than directors elected by holders of shares of one or more series of preferred stock). The exact number of directors shall be determined from time to time by a resolution of the Hudson City Board of Directors. The Hudson City Board of Directors currently has nine directors.	M&T’s amended and restated bylaws provide that its Board of Directors shall consist of at least three directors, unless all of its shares are owned by fewer than three shareholders in which case the Board must consist of at least as many directors as number of shareholders. The exact number of directors may be determined from time to time by action of shareholders or by a majority of the entire M&T Board of Directors. The M&T Board of Directors currently has 15 directors. The merger agreement provides that, upon consummation of the merger, the Board of Directors of M&T will be increased by one, and the Chief Executive Officer of Hudson City will be appointed as a director of M&T.

Hudson City	M&T

Classes of Directors
The Board of Directors of Hudson City is currently divided into three classes with respect to the term of office of the directors, with the term of office of directors in each class expiring each successive year. However, Hudson City’s amended and restated certificate of incorporation provides that, commencing at the annual meeting to be held in 2013, directors succeeding those whose terms are then expired will be elected to hold office for a term expiring at the annual meeting held in following year. Commencing with the annual meeting of stockholders to be held in 2015, the classification of the Board of Directors will terminate and all directors will be of one class.	M&T’s Board of Directors is not classified. M&T’s amended and restated bylaws provide that each director is elected annually.

Removal of Directors
Hudson City’s amended and restated certificate of incorporation provides that any or all of the directors (other than those directors elected by holders of shares of one or more series of preferred stock) may be removed at any time, but only for cause, and any such removal shall require the vote, in addition to any vote required by law, of not less than 80% of the total votes eligible to be cast by the Hudson City stockholders entitled to vote generally in the election of directors at a meeting of stockholders expressly called for that purpose.	M&T’s amended and restated bylaws provide that any M&T director may be removed for cause either by a vote of shareholders at a meeting by the vote of the holders of a majority of the shares of M&T entitled to vote or by three-fourths of the entire Board at a meeting. Any director may be removed without cause by a vote of a majority of shares entitled to vote.

Filling Vacancies on the Board of Directors
Pursuant to Hudson City’s amended and restated certificate of incorporation, all vacancies on the Board of Directors (other than vacancies in those directorships created by a vote of the preferred shares) shall be filled only by a vote of a majority of the directors then holding office and any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall be elected and qualified.	Under M&T’s amended and restated bylaws, vacancies created by any reason other than removal of directors may be filled by a majority of the directors then in office, whether or not a quorum exists. Vacancies created by reason of removal of directors may be filled by vote of shareholders at a meeting. Each director filling a vacancy shall remain in office for the remainder of the unexpired term. M&T shareholders are not entitled to cumulative voting rights in the election of directors.

Nomination of Director Candidates by Shareholders
Hudson City’s amended and restated bylaws provide that nominations of individuals for election to the Board of Directors at an annual meeting of stockholders may be made by any stockholder of record of Hudson City entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Corporate Secretary.	Pursuant to M&T’s Nomination, Compensation and Governance Committee charter, the Nomination, Compensation and Governance Committee considers nominees recommended by shareholders that are submitted in writing to M&T’s corporate secretary at M&T’s principal executive offices no later than 120 days prior to the anniversary of the date on which M&T first mailed its proxy materials for the preceding year’s annual meeting, which shareholder-recommended nominees are evaluated in the same manner as all other nominees for director.

Hudson City	M&T

Calling Special Meetings of Shareholders
Under Hudson City’s amended and restated bylaws, special meetings of stockholders, for any purpose or purposes, may be called at any time only by the Chief Executive Officer or by resolution of at least three-fourths of the directors then in office.	Under M&T’s amended and restated bylaws, a special meeting of shareholders may be called by a majority of the entire M&T Board of Directors at a meeting or M&T’s chief executive officer, or by written request of shareholders representing at least 25% of the outstanding shares of M&T stock entitled to vote.

Shareholder Proposals
Hudson City’s amended and restated bylaws provide that any proposal offered by any stockholder may be made at the annual meeting and the same may be discussed and considered, but unless properly brought before the meeting such proposal shall not be acted upon at the meeting. For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and have given timely notice thereof in writing to the Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an annual meeting of stockholders, 90 days in advance of the anniversary of the previous year’s annual meeting if the current year’s meeting is to be held within 30 days prior to, on the anniversary date of, or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.	M&T’s amended and restated bylaws require that all business conducted at a meeting of shareholders be properly brought before the meeting. In order for a shareholder proposal to be properly brought before the meeting, any M&T shareholder making such a proposal must give notice to M&T’s corporate secretary at M&T’s principal executive offices no later than (i) the 120th day prior to the date on which M&T mailed its proxy materials for the preceding year’s annual meeting if the date of the annual meeting is not changed by more than 30 days from that of the preceding year, and (ii) the tenth day following the date of the public disclosure of the date of any other annual or special meeting. The proposal must also set forth (a) the name and address of the shareholder making the proposal, (b) the classes and number of shares of M&T stock owned by that shareholder, (c) the business proposed including a brief description, (d) the reasons for conducting the business at the meeting, (e) any material interest of the shareholder making the proposal in the business proposed and (f) any other information M&T’s Board of Directors reasonably determines is necessary for the Board and shareholders to consider the proposal.

Notice of Shareholder Meetings
Hudson City’s amended and restated bylaws provide that written notice stating the place, date and hour of any meeting of stockholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each stockholder of record entitled to vote at such meeting, either personally or by mail not less than ten nor more than 60 days before the date of such meeting.	M&T’s amended and restated bylaws provide that M&T must give written notice between ten and 60 days before any shareholders meeting to each shareholder entitled to vote at such a meeting. The notice shall state the place, date and hour, and purposes of the meeting and indicate the person who called the meeting if not an annual meeting. The notice shall also indicate if any proposed action to be taken at a meeting would trigger dissenters’ appraisal rights.

Hudson City	M&T

Anti-Takeover Provisions and Other Shareholder Protections

Hudson City’s amended and restated certificate of incorporation provides that no person (other than Hudson City, and certain other entities or subsidiaries controlled or maintained by Hudson City) shall directly or indirectly acquire or hold the beneficial ownership of more than 10% of the issued and outstanding shares of voting stock of Hudson City. Any person so acquiring more than 10% of the issued and outstanding shares of voting stock of Hudson City in violation of this provision will be entitled to cast only one 1/100 of one vote per share for all such shares held in excess of such 10% threshold.

In addition, Hudson City’s amended and restated certificate of incorporation provides that certain specified business combination transactions with or involving a beneficial owner of 10% or more of the outstanding shares of voting stock of Hudson City (an “interested stockholder”) shall require the affirmative vote of not less than 80% of the total number of votes eligible to be cast by the holders of the voting stock of Hudson City, voting together as a single class, and the affirmative vote of at least 50% of the holders of the voting stock of Hudson City not beneficially held by any person deemed to be an interested stockholder (generally defined to include any person holding 10% or more of the outstanding voting stock of Hudson City) in the business combination transaction, voting together as a single class. However, such heightened approvals shall not be required if (i) a majority of the disinterested directors of the Board of Directors then in office approves such business combination transaction or (ii) the consideration to be offered to Hudson City stockholders meets certain tests designed to ensure the fairness of such consideration (in particular, that the consideration offered to Hudson City stockholders is higher than the price paid by the interested stockholder in connection with becoming an interested stockholder and the fair market value of Hudson City stock on the day the business combination is announced) and certain other procedural requirements, including requirements relating to the form of consideration and ensuring that the interested stockholder does not receive any benefits or other advantages from or through Hudson City, are met.

In addition, § 203 of Delaware law prohibits a Delaware corporation from engaging in a “business combination” (as defined under Delaware law) with a person owning

15% or more of the corporation’s voting stock for three years following the time that a person becomes a 15% stockholder, with certain exceptions. Hudson City has not opted out of § 203 of Delaware law and is therefore governed by the default terms of this provision of Delaware law.

A New York corporation may elect not to be governed by § 912 of the New York Business Corporation Law (the “NYBCL”), which places restrictions on certain business combinations with interested shareholders. M&T has made such an election.

Hudson City	M&T

Indemnification of Directors and Officers

Hudson City’s amended and restated certificate of incorporation provides that Hudson City will indemnify any person who is or was or has agreed to become a director or officer of Hudson City who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was or has agreed to become a director or officer of Hudson City, to the fullest extent permitted by Delaware law.

§102(b)(7) of Delaware law prohibits an exemption or limitation of a director’s liability in cases involving a director’s breach of the duty of loyalty, acts or omissions not in good faith, intentional misconduct, knowing violations of law, improper personal benefits, or improper dividends or distributions.

Under M&T’s amended and restated bylaws, all current and former officers and directors of M&T are indemnified against any threatened, pending or completed actions and appeals to the fullest extent permitted under the NYBCL. An officer or director shall be indemnified for any action initiated by such officer or director if such action was authorized by M&T’s Board of Directors.

NYBCL § 721 prohibits indemnification of officers and directors for acts finally adjudicated to be committed in bad faith, resulting from active or deliberate dishonesty, or resulting in a personal gain to which such an officer or director was not legally entitled.

Amendments to Articles/Certificate of Incorporation and Bylaws

Under § 242 of Delaware law, a corporation’s certificate of incorporation may be amended only if the proposed amendment is approved by the Board of Directors and, unless the amendment adversely affects a class of non-voting shares, the holders of a majority of the outstanding stock entitled to vote.

In addition, Hudson City’s amended and restated certificate of incorporation provides that certain amendments to the certificate of incorporation, including those related to Article V (Limitation on Beneficial Ownership of Stock), Article VI (Board of Directors), Article VII (Action by Stockholders Without a Meeting), Article XI (Amendments) and Section 13 of Article X (Indemnification – Subsequent Amendment and Subsequent Litigation), must also generally be approved by either (i) not less than a majority of the authorized number of directors or (ii) the affirmative vote of the holders of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding share of capital stock entitled to vote.

In addition, certain amendments related to Article VIII (Certain Business Combinations) must generally be approved by either (a) a majority of the Disinterested Directors (as such term is defined in the amended and restated certificate of incorporation) or by the affirmative vote of the holders of record of not less than 80% of the total votes eligible to be cast by holders of

Under NYBCL §§ 803(a), 707 and 708, a corporation’s certificate of incorporation may be amended or changed by (i) a vote of the majority of the directors present at the time of the vote, provided that a quorum of a majority of the Board is present, or by all members of the Board acting by written consent and (ii) a vote of the majority of all outstanding shares entitled to vote.

Under the M&T amended and restated bylaws, M&T’s bylaws may be amended or repealed by a vote of a majority of shares of M&T entitled to vote in the election of directors, or by a vote of a majority of the entire M&T Board of Directors.

Hudson City	M&T

all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, and the affirmative vote of at least 50% of the holders of the voting stock of Hudson City not beneficially held by any person deemed to be an interested stockholder, voting together as a single class.

Under the terms of Hudson City’s amended and restated certificate of incorporation and amended and restated bylaws, Hudson City’s bylaws (other than certain bylaws that require a supermajority vote to amend) may be amended upon the vote of two-thirds of the Board of Directors. Any bylaw made by the Board of Directors (other than those bylaws that require a supermajority vote to amend) may be amended by a vote of two-thirds of the shares of capital stock entitled to vote at any annual meeting or a special meeting called for that purpose.

DESCRIPTION OF M&T CAPITAL STOCK

As a result of the merger, Hudson City common stockholders who receive shares of M&T common stock in the merger will become M&T shareholders. Your rights as M&T shareholders will be governed by New York law and the restated certificate of incorporation and the amended and restated bylaws of M&T. The following description of the material terms of M&T’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge you to read the applicable provisions of New York law, M&T’s restated certificate of incorporation and amended and restated bylaws and federal law governing bank holding companies carefully and in their entirety.

General

M&T’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.50 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the record date, there were [            ] shares of M&T common stock outstanding. As of the record date, there were 230,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (which we refer to as Series A Preferred Stock) outstanding (formerly held by the Treasury in connection with M&T’s participation in the Capital Purchase Program, or “CPP”). As of the record date, there were 151,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (which we refer to as Series C Preferred Stock) outstanding (formerly held by the Treasury in connection with Provident Bankshares Corporation’s, or Provident’s, participation in the CPP and issued by M&T in connection with its acquisition of Provident on May 23, 2009). As of the record date, there were 50,000 shares of Perpetual 6.875% Non-Cumulative Preferred Stock, Series D (which we refer to as the Series D Preferred Stock) outstanding.

The Treasury also previously held a ten-year warrant, which we refer to as the “M&T Warrant,” to purchase up to 1,218,522 shares of M&T common stock, at an initial exercise price of $73.86 per share, subject to certain anti-dilution and other adjustments. On December 17, 2012, the U.S. Treasury completed its public offering of the M&T Warrants. In connection with its acquisition of Provident, M&T assumed the warrant issued by Provident to the U.S. Treasury on November 14, 2008, which we refer to as the “Provident Warrant.” The Provident Warrant, which expires on November 14, 2018, provides for the purchase of up to 407,542 shares of M&T common stock, at an initial exercise price of $55.76 per share, subject to certain anti-dilution and other adjustments. In connection with the acquisition of Wilmington Trust, M&T assumed the warrant issued by Wilmington Trust to the U.S. Treasury on December 12, 2008, which is referred to as the “Wilmington Trust Warrant.” The Wilmington Trust Warrant, which expires on December 12, 2018, provides for the purchase of up to 95,383 shares of M&T common stock at $518.96 per share, subject to certain anti-dilution and other adjustments. In addition, as of the record date, [            ] shares of M&T common stock were reserved for issuance upon conversion or exercise of outstanding stock options and awards.

Because M&T is a holding company, the rights of M&T to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of M&T shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that M&T itself may be a creditor of that subsidiary with recognized claims. Claims on M&T’s subsidiaries by creditors other than M&T will include substantial obligations with respect to deposit liabilities and purchased funds.

Preferred Stock

The M&T board of directors is authorized to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series and to provide for the issuance of the preferred stock. If and when any further M&T preferred stock is issued, the holders of M&T preferred stock may have a preference over holders of M&T common stock in the payment of dividends, upon liquidation of M&T, in respect of voting rights and in the redemption of the capital stock of M&T.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A. On December 19, 2008, M&T filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of the Series A Preferred Stock in connection with M&T’s participation in the CPP. On December 23, 2008, M&T issued the Series A Preferred Stock to the U.S. Treasury; agreements entered into in connection with the issuance grant the holders of the Series A Preferred Stock, the M&T Warrant and the M&T common stock to be issued under the M&T Warrant certain registration rights. On August 21, 2012, the U.S. Treasury completed its public offering of the Series A Preferred Stock.

The terms of the Series A Preferred Stock provide that holders of the Series A Preferred Stock are entitled to, as and when declared by the Board of Directors, cumulative cash dividends at a rate per annum equal to 5% per annum until February 14, 2014 or 9% per annum after February 14, 2014, payable quarterly in arrears. If the Preferred Share Amendment is approved, the initial dividend rate on the Series A Preferred Stock will be 5% per annum through November 14, 2013, and will increase to 6.375% per annum on and after November 15, 2013. No dividends may be paid on M&T’s common stock or other junior stock unless all the accrued and unpaid dividends for all past dividend periods, including the latest dividend period, have been paid in full on the Series A Preferred Stock. The Series A Preferred Stock is redeemable by M&T, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the liquidation amount per share and any accrued and unpaid dividends to but excluding the redemption date. However, in connection with the previously announced offering of the Series A Preferred Shares and Series C Preferred Shares, M&T contractually agreed for the benefit of holders of the preferred shares not to redeem the preferred shares except (i) on or after November 15, 2018, subject to prior approval by the appropriate federal banking agency, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to the sum of 100% of the liquidation preference per preferred share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. These modified redemption terms are also included in the Preferred Share Amendment proposal.

Holders of the Series A Preferred Stock have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to the then-current board of directors of M&T, in certain circumstances where dividends have not been paid for six quarterly dividend periods or more, and with respect to creating or authorizing shares of classes of stock senior to the Series A Preferred Stock, amending the certificate of incorporation of M&T so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, or consummating a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of M&T unless the Series A Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers, taken as a whole, that are not materially less favorable to the holders as compared to immediately prior to such transaction.

Holders of Series A Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Fixed Rate Cumulative Perpetual Preferred Stock, Series C. In connection with M&T’s acquisition of Provident, on May 22, 2009, M&T filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of the Series C Preferred Stock. Upon the completion of the merger with Provident, under the terms of the merger agreement, each share of the Provident Series B Preferred Stock was exchanged for one share of Series C Preferred Stock. The Provident Series B Preferred Stock was issued to the U.S. Department of the Treasury in connection with Provident’s participation in the CPP. M&T also succeeded to the rights and obligations of Provident in the agreement with the U.S. Treasury, including the Provident Warrant. On August 21, 2012, the U.S. Treasury completed its public offering of the Series C Preferred Stock.

The terms of the Series C Preferred Stock provide that holders of the Series C Preferred Stock are entitled to, as and when declared by the Board of Directors, cumulative cash dividends at a rate per annum equal to

5% per annum until November 14, 2013 or 9% per annum after November 14, 2013, payable quarterly in arrears. If the Preferred Share Amendment is approved, the initial dividend rate on the Series C Preferred Stock will be 5% per annum through November 14, 2013, and will increase to 6.375% per annum on and after November 15, 2013. No dividends may be paid on M&T’s common stock or other junior stock unless all the accrued and unpaid dividends for all the past dividend periods, including the latest dividend period, have been paid in full on the Series C Preferred Stock. The Series C Preferred Stock is redeemable by M&T, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the liquidation amount per share and any accrued and unpaid dividends to but excluding the redemption date. However, in connection with the previously announced offering of the Series A Preferred Shares and Series C Preferred Shares, M&T contractually agreed for the benefit of holders of the preferred shares not to redeem the preferred shares except (i) on or after November 15, 2018, subject to prior approval by the appropriate federal banking agency, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to the sum of 100% of the liquidation preference per preferred share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption. These modified redemption terms are also included in the Preferred Share Amendment.

Holders of the Series C Preferred Stock will have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to the then-current board of directors of M&T, in certain circumstances where dividends have not been paid for six quarterly dividend periods or more and with respect to creating or authorizing shares of classes of stock senior to the Series C Preferred Stock, amending the certificate of incorporation of M&T so as to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock, or consummating a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of M&T unless the Series C Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers, taken as a whole, that are not materially less favorable to the holders as compared to immediately prior to such transaction.

Holders of Series C Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Fixed Rate Cumulative Perpetual Preferred Stock, Series D. In connection with M&T’s capital plan in order to supplement M&T’s Tier 1 Capital, on May 27, 2011, M&T filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of a series of the Series D Preferred Stock.

The terms of the Series D Preferred Stock provide that holders of the Series D Preferred Stock are entitled to, as and when declared by the Board of Directors, cumulative cash dividends at a rate per annum equal to 6.875% per annum, payable semi-annually in arrears. No dividends may be paid on M&T’s common stock or other junior stock unless all the accrued and unpaid dividends for all the past dividend periods, including the latest dividend period, have been paid in full on the Series D Preferred Stock. The Series D Preferred Stock is not redeemable by M&T prior to June 15, 2016. On or after June 15, 2016, the Series D Preferred Stock is redeemable by M&T, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the liquidation amount per share and any accrued and unpaid dividends to but excluding the redemption date.

Holders of the Series D Preferred Stock will have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to the then-current board of directors of M&T, in certain circumstances where dividends have not been paid for three semi-annual dividend periods or more and with respect to creating or authorizing shares of classes of stock senior to the Series D Preferred Stock, amending the certificate of incorporation of M&T so as to adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock, or consummating a binding share exchange or reclassification involving the Series D Preferred Stock or a merger or consolidation of M&T unless the Series D Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers that do not adversely affect the holders as compared to immediately prior to such transaction.

Holders of Series D Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Common Stock

The holders of M&T common stock are entitled to share ratably in dividends when and if declared by the M&T Board of Directors from funds legally available for the dividends. In the event of liquidation, dissolution or winding-up of M&T, whether voluntary or involuntary, the holders of M&T common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding M&T preferred stock. M&T common stock is neither redeemable nor convertible into another security of M&T.

Each holder of M&T common stock has one vote for each share held on matters presented for consideration by the shareholders. Holders of common stock do not have cumulative voting rights.

Each director of M&T is elected at an annual meeting of shareholders or at any meeting of shareholders held in lieu of such annual meeting and holds office until the next annual meeting and until his or her successor has been elected and qualified.

The holders of M&T common stock have no preemptive rights to acquire any additional shares of M&T common stock. M&T common stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of M&T common stock under certain circumstances, including where, subject to certain exceptions, M&T proposes to issue additional shares of M&T common stock (or securities convertible into or exercisable for shares of M&T common stock) where either (a) such additional shares have, or upon issuance will have, voting power equal or exceeding 20% of the voting power outstanding before the issuance, or (b) the number of such additional shares equal or exceed, or will equal or exceed upon issuance, 20% of the number of shares of M&T common stock outstanding before the issuance.

For more information regarding the rights of holders of M&T common stock, please see the description captioned “Comparison of Common Shareholder Rights,” commencing on page [    ].

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Hudson City Bancorp, Inc. and subsidiary as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and of the effectiveness of internal control over financial reporting as of December 31, 2011 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which are incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

Wachtell, Lipton, Rosen and Katz and Sullivan & Cromwell LLP will deliver prior to the effective time of the merger their opinions to M&T and Hudson City, respectively, as to certain United States federal income tax consequences of the merger. See “Material United States Federal Income Tax Consequences of the Merger” on page [    ]. The validity of the M&T common stock to be issued in connection with the merger will be passed upon for M&T by Drew J. Pfirrman, Senior Vice President and General Counsel of M&T.

OTHER MATTERS

As of the date of this document, neither the M&T nor the Hudson City boards of directors know of any matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter shall properly come before either the M&T special meeting or the Hudson City special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.

HUDSON CITY ANNUAL MEETING STOCKHOLDER PROPOSALS

Hudson City held its 2012 annual meeting of stockholders on April 25, 2012. If the merger is completed, Hudson City will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if Hudson City is otherwise required to do so under applicable law, Hudson City will hold a 2013 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at Hudson City’s next annual meeting must be submitted to Hudson City as set forth below.

Any stockholder proposal intended for inclusion in Hudson City’s proxy statement and proxy card relating to its 2013 annual meeting of stockholders must have been submitted in writing to the Corporate Secretary of Hudson City at West 80 Century Road, Paramus, New Jersey, 07652 no later than November 20, 2012, pursuant to the proxy solicitation regulations of the SEC. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the SEC under the Exchange Act.

M&T ANNUAL MEETING SHAREHOLDER PROPOSALS

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) and under M&T’s amended and restated bylaws for inclusion in M&T’s proxy statement, proxy card, and presentation at M&T’s 2013 annual meeting of shareholders, a proper shareholder proposal must have been received by M&T at its principal offices at One M&T Plaza, Buffalo, NY 14203 no later than November 7, 2012, which is 120 calendar days before the anniversary of the date on which M&T first mailed its proxy statement for 2012. The notice must be in the manner and form required by M&T’s bylaws and Rule 14a-8 under the Exchange Act.

APPRAISAL RIGHTS

The following discussion summarizes certain terms of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of Delaware law, referred to as Section 262, which is attached to this document as Appendix E. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, record holders of shares of Hudson City’s common stock who have neither voted in favor of, nor consented in writing to, the adoption of the merger agreement, who continuously hold such shares through the effective time of the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement relating to a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date set by the board of directors for such notice (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262. This document constitutes such notice to the holders of Hudson City’s common stock and a copy of Section 262 is attached to this document as Appendix E.

ANY HOLDER OF HUDSON CITY’S COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND APPENDIX E BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF HUDSON CITY’S COMMON STOCK, HUDSON CITY BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Holders of shares of Hudson City’s common stock who decide to exercise their appraisal rights must make a demand, in writing, for appraisal of their shares of common stock prior to the taking of the vote on the merger at the stockholders meeting. A demand for appraisal will be sufficient if it reasonably informs Hudson City of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Hudson City’s common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the closing of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the closing of the merger, will lose any right to appraisal in respect of such shares. A stockholder’s failure to make the written demand prior to the taking of the vote on the merger will constitute a waiver of appraisal rights.

Only a holder of record of shares of Hudson City’s common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of capital stock held in the name of the record owner. If a stockholder holds shares of Hudson City common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Hudson City at:

Hudson City Bancorp, Inc.

West 80 Century Road

Paramus, New Jersey 07652

Attention: Veronica A. Olszewski, Corporate Secretary

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to Merger Sub, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of Merger Sub, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If Merger Sub, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

From and after the effective date of the merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose the shares of common stock subject to appraisal or to receive payment of dividends or other distributions on such shares except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

Notice of the Effective Date

Within ten days after the effective date of the merger, Merger Sub as the surviving corporation must notify each holder of Hudson City’s common stock entitled to appraisal rights of the effective date of the merger. Such notice may also be given by Merger Sub to each holder of Hudson City’s common stock who is entitled to appraisal rights before the effective date of the merger.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, Merger Sub as the surviving corporation or any holder of Hudson City’s common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. Merger Sub as the surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that Merger Sub as the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of capital stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Merger Sub as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by Merger Sub as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request to receive from Merger Sub as the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of Hudson City’s common stock and a copy thereof is served upon Merger Sub as the surviving corporation, Merger Sub as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of capital stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5 percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although Hudson City believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither M&T, Merger Sub nor Hudson City anticipate offering more than the applicable merger consideration to any stockholder of Hudson City exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of capital stock is less than the applicable merger consideration.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of capital stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of capital stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows M&T and Hudson City to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by M&T (File No. 001-09861):

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012;

•

Current Reports on Form 8-K filed January 17, 2012; March 8, 2012; April 16, 2012; April 20, 2012; May 31, 2012; June 13, 2012; July 17, 2012; August 22, 2012; August, 27, 2012; August 31, 2012; December 10, 2012 and December 17, 2012 (other than the portions of those documents not deemed to be filed); and

•

The description of M&T common stock set forth in M&T’s registration statements on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

This document also incorporates by reference the following documents that have previously been filed with the SEC by Hudson City (File No. 000-26001):

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; and

•

Current Reports on Form 8-K filed January 25, 2012; February 8; 2012; February 10, 2012; March 19, 2012; April 25, 2012 (2); April 27, 2012; July 25, 2012 (2); August, 27, 2012; August 31, 2012 and November 2, 2012 (other than the portions of those documents not deemed to be filed).

In addition, M&T and Hudson City are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the respective special meetings of the M&T shareholders and the Hudson City stockholders, provided, however, that M&T and Hudson City are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

Both M&T and Hudson City file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Hudson City or M&T file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document.

Neither M&T nor Hudson City has authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

M&T BANK CORPORATION,

HUDSON CITY BANCORP, INC.

and

WILMINGTON TRUST CORPORATION

Dated as of August 27, 2012

A-i

(Continued)

A-ii

(Continued)

A-iii

(Continued)

Page
Section 9.8	Waiver of Jury Trial	A-51
Section 9.9	Publicity	A-51
Section 9.10	Assignment; Third-Party Beneficiaries	A-52
Section 9.11	Specific Performance	A-52
Section 9.12	Disclosure Schedule	A-52
Section 9.13	Expenses	A-53
Section 9.14	Severability	A-53

List of General Subject Matters under Hudson Disclosure Schedule

Section 1.6	Directors; Regional Matters
Section 2.5	South Stock Plans
Section 3.1	Corporate Organization
Section 3.2	Capitalization
Section 3.3	Authority; No Violation
Section 3.4	Consents and Approvals
Section 3.5	Reports; Regulatory Matters
Section 3.6	Financial Statements
Section 3.9	Compliance with Applicable Law
Section 3.11	Hudson Benefit Plans
Section 3.14	Legal Proceedings
Section 3.15	Material Contracts
Section 3.17	Taxes
Section 3.19	Intellectual Property
Section 3.22	Accounting and Internal Controls
Section 3.25	Loans
Section 5.1	Conduct of Business Prior to the Effective Time
Section 5.2	Hudson Forbearances
Section 6.5(c)	Employee Matters
Section 9.5(c)(iii)	Knowledge

List of General Subject Matters under M&T Disclosure Schedule

Section 4.2	Capitalization
Section 4.13	Taxes
Section 9.5(c)(iii)	Knowledge

A-iv

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.8(b)
Affiliate	9.5(c)(i)
Agreement	Preamble
Bank Merger	1.8
Bank Merger Certificates	1.8
Bankruptcy and Equity Exception	3.3(a)
BHC Act	4.1(a)
Burdensome Condition	6.1(d)
Business Day	9.5(c)(ii)
Cash Designated Shares	2.3(f)(ii)(B)
Cash Election Shares	2.3(b)
Chosen Courts	9.7
Closing	1.2
Closing Date	1.2
Closing Price	2.1(b)
Code	Recitals
Collective Bargaining Agreement	3.24
Confidentiality Agreement	6.2(b)
Covered Employees	6.5(a)
Delaware Certificate of Merger	1.3
Delaware Secretary	1.3
Department of Labor	3.11(a)
Derivative Contract	3.23
DGCL	1.1
DIF	3.1(c)
Dissenting Shares	2.2
Dissenting Shareholder	2.2
DPC Common Shares	2.1(a)
Effective Time	1.3
Election Deadline	2.3(b)
Election Form	2.3(a)
Election Form Record Date	2.3(a)
Eligible Hudson Covered Employees	6.5(a)(iii)
Employees	5.2(q)
Environmental Laws	3.16
ESOP	2.1(a)
ESOP Initial Financed Shares	2.1(a)
ESOP Subsequent Financed Shares	2.1(a)
ERISA	3.11(b)
ERISA Affiliate	3.11(l)
Exception Shares	2.1(a)
Exchange Act	3.5(c)
Exchange Agent	2.4(a)
Exchange Ratio	2.1(b)
Executive Agreement	6.5(c)
FDIC	3.1(c)
Federal Reserve	3.4
GAAP	3.6(a)
Governmental Entity	3.4

A-v

Index of Defined Terms

(Continued)

Section
HSR Act	3.4
Hudson	Preamble
Hudson Articles	3.1(b)
Hudson Bank	1.8
Hudson Benefit Plans	3.11(l)
Hudson Bylaws	3.1(b)
Hudson Capitalization Date	3.2(a)
Hudson Common Stock	2.1(a)
Hudson Disclosure Schedule	9.12
Hudson DSUs	2.6(a)
Hudson Leased Properties	3.20
Hudson Other Stock Award	2.8(a)
Hudson Owned Properties	3.20
Hudson Performance DSU	2.7(a)
Hudson Preferred Stock	3.2(a)
Hudson Real Property	3.20
Hudson Regulatory Agreement	3.5(b)
Hudson Retiree Welfare Plans	6.5(a)
Hudson SEC Reports	3.5(b)
Hudson Severance Plan	6.5(a)
Hudson Shareholder Approval	3.3(a)
Hudson Shareholder Meeting	6.3(a)
Hudson Stock Option	2.5(a)
Hudson Stock Plans	2.5(c)
Hudson Termination Fee	8.3(a)(ii)
Indemnified Persons	6.6(a)
Intellectual Property	3.19(e)(i)
IRS	3.11(a)
IT Assets	3.19(e)(ii)
Joint Proxy Statement	3.4
Knowledge	9.5(c)(iii)
Licensed Intellectual Property	3.19(e)(iii)
Liens	3.2(c)
Loans	3.25(a)
M&T	Preamble
M&T Articles	4.1(b)
M&T Bank	1.8
M&T Board	1.6
M&T Bylaws	4.1(b)
M&T Capitalization Date	4.2(a)
M&T Common Stock	2.1(b)
M&T Disclosure Schedule	9.12
M&T Preferred Stock	4.2(a)
M&T Regulatory Agreement	4.5(b)
M&T SEC Reports	4.5(c)
M&T Series A Preferred Stock	4.2(a)
M&T Series C Preferred Stock	4.2(a)
M&T Shareholder Approval	4.3(a)

A-vi

Index of Defined Terms

(Continued)

Section
M&T Shareholder Meeting	6.3(b)
M&T Stock Plans	4.2(a)
M&T Termination Fee	8.3(b)(ii)
Mailing Date	2.3(a)
Material Adverse Effect	3.8
Material Contract	3.15(a)
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	Preamble
Merger Sub Capitalization Date	4.2(a)
Merger Sub Common Stock	2.9
Multiemployer Plan	3.11(f)
New Certificates	2.4(a)
No Election Shares	2.3(b)
Nonqualified Deferred Compensation Plan	3.11(c)
NYSE	2.1(b)
OCC	3.5(a)
Old Certificate	2.1(c)
Old Shares	2.1(c)
Outside Date	8.1(b)(ii)
Outstanding Hudson Common Stock	3.2(a)
Owned Intellectual Property	3.19(e)(iv)
Patents	3.19(e)(i)
PBGC	3.11(e)
Per Share Cash Consideration	2.1(b)
Per Share Stock Consideration	2.1(b)
Permitted Encumbrances	3.20
Person	9.5(c)(iv)
Pledged ESOP Initial Financed Shares	2.1(a)
Premium Cap	6.6(b)
Previously Disclosed	9.12
Qualified Plans	3.11(d)
Registered	3.19(e)(v)
Registration	3.19(e)(v)
Registration Statement	3.4
Regulatory Agencies	3.5(a)
Regulatory Approvals	3.4
Related Party Contract	3.26
Representatives	6.8(a)
Requisite Regulatory Approvals	7.1(e)
Sarbanes-Oxley Act	3.5(b)
SEC	3.4
Securities Act	3.2(a)
Significant Subsidiary	3.1(c)
SRO	3.5(a)
Stock Designated Shares	2.3(f)(i)(B)
Stock Election Shares	2.3(b)
Subsidiary	3.1(c)

A-vii

Index of Defined Terms

(Continued)

Section
Subsidiary Plan of Merger	1.8
Superior Proposal	6.8(b)
Surviving Company	Recitals
Takeover Laws	3.10
Target Cash Conversion Amount	2.3(e)
Tax	3.17(g)
Tax Return	3.17(g)
Trade Secrets	3.19(e)(i)
Trademarks	3.19(e)(i)
Trust Account Common Shares	2.1(a)
Voting Debt	3.2(a)
Warrant	4.2(a)

A-viii

AGREEMENT AND PLAN OF MERGER, dated as of August 27, 2012 (this “Agreement”), by and among M&T Bank Corporation, a New York business corporation (“M&T”), Hudson City Bancorp, Inc., a Delaware corporation (“Hudson”) and Wilmington Trust Corporation, a Delaware corporation and direct, wholly owned Subsidiary of M&T (“Merger Sub”).

RECITALS

A. The Boards of Directors of Hudson, M&T and Merger Sub have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, in which Hudson will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B. The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time Hudson shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Delaware. As of the Effective Time, the separate corporate existence of Hudson shall cease.

Section 1.2 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, counsel to Hudson, on a date to be specified by the parties, which date shall be no later than three Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), unless another date, time or place is agreed to in writing by M&T and Hudson. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, M&T shall cause to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), a Certificate of Merger (the “Delaware Certificate of Merger”) as provided in Section 251 of the DGCL. The Merger shall become effective as of the date and time specified in the Delaware Certificate of Merger (such date and time, the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Hudson shall vest in Surviving Company, and all debts, liabilities and duties of Hudson shall become the debts, liabilities and duties of the Surviving Company. The Surviving Company shall assume the liquidation account of Hudson at the Effective Time in accordance with 12 C.F.R. § 239.62, and thereafter shall administer the liquidation account in accordance therewith.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Company. The certificate of incorporation and bylaws of the Surviving Company shall be the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the respective terms thereof and applicable law.

Section 1.6 Directors; Regional Matters.

(a) M&T shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the M&T Bylaws, the number of directors constituting the Board of Directors of M&T (the “M&T Board”) shall be increased by one and Hudson’s CEO shall be appointed as a director of M&T with a term expiring at the first annual meeting of M&T shareholders following the Effective Time.

(b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly elected or appointed, or their earlier death, resignation or removal.

(c) As promptly as practicable following the Effective Time, M&T will invite all members of the Board of Directors of Hudson as of the date of this Agreement (other than the member who is elected to the M&T Board) to serve until the third (3rd) anniversary of the Closing Date as paid members of a regional advisory board in accordance with the terms set forth in Section 1.6(c) of the Hudson Disclosure Schedule, the function of which will be to advise M&T with respect to deposit and lending activities in Hudson Bank’s former market area and to maintain and develop customer relationships.

Section 1.7 Officers. Except as otherwise provided herein, the officers of the Surviving Company immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal.

Section 1.8 Bank Merger. Immediately following the Merger, Hudson City Savings Bank, a federal savings association and wholly owned Subsidiary of Hudson (“Hudson Bank”), will merge (the “Bank Merger”) with and into Manufacturers and Traders Trust Company, a bank chartered under the laws of the State of New York and a wholly owned Subsidiary of M&T (“M&T Bank”). M&T Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name Manufacturers and Traders Trust Company, and, following the Bank Merger, the separate existence of Hudson Bank shall cease. The parties agree that the Bank Merger shall become effective immediately following the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in a form to be specified by M&T in consultation with Hudson (the “Subsidiary Plan of Merger”). In order to obtain the necessary state and federal Regulatory Approvals for the Bank Merger, M&T and Hudson shall cause the following to be accomplished prior to the filing of applications for Regulatory Approval: (i)(A) Hudson shall cause Hudson Bank to approve the Subsidiary Plan of Merger, (B) Hudson, as the sole shareholder of Hudson Bank, shall approve the Subsidiary Plan of Merger and (C) Hudson shall cause the Subsidiary Plan of Merger to be duly executed by Hudson Bank and delivered to M&T, and (ii)(A) M&T shall cause M&T Bank to approve the Subsidiary Plan of Merger, (B) M&T, as the sole shareholder of M&T Bank, shall approve the Subsidiary Plan of Merger and (C) M&T shall cause the Subsidiary Plan of Merger to be duly executed by M&T Bank and delivered to Hudson. Prior to the Effective Time, Hudson shall cause Hudson Bank, and M&T shall cause M&T Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. M&T shall take all appropriate action so that, as of the Effective Time and subject to and in accordance with the organizational documents of M&T Bank, the number of directors constituting the Board of Directors of M&T Bank shall be increased by one and Hudson’s CEO shall be appointed as a director of M&T Bank.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF CONSTITUENT CORPORATIONS;

DELIVERY OF MERGER CONSIDERATION

Section 2.1 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of M&T, Hudson or the holder of any of the following securities:

(a) All shares of common stock, par value $0.01 per share, of Hudson (the “Hudson Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by Hudson or M&T (other than (i) shares of Hudson Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties, which shall include any shares of Hudson Common Stock held in a rabbi or other trusts for purposes of funding a Hudson Benefit Plan (any such shares, “Trust Account Common Shares”), (ii) shares of Hudson Common Stock held, directly or indirectly, by Hudson or M&T in respect of a debt previously contracted (any such shares, “DPC Common Shares”) and (iii) the ESOP Initial Financed Shares (as defined below)) (collectively, excluding clauses (i), (ii) and (iii), the “Exception Shares”, it being understood and agreed that the Exception Shares shall include (A) the ESOP Subsequent Financed Shares (as defined below) and (B) the number of Pledged ESOP Initial Financed Shares (as defined below) having a value equal to the ESOP’s indebtedness collateralized thereby), shall be cancelled and shall cease to exist, and no stock of M&T or cash (including cash in lieu of fractional shares of Hudson Common Stock) shall be delivered in exchange therefor, except that the cancellation of the ESOP Subsequent Financed Shares and the applicable Pledged ESOP Initial Financed Shares shall be in consideration for the repayment and/or forgiveness in full of the ESOP’s indebtedness collateralized thereby. For purposes of this Agreement, the “ESOP Initial Financed Shares” shall be shares of Hudson Common Stock owned by the Hudson Savings Bank Employee Stock Ownership Plan (the “ESOP”) that either (A) have been allocated to participants in the ESOP or committed as of the Effective Time for release and allocation to participants in the ESOP or (B) were acquired prior to January 1, 2001 and pledged (and not committed for release as of the Effective Time) as collateral for the debt incurred at the time of acquisition of such shares (the “Pledged ESOP Initial Financed Shares”), and the “ESOP Subsequent Financed Shares” shall be those shares of Hudson Common Stock owned by the ESOP that were acquired after January 1, 2001 and pledged (and not committed for release as of the Effective Time) as collateral for the debt incurred at the time of acquisition of such shares.

(b) Subject to Section 2.1(d), each share of Hudson Common Stock (whether or not subject to restriction), including Trust Account Common Shares, DPC Common Shares and ESOP Initial Financed Shares, but excluding all Exception Shares and Dissenting Shares, outstanding immediately prior to the Effective Time shall be converted, in accordance with the procedures set forth in this Article II, into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Sections 2.3 and 2.4(f), either (i) a number of shares of common stock, par value $0.50 per share, of M&T (the “M&T Common Stock”) equal to the Exchange Ratio (the “Per Share Stock Consideration”) or (ii) an amount in cash equal to the product of the Per Share Stock Consideration and the Closing Price (the “Per Share Cash Consideration”) ((i) and (ii) together, in the aggregate for all such shares of Hudson Common Stock, the “Merger Consideration”). The calculations required by this Section 2.1(b) shall be prepared jointly by M&T and Hudson prior to the Effective Time. For purposes of this Agreement, (i) “Exchange Ratio” means 0.08403, as may be adjusted pursuant to Section 2.1(d), and (ii) “Closing Price” means the average, rounded to the nearest one ten-thousandth of the closing sale prices of M&T Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the ten trading days immediately preceding the Closing Date.

(c) All of the shares of Hudson Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II are hereinafter defined as “Old Shares.” Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form (each, an “Old Certificate”), in each case formerly representing Old Shares, shall thereafter cease to have any rights with respect to such shares, except the right to receive, as applicable, without interest, upon exchange of such Old Certificate in accordance with this Article II (i) any dividends with respect to Hudson Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time and (ii) the consideration to which he or she may be entitled pursuant to this Article II.

(d) If, between the date of this Agreement and the Effective Time, M&T Common Stock or Hudson Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of Hudson Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit Hudson or M&T to take any action with respect to their respective securities that is prohibited by the terms of this Agreement.

Section 2.2 Appraisal Rights. Each issued and outstanding share of Hudson Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Hudson shall give M&T prompt notice upon receipt by Hudson of any such demands for payment of the fair value of such shares of Hudson Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). Hudson shall not, except with the prior written consent of M&T, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Hudson shall give M&T the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder’s shares of Hudson Common Stock shall be converted into a right to receive cash or M&T Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of Hudson Common Stock of such holder shall be treated as a No Election Share.

Section 2.3 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials in such form as M&T and Hudson shall mutually agree (the “Election Form”) shall be mailed 35 days prior to the anticipated Closing Date or on such other date as M&T and Hudson shall mutually agree (the “Mailing Date”) to each holder of record of Hudson Common Stock as of the close of business on the fifth Business Day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (A) the number of shares of such holder’s Hudson Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (B) the number of shares of such holder’s Hudson Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Hudson Common Stock (“No Election Shares”). Any Hudson Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the 30th day following the Mailing Date (or such other time and date as M&T and Hudson may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares. Notwithstanding anything contained herein to the contrary, any election that may be made with respect to any share to be cancelled pursuant to Section 2.1(a) with respect of the ESOP indebtedness shall be disregarded for purposes of Section 2.3(f).

(c) M&T shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Hudson Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and Hudson shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Hudson Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form only by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Hudson Common Stock represented by such Election Form shall become No Election Shares and M&T shall cause the Old Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of M&T regarding such matters shall be binding and conclusive. Neither M&T nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Notwithstanding any other provision contained in this Agreement, the total number of shares of Hudson Common Stock that will be converted into the right to receive the Per Share Cash Consideration pursuant to Section 2.1 (which, for this purpose, shall be deemed to include the Dissenting Shares) shall equal the sum of (i) 204,338,066 shares of Hudson Common Stock and (ii) the product of (A) 40% and (B) the number of shares of Hudson Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of Hudson Stock Options and Hudson Other Stock Awards outstanding as of the date hereof (such number of shares of Hudson Common Stock, the “Target Cash Conversion Amount”).

(f) Within 10 Business Days after the Effective Time, M&T shall cause the Exchange Agent to effect the allocation among the holders of Hudson Common Stock of rights to receive M&T Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) Cash Oversubscribed. If the total number of the Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares) is greater than the Target Cash Conversion Amount, then:

A.	all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

B.	the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Stock Consideration (“Stock Designated Shares”) such that the aggregate number of shares of Hudson Common Stock that will be paid the Per Share Cash Consideration equals the Target Cash Conversion Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

C.	the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii) Cash Undersubscribed. If the total number of the Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares) is less than the Target Cash Conversion Amount, then:

A.	all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

B.	the Exchange Agent shall then select first from among the No Election Shares, by a random selection process, and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Cash Consideration (“Cash Designated Shares”) such that the aggregate number of shares of Hudson Common Stock that will be paid the Per Share Cash Consideration equals the Target Cash Conversion Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

C.	the Stock Election Shares and the No Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(iii) Cash Subscriptions Sufficient. If the number of Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares) is equal to the Target Cash Conversion Amount, then subparagraphs (i) and (ii) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by M&T and Hudson.

(g) Notwithstanding any other provision of this Agreement to the contrary, a sufficient number of Cash Election Shares may be converted into the right to receive Per Share Stock Consideration to the extent necessary to secure the tax opinions required by Sections 7.2(d) and 7.3(d).

Section 2.4 Exchange Procedures.

(a) As soon as practicable following the Effective Time, but in no event later than 10 days thereafter, and continuing until the first anniversary of the Effective Time, M&T shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by M&T and Hudson (the “Exchange Agent”) (i) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article II and (ii) certificates, or at M&T’s option, evidence of shares in book entry form, representing the shares of M&T Common Stock (“New Certificates”), each to be given to the holders of Hudson Common Stock in exchange for Old Certificates pursuant to this Article II. Upon such anniversary, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to M&T. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates pursuant to this Article II shall thereafter be entitled to look exclusively to M&T, and only as a general creditor thereof, for the consideration to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article II. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Promptly after the Effective Time, but in no event later than ten days thereafter, M&T shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Hudson Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article II. After completion of the allocation procedure set forth in Section 2.3 and upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten Business Days after due surrender, a New Certificate and/or a check in the amount to which such holder is entitled pursuant to this Article II, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates.

(c) If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Per Share Cash Consideration in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any New Certificate representing shares of M&T Common Stock is to be issued in the name of other than the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of M&T Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) No dividends or other distributions with a record date after the Effective Time with respect to M&T Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of M&T Common Stock represented by the New Certificate.

(e) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Company of Old Shares.

(f) If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by M&T or the Exchange Agent, the posting by such person of a bond in such reasonable amount as M&T or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, M&T or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the Old Shares formerly represented by such Old Certificate pursuant to this Article II.

(g) Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of M&T Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of M&T Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Hudson Common Stock owned by such holder at the Effective Time) by the Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.5 Stock Options.

(a) At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Hudson Common Stock (each, a “Hudson Stock Option”), whether vested or unvested at the Effective Time, shall then cease to represent an option to purchase Hudson Common Stock and will be converted automatically into options to purchase M&T Common Stock; provided, that with respect to each Hudson Stock Option that is subject to performance-based vesting conditions, the performance-based vesting conditions applicable to such Hudson Stock Option shall be deemed satisfied at the Effective Time. The following shall apply with respect to each Hudson Stock Option after the Effective Time:

(i) the number of shares of M&T Common Stock purchasable upon exercise of each Hudson Stock Option will equal the product of (x) the number of shares of Hudson Common Stock that were purchasable under the Hudson Stock Option immediately before the Effective Time and (y) the Exchange Ratio, rounded down, if necessary, to the nearest whole share; and

(ii) the exercise price per share of M&T Common Stock for each Hudson Stock Option will equal (x) the per share exercise price of the Hudson Stock Option in effect immediately before the Effective Time divided by (y) the Exchange Ratio, rounded up, if necessary, to the nearest cent.

(b) Notwithstanding the foregoing, (i) the exercise price and the number of shares of M&T Common Stock purchasable pursuant to the Hudson Stock Options shall be determined in a manner consistent with any applicable requirements of Section 409A of the Code and (ii) in the case of any Hudson Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of M&T Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(c) M&T will assume each Hudson Stock Option as adjusted in accordance with Section 2.5(a) above. Except as specifically provided above, following the Effective Time, each Hudson Stock Option shall continue to be governed by the same terms and conditions (including vesting) as were applicable under such Hudson Stock Option immediately prior to the Effective Time pursuant to the applicable award agreement. As used in this Agreement, the term “Hudson Stock Plans” means the plans set forth in Section 2.5(c) of the Hudson Disclosure Schedule.

Section 2.6 Hudson Deferred Stock Units.

(a) At the Effective Time, each deferred stock unit of Hudson which becomes vested solely based on the continued service of the holder thereof, granted under any of the Hudson Stock Plans that is outstanding immediately prior to the Effective Time (each, a “Hudson DSU”) shall cease to represent a right or award with respect to shares of Hudson Common Stock and shall be automatically converted, at the Effective Time, into an award with respect to M&T Common Stock; provided, however, the following shall apply at the Effective Time: the number of shares of M&T Common Stock subject to the Hudson DSU shall be equal to the product of (i) the number of shares of Hudson Common Stock subject to the Hudson DSU immediately before the Effective Time and (ii) the Exchange Ratio.

(b) M&T will assume each Hudson DSU as adjusted in accordance with Section 2.6(a) above. Except as specifically provided above, following the Effective Time, each Hudson DSU shall continue to be governed by the same terms and conditions (including vesting) as were applicable under such Hudson DSU immediately prior to the Effective Time pursuant to the applicable award agreement.

Section 2.7 Hudson Performance Deferred Stock Units.

(a) Each deferred stock unit award of Hudson which becomes vested in part based on the achievement of performance conditions granted under the Hudson Stock Plans, that is outstanding immediately prior to the Effective Time (the “Hudson Performance DSU”), shall cease to represent a right or award with respect to shares of Hudson Common Stock and shall (i) with respect to each Hudson Performance DSU granted prior to the date hereof the performance-based vesting conditions applicable to such Hudson Performance DSU shall be deemed satisfied at the Effective Time (it being understood that with respect to each such Hudson Performance DSU that is subject to multiple levels of pay-out depending on the level of performance achieved, performance shall be deemed achieved at target level for the applicable performance measurement period and the number of shares earned with respect to such Hudson Performance DSU shall be fixed at target level as of the Effective Time), and, as of the Effective Time: (A) a portion of each then outstanding Hudson Performance DSU award granted prior to the date hereof shall vest in an amount determined by multiplying (x) the number of Hudson Performance DSUs underlying the applicable Hudson Performance DSU award (taking into account the deemed performance described above) by (y) a fraction, the numerator of which is the number of days that have elapsed during the performance measurement period through the Effective Time and the denominator of which is the total number of days in the performance measurement period; and (B) each Hudson Performance DSU that vests in accordance with Section 2.7(a)(i)(A) above shall, subject to M&T’s receipt of an award surrender agreement from the holder thereof acknowledging the treatment of the Hudson equity awards in accordance with this Agreement, be automatically converted into the right to receive a payment in cash as soon as reasonably practicable after the Effective Time (but in no event later than ten Business Days thereafter) equal to the Per Share Cash Consideration less applicable taxes and withholding; and (ii) each Hudson Performance DSU that does not vest pursuant to Section 2.7(a)(i)(A) above including each Hudson Performance DSU granted after the date hereof shall be automatically converted into a right to receive that number of shares of M&T Common Stock as is equal to the Exchange Ratio. Notwithstanding anything in this Section 2.7 to the contrary, the payment in respect of the vested portion of the Hudson Performance DSUs at the Effective Time as provided in Section 2.7(a)(i)(B) shall be delayed to a later date or event as shall comply with Section 409A of the Code as determined to be necessary by Hudson based on written advice of counsel to Hudson, provided that any such later date or event shall be communicated in writing to M&T as soon as reasonably practicable after the date hereof and in any event prior to the Effective Time.

(b) M&T will assume each Hudson Performance DSU that is converted pursuant to Section 2.7(a)(ii) above. Except as specifically provided above, following the Effective Time, each Hudson Performance DSU shall continue to be governed by the same terms and conditions (including vesting) as were applicable under such Hudson Performance DSU immediately prior to the Effective pursuant to the applicable award agreement.

Section 2.8 Hudson Other Stock Awards.

(a) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Hudson Common Stock or cash payments measured by the value of a number of shares of Hudson Common Stock including, a deferred share of Hudson Common Stock, granted under any of the Hudson Stock Plans, the Hudson Officers’ Deferred Compensation Plan, the Hudson Directors’ Deferred Compensation Plan or otherwise that is outstanding immediately prior to the Effective Time (other than Hudson Stock Options, Hudson DSUs and Hudson Performance DSUs) (each, a “Hudson Other Stock Award”) shall be deemed to be converted into the right to acquire or receive benefits measured by the value of (as the case may be) the number of shares of M&T Common Stock equal to the product of (i) the number of shares of Hudson Common Stock subject to the Hudson Other Stock Award immediately before the Effective Time and (ii) the Exchange Ratio.

(b) M&T will assume each Hudson Other Stock Award as adjusted in accordance with Section 2.8(a) above. Except as specifically provided above, following the Effective Time, each Hudson Other Stock Award shall continue to be governed by the same terms and conditions as were applicable under such Hudson Other Stock Award immediately prior to the Effective Time.

Section 2.9 Required Hudson Action; Effect on M&T Common Stock; Required M&T Action. Prior to the Effective Time, the Board of Directors of Hudson and the Compensation Committee of the Board of Directors of Hudson, as applicable, shall adopt resolutions and take any other necessary action to effectuate the provisions of Sections 2.5 through 2.8. Each share of M&T Common Stock outstanding immediately prior to the Effective Time will remain outstanding. Before the Effective Time, M&T will take all corporate action necessary to authorize for issuance a sufficient number of shares of M&T Common Stock for delivery upon exercise of Hudson Stock Options in accordance with Section 2.5 and for delivery in respect of Hudson DSUs, Hudson Performance DSUs and Hudson Other Stock Awards in accordance with Sections 2.6 through 2.8. As of the Effective Time, M&T will file one or more appropriate registration statements (on Form S-3 or Form S-8, or any successor or other appropriate forms) with respect to the M&T Common Stock underlying the Hudson Stock Options pursuant to Section 2.5 and in respect of Hudson DSUs, Hudson Performance DSUs and Hudson Other Stock Awards pursuant to Sections 2.6 through 2.8.

Section 2.10 Effect on Merger Sub Common Stock. The common stock of Merger Sub, par value $0.01 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding common stock of the Surviving Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HUDSON

Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule or form publicly filed with, or furnished to, the SEC by Hudson prior to the date hereof and on or after the date on which Hudson filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2009 (but disregarding any risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), Hudson hereby represents and warrants to M&T and Merger Sub as follows:

Section 3.1 Corporate Organization.

(a) Hudson is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Hudson has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Hudson is duly registered as a savings and loan holding company under the Home Owners’ Loan Act of 1933.

(b) True, complete and correct copies of the Restated Articles of Incorporation of Hudson, as amended (the “Hudson Articles”), and the Amended and Restated By-laws of Hudson (the “Hudson Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by Hudson and made available to M&T.

(c) Hudson has Previously Disclosed a list of all its Subsidiaries. Each Subsidiary of Hudson (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall have the meaning ascribed to it in Section 2(d) of the BHC Act. The deposit accounts of each of its Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance

Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950, the “DIF”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Hudson Bank is a member in good standing of the Federal Home Loan Bank of New York and owns the requisite amount of stock therein. The articles of incorporation, bylaws and similar governing documents of each “Significant Subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Hudson, copies of which have been made available to M&T, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of Hudson consists of (i) 3,200,000,000 shares of Hudson Common Stock, of which, as of August 24, 2012 (the “Hudson Capitalization Date”), 528,134,203 shares were issued and outstanding (the “Outstanding Hudson Common Stock”), and (ii) 800,000,000 shares of preferred stock, par value $0.01 per share (“Hudson Preferred Stock”), of which no shares are issued and outstanding. As of the Hudson Capitalization Date, no shares of Hudson Common Stock or Hudson Preferred Stock were reserved for issuance except for (x) shares of Hudson Common Stock reserved for issuance in connection with the exercise of Hudson Stock Options to purchase not more than 27,751,274 shares of Hudson Common Stock granted under the Hudson Stock Plans and outstanding as of the Hudson Capitalization Date, (y) 2,396,462 shares of Hudson Common Stock reserved for issuance in connection with deferred stock units (including both Hudson DSUs and Hudson Performance DSUs) granted under the Hudson Stock Plans and outstanding as of the Hudson Capitalization Date (assuming maximum payout for the Hudson Performance DSUs), and (z) 29,259,956 shares of Hudson Common Stock reserved for issuance pursuant to future awards under the Hudson Stock Plans. As of the Hudson Capitalization Date, there were 442,918.3174 Hudson Other Stock Awards outstanding that require a payment in cash based on the value of a share of Hudson Common Stock. As of June 30, 2012, there were 325,901 shares of Hudson Common Stock held in trust for issuance in settlement of Hudson Other Stock Awards outstanding. The number of unallocated ESOP Initial Financed Shares held as of the Hudson Capitalization Date in the trust established under the ESOP is 18,595,361; the number of ESOP Subsequent Financed Shares held as of the Hudson Capitalization Date in the trust established under the ESOP is 13,156,733; and the number of shares of Hudson Common Stock held as of the Hudson Capitalization Date in the trust established under the ESOP that have been allocated to participants is 9,214,891, all of which shares held in the trust established under the ESOP are included in the Outstanding Hudson Common Stock. All of the issued and outstanding shares of Hudson Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Hudson are issued or outstanding. Except pursuant to this Agreement, under the Hudson Stock Plans as set forth herein, the Directors’ Deferred Compensation Plan of Hudson, the Officers’ Deferred Compensation Plan of Hudson, the Benefit Maintenance Plan of Hudson Savings Bank and Hudson’s dividend reinvestment plan, Hudson does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any shares of Hudson Common Stock, Hudson Preferred Stock, Voting Debt or any other equity securities of Hudson or any securities representing the right to purchase or otherwise receive any shares of Hudson Common Stock, Hudson Preferred Stock, Voting Debt or other equity securities of Hudson. There are no contractual obligations of Hudson or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Hudson or any equity security of Hudson or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Hudson or its Subsidiaries or (B) pursuant to which Hudson or any of its Subsidiaries is or could be required to register shares of Hudson capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Other than awards under the Hudson Stock Plans that are outstanding as of the Hudson Capitalization Date and listed in Section 3.2(a) above, no other equity-based awards are outstanding as of the Hudson

Capitalization Date. Since the Hudson Capitalization Date through the date hereof, Hudson has not (i) issued or repurchased any shares of Hudson Common Stock, Hudson Preferred Stock, Voting Debt or other equity or convertible securities of Hudson, other than in connection with the exercise of Hudson Stock Options or settlement in accordance with their terms that were outstanding on the Hudson Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Hudson capital stock or any other equity-based awards.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Hudson are owned by Hudson, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Hudson has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.3 Authority; No Violation.

(a) Hudson has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly adopted and approved by the Board of Directors of Hudson by a unanimous vote thereof. The Board of Directors of Hudson has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Hudson and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Hudson’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Hudson Common Stock (the “Hudson Shareholder Approval”), no other corporate proceedings on the part of Hudson are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hudson and (assuming due authorization, execution and delivery by M&T and Merger Sub) constitutes the valid and binding obligation of Hudson, enforceable against Hudson in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Hudson, nor the consummation by Hudson of the transactions contemplated hereby, nor compliance by Hudson with any of the terms or provisions of this Agreement, will (i) violate any provision of the Hudson Articles or the Hudson Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, injunction, guideline or decree applicable to Hudson, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Hudson or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Hudson or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson.

Section 3.4 Consents and Approvals. Except for (i) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or any other federal or state banking authority (each a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (the “Regulatory Approvals”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Hudson’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Registration Statement”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement and the filing and effectiveness of the registration statement contemplated by Section 6.1(a), (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary and the Bank Merger Certificates, (iv) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of M&T Common Stock pursuant to this Agreement and approval of listing of such M&T Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Hudson of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Hudson is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

Section 3.5 Reports; Regulatory Matters.

(a) Hudson and each of its Subsidiaries have timely filed all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with (i) the Federal Reserve, (ii) the FDIC, (iii) the Office of the Comptroller of the Currency (“OCC”), (iv) the Office of Thrift Supervision, (v) any state banking or other state regulatory authority, (vi) the SEC, (vii) any foreign regulatory authority and (viii) any applicable industry self-regulatory organizations (each, an “SRO”) (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other material reports and statements required to be filed by them since December 31, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation, criticism, comment or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of Hudson or any of its Subsidiaries.

(b) Except as Previously Disclosed, neither Hudson nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since December 31, 2009 has been ordered to pay any civil money penalty by or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (other than those of general applicability that apply to similarly situated savings and loan holding companies or their subsidiaries) (each a “Hudson Regulatory Agreement”), nor has Hudson or any of its Subsidiaries been advised since December 31, 2009 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Hudson Regulatory Agreement. Hudson Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(c) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Hudson or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31,

2009 (the “Hudson SEC Reports”) is publicly available. No such Hudson SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed, as of such later date, to modify information as of an earlier date. As of their respective dates, all Hudson SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Hudson has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Hudson SEC Reports. None of Hudson’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

Section 3.6 Financial Statements.

(a) Each of the financial statements of Hudson and its Subsidiaries included (or incorporated by reference) in the Hudson SEC Reports (including the related notes, where applicable) (i) has been prepared from, and is in accordance with, the books and records of Hudson and its Subsidiaries, (ii) fairly presents in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Hudson and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of its date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) has been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Hudson and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed Hudson that it intends to resign) or been dismissed as independent public accountants of Hudson as a result of or in connection with any disagreements with Hudson on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since December 31, 2009, there have been no material changes in the “off-balance sheet arrangements,” as defined in and disclosed under Item 303 of Regulation S-K under the Securities Act, to which Hudson or any of its Subsidiaries is a party.

(b) Neither Hudson nor any of its Subsidiaries has incurred any liability of any nature whatsoever that is, individually or in the aggregate, material, and is not an obligor under any guarantee, keepwell or other similar contract (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Hudson included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since June 30, 2012 and that have either been Previously Disclosed or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Hudson, or (iii) in connection with this Agreement and the transactions contemplated hereby.

Section 3.7 Broker’s Fees. Neither Hudson nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to JPMorgan Securities LLC pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to M&T.

Section 3.8 Absence of Changes. Since December 31, 2011, (a) Hudson and its Subsidiaries have conducted their business only in the ordinary course of business consistent in all material respects with past practice and (b) no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Hudson. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations, assets, liabilities or business of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects to the extent arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in general global, national or regional political conditions or general economic or market conditions (including such changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (F) the downgrade in rating of any debt or debt securities of such party or any of its Subsidiaries (but not including any underlying causes thereof), or any change in the value of deposits, borrowings or loan servicing rights resulting from a change in interest rates generally, (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (I) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement except, with respect to clauses (A), (B), (C), (D) and (H), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

Section 3.9 Compliance with Applicable Law. Hudson and each of its Subsidiaries hold, and have at all times since December 31, 2009 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson and, to the knowledge of Hudson, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. Hudson and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable law, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Real Estate Settlement Procedures Act and any other law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and the Sarbanes-Oxley Act, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither the Hudson nor any of its Subsidiaries has received since January 1, 2010, written notice of, any material defaults or material violations of any applicable law.

Section 3.10 State Takeover Laws. The Board of Directors of Hudson has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby (a) any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “takeover” or “interested stockholder” law (collectively, the “Takeover Laws”) or (b) the provisions of Article V of the Hudson Articles. No “fair price” law or Hudson Articles or Hudson Bylaws provision is applicable to this Agreement and the transactions contemplated hereby.

Section 3.11 Hudson Benefit Plans.

(a) Section 3.11(a) of the Hudson Disclosure Schedule sets forth a true, complete and correct list of each material Hudson Benefit Plan. Hudson has delivered or made available to M&T true, correct and complete copies of the following with respect to each Hudson Benefit Plan (as applicable): (i) the written document or documents evidencing each Hudson Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments modifications thereto, (ii) the most recent annual report (Form 5500 and schedules thereto), if any, filed with the U.S. Department of Labor (“Department of Labor”) or Internal Revenue Service (“IRS”) , (iii) the most recently received IRS determination letter or opinion letter, if any, (iv) the two most recent actuarial reports or financial statements, if any, and (v) the most recent summary plan description, if any, and all material modifications thereto. Except as specifically provided in the foregoing documents delivered or made available to M&T, there are no amendments to any Hudson Benefit Plans that have been adopted or approved nor has Hudson or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Hudson Benefit Plans. No Hudson Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(b) Each Hudson Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code.

(c) Each Hudson Benefit Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated between January 1, 2005 and December 31, 2008 in good faith compliance in all material respects with Section 409A of the Code and applicable guidance thereunder and since January 1, 2009 has been in documentary and operational compliance with Section 409A of the Code in all material respects. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(d) Section 3.11(d) of the Hudson Disclosure Schedule identifies each Hudson Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and its related trust, for the most recent cycle applicable to such Qualified Plan pursuant to Revenue Procedure 2005-66 (as amended or otherwise revised by subsequent IRS guidance), and such determination letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Hudson, there are no existing circumstances and no events have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Hudson Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(e) With respect to each Hudson Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Hudson Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such Hudson Benefit Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Hudson or any of its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Hudson Benefit Plan.

(f) None of Hudson and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of Hudson and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g) Neither Hudson nor any of its Subsidiaries, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. To the extent that Hudson and any of its Subsidiaries sponsors any such plan, Hudson or the applicable Subsidiary has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage.

(h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (A) entitle any Employee to severance pay or any material increase in severance pay, (B) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any Employee, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (D) result in any material limitation on the right of Hudson or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Hudson Benefit Plan or related trust or (E) constitute a triggering event under any Hudson Benefit Plan which would result in any material payment. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Hudson or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No Hudson Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Hudson’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against Hudson, the Hudson Benefit Plans, any fiduciaries thereof with respect to their duties to the Hudson Benefit Plans or the assets of any of the trusts under any of the Hudson Benefit Plans which could reasonably be expected to result in any material liability of Hudson or any of its Subsidiaries or any Hudson Benefit Plan to the PBGC, the IRS, the Department of Labor or any participant in a Hudson Benefit Plan.

(j) The ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code. Section 3.11(j) of the Hudson Disclosure Schedule identifies (i) each loan under which the ESOP is a borrower (each, an “ESOP Loan”), (ii) the lender and guarantor (if any) of each ESOP Loan, and (iii) the securities of Hudson that were acquired with such ESOP Loan (the “Employer Securities”). Each ESOP Loan meets the requirements of Section 4975(d)(3) of the Code. The Employer Securities are pledged as collateral for the ESOP Loan with which they were acquired, except to the extent they have been released from such pledge and allocated to the accounts of participants in the ESOP in accordance with the requirements of Treasury Regulations Sections 54.4975-7 and 54.4975-11.

(k) Within 10 Business Days following the date of this Agreement, Hudson shall deliver to M&T a schedule which sets forth a true and complete list of all Hudson Stock Options, Hudson DSUs and Hudson Performance DSUs outstanding as of the Hudson Capitalization Date, specifying on a holder-by-holder basis (i) the name of such holder, (ii) the number of shares subject to each such award, (iii) the grant date of each such award, (iv) the vesting schedule of each such award, (v) the settlement date of each such award (if different from the vesting date) (vi) whether the award is nonqualified deferred compensation within the meaning of Section 409A of the Code, and (vii) the exercise price for each such Hudson Stock Option; provided that any schedule delivered pursuant to this Section 3.11(k) shall not be deemed to modify in any respect any representation or warranty made in this Agreement, including those set forth in Section 3.2.

(l) For purposes of this Agreement:

(i) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(ii) “Hudson Benefit Plans” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, consulting, bonus, incentive or deferred compensation, retirement or post-retirement, vacation, stock option, stock purchase, phantom stock, stock appreciation rights, restricted stock, restricted stock unit, deferred stock unit, stock based or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, agreement or commitment, whether written or unwritten, for the benefit of any employee, former employee, director or former director of Hudson or any of its Subsidiaries entered into, maintained or contributed to by Hudson or any of its Subsidiaries or to which Hudson or any of its Subsidiaries is obligated to contribute, or with respect to which Hudson or any of its Subsidiaries has any liability, direct or indirect, contingent or otherwise (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of Hudson or any of its Subsidiaries or to any beneficiary or dependent thereof.

Section 3.12 Opinion. The Board of Directors of Hudson has received the opinion of J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of the Hudson Common Stock in the Merger is fair, from a financial point of view, to such holders.

Section 3.13 Hudson Information. The information relating to Hudson and its Subsidiaries that is provided by Hudson or its representatives for inclusion in, or incorporation by reference into, the Joint Proxy Statement and Registration Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Hudson and its Subsidiaries and other portions within the reasonable control of Hudson and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

Section 3.14 Legal Proceedings.

(a) There is no suit, action, investigation, claim, proceeding or review pending, or to Hudson’s knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses, or, after the Effective Time, the business of M&T and any of its Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Hudson, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to M&T or any of its Affiliates).

(b) Since December 31, 2010, (i) there have been no subpoenas, written demands, or document requests received by Hudson, any of its Subsidiaries or any affiliate of Hudson or any of its Subsidiaries from any Governmental Entity, except such as are received by Hudson or any of its Subsidiaries or any affiliate of Hudson or any of its Subsidiaries in the ordinary course of business or as are not, individually or in the aggregate, material to Hudson and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Hudson or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

Section 3.15 Material Contracts.

(a) Except for (A) those agreements and other documents filed as exhibits or incorporated by reference to Hudson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or filed or incorporated in any of its other SEC Filings filed since February 28, 2012 and prior to the date hereof or as Previously Disclosed and (B) third party loan servicing agreements entered into by Hudson or any of its Subsidiaries in the ordinary course of business, the terms and conditions of which are customary in all material respects, neither Hudson nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not filed with the SEC, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that contains any non-competition or exclusive dealing agreements or other agreement or obligation that purports materially to limit or restrict in any respect the ability of Hudson or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of M&T or any of its Subsidiaries) to compete in any line of business that is material to Hudson and its Subsidiaries or with any Person or in any geographic area that is material to Hudson and its Subsidiaries’ business (other than as may be required by law or any Governmental Entity); (iii) is a Related Party Contract or (iv) which could reasonably be expected to involve payments or receipts during fiscal years 2012 or 2013 of more than $5,000,000 and is not terminable on 90 days or less notice.

(b) (i) Each Material Contract is a valid and legally binding agreement of Hudson or one of its Subsidiaries, as applicable, and, to Hudson’s knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exceptions) and is in full force and effect, in each case in all material respects, (ii) Hudson and each of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) neither Hudson nor any of its Subsidiaries, and, to Hudson’s knowledge, any counterparty or counterparties, is in breach of any material provision of any Material Contract, and (iv) no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a material breach, violation or default on the part of Hudson or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Hudson has made available to M&T or publicly filed with or furnished to the SEC a true, correct and complete copy of each Material Contract in existence on the date hereof prior to the date hereof.

Section 3.16 Environmental Matters. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson: (a) Hudson and its Subsidiaries have complied with all any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to (i) the protection or restoration of the environment, health and safety as it relates to hazardous substances, or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance and (iii) pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against the Hudson or its Subsidiaries pursuant to any Environmental Law and, to Hudson’s knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no orders, judgments or decrees by or with any Governmental Entity that impose any liabilities or obligations under or in respect of any Environmental Law; and (d) to Hudson’s knowledge, there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by Hudson or any of its Subsidiaries, but excluding “other real estate owned”) under circumstances which could reasonably be expected to result in liability to or claims against Hudson or its Subsidiaries pursuant to any Environmental Law. Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.16 constitute the sole representations and warranties of Hudson relating to any Environmental Law.

Section 3.17 Taxes.

(a) Hudson and each of its Subsidiaries (i) have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them (taking into account extensions) and all such Tax Returns are complete and accurate in all material respects; and (ii) except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Hudson, have paid all material Taxes shown to be due and payable on such Tax Returns and have withheld and paid over to the appropriate taxing authority all material amounts they were required to withhold and pay over.

(b) No material issues that have been raised by the relevant taxing authority with respect to the Tax Returns referred to in clause (a) are currently pending, and neither Hudson nor any of its Subsidiaries has received written notice from any taxing authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns is pending or threatened. No material deficiencies have been asserted or assessments made against Hudson or any of its Subsidiaries by the relevant taxing authorities as a result of any audit or examination of any of the Tax Returns referred to in clause (a) that has not been paid or resolved in full.

(c) No material liens for Taxes exist with respect to any of the assets of Hudson or any of its Subsidiaries, except for liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith through appropriate proceedings.

(d) Neither Hudson nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any tax authority, in each case that have any continuing effect.

(e) Neither Hudson nor any of its Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which Hudson was the common parent, or (ii) has any liability for a material amount of Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(f) Neither Hudson nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(g) None of Hudson or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign law).

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

Section 3.18 Reorganization. Hudson has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.19 Intellectual Property. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson and its Subsidiaries, taken as a whole:

(a) Each of Hudson and its Subsidiaries (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting, and to the knowledge of Hudson, the Owned Intellectual Property that is Registered is valid and enforceable. To Hudson’s knowledge, (i) the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted, and (ii) each of Hudson and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted; provided, however, that the foregoing (i) and (ii) shall not be construed as or deemed to be a representation or warranty regarding the infringement of third party Intellectual Property rights.

(b) To Hudson’s knowledge, (i) the operation of Hudson and each of its Subsidiary’s respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third person, (ii) no person has asserted in writing received by the Hudson that Hudson or any of its Subsidiaries has materially infringed, diluted, misappropriated or otherwise violated any third person’s Intellectual Property rights and (iii) no third person has infringed, diluted, misappropriated or otherwise violated any of Hudson’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c) Hudson and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Hudson or any of its Subsidiaries, and to Hudson’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to appropriate non-disclosure agreements which have not been breached. To Hudson’s knowledge, no person has gained unauthorized access to Hudson’s or its Subsidiaries’ IT Assets.

(d) Hudson’s and each of its Subsidiary’s respective IT Assets operate and perform as required by Hudson and each of its Subsidiaries in connection with their respective businesses and, to Hudson’s knowledge, have not materially malfunctioned or failed within the past two years. Hudson and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Hudson’s knowledge, Hudson and each of its Subsidiaries is compliant with all applicable laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e) For purposes of this Agreement,

(i) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues thereof (“Patents”); (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, discoveries and inventions (whether or not patentable) (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii) “Licensed Intellectual Property” means, with respect to any Person, the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of such Person and each of its Subsidiaries as presently conducted.

(iv) “Owned Intellectual Property” means, with respect to any Person, Intellectual Property owned or purported to be owned by such Person or any of its Subsidiaries.

(v) “Registered” or “Registration” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

Section 3.20 Properties. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, Hudson or one of its Subsidiaries (a) has good and marketable title to all the material properties and material assets reflected in the latest audited balance sheet included in the Hudson SEC Reports as being owned by Hudson or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Hudson Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all material leasehold estates reflected in the latest audited financial statements included in such Hudson SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Hudson Leased Properties” and, collectively with the Owned Properties, the “Hudson Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the material properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Hudson, the lessor. There are no pending or, to the knowledge of Hudson, threatened (in writing) condemnation proceedings against the Hudson Real Property, which would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson.

Section 3.21 Insurance. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, (a) Hudson and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Hudson reasonably has determined to be prudent and consistent with industry practice. Hudson and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Hudson and its Subsidiaries, Hudson or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. None of Hudson and its Subsidiaries has received any written notice of cancellation or non-renewal of any such insurance policies, nor, to Hudson’s knowledge, is the termination of any such policies threatened.

Section 3.22 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Hudson and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hudson or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have a material adverse effect on the system of internal accounting controls described in the following sentence. Hudson and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Hudson has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Hudson and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) Hudson’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. Hudson has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since January 1, 2010, (A) neither Hudson nor any of its Subsidiaries nor, to Hudson’s knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Hudson or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Hudson or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Hudson or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

Section 3.23 Derivatives. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, all swaps, caps, floors, collars, option agreements, warrants, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exceptions), and is in full force and effect. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on Hudson, neither Hudson nor its Subsidiaries, nor to Hudson’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

Section 3.24 Labor. (a) Neither Hudson nor any of its Subsidiaries is, or since December 31, 2009 has been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (b) no employee is represented by a labor organization for purposes of collective bargaining with respect to Hudson or any of its Subsidiaries; (c) to the knowledge of Hudson, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Hudson or any of its Subsidiaries; (d) no Collective Bargaining Agreement is being negotiated by Hudson or, to Hudson’s knowledge, any of its Subsidiaries; (e) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Hudson or any of its Subsidiaries pending or, to Hudson’s knowledge, threatened, that may interfere in any material respect with the respective business activities of Hudson or any of its Subsidiaries; (f) there is no pending charge or complaint against Hudson or any of its Subsidiaries by the National Labor

Relations Board or any comparable Governmental Entity, and none of Hudson and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices and (g) except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to Hudson and its Subsidiaries, taken as a whole, Hudson has complied with all laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) and other laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements.

Section 3.25 Loan Matters.

(a) (A) There are no loans, loan agreements, notes or borrowing arrangements or other extensions of credit (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which Hudson or any of its Subsidiaries is a creditor (“Loans”) to any directors, executive officers and principal shareholders (as such terms are defined in the Federal Reserve’s Regulation O (12 C.F.R. Part 215)) of Hudson or any of its Subsidiaries on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (B) there are no such Loans that were not originated in compliance in all material respects with all applicable laws.

(b) The outstanding Loans were solicited and originated, and are and have been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Hudson’s written underwriting standards and with all applicable requirements of laws.

(c) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Hudson, the outstanding Loans (i) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, have been secured by valid Liens which have been perfected and (iii) are legal, valid and binding obligations of the obligors named therein, enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable laws at the time of origination or purchase by Hudson or its Subsidiaries and are complete and correct in all material respects.

Section 3.26 Related Party Transactions. Except as part of the normal and customary terms of an individual’s employment or service as a director, neither Hudson nor any of its Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), contract for goods or services, lease or other contract with any (i) affiliate, (ii) insider or related interest of an insider, (iii) shareholder owning five percent (5%) or more of the outstanding Hudson Common Stock or related interest of such a shareholder or (iv) employee who is not an executive officer (other than credit and consumer banking transactions in the ordinary course of business) (each, a “Related Party Contract”). For purposes of the preceding sentence, the terms “insider,” “related interest,” and “executive officer” shall have the meanings assigned in the Federal Reserve’s Regulation O.

Section 3.27 No Additional Representations.

(a) Except for the representations and warranties made by Hudson in this Article III, neither Hudson nor any other person makes any express or implied representation or warranty with respect to Hudson or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Hudson hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Hudson nor any other person makes or has made any representation or warranty to M&T, Merger Sub or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Hudson, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Hudson in this Article III, any oral or written information presented to M&T, Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of Hudson, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, Hudson acknowledges and agrees that none of M&T, Merger Sub or any other Person has made or is making any representations or warranties relating to M&T or Merger Sub whatsoever, express or implied, beyond those expressly given by M&T and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding M&T or Merger Sub furnished or made available to Hudson or any of its Representatives. Without limiting the generality of the foregoing, Hudson acknowledges that, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Hudson or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF M&T AND MERGER SUB

Except as (i) Previously Disclosed or (ii) disclosed in any report, schedule or form publicly filed with, or furnished to, the SEC by M&T prior to the date hereof and on or after the date on which M&T filed with the SEC its Annual Report on Form 10-K for its fiscal year ended December 31, 2009 (but disregarding any risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature), M&T and Merger Sub hereby represent and warrant to Hudson as follows:

Section 4.1 Corporate Organization.

(a) M&T is a business corporation duly formed, validly existing and in good standing under the laws of the State of New York. Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of M&T and Merger Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and, except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T, is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. M&T is duly registered as a bank holding company under the Bank Holding Company Act of 1956 (the “BHC Act”) and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such.

(b) True, complete and correct copies of the Restated Certificate of Incorporation of M&T, as amended (the “M&T Articles”), and the Amended and Restated Bylaws of M&T (the “M&T Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by M&T and made available to Hudson.

(c) Each Significant Subsidiary of M&T (i) is duly incorporated or duly formed, as applicable to each such Significant Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of each of its Subsidiaries that is an insured depository institution are insured by the FDIC through the DIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The articles of incorporation, bylaws and similar governing documents of each Significant Subsidiary of M&T, copies of which have been made available to Hudson, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of M&T consists of (i) 250,000,000 shares of M&T Common Stock, of which, as of August 21, 2012, (the “M&T Capitalization Date”), 126,785,681 were issued and outstanding, (ii) 600,000 series A preferred shares (“M&T Series A Preferred Stock”), of which, as of the M&T Capitalization Date, 230,000 shares were issued and outstanding, (iii) 151,500 series C preferred shares (“M&T Series C Preferred Stock”), of which, as of the M&T Capitalization Date, 151,500 were issued and outstanding, and (iv) 50,000 series D preferred shares (together with the M&T Series A Preferred Stock and the M&T Series C Preferred Stock, the “M&T Preferred Stock”), of which, as of the M&T Capitalization Date, 50,000 were issued and outstanding. As of the M&T Capitalization Date, 8,531,029 shares of M&T Common Stock were authorized for issuance upon exercise of outstanding options issued pursuant to employee and director stock plans of M&T or a Subsidiary of M&T in effect as of the date of this Agreement (the “M&T Stock Plans”). As of the M&T Capitalization Date, 809,710 shares of M&T Common Stock were authorized for issuance in connection with outstanding restricted stock units issued pursuant to the M&T Stock Plans. As of the M&T Capitalization Date, 1,114,925 shares of restricted stock were issued and outstanding under the M&T Stock Plans. As of the M&T Capitalization Date, 5,489,913 shares of M&T Common Stock were reserved for issuance of future awards under the M&T Stock Plans. As of the M&T Capitalization Date, warrants to purchase, in the aggregate, 1,721,447 shares of M&T Common Stock were issued and outstanding (collectively, the “Warrant”), all of which were issued to the United States Department of Treasury. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which, as of August 24, 2012, (the “Merger Sub Capitalization Date”), 1,000 were issued and outstanding. All of the issued and outstanding shares of M&T Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Voting Debt of M&T or Merger Sub is issued or outstanding. Except pursuant to this Agreement, the Warrant and the M&T Stock Plans, M&T does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of M&T Common Stock, M&T Preferred Stock, Voting Debt of M&T or any other equity securities of M&T or any securities representing the right to purchase or otherwise receive any shares of M&T Common Stock, M&T Preferred Stock, Voting Debt of M&T or other equity securities of M&T. As of the date of this Agreement, no Voting Debt of M&T or Merger Sub is issued or outstanding. As of the Merger Sub Capitalization Date, except pursuant to this Agreement, Merger Sub does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Merger Sub Common Stock, Voting Debt of Merger Sub or any other equity securities of Merger Sub or any securities representing the right to purchase or otherwise receive any shares of Merger Sub Common Stock, Voting Debt of Merger Sub or other equity securities of Merger Sub. The shares of M&T Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Other than awards under the M&T Stock Plans that are outstanding as of the M&T Capitalization Date and listed in Section 4.2(a) above, no other equity-based awards are outstanding as of the M&T Capitalization Date. As of the Merger Sub Capitalization Date, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by M&T.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Significant Subsidiary of M&T are owned by M&T, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 4.3 Authority; No Violation.

(a) Each of M&T and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly adopted and approved by the Board of Directors of M&T and Merger Sub. The Board of Directors of M&T has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of M&T and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to M&T’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole shareholder and has adopted a resolution to the foregoing effect. M&T, as Merger Sub’s sole shareholder, has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by unanimous written consent. Except for the approval of the issuance of M&T Common Stock pursuant to this Agreement by the affirmative vote of holders of a majority of the outstanding M&T Common Stock present in person or represented by proxy at the M&T Shareholders Meeting (the “M&T Shareholder Approval”), no other corporate proceedings on the part of M&T or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of M&T and Merger Sub and (assuming due authorization, execution and delivery by Hudson) constitutes the valid and binding obligation of each of M&T and Merger Sub, enforceable against M&T and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by M&T or Merger Sub, nor the consummation by M&T or Merger Sub of the transactions contemplated hereby, nor compliance by M&T or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the M&T Articles or the M&T Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other law, judgment, order, injunction or decree applicable to M&T, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of M&T or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which M&T or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T.

Section 4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Registration Statement and the filing and effectiveness of the registration statement contemplated by Section 6.1(a), (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary and the Bank Merger Certificates, (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, (v) any notices or filings under the HSR Act, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of M&T Common Stock pursuant to this Agreement and approval of listing of such M&T Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by M&T of the Merger and the other transactions contemplated by this Agreement (including the Bank Merger). No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Merger Sub of this Agreement. As of the date hereof, M&T is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

Section 4.5 Reports; Regulatory Matters.

(a) M&T and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with the Regulatory Agencies and each other applicable Governmental Entity, and all other material reports and statements required to be filed by them since December 31, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation, criticism, comment or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of M&T or any of its Subsidiaries.

(b) Except as Previously Disclosed, neither M&T nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since December 31, 2009 has been ordered to pay any civil money penalty by or has adopted any board resolutions at the request of, any Governmental Entity that is material to M&T and that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (other than those of general applicability that apply to similarly situated bank holding companies or their subsidiaries) (each a “M&T Regulatory Agreement”), nor has M&T or any of its Subsidiaries been advised since December 31, 2009 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such M&T Regulatory Agreement. M&T Bank has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(c) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by M&T pursuant to the Securities Act or the Exchange Act since December 31, 2009 and prior to the date of this Agreement (the “M&T SEC Reports”) is publicly available. No such M&T SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed, as of such later date, to modify information as of an earlier date. As of their respective dates, all M&T SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the M&T SEC Reports. No executive officer of M&T has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the M&T SEC Reports. None of M&T’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

Section 4.6 Financial Statements.

(a) Each of the financial statements of M&T and its Subsidiaries included (or incorporated by reference) in the M&T SEC Reports (including the related notes, where applicable) (i) has been prepared from, and is in accordance with, the books and records of M&T and its Subsidiaries; (ii) fairly presents in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of M&T and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of its date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) has been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of M&T and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP has not resigned (or informed M&T that indicated it intends to resign) or been dismissed as independent public accountants of M&T as a result of or in connection with any disagreements with M&T on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since December 31, 2009, there have been no material changes in the “off-balance sheet arrangements,” as defined in and disclosed under Item 303 of Regulation S-K under the Securities Act, to which M&T or any of its Subsidiaries is a party.

(b) Neither M&T nor any of its Subsidiaries has incurred any liability of any nature whatsoever that is, individually or in the aggregate, material, and is not an obligor under any guarantee, keepwell or other similar contract (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of M&T included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since June 30, 2012 and that have either been Previously Disclosed or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on M&T, or (iii)  in connection with this Agreement and the transactions contemplated hereby.

Section 4.7 Broker’s Fees. Neither M&T nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to Evercore Group L.L.C. pursuant to a letter agreement.

Section 4.8 Absence of Changes. Except as disclosed in the M&T SEC Reports, since December 31, 2011, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on M&T.

Section 4.9 Compliance with Applicable Law.

(a) M&T and each of its Subsidiaries hold, and have at all times since December 31, 2009 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T and, to the knowledge of M&T, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. M&T and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable law, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Real Estate Settlement Procedures Act and any other law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and the Sarbanes-Oxley Act, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither M&T nor any of its Subsidiaries has received since January 1, 2010, written notice of, any material defaults or material violations of any applicable law.

(b) The deposit accounts of each M&T Subsidiary that is a depository institution are insured by the FDIC through the DIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of M&T, threatened in writing.

Section 4.10 Opinion. The Board of Directors of M&T has received the opinion of Evercore Group L.L.C., to the effect that, based upon and subject to the factors and assumptions set forth therein, as of the date of such opinion, the Merger Consideration is fair from a financial point of view to M&T.

Section 4.11 M&T Information. The information relating to M&T and its Subsidiaries that is provided by M&T or its representatives for inclusion in, or incorporation by reference into, the Joint Proxy Statement and Registration Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to M&T and its Subsidiaries and other portions within the reasonable control of M&T and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 4.12 Legal Proceedings.

(a) There is no suit, action, investigation, claim, proceeding or review pending, or to M&T’s knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by M&T, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

(b) Since December 31, 2010, (i) there have been no subpoenas, written demands, or document requests received by M&T, any of its Subsidiaries or any affiliate of M&T or any of its Subsidiaries from any Governmental Entity, except such as are received by M&T or any of its Subsidiaries or any affiliate of M&T or any of its Subsidiaries in the ordinary course of business or as are not, individually or in the aggregate, material to M&T and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that M&T or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

Section 4.13 Taxes.

(a) M&T and each of its Subsidiaries (i) have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by any of them on or prior to the date of this Agreement (taking into account extensions) and all such Tax Returns are complete and accurate in all material respects; and (ii) except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Hudson, have paid all material Taxes shown to be due and payable on such Tax Returns and have withheld and paid over to the appropriate taxing authority all material amount they were required to withhold and pay over.

(b) No material issues that have been raised by the relevant taxing authority with respect to the Tax Returns referred to in clause (a) are currently pending, and neither M&T nor any of its Subsidiaries has received written notice from any taxing authority that any audit, suit, proceeding, examination or assessment in respect of such

Tax Returns is pending or threatened. No material deficiencies have been asserted or assessments made against M&T or any of its Subsidiaries by the relevant taxing authorities as a result of any audit or examination of any of the Tax Returns referred to in clause (a) that has not been paid or resolved in full.

(c) No material liens for Taxes exist with respect to any of the assets of M&T or any of its Subsidiaries, except for liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith through appropriate proceedings.

(d) Neither M&T nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any tax authority, in each case that have any continuing effect.

(e) Neither M&T nor any of its Subsidiaries (i) has ever (or, in the case of any of M&T’s Subsidiaries, in the past three years) been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which M&T was the common parent, or (ii) has in respect of any Subsidiary of M&T acquired in the past three year any liability for a material amount of Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(f) Neither M&T nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(g) None of M&T or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section  355 of the Code (or any similar provision of state, local or foreign law).

Section 4.14 Reorganization. M&T has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of M&T and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of M&T or its Subsidiaries or accountants (including all means of access thereto and therefrom). M&T and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. M&T has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to M&T and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) M&T’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective. M&T has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since January 1, 2010, (A) neither M&T nor any of its Subsidiaries nor, to M&T’s knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of M&T or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that M&T or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing M&T or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

Section 4.16 Derivatives. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T, all Derivative Contracts, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exceptions), and is in full force and effect. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect on M&T, neither M&T nor its Subsidiaries, nor to M&T’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

Section 4.17 Financing. M&T has, or will have available to it prior to the Closing Date, all funds necessary to satisfy all of its obligations hereunder.

Section 4.18 No Additional Representations.

(a) Except for the representations and warranties made by M&T and Merger Sub in this Article IV, none of M&T, Merger Sub or any other person makes any express or implied representation or warranty with respect to M&T, its Subsidiaries, Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and M&T and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of M&T, Merger Sub or any other person makes or has made any representation or warranty to Hudson or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to M&T, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by M&T and Merger Sub in this Article IV, any oral or written information presented to Hudson or any of its affiliates or representatives in the course of their due diligence investigation of M&T, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Notwithstanding anything contained in this Agreement to the contrary, M&T and Merger Sub acknowledge and agree that neither Hudson nor any other person has made or is making any representations or warranties relating to Hudson whatsoever, express or implied, beyond those expressly given by Hudson in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Hudson furnished or made available to M&T or any of its representatives. Without limiting the generality of the foregoing, M&T and Merger Sub acknowledge that, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to M&T or any of its representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Businesses Prior to the Effective Time. Except as Previously Disclosed, as expressly permitted or required by this Agreement, as required by applicable law, or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, (i) Hudson shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization, its rights, authorizations, franchises and other authorizations issued by Governmental Entities, and advantageous business relationships, and (ii) each of Hudson and M&T shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Hudson, M&T or Merger Sub to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

Section 5.2 Hudson Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly permitted or required by this Agreement, or as required by applicable law, Hudson shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of M&T (which shall not be unreasonably withheld, conditioned or delayed):

(a) (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become subject to new grants, in each case except for (A) issuances under dividend reinvestment plans as in effect on the date hereof, in the ordinary course of business or (B) as permitted under Section 5.2(q).

(b) (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) regular quarterly dividends on the Hudson Common Stock at a rate no greater than the rate paid by it during the fiscal quarter immediately preceding the date hereof (except that if M&T increases the rate of its regular quarterly dividends on M&T Common Stock paid by it during any fiscal quarter after the date hereof relative to that paid by it during the immediately preceding fiscal quarter, Hudson shall be permitted to increase the rate of dividends on the Hudson Common Stock paid by it during the next fiscal quarter by the same proportion), (C) required dividends on the preferred stock of Hudson’s Subsidiaries or (D) required dividends on the common stock of any Subsidiary) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business consistent with past practice to satisfy obligations under dividend reinvestment plans or the Hudson Benefit Plans, in each case, as in effect on the date hereof).

(c) Amend the material terms of, waive any material rights under, terminate, knowingly violate the terms of or enter into (i) any Material Contract or other binding obligation that is material to Hudson and its Subsidiaries, taken as a whole, (ii) any material restriction on the ability of Hudson or its Subsidiaries to conduct its business as it is presently being conducted or (iii) any contract or other binding obligation relating to the Hudson Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness.

(d) Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties (by merger, consolidation or otherwise), except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e) Acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole and that does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(f) Amend the Hudson Articles or the Hudson Bylaws, or similar governing documents of any of its Significant Subsidiaries.

(g) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law or regulatory accounting requirements.

(h) Take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law, regulation or policies imposed by any Governmental Entity.

(i) Take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(j) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business.

(k) Enter into any new line of business or materially change its lending, investment and underwriting management and other banking and operating policies, except as required by law or such policies or requested by a Regulatory Agency.

(l) Make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by law or GAAP.

(m) Other than in the ordinary course of business, alter materially its interest rate or fee pricing policies with respect to depository accounts of Hudson Bank or waive any material fees with respect thereto.

(n) Make or incur any capital expenditure not provided for in the capital expenditure budget Previously Disclosed to M&T and in excess of $1,000,000 individually or $7,000,000 in the aggregate.

(o) Settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $5,000,000 and that would not (i) impose any non-monetary restriction on the business of it or its Subsidiaries or (ii) create negative precedent for pending or potential claims that are reasonably likely to be material to Hudson or its Subsidiaries.

(p) Other than in the ordinary course of business consistent with past practice, (i) make or change any material Tax election, (ii) change Hudson or any of its Subsidiaries’ methods of accounting for Tax purposes, (iii) settle or compromise any material Tax liability, claim or assessment, (iv) enter into any closing agreement, (v) surrender any right to claim a refund for a material amount of Taxes, or (vi) file any material amended Tax Return.

(q) Except as contemplated in this Agreement or as required under applicable law or the terms of any Hudson Benefit Plan existing as of the date hereof (i) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Hudson or its Subsidiaries (collectively, “Employees”), other than (x) increases in base salary to employees of Hudson or its Subsidiaries in accordance with the parameters specified on Section 5.2(q) of the Hudson Disclosure Schedule and (y) annual grants of equity compensation in January 2013 to employees and officers of Hudson and its Subsidiaries in the ordinary course consistent with past practice and in accordance with the parameters and terms specified on Section 5.2(q) of the Hudson Disclosure Schedule, (ii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee, other than agreements in respect of annual grants of equity compensation to employees and officers of Hudson and its Subsidiaries consistent with clause (i)(y) above or (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Hudson Benefit Plans, (iv) cause the funding of any rabbi trust or similar arrangement to secure the payment of compensation or benefits under any Hudson Benefit Plan, (v) change any actuarial assumptions used to calculate funding obligations with respect to any Hudson Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made, except as may be required by GAAP or applicable law, or (vi) hire or terminate the employment of any Employee who has (in the case of Employees to be terminated) or would have (in the case of Employees to be hired) target total compensation (cash and target equity) of $200,000 or more; provided that Hudson or any of its Subsidiaries may terminate an Employee for cause (as such term is used by Hudson in the ordinary course consistent with past practice).

(r) Fail to comply in any material respect with any provision of any Hudson Regulatory Agreement.

(s) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

Section 5.3 M&T Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement, or as required by applicable law, M&T shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Hudson (which shall not be unreasonably withheld, conditioned or delayed):

(a) Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties (by merger, consolidation or otherwise), except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business or in a transaction that, together with other such transactions, is not reasonably likely to cause the Closing Date to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

(b) Acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business or in a transaction that, together with other such transactions, is not reasonably likely to cause the Closing Date to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

(c) Amend the M&T Articles or the M&T Bylaws, or similar governing documents of any of its Significant Subsidiaries in a manner that would materially and adversely affect the holders of Hudson Common Stock, or adversely affect the holders of Hudson Common Stock relative to other holders of M&T Common Stock.

(d) Take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law, regulation or policies imposed by any Governmental Entity.

(e) Take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(f) Other than in the ordinary course of business consistent with past practice, (i) make or change any material Tax election, (ii) change M&T or any of its Subsidiaries’ methods of accounting for Tax purposes, (iii) settle or compromise any material Tax liability, claim or assessment, (iv) enter into any closing agreement, (v) surrender any right to claim a refund for a material amount of Taxes, or (vi) file any material amended Tax Return.

(g) With respect to it and its Significant Subsidiaries, adopt or enter into a plan of liquidation or dissolution.

(h) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Regulatory Matters.

(a) M&T and Hudson shall promptly (and in any event within 45 days after the date hereof) prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of M&T and Hudson shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of M&T and Hudson shall thereafter mail or deliver the Joint Proxy Statement to its shareholders. M&T shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Hudson shall furnish all information concerning Hudson and the holders of Hudson Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities; provided, however, that M&T and M&T Bank, as applicable, shall file applications (i) with the Federal Reserve under the BHC Act and the Bank Merger Act, and (ii) with the New York State Department of Financial Services under applicable laws, in each case no later than twenty (20) Business Days following the date of this Agreement. Hudson and M&T shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws, all the information relating to Hudson or M&T, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) Each of M&T and Hudson shall, upon request, promptly furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of M&T, Hudson or any of their respective Subsidiaries to any Governmental Entity in connection with or in contemplation of the Merger and the other transactions contemplated by this Agreement. Each of M&T and Hudson agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of Hudson’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of M&T and Hudson further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Joint Proxy Statement.

(d) In furtherance and not in limitation of the foregoing, each of M&T and Hudson shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable law so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of M&T, Hudson and their respective Subsidiaries; provided, however, that nothing contained in this Agreement shall require M&T to take any actions specified in this Section 6.1(d) that would reasonably be likely to have a material and adverse effect on M&T and its Subsidiaries, taken as a whole, giving effect to the Merger (measured on a scale relative to Hudson and its Subsidiaries, taken as a whole) (a “Burdensome Condition”).

(e) M&T agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Company, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of Hudson’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

(f) Each of M&T and Hudson shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

Section 6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, Hudson shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of M&T, reasonable access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, books, contracts, commitments and records, and, during such period, Hudson shall, and shall cause its Subsidiaries to, make available to M&T (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Hudson is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as M&T may reasonably request. Upon the reasonable request of Hudson, M&T shall furnish such reasonable information about it and its business as is relevant to Hudson and its shareholders in connection with the transactions contemplated by this Agreement. Neither Hudson nor M&T, nor any of their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of June 29, 2012 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

Section 6.3 Shareholder Approvals.

(a) The Board of Directors of Hudson has resolved to recommend to Hudson’s shareholders that they approve this Agreement, and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Hudson will take, in accordance with applicable law and the Hudson Articles and Hudson Bylaws, all action necessary to convene a meeting of its shareholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act by the SEC, for the purpose of obtaining the Hudson Shareholder Approval (the “Hudson Shareholder Meeting”). The Board of Directors of Hudson will use all reasonable best efforts to obtain from its shareholders the Hudson Shareholder Approval, including by communicating to its shareholders its recommendation that they adopt and approve this Agreement and the transactions contemplated hereby. However, if the Board of Directors of Hudson, after consultation with (and based on the advice of) outside counsel, determines in good faith that, because of the receipt by Hudson of an Acquisition Proposal that the Board of Directors of Hudson concludes in good faith constitutes a Superior Proposal, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to Hudson’s shareholders, the Board of Directors of Hudson may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Hudson may communicate the basis for its lack of a recommendation to the shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that Hudson may not take any actions under this sentence until after giving M&T at least three Business Days to respond to any such Acquisition Proposal or other circumstances giving rise to such particular proposed action (and after giving M&T notice of the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other circumstances) and then taking into account any amendment or modification to this Agreement proposed by M&T. In determining whether to change its recommendation, the Board of Directors of Hudson shall take into account any changes to the terms of this Agreement proposed by M&T and any other information provided by M&T in response to such notice. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(a), including with respect to the notice periods referred to in this Section 6.3(a). Nothing contained in this Agreement shall be deemed to relieve Hudson of its obligation to submit this Agreement to its shareholders to a vote.

(b) The Board of Directors of M&T has resolved to recommend to M&T’s shareholders that they approve the issuance of M&T Common Stock in connection with the Merger, and will submit to its shareholders the proposed issuance of M&T Common Stock and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. M&T shall duly take, in accordance with applicable law and the governing organization documents of M&T, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act by the SEC, for the purpose of obtaining the M&T Shareholder Approval (the “M&T Shareholder Meeting”). The Board of Directors of M&T will use all reasonable best efforts to obtain from its shareholders the M&T Shareholder Approval, including by communicating to its shareholders its recommendation that they approve the issuance of M&T Common Stock in connection with the Merger. Nothing contained in this Agreement shall be deemed to relieve M&T of its obligation to submit this Agreement to its shareholders to a vote. Hudson acknowledges that M&T may submit to its shareholders at the M&T Shareholder Meeting a proposal to amend the terms of M&T’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A and Fixed Rate Cumulative Perpetual Preferred Stock, Series C as contemplated by that certain Underwriting Agreement dated as of August 17, 2012 among M&T and the representatives of the several underwriters.

(c) Hudson and M&T shall cooperate to schedule and convene the Hudson Shareholder Meeting and the M&T Shareholder Meeting on the same date.

(d) If on the date of the Hudson Shareholder Meeting, Hudson has not received proxies representing a sufficient number of shares of Hudson Common Stock to obtain the Hudson Shareholder Approval, Hudson shall adjourn the Hudson Shareholder Meeting until such date as shall be mutually agreed upon by Hudson and M&T, which date shall not be less than five days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Hudson Shareholder Approval. Hudson shall only be required to adjourn or postpone the Hudson Shareholder Meeting one time pursuant to this Section 6.3(d).

(e) If on the date of the M&T Shareholder Meeting, M&T has not received proxies representing a sufficient number of shares of M&T Common Stock to obtain the M&T Shareholder Approval, M&T shall adjourn the M&T Shareholder Meeting until such date as shall be mutually agreed upon by Hudson and M&T, which date shall not be less than five days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the M&T Shareholder Approval. M&T shall only be required to adjourn or postpone the M&T Shareholder Meeting one time pursuant to this Section 6.3(e).

Section 6.4 NYSE Listing. M&T shall cause the shares of M&T Common Stock to be issued in the Merger to have been authorized for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.5 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the 18-month anniversary of the Effective Time, M&T shall provide employee benefit and compensation plans for the benefit of employees who are actively employed by Hudson and its Subsidiaries on the Closing Date (“Covered Employees”) while employed by M&T or any of its Subsidiaries following the Effective Time that provide employee benefits and compensation opportunities which are no less favorable in the aggregate than the employee benefits and compensation opportunities that are provided by Hudson and its Subsidiaries to Covered Employees immediately prior to the Effective Time (other than the value of the benefits provided under the ESOP prior to the Closing Date which shall not be considered in determining whether benefits are no less favorable in the aggregate during the period noted above; it being understood that eligibility to participate in a tax-qualified savings plan with an employer matching contribution shall be available to the Covered Employees pursuant to the terms of the applicable plan of M&T as in effect from time to time). Notwithstanding any other provision of this Agreement to the contrary, M&T shall, or shall cause the Surviving Company to maintain the Severance Pay Plan of Hudson City Savings Bank without amendment (except as required by applicable law, including tax law) following the Effective Time (the “Hudson Severance Plan”) and provide each Covered Employee whose employment is terminated (other than a Covered Employee who is terminated under circumstances that constitute a termination for “cause” or under other circumstances not entitling them to severance under the Hudson Severance Plan or who is otherwise party to an individual agreement that provides for severance pay) during the one-year period following the Effective Time with the severance payments and benefits to which the Covered Employee would have been entitled under the Hudson Severance Plan immediately prior to the Effective Time, subject to the terms of the Hudson Severance Plan, including the requirement to sign a waiver and release. In addition, M&T shall, or shall cause the Surviving Company to, (i) provide eligible former employees of Hudson and its Subsidiaries who retired prior to the Effective Time and who participate as of the Effective Time in the retiree medical and life insurance plans maintained by Hudson and identified in Section 3.11(g) of the Hudson Disclosure Schedule (the “Hudson Retiree Welfare Plans”) with the ability to continue to participate in the Hudson Retiree Welfare Plans in accordance with the terms of such plans as in effect from time to time during the period commencing at the Effective Time and ending on the fifth anniversary of the Effective Time, (ii) provide each Covered Employee who retires on or before December 31 of the calendar year in which the Effective Time occurs and who is eligible to participate in the Hudson Retiree Welfare Plans on the date of his or her retirement from M&T with the ability to participate in the Hudson Retiree Welfare Plans in accordance with the terms of such plans as in effect from time to time from his or her applicable retirement date until the fifth anniversary of the Effective Time, (iii) deem Covered Employees who as of immediately prior to the Effective Time satisfy the eligibility requirements of the Hudson Retiree Welfare Plans (but who do not retire on or before December 31 of the calendar year in which the Effective Time occurs) (the “Eligible Hudson Covered Employees”) to have satisfied the eligibility requirements of the M&T Bank Retiree Medical Plan and the M&T Bank Retiree Life Insurance Plan, in each case, as in effect from time to time, and (iv) recognize service credit with Hudson or any of its Subsidiaries for Covered Employees who are not Eligible Hudson Covered Employees and who are not eligible to participate in the Hudson Retiree Welfare Plans in accordance with either of clauses (i) or (ii) of this sentence, for purposes of meeting the eligibility requirements of the M&T Bank Retiree Medical Plan and the M&T Bank Retiree Life Insurance Plan, in each case, as in effect from time to time, to the same extent such service credit was recognized for such purposes by Hudson immediately prior to the Effective Time. After the fifth anniversary of the Effective Time, M&T shall, or shall cause the Surviving Company to provide the retirees of Hudson and its Subsidiaries identified in clause (i) and the retired Covered Employees identified in clause (ii) of the immediately preceding sentence with access to enroll in the M&T Bank Retiree Medical Plan and the M&T Bank Retiree Life Insurance Plan as in effect on the fifth anniversary of the Effective Time (if any) in accordance with the terms of such plans as in effect from time to time, provided that such retirees shall be deemed to satisfy the eligibility requirements of such plans and shall receive credit for their service with Hudson and its Subsidiaries (to the same extent such service was recognized by Hudson prior to such retiree’s retirement from Hudson) for purposes of any employer subsidy as in effect on the fifth anniversary of the Effective Time under the terms of the M&T plans (if any) in accordance with the terms of such plans as in effect from time to time.

(b) To the extent that a Covered Employee becomes eligible to participate in a M&T Benefit Plan, M&T shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with Hudson or its Subsidiaries (or their predecessor entities) for purposes of eligibility, vesting, level of benefits and benefit accrual (other than for purposes of benefit accruals or levels of credit under any M&T Benefit Plan that is a defined benefit pension plan), under such M&T Benefit Plan, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Hudson Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such service credit shall not be recognized (A) for purposes of any plan or arrangement under which similarly-situated employees of M&T and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation, or (B) if such recognition of service would operate to duplicate any benefits of a Covered Employee with respect to the same period of service; and (ii) with respect to any M&T Benefit Plan that provides medical, dental or vision benefits in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, (A) cause any pre-existing condition limitations or eligibility waiting periods under such M&T Benefit Plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such limitation would have been waived or satisfied under the Hudson Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements and any lifetime maximums under any such M&T Benefit Plan.

(c) From and after the Effective Time, subject to the requirements of applicable law, M&T shall honor all obligations to current and former employees of Hudson and its Subsidiaries under the Hudson Benefit Plans, including all employment, change of control or severance agreements entered into by Hudson or its Subsidiaries or adopted by the Board of Directors of Hudson, in each case consistent with the terms of the applicable Hudson Benefit Plan; provided, that with respect to each employment agreement and change of control agreement entered into by Hudson or its Subsidiaries and identified on Section 3.11(a) of the Hudson Disclosure Schedule (each, an “Executive Agreement”), (1) the bonus component of any severance calculation performed pursuant to each such Executive Agreement for Executive Vice Presidents and above shall be no less than the bonus component that would have resulted in respect of a termination of employment on the date hereof as identified on Section 6.5(c) of the Hudson Disclosure Schedule, and (2) the provisions in the Executive Agreements that allow Hudson to elect to cancel a terminating employee’s outstanding stock options and shares of restricted stock in exchange for a cash payment equal to the spread value of the stock options and the value of the restricted stock shall not be applicable.

(d) Hudson and each of its Subsidiaries, as applicable, shall, effective no later than immediately prior to, and contingent upon, the Closing, adopt such resolutions and/or amendments to the ESOP, the ESOP trust or the ESOP Loan documents (if any) (and take any other required action) to (i) effectuate the mechanics relating to the repayment and/or forgiveness of the ESOP Loans contemplated by Section 2.1(a) of this Agreement and to provide for the treatment of the Exception Shares held in the ESOP trust in accordance with Article II of this Agreement and (ii) terminate the ESOP (with distributions to occur upon receipt of a favorable determination letter from the IRS in respect of such termination). No later than five (5) Business Days prior to the Closing Date, Hudson shall provide M&T with (A) certified copies of the resolutions and/or amendments adopted by the Board of Directors (or the appropriate committee thereof) of Hudson or its Subsidiaries, as applicable, authorizing that the ESOP has been terminated, and (B) executed amendments to the ESOP, the ESOP trust and the ESOP Loan documents, as applicable, in form and substance reasonably satisfactory to M&T to effectuate such termination and any other amendments as set forth above.

(e) Nothing in this Section 6.5 shall be construed to limit the right of M&T or any of its Subsidiaries (including, following the Closing Date, Hudson and its Subsidiaries) to amend or terminate any Hudson Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.5 be construed to require M&T or any of its Subsidiaries (including, following the Closing Date, Hudson and its Subsidiaries) to retain the employment of any particular employee of the Company or its Subsidiaries for any fixed period of time following the Closing Date. This Agreement shall inure exclusively to the benefit of, and be binding upon the parties hereto and their respective successors and assigns, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, M&T shall indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director, officer and employee of Hudson and its Subsidiaries or fiduciaries of Hudson or any of its Subsidiaries under Hudson Plans (in each case, when acting in such capacity) (collectively, the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.

(b) Subject to the following sentence, for a period of six years following the Effective Time, M&T will provide or purchase director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Hudson or any of its Subsidiaries (determined as of the Effective Time) (providing only for Side A coverage for Indemnified Persons where the existing policies also include Side B coverage for Hudson) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Person as that coverage currently provided by Hudson; provided that in no event shall M&T be required to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premiums paid as of the date hereof by Hudson for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then M&T will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of M&T, prior to the Effective Time and in lieu of the foregoing, Hudson shall purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the Premium Cap) and fully pay for such policy prior to the Effective Time.

(c) Any Indemnified Person wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify M&T; provided that failure to so notify will not affect the obligations of M&T under Section 6.6(a) unless and to the extent that M&T is actually and materially prejudiced as a consequence.

(d) If M&T or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, M&T will cause proper provision to be made so that the successors and assigns of M&T will assume the obligations set forth in this Section 6.6.

Section 6.7 Exemption from Liability Under Section 16(b). Prior to the Effective Time, M&T and Hudson shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Hudson Common Stock or conversion of any derivative securities in respect of such shares of Hudson Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8 No Solicitation.

(a) Hudson agrees that it will not, and will cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors, representatives, investment bankers and affiliates (“Representatives”) not to, initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event Hudson receives an unsolicited bona fide Acquisition Proposal and the Board of Directors of Hudson concludes in good faith that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, Hudson may, and may permit its Subsidiaries and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of Hudson concludes in good faith (and based on the advice of outside counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations or substantive discussions, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to Hudson than the Confidentiality Agreement. Hudson will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than M&T with respect to any Acquisition Proposal and will, subject to applicable law, (x) enforce any confidentiality or similar agreement relating to an Acquisition Proposal and (y) promptly request and confirm the return or destruction of any confidential information provided to any person (other than M&T and its Affiliates) pursuant to any such confidentiality or similar agreement. Hudson will promptly (and in any event within 24 hours) advise M&T of any inquiries, proposals or offers with respect to an Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal, and, if applicable, copies of any written requests, proposals or offers, including proposed contracts), and will keep M&T promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or Acquisition Proposal or any material changes or developments in the status or terms thereof) on a current basis. Hudson agrees that it shall simultaneously provide to M&T any confidential or nonpublic information concerning Hudson or any of its Subsidiaries that may be provided to any other person in connection with any Acquisition Proposal which has not previously been provided to M&T.

(b) Nothing contained in this Agreement shall prevent Hudson or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Hudson or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, Hudson or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement, any sale of whole loans and securitizations in the ordinary course and any bona fide internal reorganization.

As used in this Agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Board of Directors of Hudson concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law and (iv) after taking into account any revisions to the terms of this Agreement contemplated by Section 6.3(a).

Section 6.9 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement, to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

Section 6.10 Notification of Certain Matters. Hudson and M&T will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that an unintentional failure to give such notice shall not separately constitute a failure of any condition in Article VII or a basis to terminate this Agreement unless the underlying fact, event or circumstance would independently result in such failure or provide such basis.

Section 6.11 Shareholder Litigation. Hudson shall give M&T the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Hudson and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without M&T’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.12 No Control of Other Party’s Business. Nothing contained in this Agreement shall give M&T, directly or indirectly, the right to control or direct the operations of Hudson or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Hudson, directly or indirectly, the right to control or direct the operations of M&T or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Hudson and M&T shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.13 Transition. Commencing following the date hereof, and in all cases subject to applicable law, Hudson shall, and shall cause its Subsidiaries to, cooperate with M&T and its Subsidiaries to facilitate the integration of the parties and their respective businesses and operating systems effective as of the Closing Date or such later date as may be determined by M&T. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Hudson and its Subsidiaries in the ordinary course of business, Hudson shall use its commercially reasonable efforts to cause the employees, officers and representatives of Hudson and its Subsidiaries to provide information, data and support, including information, data and support from their outside contractors and vendors, and to assist M&T in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing or such later date as may be determined by M&T.

Section 6.14 Portfolio Restructuring. During the period commencing on the later of (i) the date of receipt of all Requisite Regulatory Approvals and (ii) the date on which each of the Hudson Shareholder Approval and M&T Shareholder Approval is obtained and until the Closing, the parties shall cooperate in good faith, subject to applicable law and the terms and conditions of any Hudson Regulatory Agreements, to restructure Hudson’s investment securities portfolio, mortgage portfolio and debt capital structure effective immediately prior to the Closing; provided that, for the avoidance of doubt, nothing in this Section 6.14 shall permit Hudson to undertake any action that would otherwise be prohibited pursuant to the terms of Section 5.2. Hudson’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action which may be jointly undertaken pursuant to this Section 6.14.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. The Hudson Shareholder Approval and the M&T Shareholder Approval shall have been obtained.

(b) Stock Exchange Listing. The shares of M&T Common Stock to be issued to the holders of Hudson Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the Merger.

(e) Regulatory Approvals. (i) All required regulatory approvals from the Federal Reserve, the OCC and the New York State Department of Financial Services and under the HSR Act, and (ii) any other regulatory approvals set forth in Sections 3.4 and 4.4 the failure of which to obtain would reasonably be expected to have a material adverse effect on M&T or Hudson, in each case required to consummate the transactions contemplated by this Agreement, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, without the imposition of any Burdensome Condition (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

Section 7.2 Conditions to Obligations of M&T. The obligation of M&T and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by M&T, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Hudson set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 3.1(a), 3.1(c), 3.2(a), 3.3(a), 3.7 and 3.8) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties (other than the representations and warranties set forth in Sections 3.1(a), 3.1(c), 3.2(a), 3.3(a), 3.7 and 3.8) which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on Hudson (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), (ii) Sections 3.1(a), 3.1(c) and 3.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (iii) Section 3.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (other than for such failures to be true and correct that are de minimis) and (iv) Sections 3.7 and 3.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

(b) Performance of Obligations of Hudson. Hudson shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. M&T shall have received a Certificate signed on behalf of Hudson by an executive officer of Hudson certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).

(d) Tax Opinion. M&T shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to M&T, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of M&T, Merger Sub and Hudson.

Section 7.3 Conditions to Obligations of Hudson. The obligation of Hudson to effect the Merger is also subject to the satisfaction or waiver by Hudson at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of M&T set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 4.1(a), 4.1(c), 4.2(a), 4.3(a), 4.7 and 4.8) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties (other than the representations and warranties set forth in Sections 4.1(a), 4.1(c), 4.2(a), 4.3(a), 4.7 and 4.8) which, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect on M&T (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), (ii) Section 4.1(a), 4.1(c), and 4.3(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) Section 4.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (other than for such failures to be true and correct that are de minimis) and (iv) Sections 4.7 and 4.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date.

(b) Performance of Obligations of M&T. M&T shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Hudson shall have received a certificate signed on behalf of M&T by an executive officer of M&T certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).

(d) Tax Opinion. Hudson shall have received an opinion of Sullivan & Cromwell LLP, counsel to Hudson, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of M&T, Merger Sub and Hudson.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Hudson or M&T:

(a) by mutual written consent of M&T and Hudson;

(b) by either M&T or Hudson:

(i) if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(ii) if the Merger shall not have been consummated on or before the first anniversary of the date hereof (such date, the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(iii) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Hudson, in the case of a termination by M&T, or on the part of the M&T, in the case of a termination by Hudson, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within the earlier of the Outside Date and 60 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(iv) if the Hudson Shareholder Approval shall not have been obtained at the Hudson Shareholder Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(v) if the M&T Shareholder Approval shall not have been obtained at the M&T Shareholder Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(c) by M&T, if (i) prior to such time as the Hudson Shareholder Approval is obtained, Hudson or the Board of Directors of Hudson (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations (x) to call a shareholder meeting pursuant to Section 6.3, (y) to prepare and mail to its shareholders the Joint Proxy Statement pursuant to Section 6.1(a) or (z) under Section 6.8; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Hudson Common Stock is commenced (other than by M&T or a Subsidiary thereof), and the Board of Directors of Hudson recommends that the shareholders of Hudson tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 Business Day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b) or (c) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Hudson or M&T as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Hudson, M&T, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.14 and 9.15 shall survive any termination of this Agreement, and (ii) neither Hudson nor M&T shall be relieved or released from any liabilities or damages arising out of its fraud or knowing breach of any provision of this Agreement (which, in the case of Hudson, shall include the loss to the holders of Hudson Common Stock of the economic benefits of the Merger, including the loss of the premium offered to the shareholders of Hudson).

Section 8.3 Termination Fee.

(a) In the event that:

(i) (x) prior to the Effective Time and after the date hereof, any person shall have made an Acquisition Proposal, which proposal has been publicly disclosed and not withdrawn or has been made known to senior management of Hudson, or any person shall have publicly announced or made known to senior management of Hudson an intention (whether or not conditional) to make an Acquisition Proposal, (y) thereafter this Agreement is terminated by either party pursuant to Section 8.1(b)(ii) without the Hudson Shareholder Approval having been obtained or Section 8.1(b)(iv) or by M&T pursuant to Section 8.1(b)(iii) and (z) within 18 months after the termination of this Agreement, an Acquisition Proposal shall have been consummated or any definitive agreement with respect to an Acquisition Proposal shall have been entered into (provided that for purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.8(b) except that the references to “20%” in the definition of an “Acquisition Proposal” in Section 6.8(b) shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by M&T pursuant to Section 8.1(c);

then Hudson shall pay M&T a fee, in immediately available funds, in the amount of $125,000,000 (the “Hudson Termination Fee”) (A) in the case of a Hudson Termination Fee payable pursuant to Section 8.3(a)(i), immediately following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Acquisition Proposal, and (B) in the case of a Hudson Termination Fee payable pursuant to Section 8.3(a)(ii), as promptly as reasonably practicable after termination (and, in any event, within three Business Days thereof). In no event shall Hudson be obligated to pay M&T the Hudson Termination Fee on more than one occasion.

(b) In the event that this Agreement is terminated by either party pursuant to Section 8.1(b)(v) and M&T shall be in material breach of its obligations under Section 6.3(b), then M&T shall pay Hudson a fee, in immediately available funds, in the amount of $125,000,000 (the “M&T Termination Fee”) as promptly as reasonably practicable after termination (and, in any event, within three Business Days thereof). In no event shall M&T be obligated to pay Hudson the M&T Termination Fee on more than one occasion.

(c) Hudson and M&T acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by Hudson pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy of M&T in the event of termination of this Agreement specified in such section. In the event that either party fails to pay when due any amounts payable under this Section 8.3, then (i) such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed, in whole or in part, after the Effective Time.

Section 9.2 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Hudson; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Hudson, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.3 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to M&T or Merger Sub, to:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Attention: Drew J. Pfirrman

                    Brian R. Yoshida

Facsimile: (716) 842-5376

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy

                    Lawrence S. Makow

Facsimile: (212) 403-2000

(b) if to Hudson, to:

Hudson City Bancorp, Inc.

West 80 Century Road

Paramus, New Jersey 07652

Attention: Denis J. Salamone

                     Anthony J. Fabiano

Facsimile: (201) 261-1995

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: H. Rodgin Cohen ((212) 291-9028); cohenhr@sullcrom.com)

                      C. Andrew Gerlach ((212) 291-9299;

                      gerlacha@sullcrom.com)

Section 9.5 Interpretation.

(a) In this Agreement, except as context may otherwise require, references:

(i) to the Preamble, Recitals, Articles, Sections or Exhibits are to the Preamble to, a Recital, Article or Section of, or Exhibit to, this Agreement;

(ii) to this Agreement are to this Agreement, as amended, modified or supplemented in accordance with this Agreement, and the Exhibits to it, taken as a whole;

(iii) to the “transactions contemplated by this Agreement” (or similar phrases) includes the transactions provided for in this Agreement, including the Merger and the Bank Merger;

(iv) to any statute or regulation are to such statute or regulation as amended, modified, supplemented or replaced from time to time; and to any section of any statute or regulation are to any successor to such section;

(v) to any statute includes any regulation or rule promulgated thereunder;

(vi) to any Governmental Entity include any successor to that Governmental Entity; and

(vii) to the date of this Agreement or the date hereof are to August 27, 2012.

(b) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.” The words “herein,” “hereof” or “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisors, and the parties intend that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

(c) For purposes of this Agreement:

(i) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(ii) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Buffalo, New York or Paramus, New Jersey are authorized by law or executive order to be closed.

(iii) “knowledge” of any party means, with respect to Hudson, the actual knowledge, after reasonable inquiry, of any of Hudson’s officers listed on Section 9.5(c) of the Hudson Disclosure Schedule and, with respect to M&T, the actual knowledge, after reasonable inquiry, of any of M&T’s officers listed on Section 9.5(c) of the M&T Disclosure Schedule.

(iv) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 9.7 Governing Law; Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (provided that the DGCL, including the provisions governing the fiduciary duties of directors, shall govern as applicable). Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the Borough of Manhattan in the State of New York (the “Chosen Courts’”), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

Section 9.8 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

Section 9.9 Publicity. Neither Hudson nor M&T shall, and neither Hudson nor M&T shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of M&T, in the case of a proposed announcement, statement or disclosure by Hudson, or Hudson, in the case of a proposed announcement, statement or disclosure by M&T; provided, however, that either party may, without the prior consent of the other party issue or cause the publication of any press release or other public announcement to the extent required by law, court process or by the rules and regulations of the NYSE or the NASDAQ Global Market, in which case the party required to make the release or announcement shall consult in advance with the other party and shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, announcement or communication in advance of such issuance.

Section 9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Person and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies, express or implied, under this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.12 Disclosure Schedule. Before entry into this Agreement, Hudson delivered to M&T a schedule (a “Hudson Disclosure Schedule”) and M&T delivered to Hudson a schedule (a “M&T Disclosure Schedule”), in each case that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means, as applicable, information set forth (i) by Hudson in the applicable section of the Hudson Disclosure Schedule, or any other section of the Hudson Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other section of the Hudson Disclosure Schedule is also applicable to the section of this Agreement in question) or (ii) by M&T in the applicable section of the M&T Disclosure Schedule, or any other section of the M&T Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other section of the M&T Disclosure Schedule is also applicable to the section of this Agreement in question).

Section 9.13 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Hudson and M&T, (ii) all filing and other fees in connection with any filing under the HSR Act, which shall be borne by M&T, and (iii) as otherwise provided in Section 8.3, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

M&T BANK CORPORATION

By:	/s/ Michael P. Pinto
Name: Michael P. Pinto
Title: Vice Chairman

HUDSON CITY BANCORP, INC.

By:	/s/ Ronald E. Hermance, Jr.
Name: Ronald E. Hermance, Jr.
Title: Chairman and Chief Executive Officer

WILMINGTON TRUST CORPORATION

By:	/s/ Mark J. Czarnecki
Name: Mark J. Czarnecki
Title: Chairman and President

[Signature Page to Agreement and Plan of Merger]

Appendix B—Opinion of J.P. Morgan Securities LLC

August 26, 2012

The Board of Directors

Hudson City Bancorp, Inc.

West 80 Century Road

Paramus, New Jersey 07652

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Hudson City Bancorp, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of M&T Bank Corporation (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), by and among the Company, the Acquiror and its subsidiary, Wilmington Trust Corporation, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than (i) shares of Company Common Stock that are owned, directly or indirectly, by the Company or the Acquiror (other than (a) Trust Account Common Shares (as defined in the Agreement), (b) DPC Common Shares (as defined in the Agreement) and (c) ESOP Initial Financed Shares (as defined in the Agreement)) and (ii) Dissenting Shares (as defined in the Agreement), will be converted into the right to receive, at the election of the holder, either (i) an amount in cash equal to the product of 0.08403 times the Closing Price (the “Cash Consideration”) or (ii) 0.08403 shares (the “Stock Consideration”, and, together with the Cash Consideration, the “Consideration”) of the Acquiror’s common stock, par value $0.50 per share (the “Acquiror Common Stock”); provided, that the Consideration will be subject to certain limitations and proration procedures set forth in the Agreement. As used herein, the Closing Price means the average of the closing sales price of Acquiror Common Stock on the New York Stock Exchange as reported by the Wall Street Journal for the ten trading days immediately preceding the Closing Date (as defined in the Agreement).

In connection with preparing our opinion, we have (i) reviewed a draft dated August 25, 2012 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies in the same industry and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company, in the case of analyses and forecasts relating to the business of the Company, and by the management of the Acquiror and at the direction of the management of the Company, in the case of analyses and forecasts relating to the business of the Acquiror; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of loan and lease portfolios for assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Acquiror and we have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and the Acquiror, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner for an offering of depositary shares and preferred stock of the Acquiror in May 2011. In addition, our commercial banking affiliate provides treasury and cash management services to the Acquiror, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

Appendix C—Opinion of Evercore Group, L.L.C

August 27, 2012

The Board of Directors of

M&T Bank Corporation

One M&T Plaza

Buffalo, NY 14203

To Members of the Board of Directors:

We understand that M&T Bank Corporation, a New York business corporation ( “Parent”), proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Hudson City Bancorp, Inc., a Delaware corporation (the “Company”), Parent and a Delaware corporation that is a wholly owned subsidiary of Parent (“Merger Sub”) pursuant to which, and subject to the terms and conditions set forth therein, the Company will be merged with and into Merger Sub (the “Merger”). As a result of the Merger, among other things, each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issued and outstanding prior to the effective time of the Merger (the “Effective Time”), other than Exception Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement), shall be converted into the right to receive, at the election of the holder, subject to certain allocation and proration procedures and adjustments (as to which we express no opinion): (i) 0.08403 shares (the “Per Share Stock Consideration”) of Parent’s common stock, par value $0.50 per share (the “Parent Common Stock”), or (ii) an amount in cash equal to the product of the Per Share Stock Consideration and the Closing Price (as defined in the Merger Agreement). We refer herein to the total consideration in the form of shares of Parent Common Stock and cash to be paid by Parent in the Merger as the “Merger Consideration”. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to Parent.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Parent and the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain non-public projected financial data relating to the Company and Parent prepared by management of Parent and furnished to us via management of Parent;

(iii)	reviewed certain non-public projected operating data relating to the Company and Parent prepared by management of the Parent and furnished to us via management of Parent;

(iv)	discussed the past and current operations, financial projections and current financial condition of the Company and Parent with management of the Parent (including their views on the risks and uncertainties of achieving such projections);

(v)	reviewed the reported prices and the historical trading activity of the Company Common Stock and the Parent Common Stock;

(vi)	compared the financial performance of the Company and Parent and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vii)	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(viii)	reviewed the amount and timing of the cost savings estimated by the management of Parent to result from the Merger (collectively, the “Synergies”);

(ix)	reviewed a draft of the Merger Agreement dated August 25, 2012, which we have assumed is in substantially final form and from which we assume the final form will not vary in any material respect to our analysis;

(x)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and Parent referred to above and the Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Parent as to the future financial performance of the Company and Parent and such Synergies. We express no view as to any projected financial data relating to the Company or Parent, the Synergies or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Parent or the consummation of the Merger or materially reduce the benefits to Parent of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company or Parent nor have we evaluated the solvency or fair value of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to Parent, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any securities, creditors or other constituencies of the Company or Parent, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Parent, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Parent, nor does it address the underlying business decision of Parent to engage in the Merger. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock or Parent Common Stock should vote or act in respect of the Merger or the issuance of Parent Common Stock in the Merger. We express no opinion herein as to the price at which shares of the Company Common Stock or Parent Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by Parent and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. Parent has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Company pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to Parent or the Company in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Parent, the Company and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except Parent may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by Parent to its stockholders relating to the Merger or the issuance of Parent Common Stock in the Merger; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Parent.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Mark H. Burton
Mark H. Burton
Senior Advisor

Appendix D—Form of Certificate of Amendment to

Restated Certificate of Incorporation of M&T Bank Corporation

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

M&T BANK CORPORATION

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

The undersigned, being the [            ] and an [            ], respectively, of M&T Bank Corporation (the “Corporation”), do hereby certify and set forth:

(1) The name of the corporation is M&T BANK CORPORATION. The name under which the corporation was formed is First Empire State Corporation.

(2) The certificate of incorporation of the Corporation was filed by the Department of State on the 6th day of November, 1969. A restated certificate of incorporation was filed by the Department of State on the 16th day of November, 2010.

(3) The certificate of incorporation of the Corporation is hereby amended with the following amendments to Article FOURTH, 4., which recites the terms and conditions of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, under the heading “STANDARD PROVISIONS”:

(a) In Section 2 (Standard Definitions), the definition of “Applicable Dividend Rate” is replaced in its entirety with the following:

“(a) ‘Applicable Dividend Rate’ means (i) during the period from the Original Issue Date to, but excluding, November 15, 2013, 5% per annum and (ii) from and after November 15, 2013, 6.375% per annum.”

(b) In Section 2 (Standard Definitions), the following definition is inserted in alphabetical order, and the paragraphs of Section 2 are renumbered accordingly:

“(o) ‘Regulatory Capital Treatment Event’ means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after August 17, 2012; (ii) any proposed change (including any such change with a prospective effect) in those laws or regulations that is announced after August 17, 2012 (including any announced change with a prospective effect); or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after August 17, 2012, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Designated Preferred Stock then outstanding as ‘Tier 1 Capital’ (or its equivalent or successor) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System, Regulation Y, 12 C.F.R. Part 225, or any successor regulation of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Designated Preferred Stock is outstanding.”

(c) Section 5(a) is replaced in its entirety with the following:

“(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to November 15, 2018. On or after November 15, 2018, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of

(i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, at any time within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem all (but not less than all) of the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable, as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption (“Regulatory Event Redemption”).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.”

(4) The certificate of incorporation of the Corporation is hereby amended by amending and restating each of the following provisions of Article FOURTH, 6., Annex A, which recites the terms and conditions of the Fixed Rate Cumulative Perpetual Preferred Stock, Series C, as follows:

(a) In Section 2 (Standard Definitions), the definition of “Applicable Dividend Rate” is replaced in its entirety with the following:

“(a) ‘Applicable Dividend Rate’ means (i) during the period from the Original Issue Date to, but excluding, November 15, 2013, 5% per annum and (ii) from and after November 15, 2013, 6.375% per annum.”

(b) In Section 2 (Standard Definitions), the following definition is inserted in alphabetical order, and the paragraphs of Section 2 are renumbered accordingly:

“(o) ‘Regulatory Capital Treatment Event’ means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after August 17, 2012; (ii) any proposed change (including any such change with a prospective effect) in those laws or regulations that is announced after August 17, 2012 (including any announced change with a prospective effect); or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after August 17, 2012, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Designated Preferred Stock then outstanding as ‘Tier 1 Capital’ (or its equivalent or successor) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System, Regulation Y, 12 C.F.R. Part 225, or any successor regulation of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of Designated Preferred Stock is outstanding.”

(c) Section 5(a) is replaced in its entirety with the following:

“(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to November 15, 2018. On or after November 15, 2018, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, at any time within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem all (but not less than all) of the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable, as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption (“Regulatory Event Redemption”).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.”

(5) This amendment to the certificate of incorporation of the Corporation was authorized, pursuant to section 803(a) of the Business Corporation Law, by the unanimous written consent of the Board of Directors on August 17, 2012 pursuant to section 708(b) of the Business Corporation Law and a vote of at least a majority of the holders of the Corporation’s common stock outstanding and entitled to vote at the Corporation’s annual meeting on April 17, 2013. In addition, this amendment to the certificate of incorporation of the Corporation was approved by the holder of the Corporations’ Fixed Rate Cumulative Perpetual Preferred Stock, Series A and by the holder of the Corporations’ Fixed Rate Cumulative Perpetual Preferred Stock, Series C, in each case by unanimous written consent dated August 17, 2012 pursuant to section 615 of the Business Corporation Law with written notice given as and to the extent required by such section, in accordance with the requirement in section 804(a) of the Business Corporation Law that the amendment be approved by a majority of the votes of all outstanding shares of each of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and the Fixed Rate Cumulative Perpetual Preferred Stock, Series C, and the requirement in the Corporation’s certificate of incorporation that the amendment be approved by at least 66 2/3% of the shares of each of such series.

IN WITNESS WHEREOF, the undersigned have executed, signed and verified this certificate this [    ]th day of April, 2013.

M&T BANK CORPORATION

By:
[ ]

By:
[ ]

STATE OF NEW YORK           )

                                                      )        SS.:

COUNTY OF ERIE                    )

[            ] and [            ], being first duly sworn, depose and say that they are the [    ] and an [    ], respectively, of M&T Bank Corporation, that they have read the foregoing certificate and know the contents thereof and that the statements therein contained are true.

[ ]

[ ]

Sworn to before me

this [    ]th day of April 2013.

Notary Public

Appendix E—Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), §§ 252, 254, 255, 256, 257, 258, 263 or 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the Surviving Corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 144 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 144 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

§§ 721 through 725 of the NYBCL contain specific provisions relating to indemnification of directors and officers of a New York corporation against liability for their acts under certain circumstances. In general, the statute provides that (1) a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), including an action by or in the right of any other entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, and in criminal actions or proceedings, in addition had no reasonable cause to believe that his conduct was unlawful, and (2) a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other entity, against amounts paid in settlement and reasonable expenses, including attorney’s fees, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, other than a threatened action or a pending action which is settled or otherwise disposed of, or any matter as to which such person shall have been adjudged to be liable to the corporation, unless and to the extent that the court determines that the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statute provides that a corporation must indemnify a director or officer if he is successful in his defense of an action or proceeding and may indemnify such person if he is not successful in such defense if it is determined as provided in the statute that he meets a certain standard of conduct. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification. The statute further provides that a corporation may in its certificate of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute. NYBCL § 721 prohibits indemnification of officers and directors for acts finally adjudicated to be committed in bad faith, resulting from active or deliberate dishonesty, or resulting in a personal gain to which such an officer or director was not legally entitled.

Article Seventh of M&T’s restated certificate of incorporation provides that as to any act or omission occurring after the adoption of such provision, a director of M&T shall, to the maximum extent permitted by the laws of the State of New York, have no personal liability to M&T or any of its shareholders for any breach of duty as a director, to the extent permitted by law.

Article V of M&T’s amended and restated bylaws provides that each director and officer of M&T, whether or not then in office, and any person whose testator or intestate was such a director or officer, will be indemnified by M&T for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, governmental, administrative or investigative, in accordance with and to the fullest extent permitted by the New York Business Corporation Law or other applicable law, as such law currently exists or may hereafter be amended. However, M&T is allowed to provide indemnification in connection with an action or proceeding initiated by such director or officer only if such action or proceeding was authorized by M&T’s Board of Directors. Expenses incurred by a director or officer in connection with any action or proceeding as to which indemnification may be given may be paid by M&T in advance of the final disposition of such action or proceeding upon (1) receipt of an undertaking by or on behalf of such director or officer to repay such advancement in the event that such director or officer is ultimately found not to be entitled to indemnification and (2) approval by the Board of Directors acting by a quorum consisting of directors who are not parties to such action or proceeding or, if such a quorum is not obtainable, the approval by shareholders. To the extent permitted by law, the Board of Directors or, if applicable, the shareholders, shall not be required to find that the director or officer has met the applicable standard of conduct provided by law for indemnification in connection with such action or proceeding.

M&T maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of August 27, 2012, by and among M&T Bank Corporation, Hudson City Bancorp, Inc. and Wilmington Trust Corporation (included as Appendix A to the joint proxy statement/prospectus contained in this Registration Statement).†

3.1	Restated Certificate of Incorporation of M&T Bank Corporation (incorporated by reference to Exhibit 3.1 to M&T Bank Corporation’s Form 8-K filed on November 19, 2010).

3.2	Certificate of Amendment to the Certificate of Incorporation of M&T Bank Corporation (incorporated by reference to Exhibit 3.1 to M&T Bank Corporation’s Form 8-K filed on May 31, 2011).

3.3	Form of Certificate of Amendment to Restated Certificate of Incorporation of M&T Bank Corporation (included as Appendix D to the joint proxy statement/prospectus contained in this Registration Statement).

3.4	M&T’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to M&T Bank Corporation’s Form 8-K filed on November 19, 2010).

5.1	Opinion and Consent of Drew J. Pfirrman as to the validity of the securities being registered.**

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.*

8.2	Opinion of Sullivan & Cromwell LLP regarding certain tax matters.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of KPMG LLP.*

23.3	Consent of Drew J. Pfirrman (included in Exhibit 5.1 hereto).**

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1 hereto).

23.5	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2 hereto).

24.1	Power of Attorney.**

99.1	Consent of J.P. Morgan Securities LLC.*

99.2	Consent of Evercore Group, L.L.C.*

99.3	Consent of Ronald E. Hermance, Jr. to be named as a director.**

99.4	Form of Proxy Card to be used by M&T Bank Corporation.*

99.5	Form of Proxy Card to be used by Hudson City Bancorp, Inc.*

*	Filed herewith.
**	Previously filed with the registrant’s Registration Statement on Form S-4 (No. 333-184411), which was filed with the SEC on October 15, 2012.
†	Pursuant to Item 601(b)(2) of Regulation S-K, M&T agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

Item 22.    Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on January 9, 2013.

M&T BANK CORPORATION

By:	/s/ René F. Jones
	Name:	René F. Jones
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Robert G. Wilmers	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	January 9, 2013

/s/ René F. Jones René F. Jones	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 9, 2013

* Michael R. Spychala	Senior Vice President and Controller (Principal Accounting Officer)	January 9, 2013

* Mark J. Czarnecki	President & Director	January 9, 2013

* Michael P. Pinto	Vice Chairman of the Board	January 9, 2013

* Brent D. Baird	Director	January 9, 2013

* C. Angela Bontempo	Director	January 9, 2013

* Robert T. Brady	Director	January 9, 2013

* T. Jefferson Cunningham III	Director	January 9, 2013

* Gary N. Geisel	Director	January 9, 2013

* John D. Hawke, Jr.	Director	January 9, 2013

* Patrick W. E. Hodgson	Director	January 9, 2013

* Richard G. King	Director	January 9, 2013

* Jorge G. Pereira	Vice Chairman of the Board	January 9, 2013

* Melinda R. Rich	Director	January 9, 2013

* Robert E. Sadler, Jr.	Director	January 9, 2013

* Herbert L. Washington	Director	January 9, 2013

*By:	/s/ René F. Jones
(Attorney-in-Fact) Pursuant to Powers of Attorney

Date: January 9, 2013

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of August 27, 2012, by and among M&T Bank Corporation, Hudson City Bancorp, Inc. and Wilmington Trust Corporation (included as Appendix A to the joint proxy statement/prospectus contained in this Registration Statement).†

3.1	Restated Certificate of Incorporation of M&T Bank Corporation (incorporated by reference to Exhibit 3.1 to M&T Bank Corporation’s Form 8-K filed on November 19, 2010).

3.2	Certificate of Amendment to the Certificate of Incorporation of M&T Bank Corporation (incorporated by reference to Exhibit 3.1 to M&T Bank Corporation’s Form 8-K filed on May 31, 2011).

3.3	Form of Certificate of Amendment to Restated Certificate of Incorporation of M&T Bank Corporation (included as Appendix D to the joint proxy statement/prospectus contained in this Registration Statement).

3.4	M&T’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to M&T Bank Corporation’s Form 8-K filed on November 19, 2010).

5.1	Opinion and Consent of Drew J. Pfirrman as to the validity of the securities being registered.**

8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.*

8.2	Opinion of Sullivan & Cromwell LLP regarding certain tax matters.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of KPMG LLP.*

23.3	Consent of Drew J. Pfirrman (included in Exhibit 5.1 hereto).**

23.4	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1 hereto).

23.5	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.2 hereto).

24.1	Power of Attorney.**

99.1	Consent of J.P. Morgan Securities LLC.*

99.2	Consent of Evercore Group, L.L.C.*

99.3	Consent of Ronald E. Hermance, Jr. to be named as a director.**

99.4	Form of Proxy Card to be used by M&T Bank Corporation.*

99.5	Form of Proxy Card to be used by Hudson City Bancorp, Inc.*

*	Filed herewith.
**	Previously filed with the registrant’s Registration Statement on Form S-4 (No. 333-184411), which was filed with the SEC on October 15, 2012.
†	Pursuant to Item 601(b)(2) of Regulation S-K, M&T agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.